Form 10KSB40, Exhibit 13
period 1996-12-31
WELLS FINANCIAL CORP
filed 1997-03-27
CIK 934739

EXHIBIT 13

                                  [** LOGO **]

                                      WELLS
                                    FINANCIAL
                                      CORP.

                               1996 ANNUAL REPORT

                              WELLS FINANCIAL CORP.
                                  ANNUAL REPORT

WELLS SAVINGS BANK fsb                           TABLE OF CONTENTS



MAIN OFFICE:                                 Profile and Stock Market Information.....................  1-2

Wells                                        Selected Consolidated Financial and Other Data...........    3
53 First Street S.W.
Wells, Minnesota 56097                       Letter to Stockholders...................................    4

BRANCH OFFICES:                              Management's Discussion and Analysis of Financial
                                               Condition and Results of Operations....................  5-15
Blue Earth
303 South Main Street                        Independent Auditor's Report..............................   16
Blue Earth, Minnesota 56013
                                             Consolidated Statements of Financial Condition............   17
Mankato - Madison East
Madison East Center                          Consolidated Statements of Income.........................   18
1400 Madison Avenue
Mankato, Minnesota 56001                     Consolidated Statements of Stockholders' Equity...........   19

Mankato - Riverfront                         Consolidated Statements of Cash Flows.....................20-22
1300 South Riverfront Drive
Mankato, Minnesota  56002                    Notes to Consolidated Financial Statements................23-46

Fairmont                                     Office Location and Other Corporate Information...........   47
Five Lakes Centre
300 South State Street
Fairmont, Minnesota  56031

Albert Lea
Skyline Mall
1710 West Main Street
Albert Lea, Minnesota  56007

St. Peter
120 South Minnesota Avenue
St. Peter, Minnesota  56082

LOAN ORIGINATION OFFICE:

Owatonna Loan Origination Office
108 West Park Square
Owatonna, Minnesota  55060



                             Wells Financial Corp.

Profile

Wells Financial Corp. (the "Company") is a Minnesota corporation organized in December 1994 at the direction of the Board of Directors of Wells Federal Bank, fsb (the "Bank") to acquire all of the capital stock that the Bank issued upon its conversion from mutual to stock form of ownership. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, because the Company does not conduct any active business, the Company does not intend to employ any persons other than officers of the Bank but utilizes the support staff of the Bank from time to time.

The Bank is a federally chartered stock savings bank headquartered in Wells, Minnesota. The Bank has seven full service offices located in Faribault, Martin, Blue Earth, Nicollet, and Freeborn Counties, Minnesota and one loan origination office located in Steele County, Minnesota. The Bank was founded in 1934 and its deposits have been federally insured by the Savings Association Insurance Fund ("SAIF") and its predecessor, the Federal Savings and Loan Insurance Corporation ("FSLIC"), since 1934. The Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank is a community oriented, full service retail savings institution offering traditional mortgage loan products.

The Bank attracts deposits from the general public and uses such deposits primarily to invest in residential lending on owner occupied properties. The Bank also makes consumer, commercial and agricultural real estate, agricultural operating and multi-family loans and purchases investment securities.

Stock Market Information

Since its issuance on April 11, 1995, the Company's common stock has been traded on the Nasdaq National Market under the symbol "WEFC." The following table reflects high and low bid information during the periods shown. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                                        HIGH          LOW
                                                      -----------------------

               April 11, 1995 - June 30, 1995          $ 9.75       $  8.50
               July 1, 1995 - September 30, 1995       $11.25       $  8.875
               October 1, 1995 - December 31, 1995     $11.375      $ 10.875
               January 1, 1996 - March 31, 1996        $11.50       $ 10.125
               April 1, 1996 - June 30, 1996           $11.875      $  9.875
               July 1, 1996 - September 30, 1996       $12.25       $ 11.375
               October 1, 1996 - December 31, 1996     $13.25       $ 12.50



The number of stockholders of record of common stock as of the record date of March 3, 1997, was approximately 593. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At February 15, 1997, there were 2,023,860 shares outstanding.

No dividends were declared on the common stock during the years ended December 31, 1996 or 1995.

The Company's ability to pay dividends to stockholders is subject to the requirements of Minnesota law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS").

WELLS FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

 Financial Condition
--------------------------------------------------------------------------------------------------------------------
 December 31,                                             1992        1993        1994         1995         1996
--------------------------------------------------------------------------------------------------------------------

Total assets                                            $ 176,357   $ 165,188    $ 182,716    $ 195,158    $ 201,326
Loans held for sale                                         2,253         775          114        1,944        1,791
Loans receivable, net                                     121,239     141,982      165,185      169,760      178,447
Mortgage-backed securities                                      -       1,023            -            -            -
Mortgage-backed securities available for sale                   -           -          961          867          428
Securities available for sale                                   -           -        5,951        6,753        7,100
Investment securities                                       8,832      14,759        5,991        4,199        2,049
Certificates of deposit                                     3,074         424          100          800          200
Cash and cash equivalents                                  37,718       3,480        1,480        8,192        8,301
Deposits                                                  166,512     153,769      146,412      146,686      145,349
Borrowed funds                                                  -           -       23,650       18,000       26,500
Equity                                                      8,985      10,181       11,506       28,852       28,202

Summary of Operations
--------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                  1992        1993        1994         1995         1996
--------------------------------------------------------------------------------------------------------------------

Interest income                                         $  13,197   $  11,164    $  11,573    $  13,489    $  14,669
Interest expense                                            9,243       6,726        6,510        8,165        8,146
Net interest income                                         3,954       4,438        5,063        5,324        6,523
Provision for loan losses                                     172           -          113          166          180
Noninterest income                                            845         999          737          809        1,014
Noninterest expense (1)                                     3,247       3,356        3,574        3,855        5,245
Income before cumulative effect of change
   in accounting  principle                                   805       1,179        1,283        1,270        1,200
Net income                                                    805       1,248        1,283        1,270        1,200

Other Selected Data
--------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                  1992        1993        1994         1995         1996
--------------------------------------------------------------------------------------------------------------------
Return on average assets before cumulative effect           0.45%       0.70%        0.74%        0.67%        0.61%
Return on average assets after cumulative effect            0.45%       0.74%        0.74%        0.67%        0.61%
Return on average equity before cumulative effect           9.39%      12.40%       11.66%        5.50%        4.24%
Return on average equity after cumulative effect            9.39%      13.12%       11.66%        5.50%        4.24%
Average equity to average assets                            4.77%       5.62%        6.31%       12.11%       14.40%
Equity to assets                                            5.09%       6.16%        6.30%       14.78%       14.01%
Net interest rate spread (2)                                2.22%       2.61%        2.80%        2.29%        2.72%
Nonperforming assets to  total loans (3)                    0.67%       0.56%        0.53%        0.17%        0.19%
Allowance for loan losses to total loans                    0.39%       0.28%        0.23%        0.30%        0.34%
Allowance for loan losses to nonperforming loans (3)       46.10%      52.37%       45.85%      171.24%      206.52%
Earnings per share (4)                                        N/A         N/A          N/A       $0.50        $0.61




(1) For 1996, includes a special SAIF recapitalization assessment of $1,085.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Nonperforming loans are loans over 90 days past due. Nonperforming assets include nonperforming loans and foreclosed real estate.
(4) Does not include earnings prior to April 11, 1995, the date of conversion to stock form.

To Our Stockholders:

We are pleased to present our second annual stockholders' report. This report represents the first full calendar year of operations since the conversion from mutual to stock ownership.

With the positive economic environment of 1996, our management team expected net income to increase over 1995. Our operating results, however, were negatively affected by two factors.

The biggest impact came as a result of congressional action approving a special assessment on the industry to recapitalize the Savings Association Insurance Fund (SAIF). The Bank's portion of that assessment was $1,085,000, which negatively impacted earnings. While this assessment had a negative impact in 1996, we will benefit positively in future years as our annual deposit insurance premium rate was reduced from twenty three basis points per dollar of deposit to approximately six basis points. A further reduction in the deposit insurance premium rate is scheduled for the year 2000.

The second factor was the installation of new data processing equipment and software. As a result of that conversion we are now able to offer our customers the latest in financial products in a cost effective manner. While this had a $132,000 non-recurring negative impact on our bottom line, the largest impact was on our dedicated staff who are to be congratulated for completing a monumental task.

We consider 1996 to be a successful year. Even with the negative impacts described above, pre-tax income for 1996 equaled pre-tax income for 1995.

We had scheduled the conversion of our loan origination office in Owatonna, Minnesota to a full service branch in 1996, however, that conversion was delayed until February 1997 and is operational as of this date.

Your Board of Directors, management team and staff members continue to work on ways to improve and provide additional services to our customers as well as protect and enhance the value of your investment in Wells Financial Corp. To our stockholders who have been investors from the date of conversion and to our new stockholders who have invested since conversion, thank you for the confidence you have placed in us.

Best Regards,


/s/ Lawrence H. Kruse
Lawrence H. Kruse
President and Chief Executive Officer

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (Dollars in Thousands)

General

         The Company's business activities to date have been limited to its investment in and loan to the Bank and a loan made to the Bank's Employee Stock Ownership Plan ("ESOP") to enable the ESOP to purchase shares of the Company's common stock and, to a lesser degree, investing in securities and deposits in other financial institutions. The Company's investment securities consist of obligations issued by agencies of the U.S. government. As a result of the limited operations of the Company, this discussion primarily relates to the Bank. The principal business of the Bank consists of attracting deposits from the general public and using such deposits, together with borrowings, primarily to invest in residential lending on owner occupied properties. The Bank also makes consumer loans and agricultural related loans and purchases investment securities. The Bank's investment securities consist of U.S. government and agency obligations, mortgage-backed securities, equity securities and FHLB stock. The Bank's loans consist primarily of loans secured by residential real estate located in its market area and, to a lesser extent, commercial real estate loans and consumer loans.

         The Bank's net earnings are dependent primarily on its net interest income, which is the difference between interest income earned on its investment and loan portfolios and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. To a lesser extent, the Bank's net earnings also are affected by the level of noninterest income, which primarily consists of service charges and other fees. In addition, net earnings are affected by the level of noninterest (general and administrative) expenses.

         The operations of the Bank and the entire thrift industry are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of the federal government and governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings in the Bank's market area.

Asset/Liability Management

         Net interest income, the primary component of the Bank's net earnings, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. The Bank has sought to reduce its exposure to changes in interest rates by matching more closely the effective maturities or repricing characteristics of its interest-earning assets and interest-bearing liabilities. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on its net portfolio value.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Bank's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The Bank's policy has been to mitigate the interest rate risk inherent in

(Dollars in Thousands)

the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

         The Bank's lending strategy is focused on the origination of traditional one- to four-family mortgage loans primarily secured by single family residences in the Bank's primary market area. In the Bank's market area, loan demand has exceeded deposits and the Bank has not found it necessary or desirable to purchase mortgage backed securities to any significant extent. During recent periods, the Bank has utilized borrowings as a way of accommodating loan demand, consistent with its goal of maintaining asset quality. The Bank also invests a portion of its assets in consumer and commercial business and commercial real estate loans and investment securities as a method of reducing interest rate risk. These loans typically have adjustable interest rates and are for shorter terms than residential first mortgage loans. The Bank's entire commercial business loan portfolio and most of the commercial real estate portfolio are secured by equipment or real estate used for farming. These loans typically have higher interest rates than one- to four-family loans but have not historically resulted in greater losses for the Bank. As a key element of its strategy, the Bank sells higher loan to value ratio fixed rate mortgage loans and mortgage loans with original maturities of fifteen years or less into the secondary market and retains adjustable rate mortgage loans and lower loan to value ratio fixed rate loans with original maturities greater than fifteen years. Although it is perceived that mortgage loans with original maturities of fifteen years or less offer greater protection from interest rate risk due to their shorter contractual maturities than mortgage loans with original maturities greater than fifteen years, it is management's belief that the actual average life of mortgage loans with original maturities of fifteen years or less is approximately equal to the average life of mortgage loans with original maturities greater than fifteen years. Management also believes that the benefit of higher yields on mortgage loans with original maturities that are greater than fifteen years more than offsets the higher contractual cash flows that are generated by mortgage loans with original maturities of fifteen years or less. In addition, the Bank retains servicing on most of the loans that it sells, enabling it to generate additional income and maintain certain economies of scale in loan processing.

         In order to improve the Bank's interest rate sensitivity, improve asset quality, and provide diversification in the asset mix, the Bank maintains a percentage of its assets in investment securities, which generally have either adjustable rates or shorter terms to maturity. The Bank's purchase of investment securities is designed primarily for safety of principal and secondarily for rate of return.

         On a weekly basis, the Bank monitors the interest rates of its competitors and sets its interest rates such that its rates are neither the highest or lowest in its market area. The Bank intends for its rates to be competitive and perhaps slightly above the average rates being paid in its market area. The Bank has sought to remain competitive in its market by offering a variety of products. The Bank attempts to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers.

(Dollars in Thousands)

Net Portfolio Value

         To encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. This rule in not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The Bank, based on asset size and risk-based capital, has been informed by the OTS that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at December 31, 1996, as calculated by the OTS, based on information provided to the OTS by the Bank.

                                                                  Percent of                            Change in
     Change Interest         Estimated       Amount of            Estimated         NPV               NPV Ratio(4)
   Rates (basis points)         NPV          Change(1)              NPV(2)        Ratio(3)           (basis points)
   --------------------       ---------      ---------           ----------       --------           --------------
                                                     (Dollars in thousands)

              +400            $10,168       $(14,999)              (60)%           5.48%               -691 bp
              +300             14,327        (10,841)              (43)%           7.52%               -486 bp
              +200             18,381         (6,787)              (27)%           9.42%               -297 bp
              +100             22,086         (3,081)              (12)%          11.07%               -131 bp
                --             25,167                                             12.39%
              -100             27,388          2,220                 9 %          13.29%                 90 bp
              -200             28,681          3,513                14 %          13.79%                140 bp
              -300             29,741          4,573                18 %          14.18%                179 bp
              -400             31,272          6,104                24 %          14.75%                237 bp



(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)  Calculated as the estimated NPV divided by average total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

(Dollars in Thousands)



                                                                   At
                                                              December 31,
                                                                   1996
                                                           -------------------

        *** Risk Measures: 200 bp rate shock ***
        Pre-Shock NPV Ratio: NPV as % of PV of Assets            12.39  %
        Exposure Measure: Post-Shock NPV Ratio                    9.42  %
       Sensitivity Measure: Change in NPV Ratio                   (297) bp




         Although the OTS has informed the Bank that it is not subject to the IRR component discussed above, the Bank is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Bank's NPV. If the Bank were subject to the IRR component at December 31, 1996, a deduction from capital would have been required.

         Also, during periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets (repricing periods on adjustable-rate loans affect the repricing of interest rate sensitive assets, with longer repricing periods delaying the repricing of such assets more than shorter repricing periods would delay the repricing of such assets), causing a decline in the Bank's interest rate spread and margin. In times of decreasing interest rates, the value of fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank.

--------------------------------------------------------------------------------
Average Balance Sheet (Dollars in Thousands)
--------------------------------------------------------------------------------

         The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. The yields for the periods presented include loan origination fees that are considered adjustments to yield. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

                                                                          Years Ended December 31,
                                        -------------------------------------------------------------------------------------------
                                                     1994                          1995                            1996
                                        --------------------------------------------------------------------------------------------
                                         Average             Average    Average              Average    Average            Average
                                         Balance  Interest  Yield/Cost  Balance  Interest   Yield/Cost  Balance  Interest Yield/Cost
                                        --------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans receivable (1)                 $153,477   $10,813      7.05%   $170,395   $12,571     7.38%    $173,383    $13,617   7.85%
   Mortgage-backed securities                993        68      6.85%        949        55     5.80%         661         45   6.81%
   Investments (2)                        15,025       692      4.61%     15,618       863     5.53%      18,281      1,007   5.51%
                                        ------------------             -------------------              -------------------
      Total interest-earning assets     $169,495   $11,573      6.83%    186,962   $13,489     7.22%     192,325    $14,669   7.63%
                                                 ---------                       ---------                         --------

Noninterest earning assets                 4,853                           3,847                           4,163
                                        --------                      ----------                       ---------
      Total assets                      $174,348                        $190,809                        $196,488
                                        ========                      ==========                       =========

Interest bearing liabilities:
   Savings, NOW and money
      market accounts (3)               $ 38,910   $   857      2.20%   $ 36,553   $   937     2.56%    $ 36,578    $   949   2.59%
   Certificates of deposit               110,173     5,027      4.56%    110,169     6,066     5.51%     110,139      6,111   5.55%
   Borrowed funds                         12,610       626      4.96%     18,938     1,162     6.14%      19,269      1,086   5.64%
                                        ------------------            --------------------             --------------------
      Total interest bearing
       liabilities                       161,693   $ 6,510      4.03%    165,660   $ 8,165     4.93%     165,986    $ 8,146   4.91%
                                                  --------                       ---------                         --------

Noninterest bearing liabilities            1,651                           2,050                           2,199
                                        --------                      ----------                       ---------

      Total liabilities                  163,344                         167,710                         168,185
Equity                                    11,004                          23,099                          28,303
                                        --------                      ----------                       ---------
      Total liabilities and equity      $174,348                        $190,809                        $196,488
                                        ========                      ==========                       =========
Net interest income                                $ 5,063                         $ 5,324                          $ 6,523
                                                  =========                       =========                         ========
Interest rate spread (4)                                        2.80%                          2.29%                          2.72%
Net yield on interest earning assets(5)                         2.99%                          2.85%                          3.39%
Ratio of average interest earning
   assets to average interest bearing
   liabilities                              1.05X                           1.13X                           1.16X


(1)  Average balances include non-accrual loans and loans held for sale.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) For 1996, the average balance and average cost for savings accounts and demand deposit accounts were $16,219 and $20,359 and 2.65% and 2.55%, respectively.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis  (Dollars in Thousands)

         The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                                             Years Ended December 31,
                                   -------------------------------------- --- ---------------------------------------
                                               1995 vs. 1994                              1996 vs. 1995
                                   --------------------------------------     ---------------------------------------
                                        Increase (Decrease) Due to                  Increase (Decrease) Due to
                                   --------------------------------------     ---------------------------------------
                                                        Rate/                                      Rate/
                                    Volume    Rate     Volume      Net         Volume     Rate     Volume     Net
                                   --------- -------- ---------- --------     --------- --------- --------- ---------
Interest Income:
  Loans receivable                 $  1,193  $   506  $      59   $1,758      $    220    $  811  $     15  $  1,046
  Mortgage-backed securities             (3)     (10)         -      (13)          (17)       10       (15)      (22)
   Investments                           27      138          6      171           147       (3)        12       156
                                   --------- -------- ---------- --------     --------- --------- --------- ---------
    Total interest-earning assets     1,217      634         65    1,916           350       818        12     1,180
                                   --------- -------- ---------- --------     --------- --------- --------- ---------

Interest expense:
  Deposit accounts                      (93)   1,222        (10)   1,119             -        57         -        57
  Borrowed funds                        314      149         73      536            19       (94)       (1)      (76)
                                   --------- -------- ---------- --------     --------- --------- --------- ---------
     Total interest-bearing             221    1,371         63    1,655            19       (37)       (1)      (19)
liabilities
                                   --------- -------- ---------- --------     --------- --------- --------- ---------

Net change in interest income      $    996    $(737)  $      2   $  261      $    331    $  855  $     13  $  1,199
                                   ========= ======== ========== ========     ========= ========= ========= =========

(Dollars in Thousands)

Financial Condition

         Total assets increased by $6,168 from $195,158 at December 31, 1995 to $201,326 at December 31, 1996. The increase in total assets was primarily the result of an $8,777 increase in the loan portfolio from $169,670 at December 31, 1995 to $178,447 at December 31, 1996. The increase in loans receivable is the result of management's decision to retain higher yielding thirty year fixed rate loans that were originated during 1996. The increase in the loan portfolio was partially offset by a $600 decrease in certificates of deposit which matured and a $2,150 decrease in securities held to maturity. The decrease in securities held to maturity was the result of $2,500 of securities issued by agencies of the United States being called during the last two months of 1996. Mortgage backed securities that are available for sale decreased by $439 due to the repayment of principal. Premises and equipment increased by $282 during 1996 primarily due to the upgrading by the Bank of its data processing system with new computer hardware and software.

         In accordance with the Bank's internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of December 31, 1995 and December 31, 1996 the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans was $512 and $615 and 0.30% and 0.34%, respectively.

         Loans on which the accrual of interest has been discontinued amounted to $298 at December 31, 1996 and 1995. The effect of nonaccrual loans was not significant to the results of operations. The Company includes all loans considered impaired under FASB Statement No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1996 and 1995.

     Deposits decreased by $1,337 from $146,686 at December 31, 1995 to $145,349 at December 31, 1996. To fund the increase in loans receivable referred to above, borrowed funds increased by $8,500 during the same period.

         Equity decreased by $650 from $28,852 at December 31, 1995 to $28,202 at December 31, 1996. This decrease is primarily due to the repurchase of 163,640 shares of treasury stock, at a cost of $1,763, and the purchase of 49,735 of the Company's shares, at a cost of $539, for Management Stock Bonus Plan awards. These decreases in equity were partially offset by net income of $1,200, the allocation of $163 of employee stock ownership plan shares and the amortization of $259 of unearned compensation.

Comparison of Operating Results for the Years Ended December 31, 1996 and 1995

         General. For the year ended December 31, 1996, net interest income increased by $1,199 when compared to the same period in 1995. This increase in net interest income would normally result in an increase in income before income taxes. However, on September 30, 1996, a law was enacted which required savings institutions insured by the Savings Association Insurance Fund (SAIF) to pay a one time special assessment to recapitalize the SAIF. The Bank's assessment amounted to $1,085, which was recorded as an expense during the third quarter of 1996. This special SAIF assessment was the primary reason for income before income taxes for fiscal year 1996 being equal to income before income taxes for fiscal year 1995. Income tax expense for the year ended December 31, 1996 was $70 higher than income tax for the year ended December 31, 1995 primarily due to an increase in nondeductible expenses incurred by the Company, which resulted in a reduction in net income of $70 from $1,270 for the year ended December 31, 1995 to $1,200 for the year ended December 31, 1996.

(Dollars in Thousands)

         Interest Income. The Company's interest income increased by $1,180 for the year ended December 31, 1996 when compared to the year ended December 31, 1995. This is primarily the result of an upward repricing of the Bank's adjustable rate loan portfolio and the increase in loans receivable. To a lesser extent, the increase in interest income was the result of an increase in the average balance of investment securities.

         Interest Expense. The average amount of deposits during 1996 remained approximately equal to the average amount of deposits during 1995. An increase in the interest rates paid on deposits caused interest expense on deposits to increase by $57, from $7,003 for the year ended December 31, 1995 to $7,060 for the year ended December 31, 1996. The average amount of borrowed funds during 1996 increased by $331 when compared to 1995. This increase in the average amount of borrowed funds was offset by a decrease in the interest rates paid on borrowed funds, which resulted in a decrease in interest expense on borrowed funds. The decrease in the interest paid on borrowed funds offset the increase in interest paid on deposits and resulted in a $19 decrease in interest expense for fiscal year 1996 when compared to fiscal year 1995.

         Net Interest Income. Net interest income increased by $1,199 for the year ended December 31, 1996 when compared to the year ended December 31, 1995. Again, this is primarily the result of the increase in loans receivable and the result of the repricing of the Bank's adjustable rate loan portfolio as described above, as well as below under the 1995 to 1994 comparison under "Interest Income" and "Net Interest Income" and to a lesser extent, the result of the decrease in interest expense. During 1996, the adjustable rate loan portfolio repriced from the increase in interest rates that began in late 1994, making it unlikely that interest income will increase due to rate increases during the next several quarters.

         Provision for Loan Losses. The provision for loan losses increased by $14 for 1996 when compared to 1995. Management monitors the allowance for loan loss in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. While the Company maintains its allowance for loan losses at a level that is considered to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowance and that losses will not exceed estimate amounts.

         Noninterest Income. Noninterest income increased by $205 from $809 for the year ended December 31, 1995 to $1,014 for the year ended December 31, 1996. This increase is primarily due to increases in the gain on sale of loans originated for sale and insurance commissions. The increase in the gain on the sale of loans originated for sale resulted primarily from the recording of mortgage servicing rights on loans sold during the year due to the adoption of FASB Statement No. 122 during the period. The increase in insurance commissions was the result of the acquisition of additional local accounts by the Bank's insurance subsidiary.

         Noninterest Expense. Noninterest expense increased by $1,390 from $3,855 for the year ended December 31, 1995 to $5,245 for the year ended December 31, 1996. As described above, the legislation that was signed into law on September 30, 1996 resulted in a one time special assessment to the Bank of $1,085. This assessment is the primary reason for the increase in noninterest expense. As a result of this legislation, the Bank's annual assessment was reduced from twenty three basis points per dollar of deposits to approximately six basis points per dollar of deposits. Also, as part of management's commitment to provide competitive products and excellent service to the Bank's customers, the Bank converted to a new data processing software system during the second quarter of 1996. The decision to convert the data processing software was based upon management's desire to improve marketing of the Bank's products to current as well as potential customers. The software conversion resulted in a non-recurring expense of approximately $132 that was

(Dollars in Thousands)

recorded during 1996. In addition, approximately $498 in hardware and software costs were capitalized and will be depreciated over their useful lives.

         Income Tax Expense. While income before income taxes was the same for the years ended December 31, 1996 and 1995, income tax expense increased during 1996 primarily due to an increase in nondeductible expenses incurred by the Company. Income tax expense as a percentage of income before taxes for the years ended December 31, 1996 and 1995 was 43.18% and 39.87%, respectively.

Comparison of Operating Results for the Years Ended December 31, 1995 and 1994

         General. Net income decreased by $13 from $1,283 for the year ended December 31, 1994 to $1,270 for the year ended December 31, 1995. As discussed in more detail below, this decrease was due to an increase in noninterest expense, which was partially offset by an increase in net interest income and noninterest income.

         Interest Income. Interest income increased by $1,916 for the year ended December 31, 1995 as compared to the year ended December 31, 1994. This was primarily the result of the increase in loans receivable and other interest earning assets which were funded through the use of proceeds from the sale of common stock. To a lesser degree, the increase was due to the Company's adjustable rate loan portfolio, which constitutes approximately 60% of its total loan portfolio, repricing upward as this loan portfolio uses lagging indices.

         Interest Expense. Interest expense increased by $1,655 for the year ended December 31, 1995 when compared to the year ended December 31, 1994. The increase resulted from increases of interest rates paid on deposits and borrowings. A portion of the proceeds from the sale of common stock were used to reduce interest sensitive Federal Home Loan Bank borrowings, which resulted in lower interest expense for the year ended December 31, 1995 than if those proceeds had been used for other purposes.

         Net Interest Income. Net interest income increased by $261 from $5,063 to $5,324 on December 31, 1994 and 1995, respectively. Because the Company's interest-bearing liabilities reprice faster than its interest-earning assets, the Company generally experiences a decrease in its net interest income when interest rates increase. However, since interest rates began rising in late 1994, the delayed effect in 1995 of the lagging indices on the Company's adjustable rate loan portfolio, coupled with the increase in its total loan portfolio, caused interest income to increase by more than interest expense during the year ended December 31, 1995. The Company therefore experienced an increase in net interest income.

         Provision for Loan Losses. The provision for loan losses increased by $53 for the year ended December 31, 1995 when compared to the year ended
December 31, 1994. In accordance with the Bank's internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. During 1995, management made the decision to increase the provision for loan losses due to the increase in the Company's loan portfolios. While the Company maintains its allowance for loan losses at a level that it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowances and that losses will not exceed estimated amounts.

(Dollars in Thousands)

         Noninterest Income. Noninterest income increased by $72, from $737 for the year ended December 31, 1994 to $809 for the year ended December 31, 1995. This increase was caused primarily by an increase of $80 in loan origination, commitment and other fees due to an increase in loan originations during 1995. In addition, insurance commissions increased by $34 resulting primarily from the acquisition of additional local accounts by the Bank's insurance subsidiary. These increases in noninterest income were partially offset by a decrease of $43 in loan servicing fees. This decrease was the result of a reduction in loans serviced for others during the first ten months of 1995.

         Noninterest Expense. Noninterest expense increased by $281 for the year ended December 31, 1995 when compared to the year ended December 31, 1994. The majority of this increase resulted from compensation and benefits which increased by $239, due primarily to increased employee benefit costs and normal compensation adjustments. These employee benefit costs are expected to further increase in 1996 as the result of vesting of shares awarded through the Management Stock Bonus Plan. The increase during 1996 is not expected to be as great as the increase during 1995. Professional fees associated with operating as a publicly traded company resulted in a $55 increase for the same period.

     Income Tax Expense. The Company's income tax expense as a percentage of income before income taxes remained stable at 39.9% for the year ended December 31, 1995 as compared to 39.3% for the year ended December 31, 1994.

Liquidity and Capital Resources

         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1996, the Bank's liquidity, as measured for regulatory purposes, was 6.11%. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

         The Bank's primary sources of funds are deposits, amortization and prepayment of loans, maturities of investment securities and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are significantly influenced by general interest rates, economic conditions and competition. If needed, the Bank's primary source of funds can be supplemented by wholesale funds obtained through additional advances from the Federal Home Loan Bank system. The Bank invests excess funds in overnight deposits, which not only serve as liquidity, but also earn interest as income until funds are needed to meet required loan funding.

     The Bank's most liquid asset is cash including investments in interest bearing accounts at the FHLB of Des Moines that have no withdrawal restrictions. The level of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1996, the Bank's cash totaled $6,675. This compares to the Bank's cash at December 31, 1995 of $7,600.

(Dollars in Thousands)

         Also available to the Bank to meet liquidity requirements are borrowings from the Federal Home Loan Bank. At December 31, 1996, the Bank had $26,500 in outstanding advances from the FHLB of Des Moines, which have been used to fund loan originations. At December 31, 1996, the Bank had the ability to borrow approximately 3.5 times its then outstanding advances.

         The Bank has other sources of liquidity if a need for additional funds arises although the Bank has not used them. Additional sources of funds include borrowing against mortgage-backed or other securities. At December 31, 1996, the mortgage-backed securities portfolio consisted solely of collateralized mortgage obligations guaranteed as to principal by FNMA or FHLMC. These securities are considered non-high-risk securities under applicable criteria. These securities had a market value of $428 at December 31, 1996 and the carrying value of these securities are adjusted quarterly to reflect market value.

     In 1996, the Company approved stock buy back programs in which up to 317,188 shares of the common stock of the Company may be acquired. An additional 191,313 shares may be purchased in the future in accordance with these programs.

         The Bank is required to maintain specified amounts of capital. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 1996, the Bank's tangible capital totaled $20.5 million, or 10.31% of adjusted total assets, and core capital totaled $20.5 million, or 10.31% of adjusted total assets, which substantially exceeded the respective 1.5% tangible capital and 3.0% core capital requirements at that date by $17.5 million and $14.5 million, respectively, or 8.81% and 7.31% of adjusted total assets, respectively. The Bank's risk-based capital totaled $21.1 million at December 31, 1996 or 18.61% of risk-weighted assets, which exceeded the current requirements of 8.0% of risk-weighted assets by $12.0 million or 10.61% of risk-weighted assets.


Impact of Inflation and Changing Prices

              The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                                     [LOGO]
                             McGLADREY & PULEN, LLP
                             ----------------------
                  Certified Public Accountants and Consultants



                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Wells Financial Corp. and Subsidiary
Wells, Minnesota

We have audited the accompanying consolidated statements of financial condition of Wells Financial Corp. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Financial Corp. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for investments in debt and marketable equity securities to adopt FASB Statement No. 115.



                                        /s/McGladrey & Pullen, LLP
Rochester, Minnesota
February 11, 1997

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 1996 and 1995
(dollars in thousands)

ASSETS                                                  1996        1995
---------------------------------------------------------------------------
Cash, including interest-bearing accounts
  1996 $7,560; 1995 $6,316                          $    8,301 $     8,192
Certificates of deposit (Note 2)                           200         800
Securities available for sale (Notes 3 and 12)           7,100       6,753
Securities held to maturity (Note 4)                     2,049       4,199
Mortgage-backed securities available for sale
(Notes 3 and 5)                                            428         867
Loans held for sale, net of unrealized losses
  1996 $30; 1995 $-0- (Note 6)                           1,791       1,944
Loans receivable, net (Notes 6, 12, 16 and 17)         178,447     169,670
Accrued interest receivable                              1,060       1,120
Premises and equipment (Note 9)                          1,519       1,237
Foreclosed real estate (Note 8)                             78          29
Other assets                                               353         347
                                                    -----------------------
         Total assets                               $  201,326 $   195,158
                                                    =======================


LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------
Liabilities
  Deposits (Note 10)                                $  145,349 $   146,686
  Borrowed funds (Note 12)                              26,500      18,000
  Advances from borrowers for taxes and insurance          681         683
  Income taxes (Note 13):
    Current                                                  -          54
    Deferred                                               358         340
  Accrued interest payable                                 126         221
  Accrued expenses and other liabilities (Note 11)         110         322
                                                    -----------------------
         Total liabilities                             173,124     166,306
                                                    -----------------------

Commitments, contingencies and credit risk (Notes
14, 16, and 17)

Stockholders' Equity (Notes 11, 15 and 20)
  Preferred stock, no par value; 500,000 shares
    authorized; none outstanding                             -           -
  Common stock, $.10 par value; 7,000,000 shares
    authorized; 2,187,500 shares issued                    219         219
  Additional paid-in capital                            16,588      16,537
  Retained earnings, substantially restricted           13,986      12,786
  Unrealized appreciation on securities
    available for sale, net of related taxes               348         318
  Unearned Employee Stock Option Plan shares              (896)     (1,008)
  Unearned compensation-restricted stock awards           (280)          -
  Less cost of 163,640 shares of treasury stock         (1,763)          -
                                                    -----------------------
         Total stockholders' equity                     28,202      28,852
                                                    -----------------------
         Total liabilities and stockholders' equity $  201,326 $   195,158
                                                    =======================

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED  STATEMENTS OF INCOME
Years Ended December 31, 1996,  1995 and 1994
(dollars in thousands, except per share data)

                                            1996        1995       1994
--------------------------------------------------------------------------
Interest and Dividend Income
  Loans receivable
    First mortgage loans                $   11,558 $    10,854 $    9,505
    Consumer and other loans                 2,059       1,717      1,308
  Investment securities and other
    interest- bearing deposits               1,052         918        760
                                        ----------------------------------
         Total interest income              14,669      13,489     11,573
                                        ----------------------------------
Interest Expense
  Deposits                                   7,060       7,003      5,884
  Borrowed funds                             1,086       1,162        626
                                        ----------------------------------
         Total interest expense              8,146       8,165      6,510
                                        ----------------------------------
         Net interest income                 6,523       5,324      5,063
Provision for loan losses (Note 6)             180         166        113
                                        ----------------------------------
         Net interest income after
             provision for loan losses       6,343       5,158      4,950
                                        ----------------------------------
Noninterest Income
  Gain on sale of loans                        102          31          8
  Loan origination and commitment fees          81          60         30
  Loan servicing fees                          202         186        229
  Insurance commissions                        318         247        213
  Fees and service charges                     246         225        175
  Other                                         65          60         82
                                        ----------------------------------
         Total noninterest income            1,014         809        737
                                        ----------------------------------
Noninterest Expense
  Compensation and benefits (Note 11)        1,911       1,890      1,651
  Occupancy and equipment (Note 14)            644         535        531
  Federal insurance premiums and
    assessment (Note 10)                     1,406         336        346
  Data processing                              359         263        243
  Advertising                                  150         144        136
  Other                                        775         687        667
                                        ----------------------------------
         Total noninterest expense           5,245       3,855      3,574
                                        ----------------------------------
         Income before income taxes          2,112       2,112      2,113
Income tax expense (Note 13)                   912         842        830
                                        ----------------------------------
         Net income                     $    1,200 $     1,270 $    1,283
                                        ==================================

Earnings per share (Note 18):
  Primary and fully diluted             $     0.61 $      0.50
                                        ======================

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1996, 1995 and 1994
(dollars in thousands)

                                                                Unrealized       Unearned
                                                                Appreciation     Employee     Unearned
                                                                (Depreciation)     Stock    Compensation-
                                        Additional              on  Securities   Ownership    Restricted                  Total
                                Common    Paid-In   Retained    Available          Plan         Stock      Treasury   Stockholders'
                                 Stock    Capital   Earnings    for Sale, net      Shares       Awards       Stock        Equity
------------------------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1993     $    -   $       -  $ 10,233     $    (52)         $     -       $      -   $      -   $   10,181

  Net income                         -           -     1,283            -                -              -          -        1,283
  Net changes in unrealized
    appreciation (depreciation)
    on securities available for
    sale, net of related taxes       -           -         -           42                -              -          -           42
                                ----------------------------------------------------------------------------------------------------

Balances, December 31, 1994          -           -    11,516          (10)               -              -          -       11,506

  Proceeds from sale of
    2,187,500 shares,
    net of offering costs
    of $775 (Note 20)              219      16,506         -            -           (1,120)             -          -       15,605
  Net income                         -           -     1,270            -                -              -          -        1,270
  Net changes in unrealized
    appreciation on
    securities available
    for sale, net of
    related taxes                    -           -         -          328                -              -          -          328
  Allocated ESOP shares              -          31         -            -              112              -          -          143
                                ----------------------------------------------------------------------------------------------------

Balances, December 31, 1995        219      16,537    12,786          318           (1,008)             -          -       28,852

  Net income                         -           -     1,200            -                -              -          -        1,200
  Net changes in
    unrealized appreciation
    on securities
    available for sale,
    net of related taxes             -           -         -           30                -              -          -           30
  Treasury stock purchases,
    163,640 shares
    (Notes 11 & 15)                  -           -         -            -                -              -     (1,763)      (1,763)
  Purchase of common stock
    for restricted stock
    awards (Note 11)                 -           -         -            -                -           (539)         -         (539)
  Amortization of unearned
    compensation                     -           -         -            -                -            259          -          259
  Allocated ESOP shares              -          51         -            -              112              -          -          163
                                ----------------------------------------------------------------------------------------------------

Balances, December 31, 1996     $  219   $  16,588  $ 13,986     $    348          $  (896)      $   (280)  $  (1,763) $   28,202
                                ====================================================================================================

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1996, 1995 and 1994
(dollars in thousands)

                                                   1996       1995       1994
--------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                  $   1,200    $ 1,270   $  1,283
  Adjustments to reconcile net income to
    net cash  provided by (used in)
    operating activities:
    Provision for loan losses                       180        166        113
    Gain on sale of loans                          (102)       (31)        (8)
    Amortization of mortgage servicing rights        17          -          -
    FHLB stock dividends                              -        (32)         -
    Compensation on allocation of ESOP shares       163        143          -
    Amortization of unearned compensation           228          -          -
    Write-down of foreclosed real estate              8         18          -
    Gain on sale of foreclosed realestate           (17)       (16)       (25)
    Unrealized loss on loans held for sale           30          -          -
    Loss on disposal of equipment                     7          -         17
    Deferred income taxes                            (8)        34         59
    Depreciation and amortization on premises
      and equipment                                 264        192        203
    Amortization of deferred loan
      origination fees                             (145)      (136)      (217)
    Amortization of excess servicing fees            14         14         15
    Amortization of securities premiums
      and discounts                                  (2)         1        (19)
    Loans originated for sale                    19,207    (15,414)    (2,310)
    Proceeds from the sale of loans held
      for sale                                  (19,057)    13,615      2,979
    Changes in assets and liabilities:
      Accrued interest receivable                    60       (208)       (94)
      Other assets                                   67         52       (192)
      Income taxes payable, current                 (54)       119       (336)
      Accrued expenses and other liabilities       (276)       158         84
                                              -------------------------------
         Net cash provided by (used in)
             operating activities                 1,784        (55)     1,552
                                              -------------------------------


                                   (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994
(dollars in thousands)

                                                1996       1995        1994
-------------------------------------------------------------------------------
Cash Flows From Investing Activities
  Net increase in loans                     $  (8,999)  $ (4,624)   $(23,216)
  Certificates of deposit:
    Maturities                                    800         100        424
    Purchases                                    (200)       (800)      (100)
  Purchase of securities available for sale      (287)       (280)      (233)
  Securities held to maturity:
    Maturities and calls                        5,900       3,795      5,026
    Purchases                                  (3,749)     (1,994)    (1,860)
  Proceeds from principal repayments of
    mortgage backed securities                    436         138          -
  Purchase of premises and equipment             (552)        (36)      (147)
  Proceeds from the sale and redemption
    of foreclosed real estate                     117         229        151
                                          ----------------------------------
      Net cash (used in) investing
        activities                             (6,534)     (3,472)   (19,955)
                                          ----------------------------------

Cash Flows From Financing Activities
  Net increase (decrease) in deposits          (1,337)        274     (7,357)
  Net increase (decrease) from advances
    from borrowers for taxes and insurance         (2)         10        110
  Proceeds from borrowed funds                 35,000      18,000     23,650
  Repayments on borrowed funds                (26,500)    (23,650)         -
  Proceeds from issuance of common stock            -      15,605          -
  Purchase of treasury stock                   (1,763)          -          -
  Purchase of common stock for
    restricted stock awards                      (539)          -          -
                                          ----------------------------------
      Net cash provided by financing
        activities                              4,859      10,239     16,403

                                          ----------------------------------
      Net increase (decrease) in cash             109       6,712     (2,000)

Cash
  Beginning                                     8,192       1,480      3,480
                                          ----------------------------------
  Ending                                    $   8,301   $   8,192   $  1,480
                                          ----------------------------------

                                   (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 1996, 1995 and 1994
(dollars in thousands)

                                              1996       1995        1994
----------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow
Information
  Cash payments for:
    Interest on deposits                  $    7,164 $     6,901 $    5,862
    Interest on borrowed funds                 1,076       1,172        611
    Income taxes                                 981         723      1,171
                                          =================================

Supplemental Schedule of Noncash
  Investing and Financing Activities
  Transfers from loans to foreclosed
    real estate                           $      157 $       109 $      117
  Issuance of shares to ESOP in
    conjunction with conversion from
    mutual to stock form                           -       1,120          -
  Allocation of ESOP shares to
    participants                                 112         112          -
  Transfer of investment and
    mortgage-backed securities held
    for investment to investment
    and mortgage-backed securities
    available for sale (adoption
    of FASB Statement No. 115)                     -           -      6,656
                                          =================================

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 1.  Summary of Significant Accounting Policies

Nature of operations: Operations of Wells Financial Corp. (Company) primarily consist of banking services through it's subsidiary, Wells Federal Bank, fsb (Bank). The Bank's subsidiary, Wells Insurance Agency, Inc. is a property and casualty insurance agency. The Company serves it's customers through the Bank's seven locations in South Central Minnesota.

Basis of financial statement presentation: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Management believes that the allowances for losses on loans are adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Wells Financial Corp., its wholly owned subsidiary, Wells Federal Bank, fsb, and the Bank's wholly owned insurance subsidiary, Wells Insurance Agency, Inc. All significant intercompany transactions and balances are eliminated in consolidation.

Securities and accounting change: The Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994. Statement No. 115 requires that management determine the appropriate classification of securities at the date of adoption, and thereafter, at the date individual securities are acquired, and that the appropriateness of such classification be reassessed at each reporting date.

Securities to be held to maturity are those debt securities that the Company has both the positive intent and ability to hold to maturity regardless of changes in market condition, liquidity needs, or changes in general economic conditions. These securities are stated at amortized cost. Securities available for sale are those debt or equity securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at market value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 1. Summary of Significant Accounting Policies (Continued)

Prior to the adoption of Statement No. 115, debt securities which the Company had the intent and ability to hold to maturity were carried at amortized cost. Equity securities were carried at the lower of aggregate cost or market value net of unrealized losses which were recognized through a valuation allowance that was shown as a reduction in the carrying value of the related securities and as a corresponding reduction in stockholders' equity.

Under both the newly adopted accounting standard and the Company's former accounting practices, premiums and discounts on securities are amortized over the contractual lives of those securities, except for mortgage-backed securities, for which prepayments are probable and predictable, which are amortized over the estimated expected repayment terms of the underlying mortgages. The method of amortization results in a constant effective yield on those securities (the interest method). Interest on debt securities is recognized in income as accrued. Realized gains and losses on the sale of securities are determined using the specific identification method.

Declines in the fair value of individual securities classified as available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

The effect of the adoption of Statement No. 115 on January 1, 1994 was to increase securities by $332, increase deferred tax liabilities by $136 and increase equity by $196.

Loans held for sale: Loans held for sale are those loans that the Company may sell or intends to sell prior to maturity. They are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans, after allocating a portion of the cost to the servicing rights retained. All sales are made without recourse.

Loans receivable: Loans receivable are stated at the amount of unpaid principal, reduced by an allowance for loan losses and net deferred loan origination fees.

The allowance for loan losses is increased by provisions charged to income and reduced by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. While management uses its best information available to make its evaluation, it is possible that adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. The Company's loans considered impaired at December 31, 1996 and 1995 were immaterial.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 1.     Summary of Significant Accounting Policies (Continued)

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. Accrual of interest is discontinued when management believes, after considering economics, business conditions, and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest on these loans is recognized only when actually paid by the borrower if collection of principal is likely to occur. Accrual of interest is generally resumed when, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal.

Loan origination fees and related costs: Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Company's historical prepayment experience.

Mortgage servicing rights: The Company generally continues to service mortgage loans sold to others and receives a servicing fee over the lives of the loans. Beginning January 1, 1996, a portion of the cost of such loans is allocated to the mortgage servicing rights retained and recognized as a separate asset. The recorded mortgage servicing rights are being amortized in proportion to, and over the period of, estimated net servicing income.

Mortgage servicing rights recognized are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market rates of interest. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Company stratifies its mortgage servicing rights based on the interest rate and term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceed their fair value.

Foreclosed real estate: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at lower of cost or fair value less estimated costs to sell at date of foreclosure. Costs relating to improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

Valuations  are   periodically   performed  by  management  and  charge-offs  to
operations are made if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 1. Summary of Significant Accounting Policies (Continued)

Premises and equipment: Land is carried at cost. Bank premises, leasehold improvements, and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Bank premises and furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets ranging from 10 to 40 years for bank premises, 7 to 10 years for leasehold improvements and 3 to 7 years for furniture, fixtures and equipment. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases.

Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

   Cash: The carrying amounts reported in the consolidated statement of financial condition for cash and interest-bearing accounts approximate their fair values.

   Certificates of deposit: The carrying amounts reported in the consolidated statement of financial condition for certificate of deposits approximate their fair values.

   Securities: Fair values for securities available for sale, securities held to maturity and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, except for stock in the Federal Home Loan Bank for which fair value is equal to cost.

   Loans held for sale: Fair values are based on quoted market prices of similar loans sold on the secondary market.

   Loans and accrued interest receivable: For variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

   Mortgage servicing rights: The fair value of mortgage servicing rights approximates its carrying value as the interest rate and repayment assumptions used in the calculation of mortgage servicing rights have not changed significantly.

   Deposits and other liabilities: The fair values of demand deposits and savings accounts equal their carrying amounts, which represent the amounts payable on demand. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on those certificates. The carrying amounts of advances by borrowers for taxes and insurance and accrued interest payable approximate their fair values.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 1. Summary of Significant Accounting Policies (Continued)

   Borrowed funds: The fair value of long term fixed rate borrowed funds are estimated by using a discounted cash flow analysis based on current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the variable rate borrowed funds approximates carrying value as these borrowings reprice monthly.

   Off-statement of financial condition instruments: Since the majority of the Company's off-statement of financial condition instruments consist of non fee-producing, variable rate commitments, the Company has determined they do not have a distinguishable fair value.

Emerging accounting standards: The FASB issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement establishes basic principles that state that an entity should recognize only assets it controls and liabilities it has incurred. Assets should be "derecognized" only when control has been surrendered, liabilities should be "derecognized" only when they have been extinguished, and recognition of financial assets and liabilities should not be affected by the sequence of transactions unless the effect of the transactions is to maintain effective control over a transferred financial asset. This Statement applies to transactions that occur after December 31, 1996. FASB Statement No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, defers certain provisions of Statement No. 125 to transactions after December 31, 1997. These Statements will not have a material effect on the financial position and results of operations of the Company or its subsidiary.

Reclassification of certain income and expenses: Certain income and expenses on the consolidated statements of income for the years ended December 31, 1995 and 1994 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 1996.

Note 2.  Certificates of Deposit

Certificates of deposit with a carrying value of $200 and $800 at December 31, 1996 and 1995, respectively, had weighted average yields of 5.75% and 6.58%, respectively, and contractual maturities of less than one year.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 3.  Securities Available for Sale

                                              December 31, 1996
                                     ------------------------------------------
                                                 Gross       Gross
                                     Amortized  Unrealized Unrealized
                                       Cost      Gains       Losses  Fair Value
-------------------------------------------------------------------------------
Mutual Funds:
  Short term U.S. government
  securities fund                   $   2,396 $        - $    (76) $   2,320
  U.S. Government mortgage
    securities fund                     1,251          -      (80)     1,171
  Intermediate mortgage securities
  fund                                  1,209          -      (60)     1,149
Stock in Federal Home Loan Bank         1,633          -        -      1,633
FHLMC stock                                29        798        -        827
                                    -----------------------------------------
                                        6,518        798     (216)     7,100
Mortgage-backed securities                427          1        -        428
                                    -----------------------------------------
                                    $   6,945 $      799 $   (216) $   7,528
                                    -----------------------------------------

                                              December 31, 1995
                                     ------------------------------------------
                                                 Gross       Gross
                                     Amortized  Unrealized Unrealized
                                       Cost      Gains       Losses  Fair Value
-------------------------------------------------------------------------------
Mutual Funds:
  Short term U.S. government
    securities fund                 $   2,261 $        - $    (22) $   2,239
  U.S. Government mortgage
    securities fund                     1,170          -      (32)     1,138
  Intermediate mortgage securities
    fund                                1,137          -      (20)     1,117
Stock in Federal Home Loan Bank         1,633          -        -      1,633
FHLMC stock                                29        597        -        626
                                    -----------------------------------------
                                        6,230        597      (74)     6,753
Mortgage-backed securities                862          5        -        867
                                    -----------------------------------------
                                    $   7,092 $      602 $    (74) $   7,620
                                    -----------------------------------------

Equity securities do not have contractual maturities. Mortgage-backed securities lack a single maturity date as the borrowers retain the right to prepay the obligations.

The Company's subsidiary, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to 1% of its outstanding home loans. No ready market exists for the bank stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 3.    Securities Available for Sale (Continued)

Changes in unrealized appreciation (depreciation) on securities available for sale:

                                                      Years Ended December 31,
                                                      --------------------------
                                                        1996     1995    1994
--------------------------------------------------------------------------------
Balance, beginning                                      $ 318  $  (10)  $   -
  Transfer of unrealized loss on securities carried at
    the lower of cost or market at January 1, 1994          -     -       (52)
  Initial unrealized gain on date of adoption of
    statement No. 115, not of related deferred
    tax effect                                              -     -       196

  Unrealized appreciation (depreciation) during
    the year                                               56     531    (291)
  Deferred tax effect relating to unrealized
    appreciation (depreciation)                           (26)   (203)    137
                                                        ---------------------
Balance, ending                                         $ 348  $  318   $ (10)
                                                        ---------------------


There were no sales of securities during the years ended December 31, 1996, 1995 and 1994.

Securities with a carrying value of $-0- and $100 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

Note  4.  Securities Held to Maturity

                                                               December 31, 1996
                                            ----------------------------------------------------
                                                             Gross          Gross
                                            Amortized     Unrealized      Unrealized
                                               Cost          Gains          Losses    Fair Value
------------------------------------------------------------------------------------------------
Debt securities:
U.S. Government corporations and agencies   $   2,049      $        -     $   (5)      $   2,044
                                            ====================================================



                                                               December 31, 1995
                                            ----------------------------------------------------
                                                             Gross          Gross
                                            Amortized     Unrealized      Unrealized
                                               Cost          Gains          Losses    Fair Value
------------------------------------------------------------------------------------------------
Debt securities:
  U.S. Treasury securities                 $      800      $       -      $       -   $      800
  U.S. Government corporations and agences      3,399              2            (11)       3,390
                                           -----------------------------------------------------
                                           $    4,199      $       2      $     (11)  $    4,190
                                           =====================================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 4.  Securities Held to Maturity (Continued)

Contractual maturities: All securities held to maturity as of December 31, 1996 have contractual maturities from over one year through five years.

Note 5.  Mortgage-Backed Securities Available For Sale

The amortized cost and approximate market values of mortgage-backed securities available for sale, which consist solely of REMICs, are summarized as follows:

                                                   Years Ended December 31,
                                                   ------------------------
                                                        1996        1995
---------------------------------------------------------------------------
Cost:
  Principal balance                                 $      427 $       862
  Unamortized premiums                                       -           -
                                                    -----------------------
                                                    $      427 $       862
                                                    =======================

Approximate fair value                              $      428 $       867
                                                    =======================


Note 6.  Loans Receivable and Loans Held for Sale

Composition of loans receivable:

                                                                    Years Ended December 31,
                                                                    ------------------------
                                                                         1996        1995
--------------------------------------------------------------------------------------------
First mortgage loans (principally conventional):
  Principal balances:
    Secured primarily by one-to-four family residences               $  140,444   $ 135,529
    Secured by other properties, primarily agricultural real estate      12,233      11,434
    Construction                                                          2,081       2,774
    Less net deferred loan origination fees                                (714)       (689)
                                                                     -----------------------
         Total first mortgage loans                                     154,044     149,048
                                                                     -----------------------
Consumer and other loans:
  Principal balances:
    Home equity, home improvement and second mortgages                   15,197      12,875
    Agricultural operating loans                                          1,171       1,191
    Vehicle loans                                                         4,619       3,353
    Other                                                                 4,031       3,715
                                                                     -----------------------
         Total consumer and other loans                                  25,018      21,134
                                                                     -----------------------
         Total loans                                                    179,062     170,182
Less allowance for loan losses                                             (615)       (512)
                                                                     -----------------------
         Loan receivable, net                                         $  178,447  $ 169,670
                                                                     =======================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 6.     Loans Receivable and Loans Held for Sale (Continued)

Allowance for loan losses:

                                             Years Ended December 31,
                                       -----------------------------------
                                           1996        1995       1994
--------------------------------------------------------------------------

Balance, beginning                     $      512 $       376 $       398
  Provision for loan losses                   180         166         113
  Loans charged off                           (88)        (41)       (144)
  Recoveries                                   11          11           9
                                       -----------------------------------
Balance, ending                        $      615 $       512 $       376
                                       -----------------------------------

Nonaccrual loans: Loans on which the accrual of interest has been discontinued amounted to $298, $298 and $839 at December 31, 1996, 1995 and 1994,
respectively. The effect of nonaccrual loans was not significant to the results of operations.

The Company includes all loans considered impaired under FASB Statement No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1996 and 1995.

Related party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 1996 was $380. During 1996, new loans to such related parties were $8 and repayments were $52.

Loans held for sale: As of December 31, 1996 and 1995, the Company's loans held for sale were $1,791 and $1,944, respectively, and consisted of one to four family residential real estate loans. Loans held for sale have been reduced by estimated unrealized losses of $30 and $-0- at December 31, 1996 and 1995, respectively.

Outstanding commitments to sell loans at December 31, 1996 were $563.

Note 7.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans as of December 31, 1996 and 1995 were $66,125 and $56,263, respectively, and consist of one-to-four family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation.

The Company adopted FASB Statement No. 122, Accounting for Mortgage Servicing Rights, effective January 1, 1996 on a prospective basis. The Statement requires that a portion of the loan cost be allocated to the mortgage servicing rights retained and be recognized as a separate asset. Mortgage servicing rights in the amount of $105 were capitalized during the year ended December 31, 1996. The Company recognized amortization of the cost of mortgage servicing rights in the amount of $17 for the year ended December 31, 1996. This resulted in net income being $88 greater than had Statement No. 122 not been adopted. A valuation allowance was not required for the mortgage servicing rights at December 31, 1996.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 8.  Foreclosed Real Estate

The Company had investment in real estate acquired through foreclosure or deeded to the Company in lieu of foreclosure of $78 and $29 as of December 31, 1996 and 1995, respectively. No allowances for losses on foreclosed real estate were required at these dates.

Note 9.  Premises and Equipment

Premises and equipment are summarized as follows:

                                                    Years Ended December 31,
                                                    -----------------------
                                                        1996        1995
---------------------------------------------------------------------------
Cost:
  Land                                              $       71 $        71
  Buildings and improvements                             1,075       1,075
  Leasehold improvements                                   537         533
  Furniture, fixtures and equipment                      1,682       1,245
                                                    -----------------------
                                                         3,365       2,924

  Less accumulated depreciation and amortization         1,846       1,687
                                                    -----------------------
                                                    $    1,519 $     1,237
                                                    =======================


Note 10.  Deposits

Composition of deposits:

                                                    Years Ended December 31,
                                                    -----------------------
                                                        1996        1995
---------------------------------------------------------------------------

Demand and NOW accounts                             $   21,638 $    20,182
Savings accounts                                        16,312      15,878
Certificates of deposit                                107,399     110,626
                                                    -----------------------
                                                    $  145,349 $   146,686
                                                    =======================

The aggregate amount of certificates of deposit over $100 was $9,447 and $7,152 at December 31, 1996 and 1995, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 10.     Deposits (Continued)

A summary of scheduled maturities of certificates of deposits is as follows:

Years Ending December 31,
----------------------------------------------------------------------------

1997                                                             $   80,023
1998                                                                 15,893
1999                                                                 10,570
2000                                                                    913
                                                                 -----------
                                                                 $  107,399
                                                                 ===========

Eligible savings accounts are insured up to $100 by the Savings Association Insurance Fund (SAIF) under management of the Federal Deposit Insurance Corporation (FDIC). On September 30, 1996, legislation was signed into law requiring savings institutions insured by the SAIF to pay a special assessment to recapitalize the fund. The Company recorded its assessment of $1,085 in September, 1996.

Note 11.  Employee Benefit Plans

Defined benefit plan: The Bank had a qualified, noncontributory defined-benefit retirement plan covering substantially all of its employees. The benefits were based on each employee's years of service and average monthly compensation and reduced by a percentage of the employee's social security benefit. It was the policy of the Bank to fund the maximum amount that could be deducted for federal income tax purposes.

Effective December 31, 1995, the plan was amended such that no further benefits will be earned for employee service. In conjunction therewith, the Bank recognized a curtailment gain of $75 for the year ended December 31, 1995. The plan was terminated on November 1, 1996 and all obligations were settled on that date by payments to the participants in cash or by payments to their individual accounts in the Bank's 401(k) plan (see below).

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 11.     Employee Benefit Plans (Continued)

The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated statements of financial condition:

                                                                 December 31,
                                                           -----------------------
                                                               1996        1995
----------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation:
    Vested                                                    $     -   $      896
    Nonvested                                                       -            -
                                                              --------------------
Projected benefit obligation for service rendered to date           -          896

Plan assets at fair value; primarily certificates of
  deposit issued by the Bank                                        -          783
                                                              ---------------------
Plan assets greater (less) than projected benefit obligation        -          113

Unrecognized net transition obligation                              -            -
                                                               --------------------
Accrued pension liability (included in other liabilities)      $    -    $     113
                                                               ====================


The components of net pension expense are summarized as follows:

                                                        Years Ended December 31,
                                                -----------------------------------
                                                       1996        1995        1994
-----------------------------------------------------------------------------------
Service cost-benefits earned during the period      $      -     $  100    $     93
Interest cost on projected benefit obligation             45         82          69
Actual return on plan assets                             (39)       (39)        (20)
Net amortization and deferral                              -        (22)        (34)
Curtailment gain                                           -        (75)          -
                                                    -------------------------------
      Net pension expense                           $      6     $   46    $    108
                                                    ===============================

Assumptions used to develop the net periodic cost were:

                                                         December 31,
                                             -----------------------------------
                                                1996        1995       1994
--------------------------------------------------------------------------------

Discount rate                                    N/A        8.0%        8.0%
Expected long-term rate of return on assets      N/A        9.0%        9.0%
Rate of increase in compensation levels          N/A         N/A        5.5%

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 11.     Employee Benefit Plans (Continued)

Defined Contribution 401(k) Plan: The Bank provides a 401(k) plan which covers substantially all of the Bank's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual compensation. At the discretion of the Board of Directors, the Bank may make matching contributions of up to 4 percent of each participant's contribution. Contributions made by the Bank for the years ended December 31, 1996, 1995 and 1994 were $-0-, $-0-, and $33, respectively.

Employee Stock Ownership Plan: An Employee Stock Ownership Plan (ESOP) was adopted on April 11, 1995 covering all full-time employees of the Company who have attained age 21 and completed one year of service during which they work at least 1,500 hours.

The Company makes annual contributions to the ESOP equal to the ESOP's debt service less any dividends received by the ESOP on unallocated shares. The ESOP's debt was incurred when the Company loaned the ESOP $1,120 which was used by the ESOP to purchase common stock of the Company. All dividends received by the ESOP on unallocated shares are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to employees based on the proportion of debt service paid in the year. The shares pledged as collateral are deducted from stockholders' equity as unearned ESOP shares in the accompanying statement of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation expense.

Compensation expense for the ESOP was $163 and $143 for the years ended December 31, 1996 and 1995, respectively.

Shares of the Company held by the ESOP at December 31, 1996 and 1995 are as follows:

                                                          1996      1995
---------------------------------------------------------------------------

Shares released for allocation                           28,000     14,000
Unreleased (unearned) shares                            112,000    126,000
                                                       --------------------
                                                        140,000    140,000
                                                       --------------------
Fair value of unreleased (unearned) shares             $  1,470 $    1,386
                                                       ====================

Stock Option Plan: The Company, effective November 15, 1995, adopted a stock option plan (Plan). Pursuant to the Plan, stock options for 218,750 common shares may be granted to directors, officers and key employees of the Bank. Options granted under the Plan may be either options that qualify as Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 11.     Employee Benefit Plans (Continued)

The exercise price under the awards was established at $11.00 per share which was the fair market price on the date of adoption. Under APB Opinion No. 25, no expense has been recorded for these options for the years ended December 31, 1996 and 1995 as the option price is the quoted market price of the shares at the date of the awards.

Grants under the Plan are accounted for following APB Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized, as noted above, for this Plan. Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), additional compensation cost charged to income would have been $176 and $23 for the years ended December 31, 1996 and 1995, respectively. Reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                    Years Ended December 31,
                                                    ------------------------
                                                         1996        1995
----------------------------------------------------------------------------
Net Income:
  As reported                                       $    1,200 $     1,270
  Pro forma                                              1,095       1,256

Primary and fully diluted earnings per share:
  As reported                                       $     0.61 $      0.50
  Pro forma                                               0.56        0.49

The Plan may grant options to purchase up to 218,750 shares of common stock, with a maximum term of 10 years, at the market price on the date of grant. The options vest at the rate of 20% per year.

The fair value of the options granted was estimated at the grant date using the Black-Scholes option-pricing model using a dividend rate of 0%, price volatility of 10%, a risk-free interest rate of 5.65%, and an estimated life of 6 years. The estimated fair value was $408 at November 15, 1995, the grant date.

The status of the Company's fixed stock option plan as of December 31, 1996 and 1995, and changes during the years ended on those dates is presented below:

                                                   Years Ended December 31,
                                   ------------------------------------------------------
                                            1996                      1995
                                   ------------------------------------------------------
                                              Weighted-Average           Weighted-Average
Fixed Options                        Shares    Exercise Price    Shares   Exercise Price
-----------------------------------------------------------------------------------------

Outstanding at beginning of year    125,405    $        11            -    $          -
of year
Granted                                   -              -      125,405              11
Exercised                                 -              -            -               -
Forfeited                                 -              -            -               -
                                   ------------------------------------------------------
Outstanding at end of year          125,405    $        11      125,405    $         11
                                   ======================================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 11.     Employee Benefit Plan (Continued)

As of December 31, 1996, there were 125,405 options outstanding, all options had an exercise price of $11.00 per share, and their remaining contractual life was
8.8 years. As of December 31, 1996 and 1995, 25,081 and -0- shares, respectively, were exercisable.

Management  Stock Bonus Plan:  The Bank  adopted a  Management  Stock Bonus Plan
(Plan) which was approved by the Company's stockholders on November 15, 1995. Restricted stock awards covering shares representing an aggregate of up to 4% (87,500 shares) of the common stock issued by the Company in the mutual to stock conversion may be granted to directors and employees of the Bank. These awards vest at the rate of 20% per year of continuous service with the Bank. The status of shares awarded as of December 31, 1996 and 1995 and the changes during the years ended on those dates is presented below:

                                                     Years Ended December 31,
                                                     ----------------------
                                                        1996        1995
---------------------------------------------------------------------------
Outstanding at beginning of year                        49,735           -
Granted                                                      -      49,735
Vested and distributed                                  (9,595)          -
Forfeited                                               (1,760)          -
                                                     ----------------------
Outstanding at end of year                              38,380      49,735
                                                     ======================

The Bank recorded expense of $228 relating to this Plan for the year ended December 31, 1996 and $31 for the year ended December 31, 1995.

The Company contributed funds to the Plan's trust to allow the trust to purchase all 87,500 shares on the open market. The trust purchased these shares in 1996. 49,735 shares were purchased for outstanding awards and the remaining 37,765 shares are recorded as treasury stock. Unearned compensation cost, recognized in an amount equal to the fair value of the awarded shares at the award date, is recorded in stockholders' equity and amortized to operations as the shares vest.

Note 12.  Borrowed Funds

Borrowed funds consisted of advances from Federal Home Loan Bank (FHLB), as follows:

                                                        December 31,
                                                  -----------------------
                                                      1996        1995
-------------------------------------------------------------------------
     Due Date      Interest Rate
----------------------------------
     06/05/96          5.70%                      $         - $    7,500
     09/20/96          5.91%                                -      3,000
     06/05/97          5.67%                            7,500      7,500
     06/05/97          5.91%                            5,000          -
     06/27/97          6.35%                            3,000          -
     05/04/98          5.46%                            5,000          -
     05/26/98          5.61%                            6,000          -
                                                  -----------------------
                                                  $    26,500 $   18,000
                                                  =======================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 12.     Borrowed Funds (Continued)

The Company had $2,000 of unused borrowings available on the advance due June 27, 1997 as of December 31, 1996.

The advances due on June 5, 1997 have fixed interest rates. The advances due on June 27, 1997, May 4, 1998 and May 26, 1998 have variable interest rates, at December 31, 1996 the current rates were as stated above. Prepayment of the advances will result in prepayment penalties.

The advances are collateralized by FHLB stock and first mortgage loans of $39,750 at December 31, 1996.

Note 13.  Income Tax Matters

The Company and its subsidiary file consolidated federal income tax returns. For the years ended December 31, 1995 and 1994, if certain conditions are met in determining taxable income, the Company was allowed a special bad debt deduction based on a percentage of taxable income (8 percent) or on specified experience formulas. The Company used the taxable income method in 1995 and 1994.

Effective for the year ended December 31, 1996, federal income tax laws changed to eliminate the percentage of taxable income formula for the Company and will only allow bad debt deductions based on actual charge-offs.

The components of income tax expense are as follows:

                                              Years Ended December 31,
                                       -----------------------------------
                                           1996        1995        1994
--------------------------------------------------------------------------

Federal:
  Current                              $       690 $      612 $       582
  Deferred (credit)                            (6)         24          42
                                       -----------------------------------
                                               684        636         624
                                       -----------------------------------
State:
  Current                                      230        196         189
  Deferred (credit)                            (2)         10          17
                                       -----------------------------------
                                               228        206         206
                                       -----------------------------------
         Total                         $       912 $      842 $       830
                                       ===================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 13.     Income Tax Matters (Continued)

Total income tax expense differed from the amounts computed by applying the statutory U.S. Federal income tax rates to income before income taxes as a result of the following:

                                              Years Ended December 31,
                                        ----------------------------------
                                             1996       1995       1994
--------------------------------------------------------------------------

Statutory rate applied to income        $       739 $      739 $      740
before income taxes
State income taxes, net of federal              137        137        137
benefit
Effect of graduated rates                       (21)       (21)       (21)
Other                                            57        (13)       (26)
                                        ----------------------------------
         Income tax expense             $       912 $      842 $      830
                                        ==================================


The net deferred tax liability included in liabilities in the accompanying statements of financial condition includes the following amounts of deferred tax assets and liabilities:

                                                          December 31,
                                                    -----------------------
                                                        1996        1995
---------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                         $      189   $     131
  Deferred loan origination fees                            40          94
  Other                                                     35          54
                                                    -----------------------
                                                           264         279
  Less valuation allowance                                   -           -
                                                    -----------------------
                                                           264         279
                                                    -----------------------
Deferred tax liabilities:
  Premises and equipment                                   169         192
  Securities available for sale                            236         210
  FHLB stock dividends                                     217         217
                                                    -----------------------
                                                           622         619
                                                    -----------------------
                                                    $     (358)  $    (340)
                                                    =======================

Retained earnings at December 31, 1996 and 1995 include approximately $1,839 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debts or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $736 at December 31, 1996 and 1995.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 14.  Lease Commitments

The Company leases certain branch facilities under operating leases. Some leases require the Company to pay related insurance, maintenance and repairs, and real estate taxes. Future minimum rental commitments under operating leases as of December 31, 1996 are as follows:

Years Ending

----------------------------------------------------------------------------
1997                                                             $      130
1998                                                                     68
1999                                                                     31
2000                                                                     26
2001                                                                     26
Thereafter                                                               15
                                                                 -----------
                                                                 $      296
                                                                 ===========

Total rental expense related to operating leases was approximately $162, $163 and $158 for the years ended December 31, 1996, 1995 and 1994, respectively.

Note 15.  Stockholders' Equity, Regulatory Capital and Dividend Restrictions

In 1996, the Company approved two stock buy back programs in which up to 14.5% of the common stock of the Company may be acquired by April 11, 1997. In accordance with the provisions of its stock buy back programs, the Company had purchased 125,875 shares of treasury stock as of December 31, 1996.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of May 20, 1996, the most recent examination by the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for Prompt Corrective Action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 15.     Regulatory Capital and Dividend Restrictions (Continued)

The following table summarizes the Bank's compliance with its regulatory capital requirements at December 31, 1996:

                        Bank's Capital       Bank's Capital      Bank's Capital
                       ---------------------------------------------------------
                       Amount    Percent    Amount   Percent    Amount  Percent
--------------------------------------------------------------------------------
Tier 1 (core) capital  $20,478   10.31 %   $ 5,961    3.00 %   $14,517   7.31 %
Risk-based capital      21,064   18.61 %     9,054    8.00 %    12,010  10.61 %

Under current regulations, the Bank is not permitted to pay dividends on its stock if its regulatory capital would reduce below (i) the amount required for the liquidation account established to provide a limited priority claim to the assets of the Bank to certain qualifying depositors who had deposits at the Bank and who continue to maintain those deposits after its conversion from a Federal mutual savings and loan association to a Federal stock savings bank pursuant to its Plan of Conversion (Plan) adopted October 19, 1994, or (ii) the Bank's regulatory capital requirements. As a "Tier 1" institution (an institution with capital in excess of its capital requirements, both immediately before the proposed capital distribution and after giving effect to such distribution), the Bank may make capital distributions without the prior consent of the Office of Thrift Supervision (OTS) in any calendar year. The capital distribution is equal to the greater of 100% of net income for the year to date plus 50% of the amount by which the lesser of the institution's tangible, core or risk-based capital exceeds its capital requirement for such capital commitment, as measured at the beginning of the calendar year or up to 75% of net income over the most recent four quarter period.

Note 16.  Financial Instruments with Off-Statement of Financial Condition Risk

The Company is a party to financial instruments with off-statement of financial condition risk in the normal course of business to meet the financing needs of its customers. These financial instruments include primarily commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-statement of financial condition instruments.

Commitments to extend credit on loans totaled approximately $11,850 and $11,506 at December 31, 1996 and 1995, respectively. The portion of commitments to extend credit that related to fixed rate loans is $676 and $957 as of December 31, 1996 and 1995, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 16. Financial Instruments with Off-Statement of Financial Condition Risk (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but normally includes real estate and personal property.

Note 7.  Concentrations

Concentration by geographic location: The Company makes agricultural, commercial, residential and consumer loans to customers primarily in south central Minnesota. Although the Company's loan portfolio is diversified, there is a relationship in this region between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Company's lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Collateral for agricultural loans includes equipment, crops, livestock and land. Credit losses from loans related to the agricultural economy are consistent with credit losses experienced in the portfolio as a whole. The concentration of credit in the regional agricultural economy is consistent with credit losses experienced in the portfolio as a whole. The concentration of credit in the regional agricultural economy is taken into consideration by management in determining the allowance for loan losses.

Concentration by institution: As of December 31, 1996 the Company had $7,554 on deposit with the FHLB of Des Moines.

Note 18.  Earnings Per Share

Earnings per share is calculated by dividing net income by the weighted average number of shares of common and common equivalent shares outstanding, including shares issuable upon exercise of dilutive options outstanding. The weighted number of common and common equivalent shares outstanding for the year ended December 31, 1996 and the period from April 11, 1995 to December 31, 1995 were 1,967,185 and 2,063,166, respectively.

The earnings per share calculation for 1995 includes earnings from April 11, 1995, the date of conversion, to December 31, 1995.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 19.  Fair Values of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:

                                                       Years Ended December 31,
                                            ----------------------------------------------
                                                      1996                   1995
------------------------------------------------------------------------------------------
                                              Carrying     Fair      Carrying     Fair
                                               Amount      Value      Amount      Value
                                            ----------------------------------------------
Financial assets
  Cash                                      $     8,301 $    8,301 $     8,192 $    8,192
  Certificates of deposit                           200        200         800        800
  Securities and mortgage backed
    securities available for sale                 7,528      7,528       7,620      7,620
  Securities held to maturity                     2,049      2,044       4,199      4,190
  Loans receivable, net                         178,447    179,721     169,670    170,972
  Loans held for sale                             1,791      1,791       1,944      1,944
  Mortgage servicing rights                          88         88           -          -
  Accrued interest receivable                     1,060      1,060       1,120      1,120

Financial liabilities
  Deposits                                      145,349    145,702     146,686    146,966
  Borrowed funds                                 26,500     26,502      18,000     18,012
  Advances from borrowers for
    taxes and insurance                             681        681         683        683
  Accrued interest payable                          126        126         221        221
                                            ==============================================


Note 20.  Conversion to Stock Form Ownership

On  October  19,  1994,  the Board of  Directors  of the Bank  adopted a Plan of
Conversion (the "Conversion"). The OTS approved this transaction and the registration statement was declared effective by the SEC as of February 13, 1995. The institution converted from a federal mutual savings bank to a federal stock savings bank with the concurrent formation of a holding company on April 11, 1995.

As part of the Conversion, the Company issued 2,187,500 shares of common stock (140,000 shares of which were acquired by the ESOP) at $8 per share in a community offering resulting in gross proceeds of $17,500. Expenses relating to the Conversion totaled $775. One-half of the net proceeds, excluding the common stock acquired by the ESOP, or $8,362, were used by the Company to acquire 100% of the common stock of the Bank.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 20.     Conversion to Stock Form Ownership (Continued)

At the time of the Conversion, the Bank established a liquidation account in an amount equal to its retained earnings as of the date of the latest statement of financial condition appearing in the final prospectus. The liquidation account is maintained for the benefit of eligible and supplemental eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible and supplemental eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible and supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Note 21.  Financial Information of Wells Financial Corp. (Parent Only)

The Company's condensed statements of financial condition as of December 31, 1996 and 1995 and related condensed statements of income and cash flows for the year ending December 31, 1996 and the period April 11, 1995, date of conversion, to December 31, 1995 are as follows:

                                                     December 31,   December 31,
Condensed Statements of Financial Condition             1996           1995
--------------------------------------------------------------------------------
Assets
  Cash, including deposits with Wells Federal
    Bank, fsb 1996 $203; 1995 $880                  $     1,829    $    1,500
  Certificates of deposit                                   200           800
  Securities held to maturity                               499           200
  Investment in Wells Federal Bank, fsb                  21,731        21,355
  Loan to Wells Federal Bank, fsb                         4,000         5,000
  Accrued interest receivable                                15            10
                                                    --------------------------
         Total assets                               $    28,274    $   28,865
                                                    ==========================

Liabilities and Stockholders' Equity
  Liabilities                                       $        72    $       13
  Stockholders' equity                                   28,202        28,852
                                                    --------------------------
         Total liabilities and stockholders' equity $    28,274    $   28,865
                                                    ==========================


                                                    Year Ended     Period Ended
                                                    December 31,   December 31,
Condensed Statements of Income                         1996           1995
--------------------------------------------------------------------------------
Interest income                                     $      466     $      326
Other expense                                               73             87
                                                    ----------------------------
         Income before income taxes                        393            239
Income tax expense                                         169             97
                                                    ----------------------------
         Net income before equity in net
             income of subsidiary                          224            142
Equity in net income of subsidiary                         976            889
                                                    ----------------------------
         Net income                                 $    1,200     $    1,031
                                                    ============================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
------------------------------------------------------------------------------
Note 21.     Financial Information of Wells Financial Corp. (Parent Only)
             (Continued)

                                                            Year Ended     Period Ended
                                                            December 31,   December 31,
Condensed Statements of Cash Flows                             1996            1995
---------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                                $    1,200        $    1,031
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Equity in undistributed net income of subsidiary              (976)             (889)
    Increase in accrued interest receivable                         (5)              (10)
    Increase in other liabilities                                   59                13
                                                            -----------------------------
         Net cash provided by operating activities                 278               145
                                                            -----------------------------
Cash Flows From Investing Activities
  Purchase of certificates of deposit                             (200)             (800)
  Purchase of securities held to maturity                       (1,999)             (800)
  Proceeds from the maturities of certificates of deposit          800                 -
  Proceeds from maturity of securities held to maturity          1,700               600
  Investment in Wells Federal Bank, fsb                              -            (8,362)
  (Increase) decrease in loan to Wells Federal Bank, fsb         1,000            (5,000)
                                                            -----------------------------
         Net cash provided by (used in) investing activities     1,301           (14,362)
                                                            -----------------------------
Cash Flows From Financing Activities
  Net proceeds from sale of common stock                             -            15,605
  Payments relating to ESOP stock                                  112               112
  Purchase of treasury stock                                    (1,362)                -
                                                            -----------------------------
         Net cash provided by (used in) financing activities    (1,250)           15,717
                                                            -----------------------------
         Net increase in cash                                      329             1,500

Cash
  Beginning of period                                            1,500                 -
                                                            -----------------------------
  End of period                                             $    1,829        $    1,500
                                                            =============================


WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
---------------------------------------------------------------------------
Note 22.  Selected Quarterly Financial Data (Unaudited)
          (dollars in thousands, except per share data)

                                     Year Ended December 31, 1996
---------------------------------------------------------------------------
                                First      Second      Third      Fourth
                             ----------------------------------------------

Interest income              $     3,578 $    3,583 $     3,715 $    3,793
Net interest income                1,552      1,577       1,686      1,708
Provision for loan losses             45         45          45         45
Net income (loss)                    500        363        (144)       481
Earnings per share, primary
  and fully diluted                 0.24       0.19       (0.07)      0.25

                                      Year Ended December 31, 1995
---------------------------------------------------------------------------
                                First      Second      Third      Fourth
                             ----------------------------------------------

Interest income              $     3,132 $    3,299 $     3,489 $    3,569
Net interest income                1,120      1,302       1,405      1,497
Provision for loan losses             31         45          45         45
Net income                           197        303         400        370
Earnings per share from
April 11,
  1995, the date of
  conversion:
    Primary and fully
    diluted                            -       0.13        0.19       0.18

                OFFICE LOCATION AND OTHER CORPORATE INFORMATION

                               CORPORATE OFFICE
                             Wells Financial Corp.
                             53 First Street, S.W.
                             Wells, Minnesota 56097

                  Board of Directors of Wells Financial Corp.

                               Lawrence H. Kruse
                         President, Wells Federal Bank
       Gerald D. Bastian                      Joseph R. Gadola
       Branch Manager, Wells Federal Bank     Attorney, Gadola Law Office

       Wallace J. Butson                      Richard Mueller
       Secretary, Wells Federal Bank          Pharmacist, Wells Drug, Co


                   Executive Officers of Wells Financial Corp.
       Lawrence H. Kruse                      James D. Moll
        President and Chief                   Treasurer and Principal Financial
        Executive Officer                      and Accounting Officer

       Gerald D. Bastian                      Wallace J. Butson
        Vice President                         Secretary

                         ---------------------------

       Corporate Counsel:                     Independent Auditors:
       Joseph R. Gadola, Esq.                 McGladrey & Pullen, LLP
        28 South Broadway                      Suite 400
        Wells, Minnesota  56097                102 South Broadway
                                               Rochester, Minnesota  55904

       Special Counsel:                       Transfer Agent and Registrar:
       Malizia, Spidi, Sloane & Fisch, P.C.   Registrar and Transfer Company
        One Franklin Square                    10 Commerce Drive
        Suite 700 East                         Cranford, New Jersey  07016
        1301 K Street, N.W.
        Washington, D.C.  20005

                         ---------------------------

The Company's Annual Report for the Year Ended December 31, 1996, filed with the Securities and Exchange Commission on Form 10-K is available without charge upon written request. For a copy of the Form 10-K or any other investor information, please write the Secretary of the Company, at the Company's corporate office in Wells, Minnesota. The annual meeting of stockholders will be held on April 16, 1997 at 4:00 p.m. at the Corporate Office, Wells, Minnesota.