Form 10KSB, Exhibit 13
period 1997-12-31
WELLS FINANCIAL CORP
filed 1998-03-30
CIK 934739

EXHIBIT 13

                                  [** LOGO **]

                                      WELLS
                                    FINANCIAL
                                      CORP.

                               1997 ANNUAL REPORT

                              WELLS FINANCIAL CORP.
                                  ANNUAL REPORT

WELLS SAVINGS BANK fsb                                            TABLE OF CONTENTS


MAIN OFFICE:                                               Profile and Stock Market Information. . . . . . . . . . . . .    1-2
Wells
53 First Street S.W.                                       Selected Consolidated Financial and Other Data. . . . . . . .      3
Wells, Minnesota 56097
                                                           Letter to Stockholders. . . . . . . . . . . . . . . . . . . .      4

BRANCH OFFICES:

Blue Earth                                                 Management's Discussion and Analysis of Financial
303 South Main Street                                        Condition and Results of Operations. . . . . . . . . . . . .  5-16
Blue Earth, Minnesota 56013

Mankato - Madison East                                     Independent Auditor's Report . . . . . . . . . . . . . . . . .    17
Madison East Center
1400 Madison Avenue                                        Consolidated Statements of Financial Condition . . . . . . . .    18
Mankato, Minnesota 56001
                                                           Consolidated Statements of Income  . . . . . . . . . . . . . .    19
Mankato - Riverfront
1300 South Riverfront Drive
Mankato, Minnesota  56002                                  Consolidated Statements of Stockholders' Equity  . . . . . . .    20

Fairmont                                                   Consolidated Statements of Cash Flows  . . . . . . . . . . . . 21-23
Five Lakes Centre
300 South State Street                                     Notes to Consolidated Financial Statements . . . . . . . . . . 24-47
Fairmont, Minnesota  56031
                                                           Office Location and Other Corporate Information  . . . . . . .    48
Albert Lea
Skyline Mall
1710 West Main Street
Albert Lea, Minnesota  56007

St. Peter
120 South Minnesota Avenue
St. Peter, Minnesota  56082

Owatonna
496 North Street
Owatonna, Minnesota  55060



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

The Bank is a federally chartered stock savings bank headquartered in Wells, Minnesota. The Bank has eight full service offices located in Faribault, Martin, Blue Earth, Nicollet, Freeborn and Steele Counties, Minnesota. The Bank was founded in 1934 and its deposits have been federally insured by the Savings Association Insurance Fund ("SAIF") and its predecessor, the Federal Savings and Loan Insurance Corporation ("FSLIC"), since 1934. The Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank is a community oriented, full service retail savings institution offering traditional mortgage loan products.

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

                                              HIGH               LOW
                                             --------          --------

  January 1, 1996 - March 31, 1996           $11.50            $10.125
  April 1, 1996 - June 30, 1996              $11.875           $ 9.875
  July 1, 1996 - September 30, 1996          $12.25            $11.375
  October 1, 1996 - December 31, 1996        $13.25            $12.50
  January 1, 1997 - March 31, 1997           $16.00            $12.875
  April 1, 1997 - June 30, 1997              $15.50            $14.00
  July 1, 1997 - September 30, 1997          $17.00            $15.00
  October 1, 1997 - December 31, 1997        $19.00            $16.50


The number of stockholders of record of common stock as of the record date of March 2, 1998, was approximately 576. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At February 13, 1998, there were 1,959,360 shares outstanding.

The Company paid quarterly cash dividends of $0.12 per share on August 21, 1997 and November 12, 1997. No dividends were paid during 1995 or 1996.

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

WELLS FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

 Financial Condition
------------------------------------------------------ ----------- ------------ ------------ ------------ ------------
 December 31,                                             1993        1994         1995         1996         1997
------------------------------------------------------ ----------- ------------ ------------ ------------ ------------

Total assets                                            $ 165,188    $ 182,716    $ 195,158    $ 201,326     $201,436
Loans held for sale                                           775          114        1,944        1,791        2,012
Loans receivable, net                                     141,982      165,185      169,760      178,447      182,724
Mortgage-backed securities                                  1,023            -            -            -            -
Mortgage-backed securities available for sale                   -          961          867          428           86
Securities available for sale                                   -        5,951        6,753        7,100        2,640
Investment securities                                      14,759        5,991        4,199        2,049        3,198
Certificates of deposit                                       424          100          800          200        1,850
Cash and cash equivalents                                   3,480        1,480        8,192        8,301        5,971
Deposits                                                  153,769      146,412      146,686      145,010      145,378
Borrowed funds                                                  -       23,650       18,000       26,500       24,500
Equity                                                     10,181       11,506       28,852       28,202       29,641

Summary of Operations
------------------------------------------------------ ----------- ------------ ------------ ------------ ------------
Years Ended December 31,                                  1993        1994         1995         1996         1997
------------------------------------------------------ ----------- ------------ ------------ ------------ ------------

Interest income                                         $  11,164    $  11,573    $  13,489    $  14,669      $15,325
Interest expense                                            6,726        6,510        8,165        8,146        8,522
Net interest income                                         4,438        5,063        5,324        6,523        6,803
Provision for loan losses                                       -          113          166          180          180
Noninterest income                                            999          737          809        1,014        1,109
Noninterest expense (1)                                     3,356        3,574        3,855        5,245        3,987
Income before cumulative effect of change
   in accounting  principle                                 1,179        1,283        1,270        1,200        2,220
Net income                                                  1,248        1,283        1,270        1,200        2,220


Other Selected Data
------------------------------------------------------ ----------- ------------ ------------ ------------ ------------
Years Ended December 31,                                  1993        1994         1995         1996         1997
------------------------------------------------------ ----------- ------------ ------------ ------------ ------------
Return on average assets before cumulative effect           0.70%        0.74%        0.67%        0.61%        1.10%
Return on average assets after cumulative effect            0.74%        0.74%        0.67%        0.61%        1.10%
Return on average equity before cumulative effect          12.40%       11.66%        5.50%        4.24%        7.71%
Return on average equity after cumulative effect           13.12%       11.66%        5.50%        4.24%        7.71%
Average equity to average assets                            5.62%        6.31%       12.11%       14.40%       14.24%
Equity to assets                                            6.16%        6.30%       14.78%       14.01%       14.71%
Net interest rate spread (2)                                2.61%        2.80%        2.29%        2.72%        2.75%
Nonperforming assets to  total loans (3)                    0.56%        0.53%        0.17%        0.29%        0.26%
Allowance for loan losses to total loans                    0.28%        0.23%        0.30%        0.34%        0.41%
Allowance for loan losses to nonperforming loans (3)       52.37%       45.85%      171.24%      138.20%      172.62%
Basic earnings per share (4)                                  N/A          N/A       $0.50        $0.61         $1.18
Diluted earnings per share (4)                                N/A          N/A       $0.50        $0.61         $1.16

(1)  For 1996, includes a special SAIF recapitalization assessment of $1,085.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest- bearing liabilities.
(3) Nonperforming loans are loans over 90 days past due. Nonperforming assets include nonperforming loans and foreclosed real estate.
(4) Does not include earnings prior to April 11, 1995, the date of conversion to stock form.

                          [Wells Financial Letterhead]









To Our Stockholders:

We are pleased to present our third annual stockholder's report.

The first annual report covered operations from our conversion on April 11, 1995 to December 31, 1995. The 1996 annual report reflected the impact of the special assessment on the industry to recapitalize the Savings Association Insurance Fund (SAIF) and the non-recurring cost in connection with the installation of new data processing equipment and software. Absent the factors that affected the 1995 and 1996 annual reports, the current report is more reflective of a "normal" year of operation.

We hope you share our satisfaction in the operating results of 1997 with its record net income of $2,220,000. We are pleased to have begun the distribution of quarterly dividends in 1997.

The conversion from a loan origination office to a full service branch in Owatonna was completed with its move to a new office facility in September. The installation of new data processing equipment and software (completed in 1996) not only allowed us to improve our customer service, it allows us to be more competitive in the year 2000 and thereafter.

A new wholly owned subsidiary of Wells Federal Bank, Greater Minnesota Mortgage, Inc., began operation in late 1997. Greater Minnesota Mortgage specializes in originating loans through referrals from community commercial banks as well as developing other banking relationships that will mutually benefit the community banks and our Company. We continue to work on enhancing the value of your stock with stock buy backs when appropriate.

Your Board of Directors, the management team and the staff look forward to providing quality service to our customers and enhancing the value of your investment in Wells Financial Corp. Thank you for your continued confidence and support.

Best Regards,


/s/Lawrence H. Kruse

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

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Bank's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The Bank's policy has been to mitigate the interest rate risk inherent in

(Dollars in Thousands)

the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates. These strategies include obtaining longer term fixed rate borrowings at favorable rates and, due to the lower rates currently available, the sale of all newly originated fixed rate mortgage loans to the secondary market.

         The Bank's lending strategy is focused on the origination of traditional one to four-family mortgage loans primarily secured by single family residences in the Bank's primary market area. In the Bank's market area, loan demand has exceeded deposits and the Bank has not found it necessary or desirable to purchase mortgage backed securities to any significant extent. During recent periods, the Bank has utilized borrowings as a way of accommodating loan demand, consistent with its goal of maintaining asset quality. The Bank also invests a portion of its assets in consumer and commercial business and commercial real estate loans and investment securities as a method of reducing interest rate risk. These loans typically have adjustable interest rates and are for shorter terms than residential first mortgage loans. The Bank's entire commercial business loan portfolio and most of the commercial real estate portfolio are secured by equipment or real estate used for farming. These loans typically have higher interest rates than one- to four-family loans but have not historically resulted in greater losses for the Bank. Historically, the Bank sells higher loan to value ratio fixed rate mortgage loans and mortgage loans with original maturities of fifteen years or less into the secondary market and retains adjustable rate mortgage loans and lower loan to value ratios fixed rate loans with original maturities greater than fifteen years. However, due to the current low rate environment the Bank is currently selling all fixed rate loans that it originates, regardless of the loan to value ratio or the contractual maturity. In addition, the Bank retains servicing on most of the loans that it sells, enabling it to generate additional income and maintain certain economies of scale in loan processing.

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

(Dollars in Thousands)

Net Portfolio Value

         To encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. This rule in not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The Bank, based on asset size and risk-based capital, has been informed by the OTS that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at December 31, 1997, as calculated by the OTS, based on information provided to the OTS by the Bank.

                                                              Percent of                           Change in
     Change Interest       Estimated       Amount of           Estimated         NPV              NPV Ratio(4)
   Rates (basis points)       NPV          Change(1)             NPV(2)        Ratio(3)          (basis points)
   --------------------       ---          ---------             ------        --------          --------------
                                         (Dollars in thousands)

           +400              $14,633       $(13,787)              (49)%           7.75%               -612 bp
           +300               18,723         (9,697)              (34)%           9.67%               -419 bp
           +200               22,566         (5,853)              (21)%          11.40%               -246 bp
           +100               25,832         (2,587)               (9)%          12.80%               -106 bp
             --               28,420                                             13.87%
           -100               30,179           1,760                 6%          14.56%                 69 bp
           -200               31,247           2,827                10%          14.95%                108 bp
           -300               32,513           4,093                14%          15.41%                155 bp
           -400               34,348           5,928                21%          16.09%                223 bp



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

(Dollars in Thousands)
                                                                     At
                                                               December 31,
                                                                    1997
                                                             -----------------

              *** Risk Measures: 200 bp rate shock ***
              Pre-Shock NPV Ratio: NPV as % of PV of Assets           13.87%
              Exposure Measure: Post-Shock NPV Ratio                  11.40%
              Sensitivity Measure: Change in NPV Ratio                 (246) bp




         Although the OTS has informed the Bank that it is not subject to the IRR component discussed above, the Bank is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Bank's NPV. If the Bank were subject to the IRR component at December 31, 1997, a deduction from capital would have been required.

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

Average Balance Sheet (Dollars in Thousands)

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

                                                                  Years Ended December 31,
                               -----------------------------------------------------------------------------------------------------
                                             1995                                1996                             1997
                               -------------------------------- ---------------------------------- ---------------------------------
                                                         Average                          Average                          Average
                               Average                   Yield/     Average               Yield/       Average             Yield
                               Balance     Interest      Cost       Balance     Interest  Cost         Balance   Interest  Cost
                               ---------- ------------ -------- ------------ ------------ -------- ------------ ---------- --------
Interest-earning assets:
   Loans receivable (1)          170,395       12,571    7.38%      173,383       13,617    7.85%      183,591     14,570    7.94%
   Mortgage-backed securities        949           55    5.80%          661           45    6.81%          250         18    7.20%
   Investments (2)                15,618          863    5.53%       18,281        1,007    5.51%       14,426        737    5.11%
                               ---------- ------------          ------------ -----------           ------------ ----------
      Total interest-
        earning assets           186,962       13,489    7.22%      192,325       14,669    7.63%      198,267     15,325    7.73%
                                          ------------                       ------------                       ----------
Noninterest earning assets         3,847                              4,163                              3,979
                               ----------                       ------------                      ------------
      Total assets               190,809                            196,488                        $   202,246
                               ==========                       ============                       ============

Interest bearing liabilities:
   Savings, NOW and money
      market accounts             36,553          937    2.56%       36,578          949    2.59%       37,010        966    2.61%
   Certificates of deposit       110,169        6,066    5.51%      110,139        6,111    5.55%      107,394      6,014    5.60%
   Borrowed funds                 18,938        1,162    6.14%       19,269        1,086    5.64%       26,808      1,542    5.75%
                               ---------- ------------          ------------ ------------          ------------ ----------
      Total interest bearing
        liabilities              165,660        8,165    4.93%      165,986        8,146    4.91%      171,212      8,522    4.98%
                                          ------------                       ------------                       ----------
Noninterest bearing
  liabilities                      2,050                              2,199                              2,232
                               ----------                       ------------                       ------------
      Total liabilities          167,710                            168,185                            173,444
Equity                            23,099                             28,303                             28,802
                               ----------                       ------------                       ------------
      Total liabilities
        and equity               190,809                            196,488                        $   202,246
                               ==========                       ============                       ============
Net interest income                             5,324                              6,523                            6,803
                                          ============                       ============                       ==========
Interest rate spread (3)                                 2.29%                              2.72%                            2.75%
Net yield on interest
  earning assets (4)                                     2.85%                              3.39%                            3.43%
Ratio of average
  interest earning assets
  to average interest
  bearing liabilities               1.13X                              1.16X                              1.16X
liabilities                    ==========                       ============                       ============

(1)      Average balances include non-accrual loans and loans held for sale.
(2)      Includes interest-bearing deposits in other financial institutions.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                                             Years Ended December 31,
                                   ---------------------------------------- --- ---------------------------------------
                                                1996 vs. 1995                               1997 vs. 1996
                                   ----------------------------------------     ---------------------------------------
                                         Increase (Decrease) Due to                   Increase (Decrease) Due to
                                   ----------------------------------------     ---------------------------------------
                                                        Rate/                                        Rate/
                                    Volume    Rate     Volume       Net          Volume     Rate     Volume     Net
                                   --------- -------- ---------- ----------     --------- --------- --------- ---------
Interest Income:
  Loans receivable                 $    220  $   811  $      15  $   1,046      $    801    $  156  $     (4) $    953
  Mortgage-backed securities            (17)      10        (15)       (22)          (28)        3        (2)      (27)
  Investments                           147       (3)        12        156          (212)      (73)        15     (270)
                                   --------- -------- ---------- ----------     --------- --------- --------- ---------
    Total interest-earning assets       350      818         12      1,180           561        86         9       656
                                   --------- -------- ---------- ----------     --------- --------- --------- ---------

Interest expense:
  Deposit accounts                        -       57          -         57          (141)       62        (1)      (80)
  Borrowed funds                         19      (94)        (1)       (76)          425        21        10       456
                                   --------- -------- ---------- ----------     --------- --------- --------- ---------
     Total interest-bearing
       liabilities                       19      (37)        (1)       (19)          284        83         9       376
                                   --------- -------- ---------- ----------     --------- --------- --------- ---------

Net change in interest income      $    331  $   855  $      13  $   1,199      $    277  $      3  $      -  $    280
                                   ========= ======== ========== ==========     ========= ========= ========= =========

11


(Dollars in Thousands)

Financial Condition

         Total assets remained relatively constant for the year ended December 31, 1997 when compared to the year ended December 31, 1996. An increase of $4,277 in loans receivable, from $178,447 at December 31, 1996 to $182,724 at December 31, 1997, was offset by a decrease in securities available for sale and mortgage backed securities available for sale. The increase in loans receivable primarily resulted from a $4,084 increase in the Bank's home equity line of credit loan portfolio at December 31, 1997 when compared to December 31, 1996. This increase in the Bank's home equity line of credit loan portfolio was the result of management's decision to aggressively originate and retain home equity line of credit loans due to the higher interest rates the home equity line of credit loans generally produce. The $4,460 decease in securities available for sale was due to the sale of investments in mutual funds and Federal Home Loan Mortgage Corp. stock. Mortgage backed securities that are available for sale decreased by $342 due to the repayment of principal.

         In accordance with the Bank's internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of December 31, 1996 and December 31, 1997 the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans was $615 and $763 and 0.34% and 0.41%, respectively.

         Loans on which the accrual of interest has been discontinued amounted to $298 and $237 at December 31, 1996 and 1997, respectively. The effect of nonaccrual loans was not significant to the results of operations. The Company includes all loans considered impaired under FASB Statement No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1996 and 1997.

         Deposits increased by $368 from $145,010 at December 31, 1996 to $145,378 at December 31, 1997. Borrowed funds decreased by $2,000 at year end 1997 when compared to year end 1996 as income from operations and cash received from the sale of securities available for sale were used to fund loan growth and reduce borrowings.

         Equity increased by $1,439 from $28,202 at December 31, 1996 to $29,641 at December 31, 1997. The increase in equity was the result of net income for 1997 of $2,209, the allocation of $245 of employee stock ownership plan shares, the amortization of $129 of unearned compensation and a $236 increase in the unrealized appreciation on securities available for sale, being partially offset by the payment of $470 in cash dividends and by the repurchase of 64,500 shares of treasury stock at a cost of $921.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996

         General. Net income for the year ended December 31, 1997 was $2,220, an increase of $1,020 when compared to net income for the year ended December 31, 1996. The increase in net income for 1997 when compared to 1996 was primarily the result of legislation that was passed on September 30, 1996 which required savings institutions insured by the Savings Association Insurance Fund (SAIF) to pay a one time special assessment on September 30, 1996 to recapitalize the SAIF. The Bank's assessment amounted to $1,085, $640 net of tax affects. Net interest income and noninterest income increased by $280 and $95, respectively, for 1997 when compared to 1996. Noninterest expense decreased by $1,258, primarily due to the legislation mentioned above, and income taxes increased by $624 for 1997 when compared to 1996.

(Dollars in Thousands)

         Interest Income. Interest income increased by $656 for the year ended December 31, 1997 when compared to the year ended December 31, 1996. This increase is primarily the result of an increase in the average size of the loan portfolio during 1997 when compared to 1996 and also, to a lesser extent, due to an increase in interest rates on the loan portfolio.

         Interest Expense. During 1997, average borrowed funds increased by $7,539 when compared to average borrowed funds during 1996 and average deposits decreased by $2,313 during 1997 when compared to average deposits during 1996. The increase in average borrowed funds during 1997 when compared to average borrowed funds during 1996 is the primary reason for the $376 increase in interest expense for the year ended December 31, 1997 when compared to the year ended December 31, 1996. To a lesser extent, an increase in the interest rates paid on deposits and borrowings also increased interest expense for 1997 when compared to 1996.

         Net Interest Income. Net interest income increased by $280 for the year ended December 31, 1997 when compared to the year ended December 31, 1996. Again, this change is the result of the changes in interest income and interest expense that are discussed above.

         Provision for Loan Losses. The provision for loan losses remained constant for 1997 when compared to 1996. Management monitors the allowance for loan loss in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. While the Company maintains its allowance for loan losses at a level that is considered to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowance and that losses will not exceed estimate amounts.

         Noninterest Income. Noninterest income increased by $95 from $1,014 for the year ended December 31, 1996 to $1,109 for the year ended December 31, 1997. This increase is primarily due to an increase in loan origination and commitment fees and an increase in fees and service charges.

         Noninterest Expense. Noninterest expense decreased by $1,258 from $5,245 for the year ended December 31, 1996 to $3,987 for the year ended December 31, 1997. As described above, the legislation that was signed into law on September 30, 1996 resulted in a one time special assessment to the Bank of $1,085. This assessment is the primary reason for the increased noninterest expense during 1996 when compared to 1997. As a result of his legislation, the Bank's annual SAIF assessment was reduced from twenty three basis points per dollar of deposits to approximately six basis points per dollar of deposits. Data processing expense decreased by $114 from $359 for the year ended December 31, 1996 to $245 for the year ended December 31, 1997. As part of management's commitment to provide competitive products and excellent service to the Bank's customers, the Bank converted to a new data processing software system during the second quarter of 1996. The software conversion during 1996 resulted in a non-recurring expense of approximately $132 that was recorded during 1996.

         Income Tax Expense. Income tax expense increased by $613 from $912 for the year ended December 31, 1996 to $1,525 for the year ended December 31, 1997. This increase resulted from the $1,633 increase in income before income taxes for the year ended December 31, 1997 when compared to the year ended December 31, 1996. Income tax expense as a percentage of income before taxes for the years ended December 31, 1997 and 1996 was 40.72% and 43.18%, respectively.

(Dollars in Thousands)

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

         Net Interest Income. Net interest income increased by $1,199 for the year ended December 31, 1996 when compared to the year ended December 31, 1995. Again, this is primarily the result of the increase in loans receivable and the result of the repricing of the Bank's adjustable rate loan portfolio as described above, and to a lesser extent, the result of the decrease in interest expense.

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

(Dollars in Thousands)

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

         Noninterest Expense. Noninterest expense increased by $1,390 from $3,855 for the year ended December 31, 1995 to $5,245 for the year ended December 31, 1996. As described above, the legislation that was signed into law on September 30, 1996 resulted in a one time special assessment to the Bank of $1,085. This assessment is the primary reason for the increase in noninterest expense. As a result of this legislation, the Bank's annual assessment was reduced from twenty three basis points per dollar of deposits to approximately six basis points per dollar of deposits. Also, as part of management's commitment to provide competitive products and excellent service to the Bank's customers, the Bank converted to a new data processing software system during the second quarter of 1996. The decision to convert the data processing software was based upon management's desire to improve marketing of the Bank's products to current as well as potential customers. The software conversion resulted in a non-recurring expense of approximately $132 that was recorded during 1996. In addition, approximately $498 in hardware and software costs were capitalized and will be depreciated over their useful lives.

         Income Tax Expense. While income before income taxes was the same for the years ended December 31, 1996 and 1995, income tax expense increased during 1996 primarily due to an increase in nondeductible expenses incurred by the Company. Income tax expense as a percentage of income before taxes for the years ended December 31, 1996 and 1995 was 43.18% and 39.87%, respectively.

Liquidity and Capital Resources

         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1997, the Bank's liquidity, as measured for regulatory purposes, was 5.02%. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

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

         The Bank's most liquid asset is cash including investments in interest bearing accounts at the FHLB of Des Moines that have no withdrawal restrictions. The level of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1997, the Bank's cash totaled $5,902. This compares to the Bank's cash at December 31, 1996 of $6,675.

(Dollars in Thousands)

         Also available to the Bank to meet liquidity requirements are borrowings from the Federal Home Loan Bank. At December 31, 1997, the Bank had $24,500 in outstanding advances from the FHLB of Des Moines, which have been used to fund loan originations. At December 31, 1997, the Bank had the ability to borrow approximately 3.7 times its then outstanding advances.

         In 1996, the Company approved stock buy back programs in which up to 317,188 shares of the common stock of the Company may be acquired. An additional 126,813 shares may be purchased in the future in accordance with these programs.

         The Bank is required to maintain specified amounts of capital. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 1997, the Bank's tangible capital totaled $22.8 million, or 11.41% of adjusted total assets, and core capital totaled $22.8 million, or 11.41% of adjusted total assets, which substantially exceeded the respective 1.5% tangible capital and 3.0% core capital requirements at that date by $19.8 million and $16.8 million, respectively, or 9.91% and 8.41% of adjusted total assets, respectively. The Bank's risk-based capital totaled $23.5 million at December 31, 1997 or 20.0% of risk-weighted assets, which exceeded the current requirements of 8.0% of risk-weighted assets by $14.1 million or 12.0% of risk-weighted assets.

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

Impact of New Accounting Standards

              Effective January 1, 1996, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 122, Accounting for Mortgage Servicing Rights. This Statement requires that a mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and then sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values if it is practicable to estimate those fair values.

              Effective January 1, 1997, the Company adopted FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement establishes the basic principles that an entity should recognize only assets it controls and liabilities it has incurred. Assets should be "derecognized" only when they have been extinguished, and recognition of financial assets and liabilities should not be affected by the sequence of transactions unless the effect of the transactions is to

(Dollars in Thousands)

maintain effective control over a transferred financial asset. Statement No. 125 also continues the recognition of mortgage servicing rights on loans sold and supersedes Statement No. 122 for transactions after January 1, 1997.

              In accordance with the provisions of Statements No. 122 and 125, mortgage servicing rights in the amounts of $107 and $105 were capitalized during the years ended December 31, 1997 and 1996, respectively. The Company recognized amortization of the cost of mortgage servicing rights in the amounts of $30 and $17 for the years ended December 31, 1997 and 1996, respectively. The effect of adopting Statements No. 122 and 125 was to increase net income by $77 and $88 for the years ended December 31, 1997 and 1996, respectively.

              In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. This Statement requires an entity to include a statement of comprehensive income in its full set of general-purpose financial statements. Comprehensive income consists of the net income or loss of the entity plus or minus the change in equity of the entity during the period from transactions, other events, and circumstances resulting from nonowner sources. Statement No. 130 is effective for years beginning after December 15, 1997 and will require financial statements of earlier periods that are presented for comparative purposes to be reclassified.

Year 2000 Issue

              The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000" problem will affect virtually every computer operation by the rollover of the two digit year value to 00. The issue is whether computer systems will recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

              The Company is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for the year 2000 compliance. To date, confirmations have been received from the Company's primary processing vendors that plans are being developed to address processing of transactions in the year 2000. Management has not yet assessed the year 2000 compliance expense and related potential effect on the Company's earnings.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Wells Financial Corp. and Subsidiary
Wells, Minnesota

We have audited the accompanying consolidated statements of financial condition of Wells Financial Corp. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Financial Corp. and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.










Rochester, Minnesota
February 9, 1998

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 1997 and 1996
(dollars in thousands)

ASSETS                                                                            1997             1996
-------------------------------------------------------------------------------------------------------------
Cash, including interest-bearing accounts
   1997 $4,838; 1996 $7,560                                                $          5,971 $          8,301
Certificates of deposit (Note 2)                                                      1,850              200
Securities available for sale (Notes 3 and 10)                                        2,640            7,100
Securities held to maturity (Note 4)                                                  3,198            2,049
Mortgage-backed securities available for sale (Note 3)                                   86              428
Loans held for sale, net of unrealized losses  (Note 5)                               2,012            1,791
Loans receivable, net (Notes 5, 10, 16 and 17)                                      182,724          178,447
Accrued interest receivable                                                           1,106            1,060
Premises and equipment (Note 8)                                                       1,425            1,519
Foreclosed real estate (Note 7)                                                          35               78
Other assets (Note 6)                                                                   389              353
                                                                           ----------------------------------
              Total assets                                                 $        201,436 $        201,326
                                                                           ----------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------
Liabilities
   Deposits (Note 9)                                                       $        145,378 $        145,010
   Borrowed funds (Note 10)                                                          24,500           26,500
   Advances from borrowers for taxes and insurance                                    1,080            1,020
   Income taxes (Note 11):
      Current                                                                           111
      Deferred                                                                          474              358
   Accrued interest payable                                                             139              126
   Accrued expenses and other liabilities                                               113              110
                                                                           ----------------------------------
              Total liabilities                                                     171,795          173,124
                                                                           ----------------------------------

Commitments, contingencies and credit risk (Notes 15, 16, and 17)

Stockholders'  Equity  (Notes 12, 13, 14 and 19)
   Common  stock,  $.10 par value; 7,000,000 shares
      authorized; 2,187,500 shares issued                                               219              219
   Additional paid-in capital                                                        16,694           16,588
   Retained earnings, substantially restricted                                       15,736           13,986
   Unrealized appreciation on securities
      available for sale, net of related taxes                                          584              348
   Unearned Employee Stock Option Plan shares                                          (757)            (896)
   Unearned compensation-restricted stock awards                                       (151)            (280)
   Less cost of treasury stock, 1997 228,140 shares;
      1996 163,640 shares                                                            (2,684)          (1,763)
                                                                           ----------------------------------
              Total stockholders' equity                                             29,641           28,202
                                                                           ----------------------------------
              Total liabilities and stockholders' equity                   $        201,436 $        201,326
                                                                           ----------------------------------

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1997, 1996 and 1995
(dollars in thousands, except per share data)

                                                                 1997            1996             1995
------------------------------------------------------------------------------------------------------------

Interest and Dividend Income
   Loans receivable
      First mortgage loans                                $         12,112 $        11,558 $         10,854
      Consumer and other loans                                       2,458           2,059            1,717
   Investment securities and other interest-
      bearing deposits                                                 755           1,052              918
                                                          --------------------------------------------------
              Total interest income                                 15,325          14,669           13,489
                                                          --------------------------------------------------
Interest Expense
   Deposits                                                          6,980           7,060            7,003
   Borrowed funds                                                    1,542           1,086            1,162
                                                          --------------------------------------------------
              Total interest expense                                 8,522           8,146            8,165
                                                          --------------------------------------------------
              Net interest income                                    6,803           6,523            5,324
Provision for loan losses (Note 5)                                     180             180              166
                                                          --------------------------------------------------
              Net interest income after
                  provision for loan losses                          6,623           6,343            5,158
                                                          --------------------------------------------------
Noninterest Income
   Gain on sale of loans                                                81             102               31
   Loan origination and commitment fees                                174              81               60
   Loan servicing fees                                                 198             202              186
   Insurance commissions                                               313             318              247
   Fees and service charges                                            296             246              225
   Other                                                                47              65               60
                                                          --------------------------------------------------
              Total noninterest income                               1,109           1,014              809
                                                          --------------------------------------------------
Noninterest Expenses
   Compensation and benefits (Note 14)                               2,037           1,911            1,890
   Occupancy and equipment (Note 15)                                   681             644              535
   Federal insurance premiums and
      assessment (Note 9)                                               94           1,406              336
   Data processing                                                     245             359              263
   Advertising                                                         175             150              144
   Other                                                               755             775              687
                                                          --------------------------------------------------
              Total noninterest expenses                             3,987           5,245            3,855
                                                          --------------------------------------------------
              Income before income taxes                             3,745           2,112            2,112
Income tax expense (Note 11)                                         1,525             912              842
                                                          --------------------------------------------------
              Net income                                  $          2,220 $         1,200 $          1,270
                                                          --------------------------------------------------

Earnings per share (Note 13):
   Basic earnings per share                               $           1.18 $          0.61 $           0.50
                                                          --------------------------------------------------
   Diluted earnings per share                             $           1.16 $          0.61 $           0.50
                                                          --------------------------------------------------

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND
SUBSIDIARY

CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY
Years Ended December 31,
1997, 1996 and 1995
(dollars in thousands)

                                                                  Unrealized   Unearned
                                                                  Appreciation
                                                                 (Depreciation)Employee    Unearned
                                                                      on         Stock    Compensation-
                                           Additional             Securities   Ownership  Restricted               Total
                                 Common     Paid-In     Retained   Available     Plan       Stock      Treasury  Stockholders'
                                  Stock     Capital     Earnings   for Sale,    Shares      Awards       Stock      Equity
                                                                      net
------------------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1994   $             $          $   11,516  $       (10) $           $          $            $   11,506
   Proceeds from sale of
      2,187,500 shares,
      net of offering costs
      of $775 (Note 19)                219     16,506                              (1,120)                             15,605
   Net income                                               1,270                                                       1,270
   Net changes in unrealized
      appreciation on
      securities available
      for sale, net of
      related taxes                                                       328                                             328
   Allocated ESOP shares                           31                                 112                                 143
                              ------------------------------------------------------------------------------------------------
Balances, December 31, 1995            219     16,537      12,786         318      (1,008)                             28,852
   Net income                                               1,200                                                       1,200
   Net changes in
      unrealized appreciation
      on securities
      available for sale,
      net of related taxes                                                 30                                              30
   Treasury stock purchases,
      163,640 shares (Notes                                                                                (1,763)     (1,763)
      12 & 14)
   Purchase of common stock
      for restricted stock
      awards (Note 14)                                                                          (539)                    (539)
   Amortization of unearned
      compensation                                                                               259                      259
   Allocated ESOP shares                           51                                 112                                 163
                              ------------------------------------------------------------------------------------------------
Balances, December 31, 1996            219     16,588      13,986         348        (896)      (280)      (1,763)     28,202
   Net income                                               2,220                                                       2,220
   Net changes in
      unrealized appreciation
      on securities
      available for sale,
      net of related taxes                                                236                                             236
   Treasury stock purchases,
      64,500 shares (Note 12)                                                                                (921)       (921)
   Cash dividends declared
      ($.24 per share)                                       (470)                                                       (470)
   Amortization of unearned
      compensation                                                                               129                      129
   Allocated ESOP shares                          106                                 139                                 245
                              ------------------------------------------------------------------------------------------------
Balances, December 31, 1997   $        219  $  16,694  $   15,736  $      584   $    (757)  $   (151)  $   (2,684)  $  29,641
                              ------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1997, 1996 and 1995
(dollars in thousands)

                                                                   1997             1996             1995
---------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                               $          2,220 $          1,200 $          1,270
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
      Provision for loan losses                                          180              180              166
      Gain on sale of loans                                              (81)            (102)             (31)
      Amortization of mortgage servicing rights                           30               17
      FHLB stock dividends                                                                                 (32)
      Compensation on allocation of ESOP shares                          218              163              143
      Amortization of unearned compensation                              129              228
      Write-down of foreclosed real estate                                12                8               18
      Gain on sale of foreclosed real estate                             (12)             (17)             (16)
      Unrealized loss (gain) on loans held for sale                      (16)              30
      Loss on disposal of equipment                                                         7
      Deferred income taxes                                              (48)              (8)              34
      Depreciation and amortization on premises
        and equipment                                                    273              264              192
      Amortization of deferred loan origination fees                    (151)            (145)            (136)
      Amortization of excess servicing fees                               13               14               14
      Amortization of securities premiums and discounts                                    (2)               1
      Loans originated for sale                                      (14,914)         (19,057)         (15,414)
      Proceeds from the sale of loans held for sale                   14,709           19,207           13,615
      Changes in assets and liabilities:
        Accrued interest receivable                                      (46)              60             (208)
        Other assets                                                     (52)              67               52
        Income taxes payable, current                                    111              (54)             119
        Accrued expenses and other liabilities                            16             (276)             158
                                                            ---------------------------------------------------
              Net cash provided by (used in)
                  operating activities                                 2,591            1,784              (55)
                                                            ---------------------------------------------------

                        (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

 YEARS ENDED DECEMBER 31, 1997 , 1996   A ND 1995
(DOLLARS IN THOUSANDS)

                                                                   1997             1996             1995
---------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
   Net increase in loans                                    $         (4,252) $        (8,999)  $       (4,624)
   Certificates of deposit:
      Maturities                                                         200              800              100
      Purchases                                                       (1,850)            (200)            (800)
   Purchase of securities available for sale                            (171)            (287)            (280)
   Proceeds from sales of securities available for sale                5,033
   Securities held to maturity:
      Maturities and calls                                             3,649            5,900            3,795
      Purchases                                                       (4,798)          (3,749)          (1,994)
   Proceeds from principal repayments of
      mortgage-backed securities available for sale                      340              436              138
   Purchase of premises and equipment                                   (179)            (552)             (36)
   Proceeds from the sale and redemption of
      foreclosed real estate                                             102              117              229
   Investment in foreclosed real estate                                  (32)
                                                            ---------------------------------------------------
        Net cash used in investing activities                         (1,958)          (6,534)          (3,472)
                                                            ---------------------------------------------------

Cash Flows From Financing Activities
   Net increase (decrease) in deposits                                   368           (1,337)             274
   Net increase (decrease) from advances from
      borrowers for taxes and insurance                                   60               (2)              10
   Proceeds from borrowed funds                                       13,500           35,000           18,000
   Repayments on borrowed funds                                      (15,500)         (26,500)         (23,650)
   Proceeds from issuance of common stock                                                               15,605
   Purchase of treasury stock                                           (921)          (1,763)
   Purchase of common stock for
      restricted stock awards                                                            (539)
   Dividends paid                                                       (470)
                                                            ---------------------------------------------------
        Net cash provided by (used in)
           financing activities                                       (2,963)           4,859           10,239
                                                            ---------------------------------------------------
        Net increase (decrease) in cash                               (2,330)             109            6,712

Cash
   Beginning                                                           8,301            8,192            1,480
                                                            ---------------------------------------------------
   Ending                                                   $          5,971  $         8,301  $         8,192
                                                            ---------------------------------------------------

                        (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
 YEARS ENDED DECEMBER 31, 1997 , 1996   A ND 1995
( DOLLARS IN THOUSANDS)

                                                                   1997             1996             1995
---------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
   Cash payments for:
      Interest on deposits                                  $          6,982 $          7,164 $          6,901
      Interest on borrowed funds                                       1,527            1,076            1,172
      Income taxes                                                     1,450              981              723
                                                            ---------------------------------------------------

Supplemental Schedule of Noncash Investing and
   Financing Activities
   Transfers from loans to foreclosed real estate           $             27 $            157 $            109
   Issuance of shares to ESOP in conjunction with
      conversion from mutual to stock form                                --               --            1,120
   Allocation of ESOP shares to participants                             139              112              112
   Net change in unrealized appreciation
      on securities available for sale                                   236               30              328
                                                            ---------------------------------------------------

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
( DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------



Note 1.   Summary of Significant Accounting Policies

Nature of operations: Operations of Wells Financial Corp. (Company) primarily consist of banking services through its subsidiary, Wells Federal Bank, fsb
(Bank). One of the Bank's subsidiaries, Wells Insurance Agency, Inc. is a property and casualty insurance agency. The other subsidiary of the Bank, Greater Minnesota Mortgage, Inc. is a mortgage banking company that originates loans through referrals from commercial banks. The Company serves its customers through the Bank's eight locations in South Central Minnesota.

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

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Wells Financial Corp., its wholly owned subsidiary, Wells Federal Bank, fsb, and the Bank's wholly owned subsidiaries, Wells Insurance Agency, Inc. and Greater Minnesota Mortgage, Inc. All significant intercompany transactions and balances are eliminated in consolidation.

Securities held to maturity: Debt securities for which the Company has both the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is included in interest income.

Securities available for sale: Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of stockholder's equity, net of the related deferred tax effect. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is recognized in interest income.

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Declines in the fair value of individual securities classified as either held to maturity or available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Loans held for sale: Loans held for sale are those loans that the Company may sell or intends to sell prior to maturity. They are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans. All sales are made without recourse.

Loans receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by an allowance for loan losses and net deferred loan origination fees.

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

Loan servicing: The Company generally retains the right to service mortgage loans sold to others. The cost allocated to the mortgage servicing rights retained has been recognized as a separate asset and is being amortized in proportion to and over the period of estimated net servicing income. Mortgage servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market rates of interest. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Company stratifies its capitalized mortgage servicing rights based on the interest rate and term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceed their fair value.

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

Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

     Cash: The carrying amounts reported for cash and interest-bearing accounts approximate their fair values.

     Certificates of deposit: The carrying amounts reported for certificate of deposits approximate their fair values.

     Securities: Fair values for securities available for sale and securities held to maturity are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, except for stock in the Federal Home Loan Bank for which fair value is equal to cost.

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

Emerging accounting standards: In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income. This Statement requires an entity to include a statement of comprehensive income in its full set of general-purpose financial statements. Comprehensive income consists of the net income or loss of the entity plus or minus the change in equity of the entity during the period from transactions, other events, and circumstances resulting from nonowner sources. Statement No. 130 is effective for years beginning after December 15, 1997 and will require financial statements of earlier periods that are presented for comparative purposes to be reclassified.

            Note 2.  Certificates of Deposit

Certificates of deposit with a carrying value of $1,850 and $200 at December 31, 1997 and 1996, respectively, had weighted average yields of 5.68% and 5.75%, respectively, and contractual maturities of less than one year.


            Note 3.  Securities Available for Sale

                                                                           December 31, 1997
                                                     -----------------------------------------------------------
                                                                       Gross          Gross
                                                       Amortized      Unrealized     Unrealized
                                                          Cost          Gains          Losses       Fair Value
----------------------------------------------------------------------------------------------------------------
Stock in Federal Home Loan Bank                     $        1,633 $           --    $       --      $    1,633
FHLMC stock                                                     24            983            --           1,007
                                                    ------------------------------------------------------------
                                                             1,657            983            --           2,640
Mortgage-backed securities                                      86             --            --              86
                                                    ------------------------------------------------------------
                                                    $        1,743 $          983    $       --      $    2,726
                                                    ------------------------------------------------------------

      Securities Available for Sale (Continued)

                                                                           December 31, 1996
                                                     -----------------------------------------------------------

                                                                        Gross          Gross
                                                       Amortized      Unrealized     Unrealized
                                                          Cost          Gains          Losses       Fair Value
----------------------------------------------------------------------------------------------------------------
Mutual Funds:
   Short term U.S. government securities fund       $        2,396     $       --      $    (76)    $     2,320
   U.S. Government mortgage securities fund                  1,251             --           (80)          1,171
   Intermediate mortgage securities fund                     1,209             --           (60)          1,149
Stock in Federal Home Loan Bank                              1,633             --            --           1,633
FHLMC stock                                                     29            798            --             827
                                                    ------------------------------------------------------------
                                                             6,518            798          (216)          7,100
Mortgage-backed securities                                     427              1            --             428
                                                    ------------------------------------------------------------
                                                    $        6,945     $      799      $   (216)    $     7,528
                                                    ------------------------------------------------------------

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

Changes in unrealized appreciation (depreciation) on securities available for sale:

                                                                         Years Ended December 31,
                                                            ---------------------------------------------------
                                                                   1997             1996             1995
---------------------------------------------------------------------------------------------------------------
Balance, beginning                                          $            348 $            318 $            (10)
   Unrealized appreciation (depreciation) during
      the year                                                           399               56              531
   Deferred tax effect relating to unrealized
      appreciation (depreciation)                                       (163)             (26)            (203)
                                                            ---------------------------------------------------
Balance, ending                                             $            584 $            348 $            318
                                                            ---------------------------------------------------

Securities with a carrying value of $500 and $-0- at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.


            Note 4.  Securities Held to Maturity

                                                                          December 31, 1997
                                                     ------------------------------------------------------------
                                                                         Gross          Gross
                                                        Amortized      Unrealized     Unrealized
                                                           Cost          Gains          Losses       Fair Value
-----------------------------------------------------------------------------------------------------------------
Debt securities:
   U.S. Government corporations and agencies         $        3,198 $            4 $          (1) $        3,201
                                                     ------------------------------------------------------------

                                                                          December 31, 1997
                                                     ------------------------------------------------------------
                                                                         Gross          Gross
                                                        Amortized      Unrealized     Unrealized
                                                           Cost          Gains          Losses       Fair Value
-----------------------------------------------------------------------------------------------------------------
Debt securities:
   U.S. Government corporations and agencies         $        2,049 $         --   $          (5) $        2,044
                                                     ------------------------------------------------------------

Contractual maturities: The scheduled maturities of securities held to maturity at December 31, 1997 were as follows:

                                                                                Amortized           Fair
                                                                                   Cost            Value
--------------------------------------------------------------------------------------------------------------
Due in one year or less                                                     $            800 $            799
Due from one to five years                                                             2,398            2,402
                                                                            ----------------------------------
                                                                            $          3,198 $          3,201
                                                                            ----------------------------------

            Note 5.  Loans Receivable and Loans Held for Sale

Composition of loans receivable:

                                                                                Years Ended December 31,
                                                                           ----------------------------------
                                                                                  1997             1996
-------------------------------------------------------------------------------------------------------------
First mortgage loans (principally conventional):
   Principal balances:
      Secured primarily by one-to-four family residences                   $        141,346 $        140,444
      Secured by other properties, primarily agricultural real estate                12,012           12,233
      Construction                                                                    1,943            2,081
      Less net deferred loan origination fees                                          (642)            (714)
                                                                           ----------------------------------
              Total first mortgage loans                                            154,659          154,044
                                                                           ----------------------------------
Consumer and other loans:
   Principal balances:
      Home equity, home improvement and second mortgages                             18,781           15,197
      Agricultural operating loans                                                    1,299            1,171
      Vehicle loans                                                                   4,988            4,619
      Other                                                                           3,760            4,031
                                                                           ----------------------------------
              Total consumer and other loans                                         28,828           25,018
                                                                           ----------------------------------
              Total loans                                                           183,487          179,062
Less allowance for loan losses                                                         (763)            (615)
                                                                           ----------------------------------
              Loan receivable, net                                         $        182,724 $        178,447
                                                                           ----------------------------------


Allowance for loan losses:

                                                                      Years Ended December 31,
                                                         --------------------------------------------------
                                                                1997             1996            1995
-----------------------------------------------------------------------------------------------------------
Balance, beginning                                       $            615 $            512 $           376
   Provision for loan losses                                          180              180             166
   Loans charged off                                                  (66)             (88)            (41)
   Recoveries                                                          34               11              11
                                                         --------------------------------------------------
Balance, ending                                          $            763 $            615 $           512
                                                         --------------------------------------------------

Nonaccrual loans: Loans on which the accrual of interest has been discontinued totaled to $237, $298 and $298 at December 31, 1997, 1996 and 1995,
respectively. The effect of nonaccrual loans was not significant to the results of operations.

The Company includes all loans considered impaired under FASB Statement No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1997 and 1996.

Related party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amounts of loans to such related parties at December 31, 1997 and 1996 were $452 and $380, respectively. During 1997, new loans to such related parties were $243 and repayments were $171.

Note 5.     Loans Receivable and Loans Held for Sale (Continued)

Loans held for sale: As of December 31, 1997 and 1996, the Company's loans held for sale were $2,012 and $1,791, respectively, and consisted of one to four family residential real estate loans. Loans held for sale have been reduced by estimated unrealized market losses of $14 and $30 at December 31, 1997 and 1996, respectively. Outstanding commitments to sell loans at December 31, 1997 were $847.


            Note 6.  Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans as of December 31, 1997 and 1996 were $72,192 and $66,125, respectively, and consist of one-to-four family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers for taxes and insurance, were $387 and $339 at December 31, 1997 and 1996, respectively.

Effective January 1, 1996, the Company adopted FASB Statement No. 122, Accounting for Mortgage Servicing Rights. This Statement requires that a mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and then sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values if it is practicable to estimate those fair values.

Effective January 1, 1997, the Company adopted FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement establishes the basic principles that an entity should recognize only assets it controls and liabilities it has incurred. Assets should be "derecognized" only when control has been surrendered, liabilities should be "derecognized" only when they have been extinguished, and recognition of financial assets and liabilities should not be affected by the sequence of transactions unless the effect of the transactions is to maintain effective control over a transferred financial asset. Statement No. 125 also continues the recognition of mortgage servicing rights on loans sold and supersedes Statement No. 122 for transactions after January 1, 1997.

In accordance with the provisions of Statements No. 122 and 125, mortgage servicing rights in the amounts of $107 and $105 were capitalized during the years ended December 31, 1997 and 1996, respectively. The Company recognized amortization of the cost of mortgage servicing rights in the amounts of $30 and $17 for the years ended December 31, 1997 and 1996, respectively. The effect of adopting Statements No. 122 and 125 was to increase net income by $77 and $88 for the years ended December 31, 1997 and 1996, respectively.

            Note 7.  Foreclosed Real Estate

The Company had investment in real estate acquired through foreclosure or deeded to the Company in lieu of foreclosure of $35 and $78 as of December 31, 1997 and 1996, respectively. No allowances for losses on foreclosed real estate were required at these dates.


            Note 8.  Premises and Equipment

Premises and equipment are summarized as follows:

                                                                                      December 31,
                                                                           ----------------------------------
                                                                                  1997             1996
-------------------------------------------------------------------------------------------------------------
Cost:
   Land                                                                    $             71 $             71
   Buildings and improvements                                                         1,075            1,075
   Leasehold improvements                                                               537              537
   Furniture, fixtures and equipment                                                  1,861            1,682
                                                                           ----------------------------------
                                                                                      3,544            3,365
   Less accumulated depreciation and amortization                                     2,119            1,846
                                                                           ----------------------------------
                                                                           $          1,425 $          1,519
                                                                           ----------------------------------


            Note 9.  Deposits

Composition of deposits:

                                                                                        December 31,
                                                                           ----------------------------------
                                                                                  1997             1996
-------------------------------------------------------------------------------------------------------------
Demand and NOW accounts                                                    $         20,940 $         21,299
Savings accounts                                                                     16,117           16,312
Certificates of deposit                                                             108,321          107,399
                                                                           ----------------------------------
                                                                           $        145,378 $        145,010
                                                                           ----------------------------------

The aggregate amount of certificates of deposit over $100 was $15,473 and $9,447 at December 31, 1997 and 1996, respectively.

A summary of scheduled maturities of certificates of deposits is as follows:

Years Ending December 31,
------------------------------------------------------------------------------
1998                                                         $         78,869
1999                                                                   18,802
2000                                                                    8,385
2001                                                                    2,127
2002                                                                      138
                                                             -----------------
                                                             $        108,321
                                                             ================

Eligible savings accounts are insured up to $100 by the Savings Association Insurance Fund (SAIF) under management of the Federal Deposit Insurance Corporation (FDIC). On September 30, 1996, legislation was signed into law requiring savings institutions insured by the SAIF to pay a special assessment to recapitalize the fund. The Company recorded its assessment of $1,085 in September, 1996.


            Note 10.  Borrowed Funds

Borrowed funds consisted of advances from Federal Home Loan Bank (FHLB), as follows:

                                                                                    December 31,
                                                                         ----------------------------------
                                                                                1997             1996
-----------------------------------------------------------------------------------------------------------
         Due Date               Interest Rate
--------------------------------------------------
         06/05/97                   5.67%                                $                $          7,500
         06/05/97                   5.91%                                                            5,000
         06/27/97                   6.35%                                                            3,000
         04/08/98                   6.13%                                           3,000
         05/04/98                   5.46%                                           5,000            5,000
         05/26/98                   5.61%                                           6,000            6,000
         06/23/98                   5.86%                                          10,500
                                                                         ----------------------------------
                                                                         $         24,500 $         26,500
                                                                         ----------------------------------

The Company has a $5,000 open line of credit with the FHLB which expires June 26, 1998. There were no advances outstanding on this line of credit at December 31, 1997.

The advances due on April 8, 1998 and June 23, 1998 have fixed  interest  rates.
The advances due on May 4, 1998 and May 26, 1998 have variable interest rates. At December 31, 1997 the current rates were as stated above.
Prepayment of the advances will result in prepayment penalties.

The advances are collateralized by FHLB stock and first mortgage loans of $44,250 at December 31, 1997.

On January 16, 1998, the Company entered into an agreement with the FHLB to borrow an additional $5 million. Terms of the agreement call for a fixed interest rate of 5.34% with the entire balance due on January 16, 2008 but callable on January 16, 2003.

            Note 11.  Income Tax Matters

The Company and its subsidiary file consolidated federal income tax returns. For the year ended December 31, 1995, if certain conditions are met in determining taxable income, the Company was allowed a special bad debt deduction based on a percentage of taxable income (8 percent) or on specified experience formulas. The Company used the taxable income method in 1995.

Effective for the year ended December 31, 1996, federal income tax laws changed to eliminate the percentage of taxable income formula for the Company and will only allow bad debt deductions based on actual charge-offs. The Company is required to recapture into income the excess of its December 31, 1995 loan loss reserves for "qualifying" and "nonqualifying" loans over its December 31, 1987 loan loss reserves for "qualifying" and "nonqualifying" loans. This excess, which is $177, is required to be recaptured ratably over a six year period. The onset of recapture can be delayed for up to two years if the Company meets residential loan origination requirements. At December 31, 1997, the Company recorded a deferred tax liability of $48 to provide for the recapture of the loan loss reserves and it is netted against the deferred tax asset.

The components of income tax expense are as follows:

                                                                       Years Ended December 31,
                                                         --------------------------------------------------
                                                                1997             1996            1995
-----------------------------------------------------------------------------------------------------------
Federal:
   Current                                               $          1,186 $            690 $           612
   Deferred (credit)                                                  (36)              (6)             24
                                                         --------------------------------------------------
                                                                    1,150              684             636
                                                         --------------------------------------------------

State:
   Current                                                            387              230             196
   Deferred (credit)                                                  (12)              (2)             10
                                                         --------------------------------------------------
                                                                      375              228             206
                                                         --------------------------------------------------
              Total                                      $          1,525 $            912 $           842
                                                         --------------------------------------------------

Total income tax expense differed from the amounts computed by applying the statutory U.S. Federal income tax rates to income before income taxes as a result of the following:

                                                                       Years Ended December 31,
                                                           ------------------------------------------------
                                                                  1997            1996            1995
-----------------------------------------------------------------------------------------------------------
Statutory rate applied to income before income taxes taxes $         1,311 $           739 $           739
State income taxes, net of federal benefit                             242             137             137
Effect of graduated rates                                              (37)            (21)            (21)
Other                                                                    9              57             (13)
                                                           ------------------------------------------------
              Income tax expense                           $         1,525 $           912 $           842
                                                           ------------------------------------------------

The net deferred tax liability included in liabilities in the accompanying statements of financial condition includes the following amounts of deferred tax assets and liabilities:

                                                           December 31,
                                                 ----------------------------------
                                                        1997             1996
-------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                 $            261  $           189
   Deferred loan origination fees                          10               40
   Other                                                   36               35
                                             ----------------------------------
                                                          307              264
   Less valuation allowance
                                             ----------------------------------
                                                          307              264
                                             ----------------------------------

Deferred tax liabilities:
   Premises and equipment                                 165              169
   Securities available for sale                          399              236
   FHLB stock dividends                                   217              217
                                             ----------------------------------
                                                          781              622
                                             ----------------------------------
                                             $           (474)  $         (358)
                                             ----------------------------------

Retained earnings at December 31, 1997 includes approximately $1,839 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debts or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $736 at December 31, 1997.


     Note 12. Stockholders' Equity, Regulatory Capital and Dividend Restrictions

The Company has received approval from the Office of Thrift Supervision to buy-back up to 14.5% (317,188 shares) of its common stock. This approval is effective through April 11, 1998. As of December 31, 1997, the Company had purchased 190,375 shares of treasury stock.

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

Note 12. Stockholders' Equity, Regulatory Capital and Dividend Restrictions (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent examination by the Office of Thrift Supervision, as of May 20, 1996, categorized the Bank as "well capitalized" under the regulatory framework for Prompt Corrective Action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table summarizes the Bank's compliance with its regulatory capital requirements at December 31, 1997:

                                   Bank's      Bank's      Required      Required      Excess
                                  Capital     Capital      Capital       Capital       Capital
                               -----------------------------------------------------------------------------
                                   Amount   Percent        Amount        Percent       Amount      Percent
------------------------------------------------------------------------------------------------------------
Tier 1 (leverage) capital      $     22,790   11.41 %     $     5,990     3.00 %    $    16,800     8.41 %
Risk-based capital                   23,544   20.00 %           9,417     8.00 %         14,127    12.00 %

Under current regulations, the Bank is not permitted to pay dividends on its stock if its regulatory capital would reduce below (i) the amount required for the liquidation account established to provide a limited priority claim to the assets of the Bank to certain qualifying depositors who had deposits at the Bank and who continue to maintain those deposits after its conversion from a Federal mutual savings and loan association to a Federal stock savings bank pursuant to its Plan of Conversion (Plan) adopted October 19, 1994, or (ii) the Bank's regulatory capital requirements. As a "Tier 1" institution (an institution with capital in excess of its capital requirements, both immediately before the proposed capital distribution and after giving effect to such distribution), the Bank may make capital distributions without the prior consent of the Office of Thrift Supervision in any calendar year. The capital distribution is equal to the greater of 100% of net income for the year to date plus 50% of the amount by which the lesser of the institution's tangible, core or risk-based capital exceeds its capital requirement for such capital commitment, as measured at the beginning of the calendar year or up to 75% of net income over the most recent four quarter period.

            Note 13.  Earnings Per Share

Effective  December  31,  1997,  the Company  adopted  FASB  Statement  No. 128,
Earnings per Share. The Statement requires the presentation of earnings per share (EPS) by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. All other entities are required to present basic and diluted earnings per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce a loss or increase the income per common share from continuing operations.

A reconciliation of the numerators and denominators of the basic and diluted earnings per-share computations follows:

                                                               For the Year Ended December 31, 1997
                                                          ---------------------------------------------------
                                                                Income          Shares          Per-Share
                                                             (Numerator)    (Denominator)        Amount
-------------------------------------------------------------------------------------------------------------
Basic EPS
   Net income                                             $          2,220        1,873,499 $           1.18
                                                                                            -----------------
Effect of Dilutive Securities
   Stock options                                                        --           37,016
                                                          ----------------------------------
Diluted EPS
   Net income plus assumed conversions                    $          2,220        1,910,515 $           1.16
                                                          ---------------------------------------------------

                                                             For the Year Ended December 31, 1996
                                                         ----------------------------------------------------
                                                                Income          Shares          Per-Share
                                                             (Numerator)    (Denominator)        Amount
-------------------------------------------------------------------------------------------------------------
Basic EPS
   Net income                                             $          1,200        1,960,731 $           0.61
                                                                                            -----------------
Effect of Dilutive Securities
   Stock options                                                        --            6,454
                                                          ----------------------------------
Diluted EPS
   Net income plus assumed conversions                    $          1,200        1,967,185 $           0.61
                                                          ---------------------------------------------------

                                                                 For the Period Ended December 31, 1995
                                                          ---------------------------------------------------
                                                                Income          Shares          Per-Share
                                                             (Numerator)    (Denominator)        Amount
-------------------------------------------------------------------------------------------------------------
Basic EPS
   Net income                                             $          1,031        2,063,166 $           0.50
                                                                                            -----------------
Effect of Dilutive Securities
   Stock options                                                        --           10,450
                                                          ----------------------------------
Diluted EPS
   Net income plus assumed conversions                    $          1,031        2,073,616 $           0.50
                                                          ---------------------------------------------------

The earnings per-share calculation for 1995 includes earnings from April 11, 1995, the date of conversion, to December 31, 1995.

Basic and diluted earnings per-share, as calculated under FAS Statement No. 128, are not materially different than primary and fully-diluted earnings per-share as previously reported for all prior periods.


            Note 14.  Employee Benefit Plans

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

In connection with this plan, the Company recorded net pension expense of $-0-, $6 and $46 for the years ended December 31, 1997, 1996 and 1995, respectively.

Defined Contribution 401(k) Plan: The Bank provides a 401(k) plan which covers substantially all of the Bank's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual compensation. At the discretion of the Board of Directors, the Bank may make matching contributions of up to 4 percent of each participant's contribution. There were no contributions made by the Bank for the years ended December 31, 1997, 1996 and 1995.

Employee Stock Ownership Plan: An Employee Stock Ownership Plan (ESOP) was adopted on April 11, 1995 covering all full-time employees of the Company who have attained age 21 and completed one year of service during which they work at least 1,500 hours.

The Company makes annual contributions to the ESOP equal to the ESOP's debt service. The ESOP's debt was incurred when the Company loaned the ESOP $1,120 which was used by the ESOP to purchase common stock of the Company. All dividends received by the ESOP on unallocated shares are used to pay additional principal on the debt. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to employees based on the proportion of debt service paid in the year. The shares pledged as collateral are deducted from stockholders' equity as unearned ESOP shares in the accompanying statement of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation expense.

Compensation expense for the ESOP was $218, $163 and $143 for the years ended December 31, 1997, 1996 and 1995, respectively.

Shares of the Company held by the ESOP at December 31, 1997 and 1996 are as follows:

                                                       1997          1996
-------------------------------------------------------------------------------
Shares released for allocation                           45,360         28,000
Unreleased (unearned) shares                             94,640        112,000
                                                  -----------------------------
                                                        140,000        140,000
                                                  -----------------------------

Fair value of unreleased (unearned) shares        $       1,692 $        1,470
                                                  -----------------------------

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

The exercise price under the awards was established at $11.00 per share which was the fair market price on the date of adoption. Under APB Opinion No. 25, no expense has been recorded for these options for the years ended December 31, 1997 and 1996 as the option price is the quoted market price of the shares at the date of the award.

Grants under the Plan are accounted for following APB Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized, as noted above, for this Plan. Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), additional compensation cost charged to income would have been $100, $176 and $23 for the years ended December 31, 1997, 1996 and 1995, respectively. Reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                                       Years Ended December 31,
                                                         --------------------------------------------------
                                                                1997             1996            1995
-----------------------------------------------------------------------------------------------------------
Net income:
   As reported                                           $          2,220 $          1,200 $         1,270
   Pro forma                                                        2,161            1,095           1,256

Basic earnings per share:
   As reported                                           $           1.18 $           0.61            0.50
   Pro forma                                                         1.15             0.56            0.49

Diluted earnings per share:
   As reported                                           $           1.16 $           0.61            0.50
   Pro forma                                                         1.14             0.56            0.49

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

The status of the Company's fixed stock option plan as of December 31, 1997 and 1996, and changes during the years ended on those dates are presented below:

                                                              Years Ended December 31,
                                       -------------------------------------------------------------------
                                           1997                              1996
                                       -------------------------------------------------------------------
                                                    Weighted-Average                   Weighted-Average
Fixed Options                             Shares    Exercise                Shares     Exercise
                                                    Price                              Price
----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year            125,405   $              11        125,405   $             11
Granted                                          --                  --             --                 --
Exercised                                        --                  --             --                 --
Forfeited                                        --                  --             --                 --
                                       -------------------------------------------------------------------
Outstanding at end of year                  125,405   $              11        125,405   $             11
                                       -------------------------------------------------------------------


As of December 31, 1997, there were 125,405 options outstanding, all options had an exercise price of $11 per share, and their remaining contractual life was 7.8 years. As of December 31, 1997 and 1996, 50,162 and 25,081 shares, respectively, were exercisable.

Management  Stock Bonus Plan:  The Bank  adopted a  Management  Stock Bonus Plan
(Plan) which was approved by the Company's stockholders on November 15, 1995. Restricted stock awards covering shares representing an aggregate of up to 4% (87,500 shares) of the common stock issued by the Company in the mutual to stock conversion may be granted to directors and employees of the Bank. These awards vest at the rate of 20% per year of continuous service with the Bank. The status of shares awarded as of December 31, 1997 and 1996 and the changes during the years ended on those dates is presented below:

                                                 Years Ended December 31,
                                             -------------------------------
                                                   1997             1996
----------------------------------------------------------------------------
Outstanding at beginning of year                    38,380           49,735
Granted                                                 --               --
Vested and distributed                              (9,595)          (9,595)
Forfeited                                               --           (1,760)
                                             -------------------------------
Outstanding at end of year                          28,785           38,380
                                             -------------------------------

The Bank recorded expense of $129 relating to this Plan for the year ended December 31, 1997 and $228 for the year ended December 31, 1996.

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


            Note 15.  Lease Commitments

The Company leases certain branch facilities under operating leases. Some leases require the Company to pay related insurance, maintenance and repairs, and real estate taxes. Future minimum rental commitments under operating leases as of December 31, 1997 are as follows:

Years Ending
--------------------------------------------------------------------------
1998                                                      $           151
1999                                                                   92
2000                                                                   88
2001                                                                   88
2002                                                                   77
                                                          ----------------
                                                          $           496
                                                          ----------------

Total rental expense related to operating leases was approximately $174, $162 and $163 for the years ended December 31, 1997, 1996 and 1995, respectively.

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

Commitments to extend credit on loans totaled approximately $12,512 and $11,850 at December 31, 1997 and 1996, respectively. The portion of commitments to extend credit that related to fixed rate loans is $3,201 and $676 as of December 31, 1997 and 1996, respectively.

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


            Note 17.  Concentrations

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

Concentration by institution: As of December 31, 1997 the Company had $6,656 on deposit with the FHLB of Des Moines.


            Note 18.  Fair Values of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:

                                                                  Years Ended December 31,
                                          -------------------------------------------------------------------
                                                 1997                             1996
-------------------------------------------------------------------------------------------------------------
                                               Carrying          Fair           Carrying           Fair
                                                Amount           Value           Amount           Value
                                          -------------------------------------------------------------------
Financial assets
   Cash                                   $          5,971 $          5,971 $         8,301 $          8,301
   Certificates of deposit                           1,850            1,850             200              200
   Securities and mortgage backed
      securities available for sale                  2,726            2,726           7,528            7,528
   Securities held to maturity                       3,198            3,201           2,049            2,044
   Loans receivable, net                           182,724          184,336         178,447          179,721
   Loans held for sale                               2,012            2,012           1,791            1,791
   Mortgage servicing rights                           166              166              88               88
   Accrued interest receivable                       1,106            1,106           1,060            1,060

Financial liabilities
   Deposits                                        145,378          145,443         145,010          145,702
   Borrowed funds                                   24,500           24,496          26,500           26,502
   Advances from borrowers for
      taxes and insurance                            1,080            1,080           1,020            1,020
   Accrued interest payable                            139              139             126              126
                                          -------------------------------------------------------------------


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


           Note 20. Financial Information of Wells Financial Corp. (Parent Only)

The Company's condensed statements of financial condition as of December 31, 1997 and 1996 and related condensed statements of income and cash flows for each of the years in the three year period ended December 31, 1997 are as follows:

Condensed Statements of Financial Condition                                       1997              1996

--------------------------------------------------------------------------------------------------------------
Assets
   Cash, including deposits with Wells Federal
      Bank, fsb 1997 $318; 1996 $203                                      $             387 $           1,829
   Certificates of deposit                                                              350               200
   Securities held to maturity                                                          750               499
   Investment in Wells Federal Bank, fsb                                             24,148            21,731
   Loan to Wells Federal Bank, fsb                                                    4,000             4,000
   Accrued interest receivable                                                           12                15
                                                                          ------------------------------------
              Total assets                                                $          29,647 $          28,274
                                                                          ------------------------------------

Liabilities and Stockholders' Equity
   Liabilities                                                            $               6 $              72
   Stockholders' equity                                                              29,641            28,202
                                                                          ------------------------------------
              Total liabilities and stockholders' equity                  $          29,647 $          28,274
                                                                          ------------------------------------

Note  20.  Financial   Information  of  Wells  Financial  Corp.   (Parent  Only)
           (Continued)

Condensed Statements of Income                                   1997            1996            1995
------------------------------------------------------------------------------------------------------------
Interest income                                           $            402 $           466 $            326
Other expense                                                           52              73               87
                                                          --------------------------------------------------
              Income before income taxes                               350             393              239
Income tax expense                                                      87             169               97
                                                          --------------------------------------------------
              Net income before equity in net
                  income of subsidiary                                 263             224              142
Equity in net income of subsidiary                                   1,957             976              889
                                                          --------------------------------------------------
              Net income                                             2,220 $         1,200 $          1,031
                                                          --------------------------------------------------

Condensed Statements of Cash Flows                                1997            1996             1995
-------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                              $          2,220 $         1,200 $          1,031
   Adjustment to reconcile net income to net cash
      provided by operating activities:
      Equity in undistributed net income of subsidiary               (1,957)           (976)            (889)
      Increase in accrued interest receivable                             3              (5)             (10)
      Increase in other liabilities                                     (55)             59               13
                                                           --------------------------------------------------
              Net cash provided by
                    operating activities                                211             278              145
                                                           --------------------------------------------------
Cash Flows From Investing Activities
   Purchase of certificates of deposit                                 (350)           (200)            (800)
   Purchase of securities held to maturity                           (1,750)         (1,999)            (800)
   Proceeds from the maturities of
      certificates of deposit                                           200             800               --
   Proceeds from maturity of securities
      held to maturity                                                1,499           1,700              600
   Investment in Wells Federal Bank                                      --              --           (8,362)
   Decrease in loan to Wells Federal Bank, fsb                           --           1,000           (5,000)
                                                           --------------------------------------------------
              Net cash provided by (used in)
                    investing activities                               (401)          1,301          (14,362)
                                                           --------------------------------------------------
Cash Flows From Financing Activities
   Net proceeds from sale of common stock                                                             15,605
   Payments relating to ESOP stock                                      139             112              112
   Purchase of treasury stock                                          (921)         (1,362)              --
   Dividends paid                                                      (470)             --               --
                                                           --------------------------------------------------
              Net cash (used in) financing activities                (1,252)         (1,250)          15,717
                                                           --------------------------------------------------
              Net increase in cash                                   (1,442)            329            1,500
Cash:
   Beginning of period                                                1,829           1,500               --
                                                           --------------------------------------------------
   End of period                                           $            387 $         1,829 $          1,500
                                                           --------------------------------------------------

            Note 21. Selected Quarterly Financial Data (Unaudited) (dollars in thousands, except per share data)

                                                                   Year Ended December 31, 1997
-------------------------------------------------------------------------------------------------------------
                                                First           Second           Third            Fourth
                                          -------------------------------------------------------------------
Interest income                           $          3,756 $          3,817 $         3,862 $          3,890
Net interest income                                  1,716            1,701           1,689            1,697
Provision for loan losses                               45               45              45               45
Net income                                             560              539             561              560
Earnings per share
   Basic                                              0.29             0.29            0.30             0.30
   Diluted                                            0.29             0.28            0.30             0.29

                                                                   Year Ended December 31, 1996
-------------------------------------------------------------------------------------------------------------
                                                First           Second           Third            Fourth
                                          -------------------------------------------------------------------
Interest income                           $          3,578 $          3,583 $         3,715 $          3,793
Net interest income                                  1,552            1,577           1,686            1,708
Provision for loan losses                               45               45              45               45
Net income (loss)                                      500              363            (144)             481
Earnings per share
   Basic                                              0.24             0.19           (0.07)            0.25
   Diluted                                            0.24             0.19           (0.07)            0.24


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


                   Board of Directors of Wells Financial Corp.

                                  Lawrence H. Kruse
                            President, Wells Federal Bank
Gerald D. Bastian                            Joseph R. Gadola
Branch Manager, Wells Federal Bank           Attorney, Gadola Law Office

Wallace J. Butson                            Richard Mueller
Secretary, Wells Federal Bank                  Pharmacist, Wells Drug, Co


                     Executive Officers of Wells Financial Corp.

Lawrence H. Kruse                            James D. Moll, CPA
  President and Chief                          Treasurer and Principal Financial
   Executive Officer                            and Accounting Officer

Gerald D. Bastian                            Wallace J. Butson
   Vice President                              Secretary


Corporate Counsel:                             Auditors:
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


     The Company's Annual Report for the Year Ended December 31, 1997, filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write the Secretary of the Company, at the Company's corporate office in Wells, Minnesota. The annual meeting of stockholders will be held on April 15, 1998 at 4:00 p.m. at the Corporate Office, Wells, Minnesota.