Form 10KSB, Exhibit 13
period 1998-12-31
WELLS FINANCIAL CORP
filed 1999-03-23
CIK 934739

[** LOGO **]

WELLS
FINANCIAL
 CORP.

ANNUAL REPORT



WELLS FINANCIAL CORP.
ANNUAL REPORT

Wells Federal Bank,  fsb                TABLE OF CONTENTS


MAIN OFFICE:                     Profile and Stock Market Information.....................  1-2

Wells                            Selected Consolidated Financial and Other Data...........    3
53 First Street SW
Wells, Minnesota 56097           Letter to Stockholders...................................    4

BRANCH OFFICES:                  Management's Discussion and Analysis of Financial
                                   Condition and Results of Operations.................... 5-17
Blue Earth
303 South Main Street            Independent Auditor's Report.............................   18
Blue Earth, Minnesota 56013
                                 Consolidated Statements of Financial Condition...........   19
Mankato - Madison East
Madison East Center              Consolidated Statements of Income........................   20
1400 Madison Avenue
Mankato, Minnesota 56001         Consolidated Statements of Stockholders' Equity..........   21

North Mankato                    Consolidated Statements of Cash Flows....................22-24
1800 Commerce Drive
North Mankato, Minnesota  56003  Notes to Consolidated Financial Statements...............25-47

Fairmont                         Office Location and Other Corporate Information..........   48
Five Lakes Centre
300 South State Street
Fairmont, Minnesota  56031

Albert Lea
Skyline Mall
1710 West Main Street
Albert Lea, Minnesota  56007

St. Peter
523 South Third Street
St. Peter, Minnesota  56082

Owatonna
496 North Street
Owatonna, Minnesota  55060


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

         The Bank is a federally chartered stock savings bank headquartered in Wells, Minnesota. The Bank has eight full service offices located in Faribault, Martin, Blue Earth, Nicollet, Freeborn and Steele Counties, Minnesota. The Bank was founded in 1934 and its deposits have been federally insured by the Savings Association Insurance Fund ("SAIF") and its predecessor, the Federal Savings and Loan Insurance Corporation ("FSLIC"), since 1934. The Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank is a community oriented, full-service retail savings institution. The Bank attracts deposits from the general public and uses such deposits primarily to invest in residential lending on owner occupied properties, home equity loans and other consumer loans. Other lending activities include agricultural real estate, agricultural operating, multi-family residential and commercial real estate loans. Cash in excess of what is needed for lending operations is used to purchase investment securities and to maintain required liquidity. The Bank has two subsidiaries, Greater Minnesota Mortgage (GMM) and Wells Insurance Agency (WIA). GMM originates loans through referrals from community commercial banks and, primarily, sells these loans to the secondary market. WIA is a full service insurance agency the sells property, casualty, life and health insurance products.

Stock Market Information

         Since its issuance on April 11, 1995, the Company's common stock has been traded on the Nasdaq National Market under the symbol "WEFC." The following table reflects high and low bid information during the periods shown. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.

                                          HIGH         LOW
                                       -----------------------

January 1, 1997 - March 31, 1997         $16.00       $12.875
April 1, 1997 - June 30, 1997            $15.50       $14.00
July 1, 1997 - September 30, 1997        $17.00       $15.00
October 1, 1997 - December 31, 1997      $19.00       $16.50
January 1, 1998 - March 31, 1998         $19.75       $16.125
April 1, 1998 - June 30, 1998            $21.938      $19.25
July 1, 1998 - September 30, 1998        $21.50       $15.75
October 1, 1998 - December 31, 1998      $18.00       $15.25



         The number of stockholders of record of common stock as of the record date of March 8, 1999, was approximately 560. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At February 15, 1999, there were 1,652,160 shares outstanding.

         The Company declared quarterly cash dividends of $0.12 per share on January 21, 1998 and $0.15 per share on April 15, 1998, July 15, 1998 and October 21, 1998. The Company declared quarterly cash dividends of $0.12 per share on July 16, 1997 and October 15, 1997. No dividends were declared during 1995 or 1996.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Minnesota law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). During 1998, the Bank paid $9.0 million in cash dividends to the Company.

WELLS FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

 Financial Condition
------------------------------------------------------------------------------------------------------------------------------------
 December 31,                                                1994             1995           1996            1997           1998
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                               $ 182,716        $ 195,158      $ 201,326      $ 201,436       $ 191,876
Loans held for sale                                              114            1,944          1,791          2,012           6,097
Loans receivable, net                                        165,185          169,760        178,447        182,724         154,305
Mortgage-backed securities available for sale                    961              867            428             86               -
Securities available for sale                                  5,951            6,753          7,100          2,640           2,968
Investment securities                                          5,991            4,199          2,049          3,198           5,539
Certificates of deposit                                          100              800            200          1,850             500
Cash and cash equivalents                                      1,480            8,192          8,301          5,971          19,446
Deposits                                                     146,412          146,686        145,010        145,378         158,441
Borrowed funds                                                23,650           18,000         26,500         24,500           5,000
Equity                                                        11,506           28,852         28,202         29,641          25,892

Summary of Operations
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                     1994             1995           1996            1997           1998
------------------------------------------------------------------------------------------------------------------------------------

Interest income                                            $  11,573        $  13,489      $  14,669      $  15,325       $  14,890
Interest expense                                               6,510            8,165          8,146          8,522           8,178
Net interest income                                            5,063            5,324          6,523          6,803           6,712
Provision for loan losses                                        113              166            180            180             120
Noninterest income                                               737              809          1,014          1,109           2,405
Noninterest expense (1)                                        3,574            3,855          5,245          3,987           4,769
Net income                                                     1,283            1,270          1,200          2,220           2,476

Other Selected Data
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                     1994             1995           1996            1997           1998
------------------------------------------------------------------------------------------------------------------------------------

Return on average assets                                       0.74%            0.67%          0.61%          1.10%           1.26%
Return on average equity                                      11.66%            5.50%          4.24%          7.71%           8.85%
Average equity to average assets                               6.31%           12.11%         14.40%         14.24%          14.25%
Equity to assets                                               6.30%           14.78%         14.01%         14.71%          13.49%
Net interest rate spread (2)                                   2.80%            2.29%          2.72%          2.75%           2.81%
Nonperforming assets to  total loans (3)                       0.53%            0.17%          0.29%          0.26%           0.23%
Allowance for loan losses to total loans                       0.23%            0.30%          0.34%          0.41%           0.53%
Allowance for loan losses to nonperforming loans (3)          45.85%          171.24%        138.20%        172.62%         236.94%
Basic earnings per share (4)                                     N/A     $      0.50     $     0.61     $     1.18     $      1.42
Diluted earnings per share (4)                                   N/A     $      0.50     $     0.61     $     1.16     $      1.38

------------------------------
(1)  For 1996, includes a special SAIF recapitalization assessment of $1,085.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Nonperforming loans are loans over 90 days past due. Nonperforming assets include nonperforming loans and foreclosed real estate.
(4) Does not include earnings prior to April 11, 1995, the date of conversion to stock form.

[LOGO]   WELLS
         FINANCIAL   53 FIRST ST. S.W., P.O.BOX 310, WELLS, MN 56097-0310
         CORP.                                                  507/553-3151


To Our Stockholders:

We are pleased to present our fourth annual stockholder's report that provides a summary of the Company's operations for 1998. I urge that you review it in detail.

Our net income of $2.5 million for the year was the highest in our history. As the earnings trend became apparent early in the year, the Board of Directors felt it was appropriate to increase the cash dividends from $0.12 per share declared for the first quarter to $0.15 per share for the following three quarters.

The Board also concluded that repurchasing additional shares of stock was an appropriate method to enhance stockholder value. Details of this activity are also included in the report.

In the letter to the stockholders included with the 1997 report, I touched briefly on the formation of Greater Minnesota Mortgage, Inc. (GMM), a wholly owned subsidiary of Wells Federal Bank. GMM completed its first full year of operation. The success in originating loans through referrals from community commercial banks and the resulting profit contribution to the Company far exceeded our highest expectations. We continue to expand marketing of this service and explore areas of additional business relationships that might be of mutual benefit to the parties involved.

Your Board of Directors, the management team and the staff continue to strive to provide better service to our customers and search for ways to enhance the value of your investment in Wells Financial Corp.
Your continued confidence and support is greatly appreciated.


Best Regards,

/s/ Lawrence H. Kruse
--------------------------------------
Lawrence H. Kruse
President and Chief Executive Officer
Chairman of the Board

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in Thousands)

General

         The Company's business activities to date have been limited to its investment in and loan to the Bank and a loan made to the Bank's Employee Stock Ownership Plan ("ESOP") to enable the ESOP to purchase shares of the Company's common stock and, to a lesser degree, investing in securities and deposits in other financial institutions. The Company's investment securities consist of obligations issued by agencies of the U.S. government. As a result of the limited operations of the Company, this discussion primarily relates to the Bank. The principal business of the Bank consists of attracting deposits from the general public and using such deposits, together with borrowings, primarily to invest in residential lending on owner occupied properties. The Bank also makes consumer loans and agricultural related loans and purchases investment securities. The Bank's investment securities consist of U.S. government and agency obligations, mortgage-backed securities, equity securities and FHLB stock. The Bank's loans consist primarily of loans secured by residential real estate located in its market area and, to a lesser extent, agricultural real estate loans, commercial real estate loans and consumer loans.

         The Bank's net earnings are dependent primarily on its net interest income, which is the difference between interest income earned on its investment and loan portfolios and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. To a lesser extent, the level of noninterest income, which primarily consists of service charges and other fees, also affects the Bank's net earnings. In addition, the level of noninterest (general and administrative) expenses affects net earnings.

         The operations of the Bank and the entire thrift industry are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of the federal government and governmental agencies. The demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds influence lending activities. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings in the Bank's market area.

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

(Dollars in Thousands)

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Bank's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The Bank's policy has been to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates. These strategies include obtaining longer term fixed rate borrowings at favorable rates and, due to the lower rates currently available, the sale of all newly originated fixed rate mortgage loans to the secondary market.

         The Bank's lending strategy is focused on the origination of traditional one to four-family mortgage loans primarily secured by single family residences in the Bank's primary market area. During recent periods, the Bank has utilized borrowings as a way of accommodating loan demand, consistent with its goal of maintaining asset quality. The Bank also invests a portion of its assets in consumer, agricultural real estate and agricultural operating loans, commercial business and commercial real estate loans and investment securities as a method of reducing interest rate risk. These loans typically have adjustable interest rates and are for shorter terms than residential first mortgage loans. The Bank's entire commercial business loan portfolio and most of the commercial real estate portfolio are secured by equipment or real estate used for farming. These loans typically have higher interest rates than one- to four-family loans but have not historically resulted in greater losses for the Bank. Historically, the Bank sells higher loan to value ratio fixed rate mortgage loans and mortgage loans with original maturities of fifteen years or less into the secondary market and retains adjustable rate mortgage loans and lower loan to value ratios fixed rate loans with original maturities greater than fifteen years. Due to the lower than normal interest rate environment during 1998 the Bank elected to sell the majority of the fixed rate loans it originated during 1998, regardless of the loan to value ratio or the contractual maturity. In addition, the Bank retains servicing on most of the loans that it sells, enabling it to generate additional income and maintain certain economies of scale in loan processing.

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

(Dollars in Thousands)

Net Portfolio Value

         To encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. This rule in not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in the NPV ratio of more than 2% (200 bp) will require the institution to deduct from its capital 50% of the amount of change in NPV. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The OTS has informed the Bank, based on asset size and risk-based capital, that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at December 31, 1998, as calculated by the OTS, based on information provided to the OTS by the Bank.


                                          Percent of              Change in
  Change Interest   Estimated  Amount of  Estimated     NPV      NPV Ratio(4)
Rates (basis points)   NPV     Change(1)   NPV(2)     Ratio(3)  (basis points)
--------------------   ---     ---------   ------     --------  --------------
                                (Dollars in thousands)

          +400       $13,033    $(8,918)   (41)%         7.42%       -424 bp
          +300        15,801     (6,151)   (28)%         8.82%       -285 bp
          +200        18,309     (3,643)   (17)%        10.03%       -164 bp
          +100        20,408     (1,543)    (7)%        10.99%        -67 bp
            --        21,951                            11.67%
          -100        23,213       1,262      6%        12.19%         52 bp
          -200        24,609       2,657     12%        12.76%        109 bp
          -300        26,508       4,557     21%        13.53%        186 bp
          -400        28,306       6,354     29%        14.23%        256 bp


----------------------------
(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)  Calculated as the estimated NPV divided by average total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

(Dollars in Thousands)

                                                                   At
                                                              December 31,
                                                                  1998
                                                        ------------------------

*** Risk Measures: 200 bp rate shock ***

Pre-Shock NPV Ratio: NPV as % of PV of                          11.67%
Assets

Exposure Measure: Post-Shock NPV Ratio                          10.03%

Sensitivity Measure: Change in NPV Ratio                        164 bp


         Although the OTS has informed the Bank that it is not subject to the IRR component discussed above, the Bank is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Bank's NPV. If the Bank were subject to the IRR component at December 31, 1998, no deduction from capital would have been required.

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

                                                                          Years Ended December 31,
                                           -----------------------------------------------------------------------------------------
                                                        1996                          1997                         1998
                                           -----------------------------------------------------------------------------------------
                                           Average             Average     Average           Average     Average          Average
                                           Balance   Interest  Yield/Cost  Balance  Interest Yield/Cost  Balance Interest Yield/Cost
                                           -----------------------------------------------------------------------------------------
Interest-earning assets:
   Loans receivable (1)                      173,383   13,617     7.85%      183,591  14,570      7.94%     172,219  13,888  8.06%
   Mortgage-backed securities                    661       45     6.81%          250      18      7.20%          12       1  8.33%
   Investments (2)                            18,281    1,007     5.51%       14,426     737      5.11%      20,167   1,001  4.96%
                                           ---------   ------              ---------  ------              ---------  ------
      Total interest-earning assets          192,325   14,669     7.63%      198,267  15,325      7.73%     192,398  14,890  7.74%
                                                       ------                         ------                         ------

Noninterest earning assets                     4,163                           3,979                          4,049
                                           ---------                       ---------                      ---------
      Total assets                         $ 196,488                       $ 202,246                      $ 196,447
                                           =========                       =========                      =========
Interest bearing liabilities:
   Savings, NOW and money
      market accounts                         36,578      949     2.59%       37,010     966      2.61%      40,300   1,046  2.60%
   Certificates of deposit                   110,139    6,111     5.55%      107,394   6,014      5.60%     110,836   6,293  5.68%
   Borrowed funds                             19,269    1,086     5.64%       26,808   1,542      5.75%      14,615     839  5.74%
                                           ---------   ------              ---------  ------              ---------  ------
      Total interest bearing liabilities     165,986    8,146     4.91%      171,212   8,522      4.98%     165,751   8,178  4.93%
                                                       ------                         ------                         ------

Noninterest bearing liabilities                2,199                           2,232                          2,706
                                           ---------                       ---------                      ---------
      Total liabilities                      168,185                         173,444                        168,457
Equity                                        28,303                          28,802                         27,990
                                           ---------                       ---------                      ---------
      Total liabilities and equity         $ 196,488                       $ 202,246                      $ 196,447
                                           =========                       =========                      =========
Net interest income                                     6,523                          6,803                          6,712
                                                       ======                         ======                         ======
Interest rate spread (3)                                          2.72%                           2.75%                      2.81%
Net yield on interest earning assets (4)                          3.39%                           3.43%                      3.49%
Ratio of average interest earning assets
   to average interest bearing liabilities     1.16X                           1.16X                                  1.16X
                                           =========                       =========                                 ======


------------------------------
(1)  Average balances include non-accrual loans and loans held for sale.
(2)  Includes interest-bearing deposits in other financial institutions.
(3)  Interest-rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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


                                                                  Years Ended December 31,
                                   -------------------------------------------------------------------------------
                                                 1997 vs. 1996                              1998 vs. 1997
                                   ----------------------------------------    --------------------------------------
                                          Increase (Decrease) Due to                 Increase (Decrease) Due to
                                   ----------------------------------------    --------------------------------------
                                                            Rate/                                   Rate/
                                       Volume     Rate      Volume     Net         Volume    Rate   Volume      Net
                                   ----------------------------------------    --------------------------------------
Interest Income:
  Loans receivable                     $   801    $   156 $    (4)  $   953    $   (903)  $   220  $    1    $  (682)
  Mortgage-backed securities               (28)         3      (2)      (27)        (17)        3      (3)       (17)
   Investments                            (212)       (73)     15      (270)        293       (22)     (7)       264
                                   ----------------------------------------    --------------------------------------
    Total interest-earning assets          561         86       9       656        (627)      201      (9)      (435)
                                   ----------------------------------------    --------------------------------------

Interest expense:
  Deposit accounts                        (141)        62      (1)      (80)        279        82      (2)       359
  Borrowed funds                           425         21      10       456        (701)       (3)      1       (703)
                                   ----------------------------------------    --------------------------------------
    Total interest-bearing liabilities     284         83       9       376        (422)       79      (1)      (344)
                                   ----------------------------------------    --------------------------------------

Net change in interest income         $    277 $        3 $     -   $   280    $   (205)  $   122  $   (8)  $    (91)
                                   ========================================    ======================================

(Dollars in Thousands)

Financial Condition

         Total assets decreased by $9,560 from $201,436 at December 31, 1997 to $191,876 at December 31, 1998 primarily due to a $24,334 decrease in loans, from $184,736 at December 31, 1997 to $160,402 at December 31, 1998. Due to low
interest rates on residential mortgage loans during 1998, many of the Company's customers refinanced their existing loans. Management elected to sell the majority of the residential loans originated during 1998 to the secondary market. This is the primary reason for the decrease in loans.

         In accordance with the Bank's internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of December 31, 1997 and December 31, 1998 the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans was $763 and $853 and 0.41% and 0.53%, respectively.

         Loans on which the accrual of interest has been discontinued amounted to $237 and $260 at December 31, 1997 and 1998, respectively. The effect of nonaccrual loans was not significant to the results of operations. The Company includes all loans considered impaired under FASB Statement No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1997 and 1998.

         Deposits increased by $13,063 from $145,378 at December 31, 1997 to $158,441 at December 31, 1998. Borrowed funds decreased by $19,500 at year end 1998 when compared to year end 1997 through the use of cash received from the increase in deposits and from the sale into the secondary market of refinanced loans from the Company's loan portfolio.

         Equity decreased by $3,749 from $29,641 at December 31, 1997 to $25,892 at December 31, 1998. The decrease in equity was primarily the result of net income for 1998 of $2,476 being offset by the payment of $1,001 in cash dividends and by the repurchase of 307,200 shares of treasury stock at a cost of $5,937. Also affecting equity was the allocation of $312 of employee stock ownership plan shares, the amortization of $84 of unearned compensation and a $317 increase in accumulated other comprehensive income.

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

         General. Net income for the year ended December 31, 1998 was $2,476; an increase of $256 when compared to net income for the year ended December 31, 1997. The increase in net income for 1998 when compared to 1997 was primarily the result of a $1,296 increase in noninterest income being partially offset by a $91 decrease in net interest income and a $782 and $227 increase in noninterest expense and income tax expense, respectively.

(Dollars in Thousands)

         Interest Income. Interest income decreased by $435 for the year ended December 31, 1998 when compared to the year ended December 31, 1997. A $682 decrease in interest on loans was partially offset by a $247 increase in interest income from investments. The decrease in interest income from loans was the result of a decrease in the average amount of the loan portfolio during 1998 when compared to 1997. Due to lower interest rates on residential mortgages, management elected to sell the majority of the residential loans originated during 1998 to the secondary market. Included in the loans originated and sold during 1998 were loans from the Company's mortgage loan portfolio that were refinanced. This is the primary reason for the decrease in the average amount of the loan portfolio. The increase in interest income from investments was the result of an increase in the average amount of investments during 1998 when compared to 1997.

         Interest Expense. During 1998, average borrowed funds decreased by $12,193 when compared to average borrowed funds during 1997 and average deposits increased by $3,290 during 1998 when compared to average deposits during 1997. The decrease in the average amount of borrowed funds during 1998 when compared to average borrowed funds during 1997 is the primary reason for the decrease in interest expense for the year ended December 31, 1998 when compared to the year ended December 31, 1997.

         Net Interest Income. Net interest income decreased by $91 for the year ended December 31, 1998 when compared to the year ended December 31, 1997 due to the changes in interest income and interest expense described above.

         Provision for Loan Losses. The provision for loan loss decreased by $60 for the year ended December 31, 1998 when compared to the year ended December 31, 1997. Management monitors the allowance for loan loss in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. Based on the decrease in size of the loan portfolio during 1998 when compared to 1997 and management's evaluation of the quality of the loan portfolio, management felt that a reduction in the provision for loan losses was warranted. While the Company maintains its allowance for loan losses at a level that is considered to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowance and that losses will not exceed estimated amounts.

         Noninterest Income. Noninterest income increased by $1,296 for 1998 when compared to 1997. The increase in noninterest income was primarily due to increases in loan origination and commitment fees of $791 and the gain on sale of loans of $353 for the year ended December 31, 1998 when compared to the year ended December 31, 1997. These increases resulted from a greater amount of loans originated and sold to the secondary market during 1998 when compared to 1997. Also affecting noninterest income were increases in fees and service charges and loan servicing fees of $85 and $69, respectively.

(Dollars in Thousands)

         Noninterest Expense. Noninterest expense increased by $782 for the year ended December 31, 1998 when compared to the year ended December 31, 1997 primarily due to increases in compensation and benefits, occupancy and equipment and other noninterest expense. Late in the second quarter of 1997, the Company converted its loan origination office in Owatonna, Minnesota to a full service banking facility by employing additional staff and moving to a larger facility. The lease on the branch office at Riverfront Drive in Mankato expired during the fourth quarter of 1998. The Company relocated this branch office to a larger office with full drive-up facilities on Commerce Drive in North Mankato, an area that management feels will provide greater growth potential for the Company. These changes in facilities resulted in increased compensation and benefits and occupancy and equipment. Also affecting compensation and benefits were annual compensation increases. Other noninterest expense increased by $196 for 1998 when compared to 1997, primarily due to an increase in the amortization of mortgage servicing rights of $95 for the year ended December 31, 1998 when compared to the year ended December 31, 1997.

         Income Tax Expense. Income tax expense increased by $227 for the year ended December 31, 1998 when compared to the year ended December 31, 1997. This increase was the result of an increase in income before income taxes for 1998 when compared to 1997.

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996

         General. Net income for the year ended December 31, 1997 was $2,220; an increase of $1,020 when compared to net income for the year ended December 31, 1996. The increase in net income for 1997 when compared to 1996 was primarily the result of legislation that was passed on September 30, 1996 which required savings institutions insured by the Savings Association Insurance Fund (SAIF) to pay a one time special assessment on September 30, 1996 to recapitalize the SAIF. The Bank's assessment amounted to $1,085, $640 net of tax affects. Net interest income and noninterest income increased by $280 and $95, respectively, for 1997 when compared to 1996. Noninterest expense decreased by $1,258, primarily due to the legislation mentioned above, and income taxes increased by $624 for 1997 when compared to 1996.

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

(Dollars in Thousands)


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

         Noninterest Expense. Noninterest expense decreased by $1,258 from $5,245 for the year ended December 31, 1996 to $3,987 for the year ended December 31, 1997. As described above, the legislation that was signed into law on September 30, 1996 resulted in a one time special assessment to the Bank of $1,085. This assessment is the primary reason for the increased noninterest expense during 1996 when compared to 1997. As a result of his legislation, the Bank's annual SAIF assessment was reduced from twenty-three basis points per dollar of deposits to approximately six basis points per dollar of deposits. Data processing expense decreased by $114 from $359 for the year ended December 31, 1996 to $245 for the year ended December 31, 1997. As part of management's commitment to provide competitive products and excellent service to the Bank's customers, the Bank converted to a new data processing software system during the second quarter of 1996. The software conversion during 1996 resulted in a non-recurring expense of approximately $132 that was recorded during 1996.

         Income Tax Expense. Income tax expense increased by $613 from $912 for the year ended December 31, 1996 to $1,525 for the year ended December 31, 1997. This increase resulted from the $1,633 increase in income before income taxes for the year ended December 31, 1997 when compared to the year ended December 31, 1996. Income tax expense as a percentage of income before taxes for the years ended December 31, 1997 and 1996 was 40.72% and 43.18%.

Liquidity and Capital Resources

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1998, the Bank's liquidity, as measured for regulatory purposes, was 10.3%. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

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

(Dollars in Thousands)

         The Bank's most liquid asset is cash including investments in interest bearing accounts at the FHLB of Des Moines that have no withdrawal restrictions. The levels of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1998, the Bank's cash totaled $14,560. This compares to the Bank's cash at December 31, 1997 of $5,902.

         Also available to the Bank to meet liquidity requirements are borrowings from the Federal Home Loan Bank. At December 31, 1998, the Bank had $5,000 in outstanding advances from the FHLB of Des Moines, which have been used to fund loan originations. At December 31, 1998, the Bank had the ability to borrow approximately 16.5 times its then outstanding advances.

         In 1996 and 1998, the Company approved stock buy back programs in which up to 535,340 shares of the common stock of the Company could be acquired. The Company bought 307,200 shares of its common stock during 1998, which completed these approved buy back programs. During January 1999, the Company approved a stock buy back program in which up to 129,660 shares of the common stock of the Company can be acquired.

         The Bank is required to maintain specified amounts of capital. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 1998, the Bank's tangible capital totaled $15.9 million, or 8.70% of adjusted total assets, and core capital totaled $15.9 million, or 8.70% of adjusted total assets, which substantially exceeded the respective 1.5% tangible capital and 3.0% core capital requirements at that date by $13.2 million and $10.4 million, respectively, or 7.20% and 5.70% of adjusted total assets, respectively. The Bank's risk-based capital totaled $16.7 million at December 31, 1998 or 14.78% of risk-weighted assets, which exceeded the current requirements of 8.0% of risk-weighted assets by $7.7 million or 6.78% of risk-weighted assets.

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

(Dollars in Thousands)

         In accordance with the provisions of Statements No. 122 and 125, mortgage servicing rights in the amounts of $662, $107 and $105 were capitalized during the years ended December 31, 1998, 1997 and 1996, respectively. The Company recognized amortization of the cost of mortgage servicing rights in the amounts of $125, $30 and $17 for the years ended December 31, 1998, 1997 and 1996, respectively. The effect of adopting Statements No. 122 and 125 was to increase net income by $77 and $88 for the years ended December 31, 1997 and 1996, respectively.

         Effective January 1, 1998, the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (Statement No. 130), which was issued in June 1997. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, but has no effect on the Company's net income or total stockholder's equity. Statement No. 130 requires unrealized gains and losses on the Company's available for sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement No. 130.

         Effective January 1, 1998, the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related information (Statement No. 131). Statement No. 131 supersedes FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement No. 131 establishes standards for how public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has determined that, for purposes of Statement No. 131, it has only one operating segment and no additional disclosure is required. The adoption of Statement No. 131 did not affect results of operations or financial position.

         In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement No. 133) which is required to be adopted in years beginning after June 15, 1999. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Because the Company does not use derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on the Company's earnings or financial position.

Year 2000 Evaluation

         Rapid and accurate data processing is essential to the Company's operations. Many computer programs that can only distinguish the final two digits of the year entered are expected to read entries for the year 2000 as the year 1900 or as zero and incorrectly attempt to compute payment, interest, delinquency and other data. We have been evaluating both information technology (our computer systems) and non-information technology systems (e.g., heating, cooling and ventilation controls). We have contacted the third party suppliers of non-information technology systems (utility companies, etc.) and examined all of our non- information technology systems. The third party suppliers of non-information technology systems have

(Dollars in Thousands)

assured us they are aware of the possible year 2000 issue and are working to become year 2000 compliant before December 31, 1999. We do not expect any material costs to address our non-information technology systems and have not had any material costs to date. We have determined that the information technology systems we use have substantially more year 2000 risk than the non-information technology systems we use. We have evaluated our information technology systems risk in three areas: (1) our own computers, (2) computers of others used by our borrowers, and (3) computers of others who provide us with data processing.

         Our own computers. Our strategy to address the year 2000 issue in regards to the computers that we own is to replace all computers that are not year 2000 compliant. At December 31, 1998, the majority of our computers had been replaced. We expect to spend approximately $14 between December 31, 1998 and September 30, 1999 to replace the remaining computers that are not year 2000 compliant.

         Computers of others used by our borrowers. We have evaluated most of our borrowers and do not believe that the year 2000 problem should, on an aggregate basis, impact the borrowers' ability to make payments to the Company. We believe that most of the Company's residential and consumer borrowers are not dependent on their home computers for income. As a result, we have not contacted residential or consumer borrowers concerning this issue and do not consider this issue in our residential and consumer loan underwriting process. The majority of the Company's commercial real estate loans are collateralized by agricultural real estate and the majority of the Company's commercial operating loans are for farm machinery and farm inputs. We feel that the year 2000 issue should not significantly impact the Company's commercial borrowers' ability to make payments to the Company.

         Computers of others who provide us with data processing. This risk is primarily focused on one third party service bureau that provides virtually all of the Company's data processing. The software that is used by this service bureau was designed to be year 2000 compliant. We are monitoring the progress this service bureau is making in regards to testing their software and hardware to be year 2000 compliant. Testing of this risk that has been completed includes: testing of the software by the software vendor, testing of the software and hardware by the service bureau, proxy testing of the software and hardware by us and other banks using the service bureau's system and testing by us of the communication links between the Company and the service bureau. We have completed our testing of the software, hardware and communication links and are currently evaluating the results. We estimate that we will spend approximately $70 from December 31, 1998 to September 30, 1999 to complete the testing and upgrading of our data processing and communication systems.

         Contingency plan. Should this data processing system fail, the Company has developed a contingency plan. The contingency plan provides for the service bureau to furnish to the Company a complete database tape of our customers' accounts, complete with account history as of December 28, 1999. This information will also be supplied in printed form. Each of the Company's offices will be supplied with a computer workstation loaded with a database front-end entry screen program for recording transactions on their customers' accounts. If this labor-intensive approach is necessary, the Company's employees will become much less efficient. However, we believe the Company will be able to operate in this manner until the existing service bureau, or its replacement, is able to again provide data processing services.

         Despite our best efforts to address the year 2000 issue, the vast number of external entities that have direct and indirect relationships with us makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have a material adverse impact on the operations of the Company.

                                     [LOGO]

                            MCGLADREY & PULLEN, LLP
                  --------------------------------------------
                  Certified Public Accountants and Consultants


                          Independent Auditor's Report



To the Board of Directors and Stockholders
Wells Financial Corp. and Subsidiary
Wells, Minnesota

We have audited the accompanying consolidated statements of financial condition of Wells Financial Corp. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Financial Corp. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.






                                             /s/ McGladrey & Pullen, LLP
                                             ----------------------------------

Rochester, Minnesota
February 8, 1999

Wells Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition
December 31, 1998 and 1997
(dollars in thousands)

ASSETS                                                               1998        1997
--------------------------------------------------------------------------------------
Cash, including interest-bearing accounts
   1998 $18,523; 1997 $4,838                                 $    19,446 $     5,971
Certificates of deposit (Note 2)                                     500       1,850
Securities available for sale (Notes 3 and 10)                     2,968       2,640
Securities held to maturity (Note 4)                               5,539       3,198
Mortgage-backed securities available for sale (Note 3)                --          86
Loans held for sale (Note 5)                                       6,097       2,012
Loans receivable, net (Notes 5, 10, 16 and 17)                   154,305     182,724
Accrued interest receivable                                          843       1,106
Premises and equipment (Note 8)                                    1,249       1,425
Foreclosed real estate (Note 7)                                       --          35
Other assets (Note 6)                                                929         389
                                                              -----------------------
              Total assets                                   $   191,876 $   201,436
                                                              =======================

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------
Liabilities
   Deposits (Note 9)                                         $   158,441 $   145,378
   Borrowed funds (Note 10)                                        5,000      24,500
   Advances from borrowers for taxes and insurance                 1,220       1,080
   Income taxes (Note 11):
      Current                                                        128         111
      Deferred                                                       885         474
   Accrued interest payable                                          100         139
   Accrued expenses and other liabilities                            210         113
                                                              -----------------------
              Total liabilities                                  165,984     171,795
                                                              -----------------------

Commitments, contingencies and credit risk
(Notes 15, 16, and 17)

Stockholders' Equity (Notes 12 and 14)
   Preferred stock, no par value; 500,000 shares authorized;
      none outstanding                                                --          --
   Common stock, $.10 par value; 7,000,000 shares
      authorized; 2,187,500 shares issued                            219         219
   Additional paid-in capital                                     16,840      16,694
   Retained earnings, substantially restricted                    17,211      15,736
   Accumulated other comprehensive income                            901         584
   Unearned Employee Stock Ownership Plan shares                    (591)       (757)
   Unearned compensation-restricted stock awards                     (67)       (151)
   Less cost of treasury stock, 1998 535,340 shares;
      1997 228,140 shares                                         (8,621)     (2,684)
                                                              -----------------------
              Total stockholders' equity                           25,892      29,641
                                                              -----------------------
              Total liabilities and stockholders' equity      $   191,876 $   201,436
                                                              =======================

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Income
Years Ended December 31, 1998, 1997 and 1996
(dollars in thousands, except per share data)

                                                  1998      1997       1996
-----------------------------------------------------------------------------
Interest and Dividend Income
   Loans receivable
      First mortgage loans                   $   11,257 $  12,112 $   11,558
      Consumer and other loans                    2,631     2,458      2,059
   Investment securities and other interest-
      bearing deposits                            1,002       755      1,052
                                             --------------------------------
              Total interest income              14,890    15,325     14,669
                                             --------------------------------
Interest Expense
   Deposits                                       7,339     6,980      7,060
   Borrowed funds                                   839     1,542      1,086
                                             --------------------------------
              Total interest expense              8,178     8,522      8,146
                                             --------------------------------
              Net interest income                 6,712     6,803      6,523
Provision for loan losses (Note 5)                  120       180        180
                                             --------------------------------
              Net interest income after
                provision for loan losses         6,592     6,623      6,343
                                             --------------------------------
Noninterest Income
   Gain on sale of loans                            434        81        102
   Loan origination and commitment fees             965       174         81
   Loan servicing fees                              267       198        202
   Insurance commissions                            334       313        318
   Fees and service charges                         381       296        246
   Other                                             24        47         65
                                             --------------------------------
              Total noninterest income            2,405     1,109      1,014
                                             --------------------------------
Noninterest Expenses
   Compensation and benefits (Note 14)            2,521     2,037      1,911
   Occupancy and equipment (Note 15)                735       681        644
   Federal insurance premiums and
      assessment (Note 9)                            91        94      1,406

   Data processing                                  281       245        359
   Advertising                                      190       175        150
   Other                                            951       755        775
                                             --------------------------------
              Total noninterest expenses          4,769     3,987      5,245
                                             --------------------------------
              Income before income taxes          4,228     3,745      2,112
Income tax expense (Note 11)                      1,752     1,525        912
                                             --------------------------------
              Net income                     $    2,476 $   2,220 $    1,200
                                             ================================

Earnings per share (Note 13):
   Basic                                     $     1.42 $    1.18 $     0.61
                                             ================================
   Diluted                                   $     1.38 $    1.16 $     0.61
                                             ================================

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and
Subsidiary
Consolidated Statements of
STOCKHOLDERS' Equity
Years Ended December 31,
1998, 1997 and 1996
(dollars in thousands)

                                                                                  Unearned
                                                                                  Employee   Unearned
                                                                    Accumulated    Stock   Compensation-
                                                 Additional            Other     Ownership  Restricted             Total
                           Comprehensive Common   Paid-In  Retained Comprehensive   Plan       Stock   Treasury Stockholders'
                              Income     Stock    Capital  Earnings    Income      Shares     Awards   StStock     Equity
-----------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995             $    219 $  16,537 $  12,786 $    318  $   (1,008) $            $         $   28,852
   Comprehensive Income:
      Net income            $     1,200                        1,200                                                   1,200
      Other comprehensive
        income, net of tax:
        Unrealized gains on
        securities, net of
        related taxes                30                                    30                                             30
                           -------------
      Comprehensive income  $     1,230
                           =============
   Treasury stock
   purchases,
      163,640 shares
      (Notes 12 and 14)                                                                                   (1,763)     (1,763)
   Purchase of common stock
      for restricted stock
      awards (Note 14)                                                                            (539)                 (539)
   Amortization of
   unearned
      compensation                                                                                 259                   259
   Allocated ESOP shares                                51                            112                                163
                                       --------------------------------------------------------------------------------------
Balances, December 31, 1996                  219    16,588    13,986      348        (896)        (280)   (1,763)     28,202
   Comprehensive Income:
   Net income               $     2,220                        2,220                                                   2,220
      Other comprehensive
        income, net of tax:
        Unrealized gains on
        securities, net of
        related taxes               236                                   236                                            236
                           -------------
      Comprehensive income  $     2,456
                           =============
   Treasury stock
   purchases,
      64,500 shares (Note                                                                                  (921)        (921)
      12)
   Cash dividends declared
      ($.24 per share)                                          (470)                                                   (470)
   Amortization of
   unearned
      compensation                                                                                 129                   129
   Allocated ESOP shares                               106                            139                                245
                                       --------------------------------------------------------------------------------------
Balances, December 31, 1997                  219    16,694    15,736      584        (757)        (151)   (2,684)     29,641
   Comprehensive Income:
   Net income              $      2,476                        2,476                                                   2,476
      Other comprehensive
        income, net of tax:
        Unrealized gains on
        securities, net of
        related taxes               317                                   317                                            317
                           -------------
      Comprehensive income $      2,793
                           =============
   Treasury stock
   purchases,
      307,200 shares (Note                                                                                (5,937)     (5,937)
      12)
   Cash dividends declared
      ($.57 per share)                                        (1,001)                                                 (1,001)
   Amortization of
   unearned
      compensation                                                                                  84                    84
   Allocated ESOP shares                               146                            166                                312
                                       --------------------------------------------------------------------------------------
Balances, December 31, 1998            $     219$   16,840$   17,211$     901  $     (591) $       (67)$  (8,621)$    25,892
                                       ======================================================================================

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows
Years Ended December 31, 1998, 1997 and 1996
(dollars in thousands)

                                                              1998     1997       1996
-----------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                             $    2,476 $   2,220 $   1,200
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Provision for loan losses                                  120       180       180
      Gain on sale of loans                                     (434)      (81)     (102)
      Amortization of mortgage servicing rights                  125        30        17
      Compensation on allocation of ESOP shares                  312       218       163
      Amortization of unearned compensation                       84       129       228
      Write-down of foreclosed real estate                        --        12         8
      Loss (gain) on sale of foreclosed real estate                2       (12)      (17)
      Unrealized loss (gain) on loans held for sale              (14)      (16)       30
      Gain on premises and equipment                             (28)                  7
      Deferred income taxes                                      188       (48)       (8)
      Depreciation and amortization on premises
        and equipment                                            279       273       264
      Amortization of deferred loan origination fees            (245)     (151)     (145)
      Amortization of excess servicing fees                       13        13        14
      Amortization of securities premiums and discounts            9        --        (2)
      Loans originated for sale                              (89,160)  (14,914)  (19,057)
      Proceeds from the sale of loans held for sale           85,089    14,709    19,207
      Changes in assets and liabilities:
        Accrued interest receivable                              263       (46)       60
        Other assets                                            (678)      (52)       67
        Income taxes payable, current                             17       111       (54)
        Accrued expenses and other liabilities                    58        16      (276)
                                                          -------------------------------
              Net cash provided by (used in)
                operating activities                          (1,524)    2,591     1,784
                                                          -------------------------------


                           (Continued)

Wells Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows (continued)
 Years Ended December 31, 1998, 1997 and 1996
(dollars in thousands)

                                                             1998        1997       1996
-------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
   Net (increase) decrease in loans                      $   28,945 $   (4,252) $  (8,999)
   Certificates of deposit:
      Maturities                                              6,650        200        800
      Purchases                                              (5,300)    (1,850)      (200)
   Purchase of securities available for sale                     --       (171)      (287)
   Proceeds from sales of securities available for sale         212      5,033         --
   Securities held to maturity:
      Maturities and calls                                    4,491      3,649      5,900
      Purchases                                              (6,841)    (4,798)    (3,749)
   Proceeds from principal repayments of
      mortgage-backed securities available for sale              86        340        436
   Proceeds from the disposal of leasehold improvements          75         --         --
   Purchase of premises and equipment                          (150)      (179)      (552)
   Proceeds from the sale and redemption of
      foreclosed real estate                                     69        102        117
   Investment in foreclosed real estate                          (3)       (32)        --
                                                         ----------------------------------
      Net cash provided by (used in) investing activities    28,234     (1,958)    (6,534)
                                                         ----------------------------------

Cash Flows From Financing Activities
   Net increase (decrease) in deposits                       13,063        368     (1,337)
   Net increase (decrease) from advances from
      borrowers for taxes and insurance                         140         60         (2)
   Proceeds from borrowed funds                               5,000     13,500     35,000
   Repayments on borrowed funds                             (24,500)   (15,500)   (26,500)
   Purchase of treasury stock                                (5,937)      (921)    (1,763)
   Purchase of common stock for
      restricted stock awards                                    --         --       (539)
   Dividends paid                                            (1,001)      (470)        --
                                                         ----------------------------------
        Net cash provided by (used in)
           financing activities                             (13,235)    (2,963)     4,859
                                                         ----------------------------------
        Net increase (decrease) in cash                      13,475     (2,330)       109

Cash
   Beginning                                                  5,971      8,301      8,192
                                                         ----------------------------------
   Ending                                                $   19,446 $    5,971 $    8,301
                                                         ==================================



                                   (Continued)

Wells Financial Corp. and Subsidiary

Years Ended December 31, 1998, 1997 and 1996
(dollars in thousands)

                                                            1998     1997     1996
-----------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
   Cash payments for:
      Interest on deposits                            $    7,348 $  6,982 $  7,164
      Interest on borrowed funds                             869    1,527    1,076
      Income taxes                                         1,547    1,450      981
                                                      =============================

Supplemental Schedule of Noncash Investing and
   Financing Activities:
   Other real estate acquired in settlement of loans  $       33 $     27 $    157
   Allocation of ESOP shares to participants                 166      139      112
   Net change in unrealized gain on securities
      available for sale                                     317      236       30
                                                      =============================


See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------


Note 1.   Summary of Significant Accounting Policies

Nature of operations: Operations of Wells Financial Corp. (Company) primarily consist of banking services through its subsidiary, Wells Federal Bank, fsb
(Bank). One of the Bank's subsidiaries, Wells Insurance Agency, Inc., is a property and casualty insurance agency. The other subsidiary of the Bank, Greater Minnesota Mortgage, Inc., is a mortgage banking company that originates loans through referrals from commercial banks. The Company serves its customers through the Bank's eight locations in South Central Minnesota.

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

Effective January 1, 1998, the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (Statement No. 130), which was issued in June 1997. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, but has no effect on the Company's net income or total stockholders' equity. Statement No. 130 requires unrealized gains and losses on the Company's available for sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement No. 130.

Effective January 1, 1998, the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement No. 131). Statement No. 131 supersedes FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement No. 131 establishes standards for how public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has determined that, for purposes of Statement No. 131, it has only one operating segment and no additional disclosure is required. The adoption of Statement No. 131 did not affect results of operations or financial position.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

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

Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as a net amount in other comprehensive income. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is recognized in interest income.

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

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

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

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

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

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

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


Note 2.   Certificates of Deposit

Certificates of deposit with a carrying value of $500 and $1,850 at December 31, 1998 and 1997, respectively, had weighted average yields of 5.81% and 5.68%, respectively, and contractual maturities of less than one year.


Note 3.   Securities Available for Sale

                                                                     December 31, 1998
                                                    -----------------------------------------------------------
                                                                       Gross          Gross
                                                      Amortized      Unrealized     Unrealized
                                                         Cost          Gains          Losses       Fair Value
---------------------------------------------------------------------------------------------------------------
Stock in Federal Home Loan Bank                     $       1,421 $           -- $          --  $        1,421
FHLMC stock                                                    24          1,523            --           1,547
                                                    -----------------------------------------------------------
                                                    $       1,445 $        1,523 $          --  $        2,968
                                                    ===========================================================
                                                                     December 31, 1997
                                                    -----------------------------------------------------------
                                                                       Gross          Gross
                                                      Amortized      Unrealized     Unrealized
                                                         Cost          Gains          Losses       Fair Value
---------------------------------------------------------------------------------------------------------------
Stock in Federal Home Loan Bank                     $       1,633 $           -- $          --  $        1,633
FHLMC stock                                                    24            983            --           1,007
                                                    -----------------------------------------------------------
                                                            1,657            983            --           2,640
Mortgage-backed securities                                     86             --            --              86
                                                    -----------------------------------------------------------
                                                    $       1,743 $          983 $          --  $        2,726
                                                    ===========================================================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------
Note 3.     Securities Available for Sale (Continued)

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

Changes in unrealized gains on securities available for sale:

                                                            Years Ended December 31,
                                                ---------------------------------------------------
                                                       1998             1997             1996
---------------------------------------------------------------------------------------------------
Balance, beginning                              $            584 $            348 $            318
   Unrealized gains during the year                          540              399               56
   Deferred tax effect relating to unrealized
      appreciation                                          (223)            (163)             (26)
                                                ---------------------------------------------------
Balance, ending                                 $            901 $            584 $            348
                                                ===================================================

Note 4.   Securities Held to Maturity

                                                                       December 31, 1998
                                              -----------------------------------------------------------
                                                                   Gross          Gross
                                                  Amortized     Unrealized     Unrealized
                                                    Cost           Gains         Losses       Fair Value
-----------------------------------------------------------------------------------------------------------
Debt securities:
   U.S. Government corporations and agencies  $      5,539    $      10      $     (7)        $    5,542
                                              =============================================================

                                                                   December 31, 1997
                                              -------------------------------------------------------------
                                                                   Gross          Gross
                                                  Amortized     Unrealized     Unrealized
                                                    Cost           Gains         Losses       Fair Value
-----------------------------------------------------------------------------------------------------------
Debt securities:
   U.S. Government corporations and agencies  $     3,198     $        4      $     (1)        $    3,201
                                              =============================================================

Contractual maturities: The scheduled maturities of securities held to maturity at December 31, 1998 were as follows:

                                                                            Amortized        Fair
                                                                            Cost             Value
--------------------------------------------------------------------------------------------------------------
Due in one year or less                                                     $             -- $             --
Due from one to five years                                                             5,539            5,542
                                                                            ----------------------------------
                                                                            $          5,539 $          5,542
                                                                            ----------------------------------

Securities with a carrying value of $700 and $500 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 5.   Loans Receivable and Loans Held for Sale

Composition of loans receivable:                                      Years Ended December 31,
                                                                      ------------------------
                                                                        1998          1997
----------------------------------------------------------------------------------------------
First mortgage loans (principally conventional):
   Principal balances:
      Secured primarily by one-to-four family residences              $   104,433 $  141,346
      Secured by other properties, primarily agricultural real estate      21,018     12,012
      Construction                                                          1,279      1,943
   Less net deferred loan origination fees                                   (450)      (642)
                                                                      -----------------------
              Total first mortgage loans                                  126,280    154,659
                                                                      -----------------------
Consumer and other loans:
   Principal balances:
      Home equity, home improvement and second mortgages                   18,475     18,781
      Agricultural operating loans                                          2,394      1,299
      Vehicle loans                                                         4,644      4,988
      Other                                                                 3,365      3,760
                                                                      -----------------------
              Total consumer and other loans                               28,878     28,828
                                                                      -----------------------
              Total loans                                                 155,158    183,487
Less allowance for loan losses                                               (853)      (763)
                                                                      -----------------------
              Loan receivable, net                                    $   154,305 $  182,724
                                                                      =======================

Allowance for loan losses:
                                      Years Ended December 31,
                                    ---------------------------
                                       1998      1997     1996
---------------------------------------------------------------
Balance, beginning                  $    763 $    615 $    512
   Provision for loan losses             120      180      180
   Loans charged off                    (46)     (66)     (88)
   Recoveries                             16       34       11
                                    ---------------------------
Balance, ending                     $    853 $    763 $    615
                                    ===========================

Nonaccrual loans: Loans on which the accrual of interest has been discontinued totaled $260, $237, and $298 at December 31, 1998, 1997 and 1996, respectively. The effect of nonaccrual loans was not significant to the results of operations.

The Company includes all loans considered impaired in nonaccrual loans. The amount of impaired loans was not material at December 31, 1998 and 1997.

Related party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amounts of loans to such related parties at December 31, 1998 and 1997 were $294 and $452, respectively. During 1998, new loans to such related parties were $104 and repayments were $262.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 5.    Loans Receivable and Loans Held for Sale (Continued)

Loans held for sale: As of December 31, 1998 and 1997, the Company's loans held for sale were $6,097 and $2,012, respectively, and consisted of one to four family residential real estate loans. Loans held for sale have been reduced by estimated unrealized market losses of $-0- and $14 at December 31, 1998 and 1997, respectively. Outstanding commitments to sell loans at December 31, 1998 were $6,097.


Note 6.   Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans as of December 31, 1998 and 1997 were $136,336 and $72,192, respectively, and consist of one-to-four family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers for taxes and insurance, were $636 and $387 at December 31, 1998 and 1997, respectively.

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

Mortgage servicing rights in the amounts of $662 and $107 were capitalized during the years ended December 31, 1998 and 1997, respectively. The fair values of capitalized mortgage servicing rights were $722 and $166 at December 31, 1998 and 1997, respectively. The fair values of the mortgage servicing rights were estimated as the present value of the expected future cash flows using a discount rate of 15%. The Company recognized amortization of the cost of mortgage servicing rights in the amounts of $125 and $30 for the years ended December 31, 1998 and 1997, respectively. The effect of adopting Statements No. 122 and 125 was to increase net income by $77 and $88 for the years ended December 31, 1997 and 1996, respectively.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 7.   Foreclosed Real Estate

The Company had investment in real estate acquired through foreclosure or deeded to the Company in lieu of foreclosure of $-0- and $35 as of December 31, 1998 and 1997, respectively. No allowances for losses on foreclosed real estate were required at these dates.


Note 8.   Premises and Equipment

Premises and equipment are summarized as follows:
                                                        December 31,
                                                    ---------------------
                                                       1998        1997
-------------------------------------------------------------------------
Cost:
   Land                                             $       71 $      71
   Buildings and improvements                            1,075     1,075
   Leasehold improvements                                  330       537
   Furniture, fixtures and equipment                     2,005     1,861
                                                    ---------------------
                                                         3,481     3,544
   Less accumulated depreciation and amortization        2,232     2,119
                                                    ---------------------
                                                    $    1,249 $   1,425
                                                    =====================


Note 9.   Deposits

Composition of deposits:                               December  31,
                                                  ----------------------
                                                     1998         1997
------------------------------------------------------------------------
Demand and NOW accounts                           $   24,781 $   20,940
Savings accounts                                      18,377     16,117
Certificates of deposit                              115,283    108,321
                                                  ----------------------
                                                  $  158,441 $  145,378
                                                  ======================

The aggregate amount of certificates of deposit over $100 was $10,524 and $10,387 at December 31, 1998 and 1997, respectively.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 9.    Deposits (Continued)

A summary of scheduled maturities of certificates of deposits is as follows:

Years Ending December 31,
--------------------------------------------------------------------------------
1999                           $   78,785
2000                               19,242
2001                               13,583
2002                                3,673
                               -----------
                               $  115,283
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


Note 10.  Borrowed Funds

Borrowed funds consisted of advances from Federal Home Loan Bank (FHLB), as follows:

                                       December 31,
                            ----------------------------------
                                   1998             1997
--------------------------------------------------------------
 Due Date   Interest Rate
---------------------------
 01/16/08       5.34%       $    5,000             $       --
 04/08/98       6.13%               --                  3,000
 05/04/98       5.46%               --                  5,000
 05/26/98       5.61%               --                  6,000
 06/23/98       5.86%               --                 10,500
                           ----------------------------------
                            $    5,000             $   24,500
                           ==================================

The advance due on January 16, 2008 has a fixed interest rate and is callable beginning January 16, 2003. Prepayment of the advance will result in a prepayment penalty.

The advances are collateralized by FHLB stock and first mortgage loans with balances exceeding 125% of the amount of the advances.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 11.  Income Tax Matters

The Company and its subsidiary file consolidated federal income tax returns. For years prior to 1996, the Company was allowed a special bad debt deduction based on a percentage of taxable income (8 percent) or on specified experience formulas. Effective for the year ended December 31, 1996, federal income tax laws changed to eliminate the percentage of taxable income formula for the Company and only allow bad debt deductions based on actual charge-offs. The Company is required to recapture into income the excess of its December 31, 1995 loan loss reserves for "qualifying" and "nonqualifying" loans over its December 31, 1987 loan loss reserves for "qualifying" and "nonqualifying" loans. This excess, which is $177, is required to be recaptured ratably over a six year period. At December 31, 1998, the Company recorded a deferred tax liability of $36 to provide for the remaining recapture of the loan loss reserves and it is netted against the deferred tax asset.

The components of income tax expense are as follows:

                                            Years Ended December 31,
                           --------------------------------------------------
                                     1998             1997            1996
-----------------------------------------------------------------------------
Federal:
   Current                 $          1,181 $          1,186 $           690
   Deferred (credit)                    143             (36)             (6)
                           --------------------------------------------------
                                      1,324            1,150             684
                           --------------------------------------------------
State:
   Current                              383              387             230
   Deferred (credit)                     45             (12)             (2)
                           --------------------------------------------------
                                        428              375             228
                           --------------------------------------------------
              Total        $          1,752 $          1,525 $           912
                           ==================================================

Total income tax expense differed from the amounts computed by applying the statutory U.S. Federal income tax rates to income before income taxes as a result of the following:

                                                            Years Ended December 31,
                                                           ---------------------------
                                                              1998     1997     1996
--------------------------------------------------------------------------------------
Statutory rate applied to income before income taxes taxes $  1,480 $  1,311 $    739
State income taxes, net of federal benefit                      273      242      137
Effect of graduated rates                                       (42)     (37)     (21)
Other                                                            41        9       57
                                                           ---------------------------
              Income tax expense                           $  1,752 $  1,525 $    912
                                                           ===========================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 11.    Income Tax Matters (Continued)

The net deferred tax liability included in liabilities in the accompanying statements of financial condition includes the following amounts of deferred tax assets and liabilities:
                                            December 31,
                                    ---------------------------
                                         1998             1997
---------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses        $     310       $      261
   Management stock bonus plan             63               71
   Accrued vacation                        39               33
   Other                                   21               24
                                    ---------------------------
                                          433              389
   Less valuation allowance
                                    ---------------------------
                                          433              389
                                    ---------------------------
Deferred tax liabilities:
   Premises and equipment                 155              165
   Securities available for sale          622              399
   FHLB stock dividends                   217              217
   Mortgage servicing rights              284               67
   Deferred loan origination fees          10
   Other                                   30               15
                                    ---------------------------
                                        1,318              863
                                    ---------------------------
                                    $   (885)       $    (474)
                                    ===========================

Retained earnings at December 31, 1998 includes approximately $1,839 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debts or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $736 at December 31, 1998.


Note 12.  Stockholders' Equity, Regulatory Capital and Dividend Restrictions

In April 1996, the Company initiated a stock buy back program. Shares totaling 307,200, 64,500 and 163,640 were purchased during the years ended December 31, 1998, 1997 and 1996, respectively.

On January 20, 1999, the Company declared a dividend of $.15 per common share payable on February 12, 1999 to stockholders of record as of February 1, 1999. The scheduled dividend is $247,824.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 12. Stockholders' Equity, Regulatory Capital and Dividend Restrictions (Continued)

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent examination by the Office of Thrift Supervision, as of December 29, 1997, categorized the Bank as "well capitalized" under the regulatory framework for Prompt Corrective Action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table summarizes the Bank's compliance with its regulatory capital requirements:

                                Bank's Capital    Required Capital    Excess Capital
                               --------------------------------------------------------
As of December 31, 1998:        Amount   Percent   Amount   Percent    Amount   Percent
                               --------------------------------------------------------
Tier 1 (leverage) capital      $15,896    8.70 %  $ 5,480   3.00 %    $10,416   5.70 %
Risk-based capital              16,745   14.78 %    9,066   8.00 %      7,679   6.78 %


                                Bank's Capital    Required Capital    Excess Capital
                               -----------------------------------------------------------------------------
As of December 31, 1997:        Amount   Percent   Amount   Percent    Amount   Percent
                               -----------------------------------------------------------------------------
Tier 1 (leverage) capital      $22,790   11.41 %  $ 5,990   3.00 %    $16,800   8.41 %
Risk-based capital              23,544   20.00 %    9,417   8.00 %     14,127  12.00 %


Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 12. Stockholders' Equity, Regulatory Capital and Dividend Restrictions (Continued)

Under current regulations, the Bank is not permitted to pay dividends on its stock if its regulatory capital would reduce below (i) the amount required for the liquidation account established to provide a limited priority claim to the assets of the bank to certain qualifying depositors who had deposits at the Bank and who continue to maintain those deposits after its conversion from a Federal mutual savings and loan association to a Federal stock savings bank pursuant to its Plan of Conversion (Plan) adopted October 19, 1994, or (ii) the Bank's regulatory capital requirements. As a "Tier 1" institution (an institution with capital in excess of its capital requirements, both immediately before the proposed capital distribution and after giving effect to such distribution), the Bank may make capital distributions without the prior consent of the Office of Thrift Supervision in any calendar year. The capital distribution is equal to the greater of 100% of net income for the year to date plus 50% of the amount by which the lesser of the institution's tangible, core or risk-based capital exceeds its capital requirement for such capital commitment, as measured at the beginning of the calendar year or up to 75% of net income over the most recent four quarter period. The Bank paid dividends of $9 million to the Company during the year ended December 31, 1998.


Note 13.  Earnings Per Share

Earnings per share (EPS) are calculated and presented in accordance with FASB Statement No. 128, Earnings per Share. The Statement requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. All other entities are required to present basic and diluted earnings per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce a loss or increase the income per common share from continuing operations.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 13.   Earnings Per Share (Continued)

A reconciliation of the numerators and denominators of the basic and diluted earnings per-share computations follows:

                                       For the Year Ended December 31, 1998
                                       ---------------------------------
                                           Income      Shares  Per-Share
                                        (Numerator) (Denominator) Amount
------------------------------------------------------------------------
Basic EPS
   Net income                            $   2,476   1,747,325 $   1.42
                                                               =========
Effect of Dilutive Securities
   Stock options                                --      49,966
                                         ----------------------
Diluted EPS
   Net income plus assumed conversions   $   2,476   1,797,291 $   1.38
                                         ===============================

                                       For the Year Ended December 31, 1997
                                       ---------------------------------
                                          Income       Shares   Per-Share
                                        (Numerator) (Denominator) Amount
------------------------------------------------------------------------
Basic EPS
   Net income                            $   2,220   1,873,499 $   1.18
                                                               =========
Effect of Dilutive Securities
   Stock options                                --      37,016
                                         -------------------------------
Diluted EPS
   Net income plus assumed conversions   $   2,220   1,910,515 $   1.16
                                         ===============================

 For the Year Ended December 31, 1996

                                          Income      Shares   Per-Share
                                        (Numerator)(Denominator) Amount
------------------------------------------------------------------------
Basic EPS
   Net income                            $   1,200   1,960,731 $   0.61
                                                               =========
Effect of Dilutive Securities
   Stock options                                --       6,454
                                         ----------------------
Diluted EPS
   Net income plus assumed conversions   $   1,200   1,967,185 $   0.61
                                         ===============================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------


Note 14.  Employee Benefit Plans

Defined Contribution 401(k) Plan: The Bank provides a 401(k) plan which covers substantially all of the Bank's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual compensation. At the discretion of the Board of Directors, the Bank may make matching contributions of up to 4 percent of each participant's contribution. There were no contributions made by the Bank for the years ended December 31, 1998, 1997 and 1996.

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

Compensation expense for the ESOP was $312, $218 and $163 for the years ended December 31, 1998, 1997 and 1996, respectively.

Shares of the Company held by the ESOP at December 31, 1998 and 1997 are as follows:

                                                     1998             1997
--------------------------------------------------------------------------------
Shares released for allocation                          62,991           42,248
Unreleased (unearned) shares                            73,897           94,640
                                              ----------------------------------
                                                       136,888          136,888
                                              ----------------------------------

Fair value of unreleased (unearned) shares    $          1,164 $          1,692
                                              ----------------------------------

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

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------


Note 14.    Employee Benefit Plans (Continued)

The exercise price under the awards was established at $11.00 per share which was the fair market price on the date of adoption. Under APB Opinion No. 25, no expense has been recorded for these options for the years ended December 31, 1998, 1997 and 1996 as the option price is the quoted market price of the shares at the date of the award.

Grants under the Plan are accounted for following APB Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized, as noted above, for this Plan. Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), additional compensation cost charged to income would have been $61, $100 and $176 for the years ended December 31, 1998, 1997 and 1996, respectively. Reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                            Years Ended December 31,
                               ---------------------------------------------
                                      1998            1997             1996
----------------------------------------------------------------------------
Net income:
   As reported                 $     2,476     $     2,220      $     1,200
   Pro forma                         2,440           2,161            1,095

Basic earnings per share:
   As reported                 $      1.42     $      1.18      $      0.61
   Pro forma                          1.40            1.15             0.56

Diluted earnings per share:
   As reported                 $      1.38     $      1.16      $      0.61
   Pro forma                          1.36            1.14             0.56

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

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------


Note 14.   Employee Benefit Plans (Continued)

The status of the Company's fixed stock option plan as of December 31, 1998 and 1997, and changes during the years ended on those dates are presented below:

                                       Years Ended December 31,
                      ----------------------------------------------------------
                               1998                       1997
                      ----------------------------------------------------------
                                   Weighted-Average             Weighted-Average
Fixed Options            Shares    Exercise          Shares     Exercise
                                   Price                        Price
--------------------------------------------------------------------------------
Outstanding at
  beginning of year     125,405   $     11           125,405   $      11
Granted                      --         --                --          --
Exercised                    --         --                --          --
Forfeited                    --         --                --          --
                      ----------------------------------------------------------
Outstanding at end
  of year               125,405   $     11           125,405   $      11
                      ==========================================================

As of December 31, 1998, there were 125,405 options outstanding, all options had an exercise price of $11 per share, and their remaining contractual life was 6.8 years. As of December 31, 1998 and 1997, 75,243 and 50,162 shares, respectively, were exercisable.

Management  Stock Bonus Plan:  The Bank  adopted a  Management  Stock Bonus Plan
(Plan) which was approved by the Company's stockholders on November 15, 1995. Restricted stock awards covering shares representing an aggregate of up to 4% (87,500 shares) of the common stock issued by the Company in the mutual to stock conversion may be granted to directors and employees of the Bank. These awards vest at the rate of 20% per year of continuous service with the Bank. The status of shares awarded as of December 31, 1998 and 1997 and the changes during the years ended on those dates is presented below:

                                      Years Ended December 31,
                                     --------------------------
                                        1998             1997
---------------------------------------------------------------
Outstanding at beginning of year       28,785           38,380
Granted                                    --               --
Vested and distributed                (11,345)          (9,595)
Forfeited                                  --               --
                                     --------------------------
Outstanding at end of year             17,440           28,785
                                     ==========================

The Bank recorded expense of $84 relating to this Plan for the year ended December 31, 1998 and $129 for the year ended December 31, 1997.

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

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 15.  Lease Commitments

The Company leases certain branch facilities under operating leases. Some leases require the Company to pay related insurance, maintenance and repairs, and real estate taxes. Future minimum rental commitments under operating leases as of December 31, 1998 are as follows:

Years Ending
---------------------------------
1998             $           183
1999                         129
2000                         129
2001                         118
2002                          80
                 ----------------
                 $           639
                 ================

Total rental expense related to operating leases was approximately $206, $174 and $162 for the years ended December 31, 1998, 1997 and 1996, respectively.


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

Commitments to extend credit on loans totaled approximately $22,685 and $12,512 at December 31, 1998 and 1997, respectively. The portion of commitments to extend credit that related to fixed rate loans is $7,280 and $3,201 as of December 31, 1998 and 1997, respectively.

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

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------


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

Concentration by institution: As of December 31, 1998 the Company had $18,523 on deposit with the FHLB of Des Moines.


Note 18.  Fair Values of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:

                                                 Years Ended December 31,
                                          -----------------------------------------
                                                 1998                   1997
-----------------------------------------------------------------------------------
                                          Carrying     Fair      Carrying     Fair
                                           Amount      Value      Amount     Value
                                     ----------------------------------------------
Financial assets
   Cash                              $    19,446 $    19,446 $    5,971 $    5,971
   Certificates of deposit                   500         500      1,850      1,850
   Securities and mortgage backed
      securities available for sale        2,968       2,968      2,726      2,726
   Securities held to maturity             5,539       5,542      3,198      3,201
   Loans receivable, net                 154,305     155,650    182,724    184,336
   Loans held for sale                     6,097       6,097      2,012      2,012
   Accrued interest receivable               843         843      1,106      1,106

Financial liabilities
   Deposits                              158,441     158,509    145,378    145,443
   Borrowed funds                          5,000       4,930     24,500     24,496
   Advances from borrowers for
      taxes and insurance                  1,220       1,220      1,080      1,080
   Accrued interest payable                  100         100        139        139
                                     ==============================================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------


Note 19.  Financial Information of Wells Financial Corp. (Parent Only)

The Company's condensed statements of financial condition as of December 31, 1998 and 1997 and related condensed statements of income and cash flows for each of the years in the three year period ended December 31, 1998 are as follows:

Condensed Statements of Financial Condition                1998             1997

--------------------------------------------------------------------------------------
Assets
   Cash, including deposits with Wells Federal
      Bank, fsb 1998 $195; 1997 $318                $          5,081 $            387
   Certificates of deposit                                       200              350
   Securities held to maturity                                 2,499              750
   Investment in Wells Federal Bank, fsb                      18,091           24,148
   Loan to Wells Federal Bank, fsb                                              4,000
   Accrued interest receivable and other assets                   21               12
                                                    ----------------------------------
              Total assets                          $         25,892 $         29,647
                                                    ==================================

Liabilities and Stockholders' Equity
   Liabilities                                      $                $              6
   Stockholders' equity                                       25,892           29,641
                                                    ----------------------------------
     Total liabilities and stockholders' equity     $         25,892 $         29,647
                                                    ==================================

Condensed Statements of Income            1998        1997        1996
------------------------------------------------------------------------
Interest income                        $    261    $    402    $    466
Other expenses                              125          52          73
                                       ---------------------------------
     Income before income taxes             136         350         393
Income tax expense                           55          87         169
                                       ---------------------------------
     Net income before equity in net
       income of subsidiary                  81         263         224
Equity in net income of subsidiary        2,395       1,957         976
                                       ---------------------------------
     Net income                        $  2,476    $  2,220    $  1,200
                                       ---------------------------------

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 19.   Financial Information of Wells Financial Corp. (Parent Only)
           (Continued)


Condensed Statements of Cash Flows                            1998         1997        1996
---------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                               $    2,476  $  2,220   $  1,200
   Adjustment to reconcile net income to net cash
      provided by operating activities:
      Equity in undistributed net income of subsidiary         (2,395)    (1,957)      (976)
      (Increase) decrease in accrued interest receivable          (10)         3         (5)

      Increase (decrease) in other liabilities                     (6)       (55)        59

                                                           ----------------------------------
              Net cash provided by
                operating activities                               65        211        278
                                                           ----------------------------------
Cash Flows From Investing Activities
   Purchase of certificates of deposit                           (100)      (350)      (200)
   Purchase of securities held to maturity                     (2,499)    (1,750)    (1,999)
   Proceeds from the maturities of
      certificates of deposit                                     250        200        800
   Proceeds from maturity of securities
      held to maturity                                            750      1,499      1,700
   Dividends from subsidiaries                                  9,000
   Decrease in loan to Wells Federal Bank, sb                   4,000                 1,000
                                                           ----------------------------------
              Net cash provided by (used in
                investing activities                           11,401       (401)     1,301
                                                           ----------------------------------
Cash Flows From Financing Activities
   Payments relating to ESOP stock                                166        139        112
   Purchase of treasury stock                                  (5,937)      (921)    (1,362)
   Dividends paid                                              (1,001)      (470)
                                                           ----------------------------------
              Net cash (used in) financing activities          (6,772)    (1,252)    (1,250)
                                                           ----------------------------------
              Net increase in cash                              4,694     (1,442)       329
Cash:
   Beginning of period                                            387      1,829      1,500
                                                           ----------------------------------
   End of period                                           $    5,081   $    387   $  1,829
                                                           ==================================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 20.  Selected Quarterly Financial Data (Unaudited)
          (dollars in thousands, except per share data)

                                  Year Ended December 31, 1998
----------------------------------------------------------------------
                              First      Second      Third     Fourth
                           -------------------------------------------
Interest income            $  3,942    $  3,806   $  3,592   $  3,550
Net interest income           1,751       1,683      1,640      1,638
Provision for loan losses        30          30         30         30
Net income                      658         622        576        620
Earnings per share
   Basic                       0.35        0.34       0.34       0.39
   Diluted                     0.34        0.33       0.33       0.38





                                   Year Ended December 31,1997
--------------------------------------------------------------------
                               First     Second     Third    Fourth
                            ----------------------------------------
Interest income             $  3,756   $  3,817   $ 3,862   $ 3,890
Net interest income            1,716      1,701     1,689     1,697
Provision for loan losses         45         45        45        45
Net income                       560        539       561       560
Earnings per share
   Basic                        0.29       0.29      0.30      0.30
   Diluted                      0.29       0.28      0.30      0.29

                OFFICE LOCATION AND OTHER CORPORATE INFORMATION


                                CORPORATE OFFICE
                             Wells Financial Corp.
                             53 First Street, S.W.
                             Wells, Minnesota 56097


                  Board of Directors of Wells Financial Corp.


Lawrence H. Kruse                      David Buesing
President, Wells Federal Bank          President, Wells Concrete Products, Inc.

Gerald D. Bastian                      Randel I. Bichler
Branch Manager, Wells Federal Bank     Attorney, Bichler Law Office

Wallace J. Butson                      Richard Mueller
Secretary, Wells Federal Bank          Pharmacist, Wells Drug, Co.

                  Executive Officers of Wells Financial Corp.

Lawrence H. Kruse                      James D. Moll, CPA
President and Chief Executive Officer  Treasurer and Principal Financial and
                                       Accounting Officer

Gerald D. Bastian                      Wallace J. Butson
Vice President                         Secretary

                              --------------------

Corporate Counsel:                     Independent Auditors:

Randel I. Bichler, Esq.                McGladrey & Pullen, LLP
28 South Broadway                      Suite 400
Wells, Minnesota 56097                 102 South Broadway
                                       Rochester, Minnesota 55904

Special Counsel:                       Transfer Agent and Registrar:

Malizia, Spidi, Sloane & Fisch, P.C.   Registrar & Transfer Company
One Franklin Square                    10 Commerce Drive
Suite 700 East                         Cranford, New Jersey 07016
1301 K. Street, N.W.
Washington, D.C. 20005

                              ---------------------

The Company's Annual Report for the Year ended December 31, 1998, filed with the Securities and Exchange Commission on Form 10 KSB is available without charge upon written request. For a copy of the Form 10 KSB or any other investor information, please write the Secretary of the Company, at the Company's corporate office in Wells, Minnesota. The annual meeting of stockholders will be held on April 21, 1998 at 4:00 p.m. at eh corporate Office, wells, Minnesota.