Form 10KSB40, Exhibit 13
period 1999-12-31
WELLS FINANCIAL CORP
filed 2000-03-23
CIK 934739

EXHIBIT 13

[** LOGO **]

WELLS
FINANCIAL
 CORP.

ANNUAL REPORT


WELLS FINANCIAL CORP.
ANNUAL REPORT

Wells Federal Bank,  fsb                                       TABLE OF CONTENTS

MAIN OFFICE:                                               Profile and Stock Market Information.......................  1-2

Wells                                                      Selected Consolidated Financial and Other Data.............    3
53 First Street SW
Wells, Minnesota 56097                                     Letter to Stockholders.....................................    4

BRANCH OFFICES:                                            Management's Discussion and Analysis of Financial
                                                             Condition and Results of Operations...................... 5-16
Blue Earth
303 South Main Street                                      Independent Auditor's Report...............................   17
Blue Earth, Minnesota 56013                                Consolidated Statements of Financial Condition.............   18
                                                           Consolidated Statements of Income..........................   19
Mankato - Madison East
Madison East Center                                        Consolidated Statements of Stockholders' Equity............20-21
1400 Madison Avenue
Mankato, Minnesota 56001                                   Consolidated Statements of Cash Flows..................... 22-24

North Mankato                                              Notes to Consolidated Financial Statements................ 25-47
1800 Commerce Drive
North Mankato, Minnesota  56003                            Office Location and Other Corporate Information...........    48

Fairmont
Five Lakes Centre
300 South State Street
Fairmont, Minnesota  56031

Albert Lea
Skyline Mall
1710 West Main Street
Albert Lea, Minnesota  56007

St. Peter
523 South Third Street
St. Peter, Minnesota  56082

Owatonna
496 North Street
Owatonna, Minnesota  55060


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

         The Bank is a federally chartered stock savings bank headquartered in Wells, Minnesota. The Bank has eight full service offices located in Faribault, Martin, Blue Earth, Nicollet, Freeborn and Steele Counties, Minnesota. The Bank was founded in 1934 and its deposits have been federally insured by the Savings Association Insurance Fund ("SAIF") and its predecessor, the Federal Savings and Loan Insurance Corporation ("FSLIC"), since 1934. The Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank is a community oriented, full-service retail savings institution. The Bank attracts deposits from the general public and uses such deposits primarily to invest in residential lending on owner occupied properties, home equity loans and other consumer loans. Other lending activities include agricultural real estate, agricultural operating, multi-family residential and commercial real estate loans. Cash in excess of what is needed for lending operations is used to purchase investment securities and to maintain required liquidity. The Bank has two subsidiaries, Greater Minnesota Mortgage (GMM) and Wells Insurance Agency (WIA). GMM originates loans through referrals from community commercial banks and, primarily, sells these loans to the secondary market. WIA is a full service insurance agency that sells property, casualty, life, health and investment products, including mutual funds.

Stock Market Information

         Since its issuance on April 11, 1995, the Company's common stock has been traded on the Nasdaq National Market under the symbol "WEFC." The following table reflects high and low bid information during the periods shown. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.

                                                          HIGH            LOW
                                                       ------------   ----------

             January 1, 1998 - March 31, 1998            $19.75          $16.13
             April 1, 1998 - June 30, 1998               $21.94          $19.25
             July 1, 1998 - September 30, 1998           $21.50          $15.75
             October 1, 1998 - December 31, 1998         $18.00          $15.25
             January 1, 1999 - March 31, 1999            $16.25          $14.75
             April 1, 1999 - June 30, 1999               $16.06          $15.50
             July 1, 1999 - September 30, 1999           $15.94          $15.25
             October 1, 1999 - December 31, 1999         $15.63          $ 9.94

         The number of stockholders of record of common stock as of the record date of March 3, 2000, was approximately 547. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 3, 2000, there were 1,389,157 shares outstanding.

         The Company declared quarterly cash dividends of $0.15 per share on January 20, 1999, April 21, 1999, July 21, 1999 and October 19, 1999. The
Company declared quarterly cash dividends of $0.12 per share on January 21, 1998 and $0.15 per share on April 15, 1998, July 15, 1998 and October 21, 1998. The Company declared quarterly cash dividends of $0.12 per share on July 16, 1997 and October 15, 1997. No dividends were declared during 1995 or 1996.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Minnesota law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). During 1999 and 1998 the Bank paid $975,000 and $9.0 million in cash dividends, respectively, to the Company.

WELLS FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

 Financial Condition

------------------------------------------------------ ------------ ------------ ------------ ------------ -----------
 December 31,                                               1995         1996         1997         1998         1999
------------------------------------------------------ ------------ ------------ ------------ ------------ -----------

Total assets                                             $ 195,158    $ 201,326     $201,436     $191,876    $199,836
Loans held for sale                                          1,944        1,791        2,012        6,097         521
Loans receivable, net                                      169,760      178,447      182,724      154,305     172,713
Mortgage-backed securities available for sale                  867          428           86            -           -
Securities available for sale                                6,753        7,100        2,640        2,968       2,551
Securities held to maturity                                  4,199        2,049        3,198        5,539      15,559
Certificates of deposit                                        800          200        1,850          500         400
Cash and cash equivalents                                    8,192        8,301        5,971       19,446       4,200
Deposits                                                   146,686      145,010      145,378      158,441     156,984
Borrowed funds                                              18,000       26,500       24,500        5,000      17,000
Equity                                                      28,852       28,202       29,641       25,892      23,457

Summary of Operations
------------------------------------------------------ ------------ ------------ ------------ ------------ -----------
Years Ended December 31,                                  1995         1996         1997         1998         1999
------------------------------------------------------ ------------ ------------ ------------ ------------ -----------

Interest income                                            $13,489      $14,669      $15,325      $14,890     $14,214
Interest expense                                             8,165        8,146        8,522        8,178       7,698
Net interest income                                          5,324        6,523        6,803        6,712       6,516
Provision for loan losses                                      166          180          180          120          27
Noninterest income                                             809        1,014        1,109        2,405       1,709
Noninterest expense (1)                                      3,855        5,245        3,987        4,769       5,054
Net income                                                   1,270        1,200        2,220        2,476       1,874

Other Selected Data
------------------------------------------------------ ------------ ------------ ------------ ------------ -----------
Years Ended December 31,                                  1995         1996         1997         1998         1999
------------------------------------------------------ ------------ ------------ ------------ ------------ -----------

Return on average assets                                     0.67%        0.61%        1.10%        1.26%       0.97%
Return on average equity                                     5.50%        4.24%        7.71%        8.85%       7.57%
Average equity to average assets                            12.11%       14.40%       14.24%       14.25%      12.77%
Equity to assets                                            14.78%       14.01%       14.71%       13.49%      11.74%
Net interest rate spread (2)                                 2.29%        2.72%        2.75%        2.81%       2.89%
Nonperforming assets to  total loans (3)                     0.17%        0.29%        0.26%        0.23%       0.10%
Allowance for loan losses to total loans                     0.30%        0.34%        0.41%        0.53%       0.49%
Allowance for loan losses to nonperforming loans (3)       171.24%      138.20%      172.62%      236.94%     702.46%
Basic earnings per share (4)                              $   0.50     $   0.61     $   1.18     $   1.42    $   1.26
Diluted earnings per share (4)                            $   0.50     $   0.61     $   1.16     $   1.38    $   1.23


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

To Our Stockholders:


Our 1999 annual report is enclosed for your review. In looking back at the events of 1999, I would classify the year as a transition year. The residential mortgage refinancing activities that began in 1998 continued into the first months of 1999. Due to the low rates on the mortgage loans that were originated during 1998 and the first quarter of 1999 we sold almost all of the loans originated during those time periods to the secondary market. Included in the loans originated and sold to the secondary market were loans that were refinanced from our loan portfolio. In order to utilize our staff and to provide future income, loans that were sold to the secondary market were sold on a service-retained basis.

As rates increased during 1999 to levels we felt were acceptable we began retaining residential mortgage loans that we originated. This change in strategy, along with the origination of other types of loans, allowed us to rebuild our loan portfolio to a higher level at December 31, 1999 than our loan portfolio at December 31, 1998.

Preparation to assure that the Company's data processing systems would function properly on January 1, 2000 consumed a considerable amount of time and effort during 1999. These efforts were successful with all of the Company's systems functioning properly.

To provide our customers with additional financial services we opened an investment center in April of 1999. We are now able to offer mutual funds, variable rate annuities and other investments as an alternative to our traditional FDIC insured products.

Despite positive performance by companies in the financial sector stock prices of these companies generally declined during 1999. Wells Financial Corp.'s stock price was no exception. In an effort to enhance the value of your investment in Wells Financial Corp., we approved stock buy-back programs during 1999 in which the Company can purchase up to 350,266 shares of its stock. As of December 31, 1999, the Company had purchased 223,003 shares towards fulfilling these buy-back programs. I am also pleased that we were able to continue our quarterly dividend program in which we paid a $0.15 per share dividend in each of the four quarters of 1999. The management of Wells Financial Corp. will continue to explore ways in which to increase the value of your investment.

Thank you for your investment and support of Wells Financial Corp.


Best regards,


/s/Lawrence H. Kruse
--------------------

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

(dollars in thousands)

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Bank's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The Bank's policy has been to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates. These strategies include obtaining longer term fixed rate borrowings at favorable rates and, in periods of lower interest rates, the sale of all newly originated fixed rate mortgage loans to the secondary market.

         The Bank's lending strategy is focused on the origination of traditional one to four-family mortgage loans primarily secured by single family residences in the Bank's primary market area. During recent periods, the Bank has utilized borrowings as a way of accommodating loan demand, consistent with its goal of maintaining asset quality. The Bank also invests a portion of its assets in consumer, agricultural real estate and agricultural operating loans, commercial business and commercial real estate loans and investment securities as a method of reducing interest rate risk. These loans typically have adjustable interest rates and are for shorter terms than residential first mortgage loans. The Bank's entire commercial business loan portfolio and most of the commercial real estate portfolio are secured by equipment or real estate used for farming. These loans typically have higher interest rates than one- to four-family loans but have not historically resulted in greater losses for the Bank. Historically, the Bank sells higher loan to value ratio fixed rate mortgage loans and mortgage loans with original maturities of twenty years or less into the secondary market and retains adjustable rate mortgage loans and lower loan to value ratios fixed rate loans with original maturities greater than twenty years. Due to the lower than normal interest rate environment during 1998 and the first half of 1999 the Bank elected to sell the majority of the fixed rate loans it originated during those time periods, regardless of the loan to value ratio or the contractual maturity. In addition, the Bank retains servicing on most of the loans that it sells, enabling it to generate additional income and maintain certain economies of scale in loan processing.

         In order to improve the Bank's interest rate sensitivity, improve asset quality, and provide diversification in the asset mix, the Bank maintains a percentage of its assets in investment securities, which generally have shorter terms to maturity. The Bank's purchase of investment securities is designed primarily for safety of principal and secondarily for rate of return.

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

(dollars in thousands)

Net Portfolio Value

         To encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. This rule in not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in the NPV ratio of more than 2% (200 bp) will require the institution to deduct from its capital 50% of the amount of change in NPV. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The OTS has informed the Bank, based on asset size and risk-based capital, that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at December 31, 1999, as calculated by the OTS, based on information provided to the OTS by the Bank.

                                                               Percent of                        Change in
     Change Interest        Estimated     Amount of            Estimated        NPV             NPV Ratio(4)
   Rates (basis points)        NPV        Change(1)              NPV(2)        Ratio(3)        (basis points)
   --------------------        ---        ---------              ------        --------        --------------
                                             (Dollars in thousands)

              +300           $9,220       $(10,634)              (54)%           5.09%             -511 bp
              +200           12,970         (6,884)              (35)%           6.98%             -322 bp
              +100           16,604         (3,280)              (16)%           8.72%             -148 bp
                --           19,854                                             10.20%
              -100           22,258           2,405                12%          11.24%              104 bp
              -200           24,045           4,191                21%          11.96%              176 bp
              -300           25,940           6,086                31%          12.71%              251 bp



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

(dollars in thousands)


                                                                   At
                                                              December 31,
                                                                  1999
                                                           -------------------

   *** Risk Measures: 200 bp rate shock ***
   Pre-Shock NPV Ratio: NPV as % of PV of Assets                 10.20%
   Exposure Measure: Post-Shock NPV Ratio                         6.98%
   Sensitivity Measure: Change in NPV Ratio                      322 bp




         Although the OTS has informed the Bank that it is not subject to the IRR component discussed above, the Bank is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Bank's NPV. If the Bank were subject to the IRR component at December 31, 1999, a deduction from capital would have been required.

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

                                                                        Years Ended December 31,
                              ---------------------------------------------------------------------------------------------------
                                            1997                                   1998                           1999
                              ---------------------------------------------------------------------------------------------------
                               Average                 Average      Average               Average     Average            Average
                               Balance    Interest     Yield/Cost   Balance      Interest Yield/Cost  Balance   Interest Yield/Cost
                              ---------- --------- ------------ ------------ ------------ --------- ---------- --------- --------
Interest-earning assets:
   Loans receivable (1)       $ 183,591  $ 14,570        7.94%    $ 172,219     $ 13,888     8.06%  $ 161,444  $ 12,831    7.95%
   Mortgage-backed
     securities                     250        18         7.2%           12            1     8.33%          -         -        -
   Investments (2)               14,426       737        5.11%       20,167        1,001     4.96%     27,442     1,383    5.04%
                              ---------- ---------              ------------ ------------           ---------- ---------
    Total interest-
      earning assets            198,267    15,325        7.73%      192,398       14,890     7.74%    188,886    14,214    7.53%
                                         ---------                           ------------                      ---------

Noninterest earning assets        3,979                               4,049                             4,994
                              ----------                        ------------                        ----------
      Total assets            $ 202,246                           $ 196,447                         $ 193,880
                              ==========                        ============                        ==========

Interest bearing liabilities:
   Savings, NOW and money
      Market accounts            37,010       966        2.61%       40,300        1,046     2.60%     45,352     1,153    2.54%
   Certificates of deposit      107,394     6,014        5.60%      110,836        6,293     5.68%    113,337     6,160    5.44%
   Borrowed funds                26,808     1,542        5.75%       14,615          839     5.74%      7,462       385    5.16%
                              ---------- ---------              ------------ ------------           ---------- ---------
      Total interest
        bearing liabilities     171,212     8,522        4.98%      165,751        8,178     4.93%    166,151     7,698    4.64%
                                         ---------                           ------------                      ---------

Noninterest bearing
  liabilities                     2,232                               2,706                             2,975
                              ----------                        ------------                        ----------

      Total liabilities         173,444                             168,457                           169,126
Equity                           28,802                              27,990                            24,754
                              ----------                        ------------                        ----------
      Total liabilities
        and equity            $ 202,246                           $ 196,447                         $ 193,880
                              ==========                        ============                        ==========
Net interest income                         6,803                                  6,712                          6,516
                                         =========                           ============                      =========
Interest rate spread (3)                                 2.75%                               2.81%                         2.89%
Net yield on interest
  earning assets (4)                                     3.43%                               3.49%                         3.45%
Ratio of average interest
  earning assets
  to average interest
  bearing liabilities             1.16X                               1.16X                                       1.14X
                              ==========                        ============                                   =========

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

                                                             Years Ended December 31,
                                     ---------------------------------------     ----------------------------------------
                                                 1998 vs. 1997                                1999 vs. 1998
                                     ---------------------------------------     ----------------------------------------
                                           Increase (Decrease) Due to                  Increase (Decrease) Due to
                                     ---------------------------------------     ----------------------------------------
                                                         Rate/                                        Rate/
                                      Volume    Rate     Volume      Net          Volume     Rate     Volume      Net
                                     --------- -------- --------- ----------     ---------- -------- --------- ----------
Interest Income:
  Loans receivable                  $  (903)   $   220    $     1    $  (682)   $  (869)   $  (201)   $    13    $(1,057)
  Mortgage-backed securities            (17)         3         (3)       (17)        (1)      --         --           (1)
  Investments                           293        (22)        (7)       264        361         15          6        382
                                    -------    -------    -------    -------    -------    -------    -------    -------
    Total interest-earning assets      (627)       201         (9)      (435)      (509)      (186)        19       (676)
                                    -------    -------    -------    -------    -------    -------    -------    -------

Interest expense:
  Deposit accounts                      279         82         (2)       359        273       (290)        (9)       (26)
  Borrowed funds                       (701)        (3)         1       (703)      (411)       (85)        42       (454)
                                    -------    -------    -------    -------    -------    -------    -------    -------
     Total interest-bearing
       liabilities                     (422)        79         (1)      (344)      (138)      (375)        33       (480)
                                    -------    -------    -------    -------    -------    -------    -------    -------

Change in net interest income       $  (205)   $   122    $    (8)   $   (91)   $  (371)   $   189    $   (14)   $  (196)
                                    =======    =======    =======    =======    =======    =======    =======    =======

(dollars in thousands)

Financial Condition

         Total assets increased by $7,960 from $191,876 at December 31, 1998 to $199,836 at December 31, 1999 primarily due to an increase of $12,832 in the loan portfolio and a $10,020 increase in securities held-to-maturity. These increases were partially offset by a $15,246 decrease in cash. The increase in the loan portfolio was primarily due to an increase in real estate loans on farmland and, to a lesser degree, on management's decision to retain residential real estate loans that were originated during the last half of 1999. Management's decision to retain almost all of the residential real estate loans that were originated during the last half of 1999 resulted from an increase in the rates on these loans during that period of time. Cash was used to fund the increase in the loan portfolio and to purchase securities that were classified as held-to-maturity.

         In accordance with the Bank's internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of December 31, 1999 and December 31, 1998, the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans were $857 and $853 and 0.49% and 0.53%, respectively.

         Loans on which the accrual of interest had been discontinued amounted to $111 and $260 at December 31, 1999 and 1998, respectively. The effect of nonaccrual loans was not significant to the results of operations. The Company includes all loans considered impaired under FASB Statement No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1999 and 1998.

         Deposits decreased by $1,457 from $158,441 at December 31, 1998 to $156,984 at December 31, 1999. Borrowed funds increased by $12,000 at year-end 1999 when compared to year-end 1998. Cash and the increase in borrowed funds were used to fund the increases in the loan portfolio and the securities portfolio described above.

         Equity decreased by $2,435 from $25,892 at December 31, 1998 to $23,457 at December 31, 1999. The decrease in equity was primarily the result of net income for 1999 of $1,874 being offset by the payment of $896 in cash dividends and by the repurchase of 223,003 shares of treasury stock at a cost of $3,462. Also affecting equity was the allocation of $255 of employee stock ownership plan shares, the amortization of $40 of unearned compensation and a $246 decrease in accumulated other comprehensive income.

Comparison of Operating Results for the Years Ended December 31, 1999 and 1998

         General. Net income for the year ended December 31, 1999 decreased by $602, or 24.3%, from $2,476 for the year ended December 31, 1998 to $1,874 for the year ended December 31, 1999. The decrease in net income for 1999 when compared to 1998 was primarily due to a $696 decrease in noninterest income.

(dollars in thousands)

         Interest Income. Interest income decreased by $676, or 4.5%, for the year ended December 31, 1999 when compared to the year ended December 31, 1998. A $1,057 decrease in interest on loans was partially offset by a $381 increase in interest income from investments. The decrease in interest income from loans was the result of a decrease in the average amount of the loan portfolio during 1999 when compared to 1998. Due to lower interest rates on residential mortgages, management elected to sell the majority of the residential loans originated during 1998 and the first three months of 1999 to the secondary market. Included in the loans originated and sold during those time periods were loans from the Company's mortgage loan portfolio that were refinanced. This is the primary reason for the decrease in the average amount of the loan portfolio. The increase in interest income from investments was the result of an increase in the average amount of investments during 1999 when compared to 1998.

         Interest Expense. Interest expense on deposits remained relatively constant for 1999 when compared to 1998. Interest expense on borrowed funds decreased by $454 for the year ended December 31, 1999 when compared to the year ended December 31, 1998 primarily due to a decrease in the average amount of borrowed funds during 1999 when compared to 1998.

         Net Interest Income. Net interest income decreased by $196, or 2.9% for the year ended December 31, 1999 when compared to the year ended December 31, 1998 due to the changes in interest income and interest expense described above.

         Provision for Loan Losses. The provision for loan loss decreased by $93 for the year ended December 31, 1999 when compared to the year ended December 31, 1998. Management monitors the allowance for loan loss in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. Based on the decrease in the average amount of the loan portfolio during 1999 when compared to 1998 and management's evaluation of the quality of the loan portfolio, management felt that a reduction in the provision for loan losses was warranted. While the Company maintains its allowance for loan losses at a level that is considered to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowance and that losses will not exceed estimated amounts.

         Noninterest Income. Noninterest income decreased by $696, or 28.9%, for 1999 when compared to 1998. The decrease in noninterest income was primarily due to a decrease of $670 for 1999 when compared to 1998 in loan origination and commitment fees. The decrease in loan origination and commitment fees was the result of fewer loan originations during 1999 when compared to 1998.

         Noninterest Expense. Noninterest expense increased by $285, or 6%, for the year ended December 31, 1999 when compared to the year ended December 31, 1998 due to increases in data processing and in other noninterest expense. Other noninterest expense increased by $173 for 1999 when compared to 1998 primarily due to a $87 increase in the amortization of mortgage servicing rights.

         Income Tax Expense. Income tax expense decreased by $482 for the year ended December 31, 1999 when compared to the year ended December 31, 1998. This decrease was the result of a decrease in income before income taxes for 1999 when compared to 1998.

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

Liquidity and Capital Resources

         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1999, the Bank's liquidity, as measured for regulatory purposes, was 7.5%. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

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

         The Bank's most liquid asset is cash including investments in interest bearing accounts at the FHLB of Des Moines that have no withdrawal restrictions. The levels of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1999 and 1998, the Bank's noninterest bearing cash was $1,880 and $923, respectively.

         Also available to the Bank to meet liquidity requirements are borrowings from the Federal Home Loan Bank. At December 31, 1999, the Bank had $17,000 in outstanding advances from the FHLB of Des Moines, which have been used to fund loan originations. At December 31, 1999, the Bank had the ability to borrow approximately 4.85 times its then outstanding advances.

(dollars in thousands)

         In 1996 and 1998, the Company approved stock buy back programs in which up to 535,340 shares of the common stock of the Company could be acquired. The Company bought 307,200 shares of its common stock during 1998, which completed these approved buy back programs. During 1999, the Company approved stock buy back programs in which up to 350,266 shares of the common stock of the Company can be acquired. The Company bought 223,003 shares of its common stock during 1999 and 29,000 shares of its common stock during January and February of 2000.

         The Bank is required to maintain specified amounts of capital. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 1999, the Bank's tangible capital totaled $16,865, or 8.70% of adjusted total assets, and core capital totaled $16,865, or 8.70% of adjusted total assets, which substantially exceeded the respective 1.5% tangible capital and 4.0% core capital requirements at that date by $13,958 and $9,111, respectively, or 7.20% and 4.70% of adjusted total assets, respectively. The Bank's risk-based capital totaled $17,722 at December 31, 1999 or 13.96% of risk-weighted assets, which exceeded the current requirements of 8.0% of risk-weighted assets by $7,568 or 5.96% of risk-weighted assets.

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

Impact of New Accounting Standards

         Effective January 1, 1997, the Company adopted FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement establishes the basic principles that an entity should recognize only assets it controls and liabilities it has incurred. Assets should be "derecognized" only when they have been extinguished, and recognition of financial assets and liabilities should not be affected by the sequence of transactions unless the effect of the transactions is to maintain effective control over a transferred financial asset. Statement No. 125 also continues the recognition of mortgage servicing rights on loans sold with servicing rights retained.

         In accordance with the provisions of Statement No. and 125, mortgage servicing rights in the amounts of $281, $662 and $107 were capitalized during the years ended December 31, 1999, 1998 and 1997, respectively. The Company recognized amortization of the cost of mortgage servicing rights in the amounts of $212, $125 and $30 for the years ended December 31, 1999, 1998 and 1997, respectively.

(dollars in thousands)

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

         In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement No. 133) which was required to be adopted in years beginning after June 15, 1999. The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. In June 1999, the Financial Accounting Standards Board issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 (Statement No. 137) which delayed the implementation of Statement No. 133 until quarters beginning after June 15, 2000. Because the Company does not use derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on the Company's earnings or financial position.

Year 2000 Update

         Rapid and accurate data processing is essential to the Company's operations. Due to this dependence on its information technology systems, management spent a considerable amount of time and effort to assure that the Company's information technology systems would function properly when the year changed to 2000. These efforts were successful with all of the Company's systems functioning properly on the first business day of the year 2000 and thereafter. There were no customer inconveniences noted. The Company will continue to diligently monitor its computer systems and computer generated data to ensure the accuracy of all such data.

                          Independent Auditor's Report



To the Board of Directors and Stockholders
Wells Financial Corp. and Subsidiary
Wells, Minnesota

We have audited the accompanying consolidated statements of financial condition of Wells Financial Corp. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Financial Corp. and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.





                                        /s/ McGladrey & Pullen, LLP
                                        ----------------------------------------



Rochester, Minnesota
February 10, 2000

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 1999 and 1998
(dollars in thousands)

ASSETS                                                                                   1999                1998
-------------------------------------------------------------------------------------------------------------------
Cash, including interest-bearing accounts
1999 $2,320; 1998 $18,523                                                             $  4,200            $ 19,446
Certificates of deposit (Note 2)                                                           400                 500
Securities available for sale (Notes 3 and 10)                                           2,551               2,968
Securities held to maturity (Note 4)                                                    15,559               5,539
Loans held for sale (Note 5)                                                               521               6,097
Loans receivable, net (Notes 5, 10, 16 and 17)                                         172,713             154,305
Accrued interest receivable                                                              1,350                 843
Income taxes receivable                                                                     16                   -
Premises and equipment (Note 8)                                                          1,558               1,249
Foreclosed real estate (Note 7)                                                             55                   -
Other assets (Note 6)                                                                      913                 929
                                                                           ----------------------------------------
Total assets                                                                          $199,836           $ 191,876
                                                                           ========================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits (Note 9)                                                                     $156,984           $ 158,441
Borrowed funds (Note 10)                                                                17,000               5,000
Advances from borrowers for taxes and insurance (Note 6)                                 1,262               1,220
Income taxes (Note 11):
Current                                                                                      -                 128
Deferred                                                                                   763                 885
Accrued interest payable                                                                   116                 100
Accrued expenses and other liabilities                                                     254                 210
                                                                           ----------------------------------------
Total liabilities                                                                      176,379             165,984
                                                                           ----------------------------------------

Commitments, contingencies and credit risk (Notes 8, 15, 16, and 17)

Stockholders' Equity (Notes 12 and 14)
Preferred stock, no par value; 500,000 shares authorized;
none outstanding                                                                             -                   -
Common stock, $.10 par value; 7,000,000 shares
authorized; 2,187,500 shares issued                                                        219                 219
Additional paid-in capital                                                              16,939              16,840
Retained earnings, substantially restricted                                             18,189              17,211
Accumulated other comprehensive income                                                     655                 901
Unearned Employee Stock Ownership Plan shares                                             (435)               (591)
Unearned compensation-restricted stock awards                                              (27)                (67)
Less cost of treasury stock, 1999 758,343 shares;
1998 535,340 shares                                                                    (12,083)             (8,621)
                                                                           ----------------------------------------
Total stockholders' equity                                                              23,457              25,892
                                                                           ----------------------------------------
Total liabilities and stockholders' equity                                            $199,836           $ 191,876
                                                                           ========================================

See Notes to Consolidated Financial Statements

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands, except per share data)

                                                                     1999                1998               1997
------------------------------------------------------------------------------------------------------------------
Interest and Dividend Income
Loans receivable:
First mortgage loans                                               $ 10,112           $ 11,257           $ 12,112
Consumer and other loans                                              2,719              2,631              2,458
Investment securities and interest-
bearing deposits                                                      1,383              1,002                755
                                                        ----------------------------------------------------------
Total interest income                                                14,214             14,890             15,325
                                                        ----------------------------------------------------------
Interest Expense
Deposits                                                              7,313              7,339              6,980
Borrowed funds                                                          385                839              1,542
                                                        ----------------------------------------------------------
Total interest expense                                                7,698              8,178              8,522
                                                        ----------------------------------------------------------
Net interest income                                                   6,516              6,712              6,803
Provision for loan losses (Note 5)                                       27                120                180
                                                        ----------------------------------------------------------
Net interest income after
provision for loan losses                                             6,489              6,592              6,623
                                                        ----------------------------------------------------------
Noninterest Income
Gain on sale of loans                                                   188                434                 81
Loan origination and commitment fees                                    295                965                174
Loan servicing fees                                                     397                267                198
Insurance commissions                                                   346                334                313
Fees and service charges                                                450                381                296
Other                                                                    33                 24                 47
                                                        ----------------------------------------------------------
Total noninterest income                                              1,709              2,405              1,109
                                                        ----------------------------------------------------------
Noninterest Expenses
Compensation and benefits (Note 14)                                   2,493              2,521              2,037
Occupancy and equipment (Note 15)                                       788                735                681
Data processing                                                         340                281                245
Advertising                                                             214                190                175
Other                                                                 1,219              1,042                849
                                                        ----------------------------------------------------------
Total noninterest expenses                                            5,054              4,769              3,987
                                                        ----------------------------------------------------------
Income before income taxes                                            3,144              4,228              3,745
Income tax expense (Note 11)                                          1,270              1,752              1,525
                                                        ----------------------------------------------------------
Net income                                                          $ 1,874            $ 2,476            $ 2,220
                                                        ==========================================================

Earnings per share (Note 13):
Basic                                                                $ 1.26             $ 1.42             $ 1.18
                                                        ==========================================================
Diluted                                                              $ 1.23             $ 1.38             $ 1.16
                                                        ==========================================================


See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands)

                                                                                       Unearned
                                                                                       Employee    Unearned
                                                                          Accumulated   Stock    Compensation -              Total
                                                   Additional              Other       Ownership   Restricted                Stock-
                           Comprehensive   Common    Paid-In   Retained  Comprehensive   Plan        Stock      Treasury    holders'
                               Income       Stock    Capital   Earnings    Income        Shares      Awards      Stock       Equity
------------------------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1996                $ 219    $ 16,588   $ 13,986       $ 348     $ (896)       $ (280)   $ (1,763)  $ 28,202
Comprehensive Income:
Net income                     $ 2,220         -           -      2,220           -          -             -           -      2,220
Other comprehensive
income, net of tax:
Unrealized gains on
securities, net of
related taxes                      236         -           -          -         236          -             -           -        236
                             ----------
Comprehensive income           $ 2,456
                             ==========
Treasury stock purchases,
64,500 shares (Note 12)                        -           -          -           -          -             -        (921)      (921)
Cash dividends declared
($.24 per share)                               -           -       (470)          -          -             -           -       (470)
Amortization of unearned
compensation                                   -           -          -           -          -           129           -        129
Allocated ESOP shares                          -         106          -           -        139             -           -        245
                                       ---------------------------------------------------------------------------------------------
Balances, December 31, 1997                  219      16,694     15,736         584       (757)         (151)     (2,684)    29,641
Comprehensive Income:
Net income                     $ 2,476         -           -      2,476           -          -             -           -      2,476
Other comprehensive
income, net of tax:
Unrealized gains on
securities, net of
related taxes                      317         -           -          -         317          -             -           -        317
                             ----------
Comprehensive income           $ 2,793
                             ==========
Treasury stock purchases,
307,200 shares (Note 12)                       -           -          -           -          -             -      (5,937)    (5,937)
Cash dividends declared
($.57 per share)                               -           -     (1,001)          -          -             -           -     (1,001)
Amortization of unearned
compensation                                   -           -          -           -          -            84           -         84
Allocated ESOP shares                          -         146          -           -        166             -           -        312
                                       ---------------------------------------------------------------------------------------------
Balances, December 31, 1998                  219      16,840     17,211         901       (591)          (67)     (8,621)    25,892
Comprehensive Income:
Net income                     $ 1,874         -           -      1,874           -          -             -           -      1,874
Other comprehensive
income, net of tax:
Unrealized losses on
securities, net of
related taxes                     (246)        -           -          -        (246)         -             -           -       (246)
                             ----------
Comprehensive income           $ 1,628
                             ==========
Treasury stock purchases,
223,003 shares (Note 12)                       -           -          -           -          -             -      (3,462)    (3,462)
Cash dividends declared
($.60 per share)                               -           -       (896)          -          -             -           -       (896)
Amortization of unearned
compensation                                   -           -          -           -          -            40           -         40
Allocated ESOP shares                          -          99          -           -        156             -           -        255
                                       ---------------------------------------------------------------------------------------------
Balances, December 31, 1999                $ 219    $ 16,939   $ 18,189       $ 655     $ (435)        $ (27)  $ (12,083)  $ 23,457
                                       =============================================================================================

See Notes to Consolidated Financial Statements.

                                       20 - 21

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands)

                                                                               1999            1998           1997
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income                                                                   $ 1,874        $ 2,476         $2,220
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Provision for loan losses                                                         27            120            180
Gain on sale of loans                                                           (188)          (434)           (81)
Amortization of mortgage servicing rights                                        212            125             30
Compensation on allocation of ESOP shares                                        255            312            218
Amortization of unearned compensation                                             40             84            129
Write-down of foreclosed real estate                                               -              -             12
(Gain) loss on sale of foreclosed real estate                                    (11)             2            (12)
Unrealized gain on loans held for sale                                             -            (14)           (16)
Gain on premises and equipment                                                     -            (28)             -
Deferred income taxes                                                             49            188            (48)
Depreciation and amortization on premises
and equipment                                                                    247            279            273
Amortization of deferred loan origination fees                                  (154)          (245)          (151)
Amortization of excess servicing fees                                             12             13             13
Amortization of securities premiums and discounts                                  -              9              -
Loans originated for sale                                                    (30,485)       (89,160)       (14,914)
Proceeds from the sale of loans                                               36,061         85,089         14,709
Changes in assets and liabilities:
Accrued interest receivable                                                     (507)           263            (46)
Other assets                                                                    (208)          (678)           (52)
Income taxes payable, current                                                   (144)            17            111
Accrued expenses and other liabilities                                            60             58             16
                                                                    -----------------------------------------------
Net cash provided by (used in)
operating activities                                                           7,140         (1,524)         2,591
                                                                    -----------------------------------------------


                            (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands)

                                                                               1999            1998           1997
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
Net (increase) decrease in loans                                           $ (18,238)      $ 28,945       $ (4,252)
Certificates of deposit:
Maturities                                                                       500          6,650            200
Purchases                                                                       (400)        (5,300)        (1,850)
Purchase of securities available for sale                                          -              -           (171)
Proceeds from sales of securities available for sale                               -            212          5,033
Securities held to maturity:
Maturities and calls                                                           1,210          4,491          3,649
Purchases                                                                    (11,230)        (6,841)        (4,798)
Proceeds from principal repayments of
mortgage-backed securities available for sale                                      -             86            340
Proceeds from the disposal of leasehold improvements                               -             75              -
Purchase of premises and equipment                                              (556)          (150)          (179)
Proceeds from the sale and redemption of
foreclosed real estate                                                           108             69            102
Investment in foreclosed real estate                                              (7)            (3)           (32)
                                                                    -----------------------------------------------
Net cash provided by (used in) investing activities                          (28,613)        28,234         (1,958)
                                                                    -----------------------------------------------

Cash Flows From Financing Activities
Net increase (decrease) in deposits                                           (1,457)        13,063            368
Net increase from advances from
borrowers for taxes and insurance                                                 42            140             60
Proceeds from borrowed funds                                                  15,000          5,000         13,500
Repayments on borrowed funds                                                  (3,000)       (24,500)       (15,500)
Purchase of treasury stock                                                    (3,462)        (5,937)          (921)
Dividends paid                                                                  (896)        (1,001)          (470)
                                                                    -----------------------------------------------
Net cash provided by (used in)
financing activities                                                           6,227        (13,235)        (2,963)
                                                                    -----------------------------------------------
Net increase (decrease) in cash                                              (15,246)        13,475         (2,330)

Cash
Beginning                                                                     19,446          5,971          8,301
                                                                    -----------------------------------------------
Ending                                                                       $ 4,200       $ 19,446         $5,971
                                                                    ===============================================

                            (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands)

                                                                               1999            1998           1997
-------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest on deposits                                                         $ 7,313        $ 7,348         $6,982
Interest on borrowed funds                                                       369            869          1,527
Income taxes                                                                   1,365          1,547          1,450
                                                                    ===============================================

Supplemental Schedule of Noncash Investing and
Financing Activities:
Other real estate acquired in settlement of loans                              $ 145           $ 33           $ 27
Allocation of ESOP shares to participants                                        156            166            139
Net change in unrealized gains (losses) on securities
available for sale                                                              (246)           317            236
                                                                    ===============================================


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

Securities available for sale: Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

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

Foreclosed real estate: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value less estimated costs to sell at date of foreclosure. Costs relating to improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management and charge-offs to operations are made if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

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

Earnings per share: Earnings per basic common share are computed based upon the weighted average number of common shares outstanding during each year. Dilutive per share amounts assume conversion, exercise or issuance of all potential common stock instruments (stock options as discussed in Note 13) unless the effect is to reduce a loss or increase income per common share.

Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

     Cash: The carrying amounts reported for cash and interest-bearing accounts approximate their fair values.

     Certificates of deposit: The carrying amounts reported for certificate of deposits approximate their fair values.

     Securities: Fair values for securities available for sale and securities held to maturity are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, except for stock in the Federal Home Loan Bank for which fair value is assumed to be equal to cost.

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


     Borrowed funds: The fair value of long term fixed rate borrowed funds is estimated by using a discounted cash flow analysis based on current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the variable rate borrowed funds approximates carrying value as these borrowings reprice monthly.

     Off-statement of financial condition instruments: Since the majority of the Company's off-statement of financial condition instruments consist of non fee-producing, variable rate commitments, the Company has determined they do not have a distinguishable fair value.

Note 2.  Certificates of Deposit


Certificates of deposit with a carrying value of $400 and $500 at December 31, 1999 and 1998, respectively, had weighted average yields of 5.19% and 5.81%, respectively, and contractual maturities of less than one year.

Note 3.  Securities Available for Sale

                                                                          December 31, 1999
                                               --------------------------------------------------------------------
                                                                         Gross            Gross
                                                      Amortized       Unrealized       Unrealized
                                                        Cost             Gains           Losses         Fair Value
-------------------------------------------------------------------------------------------------------------------
Stock in Federal Home Loan Bank                        $ 1,421               $ -             $ -           $ 1,421
FHLMC stock                                                 24             1,106               -             1,130
                                               --------------------------------------------------------------------
                                                       $ 1,445           $ 1,106             $ -           $ 2,551
                                               ====================================================================

                                                                          December 31, 1998
                                               --------------------------------------------------------------------
                                                                         Gross            Gross
                                                      Amortized       Unrealized       Unrealized
                                                        Cost             Gains           Losses         Fair Value
-------------------------------------------------------------------------------------------------------------------
Stock in Federal Home Loan Bank                        $ 1,421               $ -             $ -           $ 1,421
FHLMC stock                                                 24             1,523               -             1,547
                                               --------------------------------------------------------------------
                                                       $ 1,445           $ 1,523             $ -           $ 2,968
                                               ====================================================================

Equity securities do not have contractual maturities. The Company's subsidiary, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to 1% of its outstanding home loans. No ready market exists for the bank stock and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value equal to cost.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------
Note 3.     Securities Available for Sale (Continued)


Changes in other comprehensive income unrealized gains on securities available for sale:

                                                                                  Years Ended December 31,
                                                                  -------------------------------------------------
                                                                            1999            1998             1997
-------------------------------------------------------------------------------------------------------------------
Balance, beginning                                                          $ 901           $ 584            $ 348
Unrealized gains (losses) during the year                                    (417)            540              399
Deferred tax effect relating to unrealized
appreciation                                                                  171            (223)            (163)
                                                                  -------------------------------------------------
Balance, ending                                                             $ 655           $ 901            $ 584
                                                                  =================================================

Note 4.   Securities Held to Maturity

                                                                                December 31, 1999
                                                           -----------------------------------------------------------
                                                                                  Gross          Gross
                                                                Amortized      Unrealized    Unrealized
                                                                    Cost          Gains         Losses      Fair Value
----------------------------------------------------------------------------------------------------------------------
Debt securities:
U.S. Government corporations and agencies                         $15,559           $  -           $469       $15,090
                                                           ===========================================================

                                                                                December 31, 1998
                                                           -----------------------------------------------------------
                                                                                  Gross          Gross
                                                                Amortized      Unrealized    Unrealized
                                                                    Cost          Gains         Losses      Fair Value
----------------------------------------------------------------------------------------------------------------------
Debt securities:
U.S. Government corporations and agencies                         $ 5,539           $ 10           $ 7        $ 5,542
                                                           ===========================================================

Contractual maturities: The scheduled maturities of securities held to maturity at December 31, 1999 were as follows:


                                                                               Amortized Cost       Fair Value
-------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                             $     -            $     -
Due from one to five years                                                           15,559             15,090
                                                                             ----------------------------------
                                                                                    $15,559            $15,090
                                                                             ==================================

Securities with a carrying value of $1,100 and $700 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 5.  Loans Receivable and Loans Held for Sale

Composition of loans receivable:                                                             December 31,
                                                                             --------------------------------------
                                                                                         1999               1998
-------------------------------------------------------------------------------------------------------------------
First mortgage loans (principally conventional):
Secured primarily by one-to-four family residences                                    $ 105,570          $ 104,433
Secured by other properties, primarily agricultural real estate                          32,582             21,018
Construction                                                                              2,957              1,279
                                                                             --------------------------------------
Total first mortgage loans                                                              141,109            126,730
                                                                             --------------------------------------
Consumer and other loans:
Home equity, home improvement and second mortgages                                       21,315             18,475
Agricultural operating loans                                                              2,988              2,394
Vehicle loans                                                                             4,914              4,644
Other                                                                                     3,722              3,365
                                                                             --------------------------------------
Total consumer and other loans                                                           32,939             28,878
                                                                             --------------------------------------
Total loans                                                                             174,048            155,608
Less:
Net deferred loan origination fees                                                         (478)              (450)
Net allowance for loan losses                                                              (857)              (853)
                                                                             --------------------------------------
Loan receivable, net                                                                  $ 172,713          $ 154,305
                                                                             ======================================

Allowance for loan losses:

                                                                                   Years Ended December 31,
                                                                  -------------------------------------------------
                                                                             1999            1998             1997
-------------------------------------------------------------------------------------------------------------------
Balance, beginning                                                          $ 853           $ 763            $ 615
Provision for loan losses                                                      27             120              180
Loans charged off                                                             (43)            (46)             (66)
Recoveries                                                                     20              16               34
                                                                  -------------------------------------------------
Balance, ending                                                             $ 857           $ 853            $ 763
                                                                  =================================================

Nonaccrual loans: Loans on which the accrual of interest has been discontinued totaled $111, $260, and $237 at December 31, 1999, 1998 and 1997, respectively. The effect of nonaccrual loans was not significant to the results of operations.

The Company includes all loans considered impaired in nonaccrual loans. The amount of impaired loans was not material at December 31, 1999 and 1998.

Related party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amounts of loans to such related parties at December 31, 1999 and 1998 were $321 and $294, respectively. During 1999, new loans to such related parties were $43 and repayments were $16.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------
Note 5.       Loans Receivable and Loans Held for Sale (Continued)


Loans held for sale: As of December 31, 1999 and 1998, the Company's loans held for sale were $521 and $6,097, respectively, and consisted of one to four family residential real estate loans. Outstanding commitments to sell loans at December 31, 1999 were $521.

Note 6.  Loan Servicing


Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans as of December 31, 1999 and 1998 were $155,157 and $136,336, respectively, and consist of one-to-four family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers for taxes and insurance, were $708 and $636 at December 31, 1999 and 1998, respectively.

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

Mortgage servicing rights in the amounts of $281 and $662 were capitalized during the years ended December 31, 1999 and 1998, respectively. The fair values of capitalized mortgage servicing rights were $815 and $722 at December 31, 1999 and 1998, respectively. The fair values of the mortgage servicing rights were estimated as the present value of the expected future cash flows using a discount rate of 12%. The Company recognized amortization of the cost of mortgage servicing rights in the amounts of $212, $125 and $30 for the years ended December 31, 1999, 1998 and 1997, respectively. The effect of adopting Statements No. 122 and 125 was to increase net income by $77 for the year ended December 31, 1997.

No valuation allowances were provided for mortgage servicing rights capitalized during the years ended December 31, 1999 and 1998.

Note 7.  Foreclosed Real Estate


The Company had investment in real estate acquired through foreclosure or deeded to the Company in lieu of foreclosure of $55 and $-0- as of December 31, 1999 and 1998, respectively. No allowances for losses on foreclosed real estate were required at these dates.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 8.  Premises and Equipment


Premises and equipment are summarized as follows:

                                                                                              December 31,
                                                                             --------------------------------------
                                                                                           1999               1998
-------------------------------------------------------------------------------------------------------------------
Cost:
Land                                                                                    $    79            $    71
Buildings and improvements                                                                1,461              1,075
Leasehold improvements                                                                      365                330
Furniture, fixtures and equipment                                                         2,132              2,005
                                                                             --------------------------------------
                                                                                          4,037              3,481
Less accumulated depreciation and amortization                                            2,479              2,232
                                                                             --------------------------------------
                                                                                        $ 1,558            $ 1,249
                                                                             ======================================


As of December 31, 1999, the Company was in the process of constructing an addition to its main office in Wells, Minnesota. The total estimated cost of the project is $636. As of December 31, 1999, costs of $328 had been incurred and capitalized as premises and equipment.

Note 9.  Deposits

                                                                                             December 31,
                                                                             --------------------------------------
                                                                                          1999               1998
-------------------------------------------------------------------------------------------------------------------
Demand and NOW accounts                                                               $  25,445          $  24,781
Savings accounts                                                                         19,050             18,377
Certificates of deposit                                                                 112,489            115,283
                                                                             --------------------------------------
                                                                                      $ 156,984          $ 158,441
                                                                             ======================================


The aggregate amount of certificates of deposit over $100 was $8,326 and $10,524 at December 31, 1999 and 1998, respectively.

A summary of scheduled maturities of certificates of deposits is as follows:

Years Ending December 31,
-------------------------------------------------------------------------------------------------------------------
2000                                                                                                      $ 75,991
2001                                                                                                        22,175
2002                                                                                                        12,521
2003                                                                                                         1,802
                                                                                                -------------------
                                                                                                         $ 112,489
                                                                                                ===================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 10. Borrowed Funds


Borrowed funds consisted of advances from Federal Home Loan Bank (FHLB), as follows:

                                                                                                December 31,
                                                                             --------------------------------------
                                                                                          1999               1998
-------------------------------------------------------------------------------------------------------------------
Fixed rate advance, 5.83%, due January 10, 2000.                                        $ 1,000           $      -
Fixed rate advance, 5.93%, due January 10, 2000.                                          2,000                  -
Adjustable rate advance (currently 5.92%), due
October 13, 2000.                                                                         3,000                  -
Adjustable rate advance (currently 5.92%), due
October 30, 2000.                                                                         1,000                  -
Fixed rate advance, 5.34%, due January 16, 2008,
callable beginning January 16, 2003.                                                      5,000              5,000
Fixed rate advance, 5.30%, due September 21, 2009,
callable beginning September 21, 2000.                                                    3,000                  -
Fixed rate advance, 5.45%, due December 1, 2009,
callable beginning December 1, 2000.                                                      2,000                  -
                                                                             --------------------------------------
                                                                                       $ 17,000           $  5,000
                                                                             ======================================


All advances are subject to various prepayment provisions.

The advances are collateralized by FHLB stock and first mortgage loans with balances exceeding 125% of the amount of the advances.

The scheduled maturities of borrowed funds at December 31, 1999 were as follows:


                                               Fixed-Rate       Adjustable Rate
                                                Advances           Advances
-------------------------------------------------------------------------------
Due in one year or less                            $ 3,000             $ 4,000
Due from one to five years                               -                   -
Due from five to ten years                          10,000                   -
                                            -----------------------------------
                                                  $ 13,000             $ 4,000
                                            ===================================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 11. Income Tax Matters


The Company and its subsidiary file consolidated federal income tax returns. The Company is allowed bad debt deductions based on actual charge-offs.

The components of income tax expense are as follows:

                                                                               Years Ended December 31,
                                                          ---------------------------------------------------------
                                                                        1999               1998               1997
-------------------------------------------------------------------------------------------------------------------
Federal:
Current                                                                $ 940            $ 1,181            $ 1,186
Deferred (credit)                                                         37                143                (36)
                                                          ---------------------------------------------------------
                                                                         977              1,324              1,150
                                                          ---------------------------------------------------------
State:
Current                                                                  281                383                387
Deferred (credit)                                                         12                 45                (12)
                                                          ---------------------------------------------------------
                                                                         293                428                375
                                                          ---------------------------------------------------------
Total                                                                $ 1,270            $ 1,752            $ 1,525
                                                          =========================================================

Total income tax expense differed from the amounts computed by applying the statutory U.S. Federal income tax rates to income before income taxes as a result of the following:


                                                                                 Years Ended December 31,
                                                          ---------------------------------------------------------
                                                                       1999               1998               1997
-------------------------------------------------------------------------------------------------------------------
Computed "expected" tax expense                                      $ 1,100            $ 1,480            $ 1,311
State income taxes, net of federal benefit                               203                273                242
Effect of graduated rates                                                (31)               (42)               (37)
Other                                                                     (2)                41                  9
                                                          ---------------------------------------------------------
Income tax expense                                                   $ 1,270            $ 1,752            $ 1,525
                                                          =========================================================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 11.      Income Tax Matters (Continued)


The net deferred tax liability included in liabilities in the accompanying statements of financial condition includes the following amounts of deferred tax assets and liabilities:

                                                                                                December 31,
                                                                             --------------------------------------
                                                                                           1999               1998
-------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
Allowance for loan losses                                                                 $ 323              $ 310
Management stock bonus plan                                                                  36                 63
Accrued vacation                                                                             16                 39
Other                                                                                        28                 21
                                                                             --------------------------------------
                                                                                            403                433
Less valuation allowance                                                                      -                  -
                                                                             --------------------------------------
                                                                                            403                433
                                                                             --------------------------------------
Deferred tax liabilities:
Premises and equipment                                                                      141                155
Securities available for sale                                                               450                622
FHLB stock dividends                                                                        189                217
Mortgage servicing rights                                                                   313                284
Deferred loan origination fees                                                               64                 10
Other                                                                                         9                 30
                                                                             --------------------------------------
                                                                                          1,166              1,318
                                                                             --------------------------------------
                                                                                         $ (763)            $ (885)
                                                                             ======================================

Retained earnings at December 31, 1999 and 1998 include approximately $1,839 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. If the Bank no longer qualifies as a bank or in the event of a liquidation of the Bank, income would be created for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $736 at December 31, 1999 and 1998.

Note 12. Stockholders' Equity, Regulatory Capital and Dividend Restrictions


The Company has initiated several stock buy back programs. Shares totaling 223,003, 307,200, and 64,500 were purchased during the years ended December 31, 1999, 1998 and 1997, respectively.

On January 18, 2000, the Company declared a dividend of $.15 per common share payable on February 11, 2000 to stockholders of record as of January 31, 2000. The scheduled dividend is approximately $213.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent examination by the Office of Thrift Supervision, as of September 27, 1999, categorized the Bank as "well capitalized" under the regulatory framework for Prompt Corrective Action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 12.      Stockholders' Equity, Regulatory Capital and Dividend Restrictions
             (Continued)


The following table summarizes the Bank's compliance with its regulatory capital requirements:

                                                                                                  To Be Well Capitalized
                                                                           For Capital            Under Prompt Corrective
                                           Actual                       Adequacy Purposes            Action Provisions
                                    -------------------------------------------------------------------------------------
As of December 31, 1999:                   Amount      Percent          Amount     Percent         Amount     Percent
                                    -------------------------------------------------------------------------------------
Tier 1  (core) capital (to
adjusted total assets)                     $16,865       8.70%          $7,754      4.00%          $9,693       5.00%
Risk-based capital (to risk-
weighted assets)                            17,722      13.96           10,154      8.00           12,693      10.00
Tangible (capital  to
tangible assets)                            16,865       8.70            2,907      1.50           N/A          N/A
Tier 1 (core) capital (to
risk-weighted assets)                       16,865      13.29            N/A        N/A             7,616       6.00


As of December 31, 1998:
Tier 1 (core) capital (to           `
adjusted total assets)                     $15,896       8.70%          $5,480      3.00%          $9,134       5.00%
Risk-based capital (to risk-
weighted assets)                            16,745      14.78            9,066      8.00           11,332      10.00
Tangible capital (to
tangible assets)                            15,896       8.70            2,740      1.50           N/A          N/A
Tier 1 (core) capital (to
risk-weighted assets)                       15,896      14.03            N/A         N/A            6,799       6.00



Under current regulations, the Bank is not permitted to pay dividends on its stock if its regulatory capital would reduce below (i) the amount required for the liquidation account established to provide a limited priority claim to the assets of the bank to certain qualifying depositors who had deposits at the Bank and who continue to maintain those deposits after its conversion from a Federal mutual savings and loan association to a Federal stock savings bank pursuant to its Plan of Conversion (Plan) adopted October 19, 1994, or (ii) the Bank's regulatory capital requirements. As a "Tier 1" institution (an institution with capital in excess of its capital requirements, both immediately before the proposed capital distribution and after giving effect to such distribution), after a 30 day notice the Bank may make capital distributions without the prior consent of the Office of Thrift Supervision in any calendar year. However, without consent, capital distributions during a calendar year must not exceed the net income of the Bank during the calendar year plus retained net income for the preceding two years. The Bank paid dividends of $975 and $9,000 to the Company during the years ended December 31, 1999 and 1998, respectively.

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 13. Earnings Per Share (dollars in thousands, except per share data)


Earnings per share (EPS) are calculated and presented in accordance with FASB Statement No. 128, Earnings per Share. The Statement requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per share amounts. All other entities are required to present basic and diluted earnings per share amounts. Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce a loss or increase the income per common share from continuing operations.

A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted earnings per share follows:

                                                                      For the Year Ended December 31, 1999
                                                          ---------------------------------------------------------
                                                                                                    Per Share
                                                                      Income             Shares             Amount
-------------------------------------------------------------------------------------------------------------------
Basic EPS
Net income                                                           $ 1,874          1,485,301             $ 1.26
                                                                                                ===================
Effect of Dilutive Securities
Stock options                                                                            33,165
                                                          --------------------------------------
Diluted EPS
Net income plus assumed conversions                                  $ 1,874          1,518,466             $ 1.23
                                                          =========================================================

                                                                      For the Year Ended December 31, 1998
                                                          ---------------------------------------------------------
                                                                                                            Per Share
                                                                      Income             Shares             Amount
-------------------------------------------------------------------------------------------------------------------
Basic EPS
Net income                                                           $ 2,476          1,747,325             $ 1.42
                                                                                                ===================
Effect of Dilutive Securities
Stock options                                                                            49,966
                                                          --------------------------------------
Diluted EPS
Net income plus assumed conversions                                  $ 2,476          1,797,291             $ 1.38
                                                          =========================================================

                                                                      For the Year Ended December 31, 1997
                                                          ---------------------------------------------------------
                                                                                                            Per Share
                                                                      Income             Shares             Amount
-------------------------------------------------------------------------------------------------------------------
Basic EPS
Net income                                                           $ 2,220          1,873,499             $ 1.18
                                                                                                ===================
Effect of Dilutive Securities
Stock options                                                                            37,016
                                                          --------------------------------------
Diluted EPS
Net income plus assumed conversions                                  $ 2,220          1,910,515             $ 1.16
                                                          =========================================================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------
Note 14. Employee Benefit Plans


Defined Contribution 401(k) Plan: The Bank provides a 401(k) plan which covers substantially all of the Bank's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual compensation. At the discretion of the Board of Directors, the Bank may make matching contributions of up to 4 percent of each participant's contribution. No contributions were made by the Bank for the years ended December 31, 1999, 1998 and 1997.


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

Compensation expense for the ESOP was $255, $312 and $218 for the years ended December 31, 1999, 1998 and 1997, respectively.

Shares of the Company held by the ESOP at December 31, 1999 and 1998 are as follows:

                                                        1999               1998
--------------------------------------------------------------------------------

Shares released for allocation                         81,833             62,991
Unreleased (unearned) shares                           54,355             73,897
                                                    ----------------------------
                                                      136,188            136,888
                                                    ============================

Fair value of unreleased (unearned) shares           $    629           $  1,164
                                                    ============================


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

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 14.      Employee Benefit Plans (Continued)


The exercise price under the awards was established at $11.00 per share which was the fair market price on the date of adoption. Under APB Opinion No. 25, no expense has been recorded for these options for the years ended December 31, 1999, 1998 and 1997 as the option price is the quoted market price of the shares at the date of the award.

Grants under the Plan are accounted for following APB Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized, as noted above, for this Plan. Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), additional compensation cost charged to income would have been $34, $61 and $100 for the years ended December 31, 1999, 1998 and 1997, respectively. Reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                                 Years Ended December 31,
                                           ------------------------------------------------------
                                                      1999               1998               1997
-------------------------------------------------------------------------------------------------
Net income:
As reported                                        $ 1,874            $ 2,476            $ 2,220
Pro forma                                            1,854              2,440              2,161

Basic earnings per share:
As reported                                         $ 1.26             $ 1.42             $ 1.18
Pro forma                                             1.25               1.40               1.15

Diluted earnings per share:
As reported                                         $ 1.23             $ 1.38             $ 1.16
Pro forma                                             1.22               1.36               1.14


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

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 14.      Employee Benefit Plans (Continued)


The status of the Company's fixed stock option plan as of December 31, 1999 and 1998, and changes during the years ended on those dates are presented below:


                                                                      Years Ended December 31,
                                               --------------------------------------------------------------------
                                                                  1999                            1998
                                               -------------------------------------------------------------------------
                                                                   Weighted-Average                  Weighted-Average
Fixed Options                                         Shares       Exercise Price       Shares       Exercise Price
------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                       125,405              $ 11         125,405              $ 11
Granted                                                      -                 -               -                 -
Exercised                                                    -                 -               -                 -
Forfeited                                                    -                 -               -                 -
                                               --------------------------------------------------------------------
Outstanding at end of year                             125,405              $ 11         125,405              $ 11
                                               ====================================================================

As of December 31, 1999, there were 125,405 options outstanding, all options had an exercise price of $11 per share, and their remaining contractual life was 5.8 years. As of December 31, 1999 and 1998, 100,324 and 75,243 shares, respectively, were exercisable.

Management  Stock Bonus Plan:  The Bank  adopted a  Management  Stock Bonus Plan
(Plan) which was approved by the Company's stockholders on November 15, 1995. Restricted stock awards covering shares representing an aggregate of up to 4% (87,500 shares) of the common stock issued by the Company in the mutual to stock conversion may be granted to directors and employees of the Bank. These awards vest at the rate of 20% per year of continuous service with the Bank. The status of shares awarded as of December 31, 1999 and 1998 and the changes during the years ended on those dates is presented below:

                                                                                Years Ended December 31,
                                                                             -----------------------------
                                                                                 1999               1998
----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                                                17,440             28,785
Granted                                                                              -                  -
Vested and distributed                                                          (8,720)           (11,345)
Forfeited                                                                            -                  -
                                                                             -----------------------------
Outstanding at end of year                                                       8,720             17,440
                                                                             =============================

The Bank recorded expense of $40, $84 and $129 relating to this Plan for the years ended December 31, 1999, 1998 and 1997, respectively.

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

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 15. Lease Commitments


The Company leases certain branch facilities under operating leases. Some leases require the Company to pay related insurance, maintenance and repairs, and real estate taxes. Future minimum rental commitments under operating leases as of December 31, 1999 are as follows:


Years Ending
--------------------------------------------------------------------------------
2000                                                                      $ 186
2001                                                                        129
2002                                                                        118
2003                                                                         80
2004                                                                         76
                                                                       ---------
                                                                          $ 589
                                                                       =========


Total rental expense related to operating leases was approximately $213, $206 and $174 for the years ended December 31, 1999, 1998 and 1997, respectively.

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

Commitments to extend credit on loans totaled approximately $20,200 and $22,685 at December 31, 1999 and 1998, respectively. The portion of commitments to extend credit that related to fixed rate loans is $2,661 and $7,280 as of December 31, 1999 and 1998, respectively.

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


Concentration by institution: As of December 31, 1999 the Company had $2,320 on deposit with the FHLB of Des Moines.

Note 18. Fair Values of Financial Instruments


The estimated fair values of the Company's financial instruments are as follows:

                                                                              December 31,
                                               --------------------------------------------------------------------
                                                                 1999                              1998
-------------------------------------------------------------------------------------------------------------------
                                                      Carrying            Fair           Carrying           Fair
                                                      Amount              Value           Amount            Value
                                               --------------------------------------------------------------------
Financial assets
Cash                                                  $  4,200          $  4,200        $ 19,446          $ 19,446
Certificates of deposit                                    400               400             500               500
Securities available for sale                            2,551             2,551           2,968             2,968
Securities held to maturity                             15,559            15,090           5,539             5,542
Loans receivable, net                                  172,713           172,198         154,305           155,650
Loans held for sale                                        521               521           6,097             6,097
Mortgage servicing rights                                  772               815             703               722
Accrued interest receivable                              1,350             1,350             843               843

Financial liabilities
Deposits                                               156,984           157,039         158,441           158,509
Borrowed funds                                          17,000            16,292           5,000             4,930
Advances from borrowers for
taxes and insurance                                      1,262             1,262           1,220             1,220
Accrued interest payable                                   116               116             100               100
                                               ====================================================================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 19. Financial Information of Wells Financial Corp. (Parent Only)

The Company's condensed statements of financial condition as of December 31, 1999 and 1998 and related condensed statements of income and cash flows for each of the years in the three year period ended December 31, 1999 are as follows:

Condensed Statements of Financial Condition                                               1999               1998
-------------------------------------------------------------------------------------------------------------------
Assets
Cash, including deposits with Wells Federal
Bank, fsb 1999 $131; 1998 $195                                                         $    623           $  5,081
Certificates of deposit                                                                     200                200
Securities held to maturity                                                               3,747              2,499
Investment in Wells Federal Bank, fsb                                                    18,733             18,091
Accrued interest receivable and other assets                                                154                 21
                                                                             --------------------------------------
Total assets                                                                           $ 23,457           $ 25,892
                                                                             ======================================

Liabilities and Stockholders' Equity
Liabilities                                                                                 $ -                $ -
Stockholders' equity                                                                     23,457             25,892
                                                                             --------------------------------------
Total liabilities and stockholders' equity                                             $ 23,457           $ 25,892
                                                                             ======================================


Condensed Statements of Income                                               1999            1998             1997
-------------------------------------------------------------------------------------------------------------------

Interest income                                                           $   392         $   261          $   402
Other expenses                                                                142             125               52
                                                                  -------------------------------------------------
Income before income taxes                                                    250             136              350
Income tax expense                                                            101              55               87
                                                                  -------------------------------------------------
Net income before equity in net
   income of subsidiary                                                       149              81              263
Equity in net income of subsidiary                                          1,725           2,395            1,957
                                                                  -------------------------------------------------
Net income                                                                $ 1,874         $ 2,476          $ 2,220
                                                                  =================================================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------
Note  19.  Financial   Information  of  Wells  Financial  Corp.   (Parent  Only)
           (Continued)

-------------------------------------------------------------------------------------------------------------------
Condensed Statements of Cash Flows                                          1999            1998             1997
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net income                                                                $ 1,874         $ 2,476          $ 2,220
Adjustment to reconcile net income to net cash
provided by operating activities:
Equity in undistributed net income of subsidiary                           (1,725)         (2,395)          (1,957)
(Increase) decrease in accrued interest receivable                           (132)            (10)               3
Decrease in other liabilities                                                   -              (6)             (55)
                                                                  -------------------------------------------------
Net cash provided by
   operating activities                                                        17              65              211
                                                                  -------------------------------------------------
Cash Flows From Investing Activities
Purchase of certificates of deposit                                          (200)           (100)            (350)
Purchase of securities held to maturity                                    (3,747)         (2,499)          (1,750)
Proceeds from the maturities of
certificates of deposit                                                       200             250              200
Proceeds from maturity of securities
held to maturity                                                            2,499             750            1,499
Dividends from subsidiaries                                                   975           9,000                -
Decrease in loan to Wells Federal Bank, fsb                                     -           4,000                -
                                                                  -------------------------------------------------
Net cash provided by (used in)
   investing activities                                                      (273)         11,401             (401)
                                                                  -------------------------------------------------
Cash Flows From Financing Activities
Payments relating to ESOP stock                                               156             166              139
Purchase of treasury stock                                                 (3,462)         (5,937)            (921)
Dividends paid                                                               (896)         (1,001)            (470)
                                                                  -------------------------------------------------
Net cash (used in) financing activities                                    (4,202)         (6,772)          (1,252)
                                                                  -------------------------------------------------
Net (decrease) increase in cash                                            (4,458)          4,694           (1,442)
Cash:
Beginning of year                                                           5,081             387            1,829
                                                                  -------------------------------------------------
End of year                                                                 $ 623         $ 5,081            $ 387
                                                                  =================================================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 20. Selected Quarterly Financial Data (Unaudited) (dollars in thousands, except per share data)


                                                                      Year Ended December 31, 1999
                                               --------------------------------------------------------------------
                                                         First           Second            Third           Fourth
                                               --------------------------------------------------------------------
Interest income                                        $ 3,509           $ 3,489         $ 3,556           $ 3,660
Net interest income                                      1,611             1,604           1,650             1,651
Provision for loan losses                                   23                 4               -                 -
Net income                                                 541               473             444               416
Earnings per share
Basic                                                     0.34              0.31            0.31              0.30
Diluted                                                   0.34              0.30            0.30              0.29



                                                                Year Ended December 31, 1998
-------------------------------------------------------------------------------------------------------------------
                                                         First           Second            Third           Fourth
                                               --------------------------------------------------------------------
Interest income                                        $ 3,942           $ 3,806         $ 3,592           $ 3,550
Net interest income                                      1,751             1,683           1,640             1,638
Provision for loan losses                                   30                30              30                30
Net income                                                 658               622             576               620
Earnings per share
Basic                                                     0.35              0.34            0.34              0.39
Diluted                                                   0.34              0.33            0.33              0.38


48


                 OFFICE LOCATION AND OTHER CORPORATE INFORMATION

                                CORPORATE OFFICE
                              Wells Financial Corp.
                              53 First Street, S.W.
                             Wells, Minnesota 56097


                   Board of Directors of Wells Financial Corp.

Lawrence H. Kruse                                    David Buesing
President, Wells Federal Bank                        President, Wells Concrete Products, Inc.

Gerald D. Bastian                                    Randel I. Bichler
Branch Manager, Wells Federal Bank                   Attorney,  Bichler Law Office

Dale E. Stallkamp                                    Richard Mueller
Dale E. Stallkamp, CPA                               Pharmacist, Wells Drug, Co


                   Executive Officers of Wells Financial Corp.

Lawrence H. Kruse                                    James D. Moll, CPA
  President and Chief                                  Treasurer and Principal Financial
   Executive Officer                                     and Accounting Officer

Gerald D. Bastian                                    Richard Mueller
   Vice President                                      Secretary
                                [GRAPHIC OMITTED]

Corporate Counsel:                                   Independent Auditors:
Randel I. Bichler, Esq.                              McGladrey & Pullen, LLP
  28 South Broadway                                    Suite 400
  Wells, Minnesota  56097                              102 South Broadway
                                                       Rochester, Minnesota  55904

Special Counsel:                                     Transfer Agent and Registrar:
Malizia Spidi & Fisch, PC                            Registrar and Transfer Company
  One Franklin Square                                  10 Commerce Drive
  Suite 700 East                                       Cranford, New Jersey  07016
  1301 K Street, N.W.
  Washington, D.C.  20005
                                [GRAPHIC OMITTED]

The Company's Annual Report for the Year Ended December 31, 1999, filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write the Secretary of the Company, at the Company's corporate office in Wells, Minnesota. The annual meeting of stockholders will be held on April 19, 2000 at 4:00 p.m. at the Corporate Office, Wells, Minnesota.