Form 10KSB40, Exhibit 13
period 2000-12-31
WELLS FINANCIAL CORP
filed 2001-03-27
CIK 934739

EXHIBIT 13

[** LOGO **]

WELLS
FINANCIAL
 CORP.

ANNUAL REPORT


WELLS FINANCIAL CORP.
ANNUAL REPORT

Wells Federal Bank,  fsb                                       TABLE OF CONTENTS


MAIN OFFICE:                                               Profile and Stock Market Information...................  1-2

Wells                                                      Selected Consolidated Financial and Other Data.........  3
53 First Street SW
Wells, Minnesota 56097                                     Letter to Stockholders.................................  4

BRANCH OFFICES:                                            Management's Discussion and Analysis of Financial
                                                             Condition and Results of Operations..................  5-16
Blue Earth
303 South Main Street                                      Independent Auditor's Report...........................  17
Blue Earth, Minnesota 56013                                Consolidated Statements of Financial Condition.........  18
                                                           Consolidated Statements of Income......................  19
Mankato - Madison East
Madison East Center                                        Consolidated Statements of Stockholders' Equity........  20-21
1400 Madison Avenue
Mankato, Minnesota 56001                                   Consolidated Statements of Cash Flows..................  22-24

North Mankato                                              Notes to Consolidated Financial Statements.............  25-47
1800 Commerce Drive
North Mankato, Minnesota  56003                            Office Location and Other Corporate Information........  48

Fairmont
Five Lakes Centre
300 South State Street
Fairmont, Minnesota  56031

Albert Lea
Skyline Mall
1710 West Main Street
Albert Lea, Minnesota  56007

St. Peter
523 South Third Street
St. Peter, Minnesota  56082

Owatonna
496 North Street
Owatonna, Minnesota  55060


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

                                                         HIGH            LOW
                                                      -------------- -----------

             January 1, 1999 - March 31, 1999           $16.25          $14.75
             April 1, 1999 - June 30, 1999              $16.06          $15.50
             July 1, 1999 - September 30, 1999          $15.94          $15.25
             October 1, 1999 - December 31, 1999        $15.63          $ 9.94
             January 1, 2000 - March 31, 2000           $12.75          $11.13
             April 1, 2000 - June 30, 2000              $13.00          $11.06
             July 1, 2000 - September 30, 2000          $16.00          $12.38
             October 1, 2000 - December 31, 2000        $17.00          $12.75

         The number of stockholders of record of common stock as of the record date of March 2, 2001, was approximately 522. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 2, 2001, there were 1,188,121 shares outstanding.

         The Company declared quarterly cash dividends of $0.15 per share on January 18, 2000, April 19, 2000 and July 18, 2000. The Company declared a quarterly cash dividend of $0.16 per share on October 17, 2000. The Company declared quarterly cash dividends of $0.15 per share on January 20, 1999, April 21, 1999, July 21, 1999 and October 19, 1999. The Company declared quarterly cash dividends of $0.12 per share on January 21, 1998 and $0.15 per share on April 15, 1998, July 15, 1998 and October 21, 1998.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Minnesota law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). During 2000, 1999 and 1998 the Bank paid $965,000, $975,000 and $9.0 million in cash dividends, respectively, to the Company.

WELLS FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

 Financial Condition
------------------------------------------------------ ----------- ------------ ------------ ----------- ------------
 December 31,                                             1996        1997         1998         1999        2000
------------------------------------------------------ ----------- ------------ ------------ ----------- ------------
Total assets                                            $ 201,326     $201,436     $191,876    $199,836     $221,848
Loans held for sale                                         1,791        2,012        6,097         521        1,955
Loans receivable, net                                     178,447      182,724      154,305     172,713      191,137
Mortgage-backed securities available for sale                 428           86            -           -            -
Securities available for sale                               7,100        2,640        2,968       2,551       16,225
Securities held to maturity                                 2,049        3,198        5,539      15,559            -
Certificates of deposit                                       200        1,850          500         400          200
Cash and cash equivalents                                   8,301        5,971       19,446       4,200        7,606
Deposits                                                  145,010      145,378      158,441     156,984      163,582
Borrowed funds                                             26,500       24,500        5,000      17,000       33,500
Equity                                                     28,202       29,641       25,892      23,457       22,341

Summary of Operations
------------------------------------------------------ ----------- ------------ ------------ ----------- ------------
Years Ended December 31,                                  1996        1997         1998         1999        2000
------------------------------------------------------ ----------- ------------ ------------ ----------- ------------

Interest income                                           $14,669      $15,325      $14,890     $14,214      $15,941
Interest expense                                            8,146        8,522        8,178       7,698        9,652
Net interest income                                         6,523        6,803        6,712       6,516        6,289
Provision for loan losses                                     180          180          120          27            -
Noninterest income                                          1,014        1,109        2,405       1,709        1,781
Noninterest expense (1)                                     5,245        3,987        4,769       5,054        5,055
Net income                                                  1,200        2,220        2,476       1,874        1,765

Other Selected Data
------------------------------------------------------ ----------- ------------ ------------ ----------- ------------
Years Ended December 31,                                  1996        1997         1998         1999        2000
------------------------------------------------------ ----------- ------------ ------------ ----------- ------------

Return on average assets                                     0.61%        1.10%        1.26%       0.97%        0.84%
Return on average equity                                     4.24%        7.71%        8.85%       7.57%        7.92%
Average equity to average assets                            14.40%       14.24%       14.25%      12.77%       10.57%
Equity to assets                                            14.01%       14.71%       13.49%      11.74%       10.07%
Net interest rate spread (2)                                 2.72%        2.75%        2.81%       2.89%        2.57%
Nonperforming assets to  total loans (3)                     0.29%        0.26%        0.23%       0.10%        0.35%
Allowance for loan losses to total loans                     0.34%        0.41%        0.53%       0.49%        0.43%
Allowance for loan losses to nonperforming loans (3)       138.20%      172.62%      236.94%     702.46%       134.1%
Basic earnings per share                                 $   0.61     $   1.18     $   1.42    $   1.26     $   1.41
Diluted earnings per share                               $   0.61     $   1.16     $   1.38    $   1.23     $   1.39


----------------
(1)  For 1996, includes a special SAIF recapitalization assessment of $1,085.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Nonperforming loans are loans over 90 days past due. Nonperforming assets include nonperforming loans and foreclosed real estate.

To Our Stockholders:

Welcome to Wells Financial Corp.'s year 2000 annual report. The Company's results for 2000 were influenced by several factors. The most significant factor that affected the Company's operation was the action by the Federal Reserve Board that increased short-term interest rates by a full 1% during the first five months of 2000. This increased the Company's cost of funds as the Company has a substantial amount of deposits whose rates are indexed to the Prime Rate. This trend has been reversed during January and February of 2001 as the Federal Reserve Board has decreased short-term interest rates by 1% that has resulted in those deposits repricing downward during those periods. Also affecting the 2000 results were the interest rates on the Company's adjustable rate loan portfolio. The Company has approximately $50.5 million in adjustable rate mortgage loans that have interest rates tied to lagging indices. These interest rates began repricing upward during the last half of 2000 and are continuing to reprice upward during 2001.

Management is pleased with the growth of the Company during 2000. Assets increased by $22.0 million at December 31, 2000 when compared to December 31, 1999, primarily due to an increase of $18.4 million in the Company's loan portfolio.

Enhancing stockholder value and return on your investment continues to be important to us. During 2000 the Company repurchased 198,100 shares of its own stock at prices below book value. These purchases not only increased the book value of your stock but also enhanced earnings per share. The Company has continued to enhance the value of your stock by repurchasing an additional 73,200 shares of its own stock during the first two months of 2001. We are also pleased with the ability to continue to pay quarterly cash dividends. The Company began paying quarterly cash dividends in August of 1997 at the rate of $0.12 per share. With the quarterly cash dividend paid in May of 1998 the dividend was increased to $0.15 per share and the dividend was increased to $0.16 per share with the quarterly cash dividend paid in November 2000. To date, the Company has paid in excess of $2.8 million in dividends to its shareholders.

The Board of Directors and management of the Company request your continued support of their efforts to maximize the value of your company. Thank you for your investment in Wells Financial Corp. and for the support you have shown us over the years.


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

(dollars in thousands)

         The Company may from time to time make written or oral "forward-looking statements" including statements contained in this report and in other communications by the Company which are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, such as statements of the Company's plans, objectives, estimates and intentions, involve risks and uncertainties and are subject to change based on various important factors (some of which are beyond the Company's control). The following factors, among others, could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of the products and services by users, including the features, pricing and quality compared to competitor's products and services; the willingness of users to substitute competitors' products and services for the Company's products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing the risks involved in the foregoing.

         The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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

(dollars in thousands)

         The Bank's lending strategy is focused on the origination of traditional one-to-four family mortgage loans primarily secured by single family residences in the Bank's primary market area. During recent periods, the Bank has utilized borrowings as a way of accommodating loan demand, consistent with its goal of maintaining asset quality. The Bank also invests a portion of its assets in consumer, agricultural real estate and agricultural operating loans, commercial business and commercial real estate loans and investment securities as a method of reducing interest rate risk. These loans typically have adjustable interest rates and are for shorter terms than residential first mortgage loans. The Bank's entire commercial business loan portfolio and most of the commercial real estate portfolio are secured by equipment or real estate used for farming. These loans typically have higher interest rates than one-to-four family loans but have not historically resulted in greater losses for the Bank. Historically, the Bank sells higher loan to value ratio fixed rate mortgage loans and mortgage loans with original maturities of twenty years or less into the secondary market and retains adjustable rate mortgage loans and lower loan to value ratios fixed rate loans with original maturities greater than twenty years. Due to the lower than normal interest rate environment during 1998, the first half of 1999 and the last half of 2000 the Bank elected to sell the majority of the fixed rate loans it originated during those time periods, regardless of the loan to value ratio or the contractual maturity. In addition, the Bank retains servicing on most of the loans that it sells, enabling it to generate additional income and maintain certain economies of scale in loan processing.

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

(dollars in thousands)

Net Portfolio Value

         To encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. This rule in not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in the NPV ratio of more than 2% (200 bp) will require the institution to deduct from its capital 50% of the amount of change in NPV. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The OTS has informed the Bank, based on asset size and risk-based capital, that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at December 31, 2000, as calculated by the OTS, based on information provided to the OTS by the Bank.

                                                           Percent of               Change in
     Change Interest       Estimated      Amount of         Estimated     NPV      NPV Ratio(4)
   Rates (basis points)       NPV         Change(1)          NPV(2)     Ratio(3)  (basis points)
   --------------------       ---         ---------          ------     --------  --------------
                                             (Dollars in thousands)
           +300            $14,941       $ (10,082)            (40)%       7.21%      -402 bp
           +200             18,630          (6,392)            (26)%       8.76%      -247 bp
           +100             22,104          (2,918)            (12)%      10.14%      -109 bp
             --             25,022                                        11.23%
           -100             26,829           1,807                7%      11.83%        60 bp
           -200             28,495           3,473               14%      12.36%       113 bp
           -300             31,134           6,112               24%      13.21%       198 bp



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

(dollars in thousands)

                                                                 At
                                                            December 31,
                                                                2000
                                                         -------------------

*** Risk Measures: 200 bp rate shock ***
Pre-Shock NPV Ratio: NPV as % of PV of Assets                    11.23%
Exposure Measure: Post-Shock NPV Ratio                            8.76%
Sensitivity Measure: Change in NPV Ratio                           247 bp


         Although the OTS has informed the Bank that it is not subject to the IRR component discussed above, the Bank is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Bank's NPV. If the Bank were subject to the IRR component at December 31, 2000, a deduction from capital would have been required.

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

                                                                           Years Ended December 31,
                                       ---------------------------------------------------------------------------------------------
                                                    1998                           1999                           2000
                                       ---------------------------------------------------------------------------------------------
                                       Average              Average     Average             Average     Average            Average
                                       Balance    Interest  Yield/Cost  Balance   Interest  Yield/Cost  Balance  Interest Yield/Cost
                                       ---------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans receivable (1)                $ 172,219  $ 13,888     8.06%  $ 161,444  $ 12,831      7.95%   $184,773   14,814     8.02%
   Mortgage-backed securities                 12         1     8.33%          -         -          -          -        -         -
   Investments (2)                        20,167     1,001     4.96%     27,442     1,383      5.04%     20,280    1,127     5.56%
                                       -------------------            --------------------            -------------------
      Total interest-earning assets      192,398    14,890     7.74%    188,886    14,214      7.53%    205,053   15,941     7.77%
                                                 ---------                      ----------                     ----------
Noninterest earning assets                 4,049                          4,994                           5,692
                                       ----------                     ----------                      ---------
      Total assets                     $ 196,447                      $ 193,880                        $210,745
                                       ==========                     ==========                      =========
Interest bearing liabilities:
   Savings, NOW and money
      Market accounts                     40,300     1,046     2.60%     45,352     1,153      2.54%     45,037    1,136     2.52%
   Certificates of deposit               110,836     6,293     5.68%    113,337     6,160      5.44%    114,980    6,963     6.06%
   Borrowed funds                         14,615       839     5.74%      7,462       385      5.16%     25,538    1,553     6.08%
                                       -------------------            --------------------            -------------------
      Total interest bearing
        liabilities                      165,751     8,178     4.93%    166,151     7,698      4.64%    185,555    9,652     5.20%
                                                 ---------                      ----------                     ----------
Noninterest bearing liabilities            2,706                          2,975                           2,910
                                       ----------                     ----------                      ---------
      Total liabilities                  168,457                        169,126                         188,465
Equity                                    27,990                         24,754                          22,280
                                       ---------                      ----------                      ---------
      Total liabilities and equity     $ 196,447                      $ 193,880                       $ 210,745
                                       ==========                     ==========                      =========
Net interest income                                  6,712                          6,516                          6,289
                                                 =========                      ==========                     ==========
Interest rate spread (3)                                       2.81%                           2.89%                         2.57%
Net yield on interest earning
   assets (4)                                                  3.49%                           3.45%                         3.07%
Ratio of average interest
   earning assets to average
   interest bearing liabilities            1.16X                          1.14X                                    1.11X
                                       ==========                     ==========                               ==========

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

                                                             Years Ended December 31,
                                     --------------------------------------- --- ----------------------------------------
                                                 1999 vs. 1998                                2000 vs. 1999
                                     ---------------------------------------     ----------------------------------------
                                           Increase (Decrease) Due to                  Increase (Decrease) Due to
                                     ---------------------------------------     ----------------------------------------
                                                         Rate/                                        Rate/
                                      Volume    Rate     Volume      Net          Volume     Rate     Volume      Net
                                     --------- -------- --------- ----------     ---------- -------- --------- ----------
Interest Income:
  Loans receivable                  $  (869)   $  (201)   $    13    $(1,057)   $ 1,854    $   113    $    16    $ 1,983
  Mortgage-backed securities             (1)         -          -         (1)         -          -          -          -
  Investments                           361         15          6        382       (362)       143        (37)      (256)
                                    -------    -------    -------    -------    -------    -------    -------    -------
    Total interest-earning assets      (509)      (186)        19       (676)     1,492        256        (21)     1,727
                                    -------    -------    -------    -------    -------    -------    -------    -------
Interest expense:
  Deposit accounts                      273       (290)        (9)       (26)        61        719          6        786
  Borrowed funds                       (411)       (85)        42       (454)       933         69        166      1,168
                                    -------    -------    -------    -------    -------    -------    -------    -------
     Total interest-bearing
       liabilities                     (138)      (375)        33       (480)       994        788        172      1,954
                                    -------    -------    -------    -------    -------    -------    -------    -------

Change in net interest income       $  (371)   $   189    $   (14)   $  (196)   $   498    $  (532)   $  (193)   $  (227)
                                    =======    =======    =======    =======    =======    =======    =======    =======

(dollars in thousands)

Financial Condition

         Total assets increased by $22,012 from $199,836 at December 31, 1999 to $221,848 at December 31, 2000 primarily due to an increase of $18,424 in the loan portfolio and a $3,406 increase in cash. The increase in the loan portfolio was primarily due to an increase in real estate loans on farmland and, to a lesser degree, on management's decision to retain residential real estate loans that were originated during the first half of 2000. Management's decision to retain almost all of the residential real estate loans that were originated during the first half of 2000 resulted from an increase in the rates on these loans during that period of time.

         In accordance with the Bank's internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of December 31, 2000 and December 31, 1999, the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans were $833 and $857 and 0.43% and 0.49%, respectively.

         Loans on which the accrual of interest had been discontinued amounted to $363 and $111 at December 31, 2000 and 1999, respectively. The effect of nonaccrual loans was not significant to the results of operations. The Company includes all loans considered impaired under FASB Statement No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 2000 and 1999.

         Deposits increased by $6,598 from $156,984 at December 31, 1999 to $163,582 at December 31, 2000. Borrowed funds increased by $16,500 at year-end 2000 when compared to year-end 1999. The increase in deposits and borrowed funds were used to fund the increase in the loan portfolio.

         Stockholders' equity decreased by $1,116 from $23,457 at December 31, 1999 to $22,341 at December 31, 2000. The decrease in equity was primarily the result of net income for 2000 of $1,765 being offset by the payment of $772 in cash dividends and by the repurchase of 198,100 shares of treasury stock at a cost of $2,410. Also affecting stockholders' equity was the allocation of $212 of employee stock ownership plan shares, the amortization of $39 of unearned compensation and a $43 increase in accumulated other comprehensive income.

Comparison of Operating Results for the Years Ended December 31, 2000 and 1999

         General. Net income for the year ended December 31, 2000 decreased by $109, or 5.8%, from $1,874 for the year ended December 31, 1999 to $1,765 for the year ended December 31, 2000. The decrease in net income for 2000 when compared to 1999 was primarily due to a $227 decrease in net interest income.

         Interest Income. Interest income increased by $1,727, or 12.2%, for the year ended December 31, 2000 when compared to the year ended December 31, 1999. A $1,983 increase in interest income on loans was partially offset by a $256 decrease in interest income from investments. The increase in interest income from loans was primarily the result of an increase in the average amount of the loan portfolio during 2000 when compared to 1999. To a lesser extent, an increase in the average yield on the loan portfolio also contributed to the increase in interest income from the loan portfolio. The decrease in interest income from investments was due to a decrease in the average amount of the investment portfolio during 2000 when compared to 1999.

(dollars in thousands)

         Interest Expense. Total interest expense increased by $1,954, or 25.4%, for the year ended December 31, 2000 when compared to the year ended December 31, 1999. Interest expense on deposits increased by $786, or 10.7%, during 2000 when compared to 1999 primarily due to an increase in the average rate paid on deposits. Interest expense on borrowed funds increased by $1,168 during 2000 when compared to 1999 primarily due to an increase in the average amount of borrowed funds during 2000 when compared to 1999.

         Net Interest Income. Net interest income decreased by $227, or 3.5%, for the year ended December 31, 2000 when compared to the year ended December 31, 1999 due to the changes in interest income and interest expense described above.

         Provision for Loan Losses. The provision for loan loss decreased by $27 for the year ended December 31, 2000 when compared to the year ended December 31, 1999. Management monitors the allowance for loan losses in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. While the Company maintains its allowance for loan losses at a level that is considered to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowance and that losses will not exceed estimated amounts.

         Noninterest Income. Noninterest income increased by $72, or 4.2%, for 2000 when compared to 1999. The increase in noninterest income was primarily due to an increase in the gain on sale of securities available-for-sale and an increase in insurance commissions of $122 and $41, respectively. Partially offsetting these increases was a decrease of $84 in loan origination and commitment fees which resulted from fewer loans on single family dwellings being originated during 2000 when compared to 1999.

         Noninterest Expense. Noninterest expense remained relatively constant for the year ended December 31, 2000 when compared to the year ended December 31, 1999.

         Income Tax Expense. Income tax expense decreased by $20 for 2000 when compared to 1999. This decrease was the result of a decrease in income before taxes for 2000 when compared to 1999.

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

(dollars in thousands)

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

         Noninterest Expense. Noninterest expense increased by $285, or 6.0%, for the year ended December 31, 1999 when compared to the year ended December 31, 1998 due to increases in data processing and in other noninterest expense. Other noninterest expense increased by $173 for 1999 when compared to 1998 primarily due to a $87 increase in the amortization of mortgage servicing rights.

         Income Tax Expense. Income tax expense decreased by $482 for the year ended December 31, 1999 when compared to the year ended December 31, 1998. This decrease was the result of a decrease in income before income taxes for 1999 when compared to 1998.

Liquidity and Capital Resources

         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 2000, the Bank's liquidity, as measured for regulatory purposes, was 8.0%. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

(dollars in thousands)

         The Bank's primary sources of funds are deposits, amortization and prepayment of loans, maturities of investment securities and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are significantly influenced by general interest rates, economic conditions and competition. If needed, the Bank's primary source of funds can be supplemented by wholesale funds obtained through additional advances from the Federal Home Loan Bank system. The Bank invests excess funds in overnight deposits, which not only serve as liquidity, but also earn interest income until funds are needed to meet required loan funding.

         The Bank's most liquid asset is cash, including investments in interest bearing accounts at the FHLB of Des Moines that have no withdrawal restrictions. The levels of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 2000 and 1999, the Bank's noninterest bearing cash was $1,053 and $1,880, respectively.

         Also available to the Bank to meet liquidity requirements are borrowings from the Federal Home Loan Bank. At December 31, 2000, the Bank had $33,500 in outstanding advances from the FHLB of Des Moines, which have been used to fund loan originations. At December 31, 2000, the Bank had the ability to borrow approximately 2.53 times its then outstanding advances.

         In 1996, 1998, 1999 and 2000, the Company approved stock buy back programs in which up to 955,606 shares of the common stock of the Company could be acquired. During 1998, 1999 and 2000, the Company bought 307,200 shares, 223,003 shares and 198,100 shares, respectively, which completed these buy back programs. On December 21, 2000, the Company approved a stock buy back program in which up to 125,000 shares of the common stock of the Company could be acquired. During January 2001 the Company bought 24,700 shares of its common stock under this buy back program.

         The Bank is required to maintain specified amounts of capital. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 2000, the Bank's tangible capital totaled $17,812, or 8.17% of adjusted total assets, and core capital totaled $17,812, or 8.17% of adjusted total assets, which substantially exceeded the respective 1.5% tangible capital and 4.0% core capital requirements at that date by $14,544 and $9,097, respectively, or 6.67% and 4.17% of adjusted total assets, respectively. The Bank's risk-based capital totaled $18,645 at December 31, 2000 or 12.89% of risk-weighted assets, which exceeded the current requirements of 8.0% of risk-weighted assets by $7,073 or 4.89% of risk-weighted assets.

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

(dollars in thousands)

Impact of New Accounting Standards

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

                          Independent Auditor's Report



To the Board of Directors and Stockholders
Wells Financial Corp. and Subsidiary
Wells, Minnesota

We have audited the accompanying consolidated statements of financial condition of Wells Financial Corp. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Financial Corp. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.


                                        /s/McGladrey & Pullen, LLP

Rochester, Minnesota
February 12, 2001

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2000 and 1999
(dollars in thousands)

ASSETS                                                                 2000         1999
------------------------------------------------------------------------------------------
Cash, including interest-bearing accounts
  2000 $6,553; 1999 $2,320                                          $   7,606    $   4,200
Certificates of deposit (Note 2)                                          200          400
Securities available for sale (Notes 3 and 10)                         16,225        2,551
Securities held to maturity (Note 4)                                        -       15,559
Loans held for sale (Note 5)                                            1,955          521
Loans receivable, net (Notes 5, 10, 16 and 17)                        191,137      172,713
Accrued interest receivable                                             1,910        1,350
Income taxes receivable                                                     -           16
Premises and equipment (Note 8)                                         1,833        1,558
Foreclosed real estate (Note 7)                                            54           55
Other assets (Note 6)                                                     928          913
                                                                    ----------------------
     Total assets                                                   $ 221,848    $ 199,836
                                                                    ======================
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------
Liabilities
  Deposits (Note 9)                                                 $ 163,582    $ 156,984
  Borrowed funds (Note 10)                                             33,500       17,000
  Advances from borrowers for taxes and insurance (Note 6)              1,228        1,262
  Income taxes (Note 11):
    Current                                                                52            -
    Deferred                                                              855          763
  Accrued interest payable                                                129          116
  Accrued expenses and other liabilities                                  161          254
                                                                    ----------------------
     Total liabilities                                                199,507      176,379
                                                                    ----------------------
Commitments, contingencies and credit risk (Notes 15, 16, and 17)

Stockholders' Equity (Notes 12 and 14)
  Preferred stock, no par value; 500,000 shares authorized;
    none outstanding                                                        -            -
  Common stock, $.10 par value; 7,000,000 shares
    authorized; 2,187,500 shares issued                                   219          219
  Additional paid-in capital                                           17,011       16,939
  Retained earnings, substantially restricted                          19,182       18,189
  Accumulated other comprehensive income                                  698          655
  Unearned Employee Stock Ownership Plan shares                          (290)        (435)
  Unearned compensation-restricted stock awards                          (237)         (27)
  Less cost of treasury stock, 2000 933,168 shares;
    1999 758,343 shares                                               (14,242)     (12,083)
                                                                    ----------------------
     Total stockholders' equity                                        22,341       23,457
                                                                    ----------------------
     Total liabilities and stockholders' equity                     $ 221,848    $ 199,836
                                                                    ======================


See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2000, 1999 and 1998
(dollars in thousands, except per share data)

                                          2000      1999      1998
--------------------------------------------------------------------
Interest and Dividend Income
  Loans receivable:
    First mortgage loans                 $11,532   $10,112   $11,257
    Consumer and other loans               3,282     2,719     2,631
  Investment securities and interest-
    bearing deposits                       1,127     1,383     1,002
                                         ---------------------------
     Total interest income                15,941    14,214    14,890
                                         ---------------------------
Interest Expense
  Deposits                                 8,099     7,313     7,339
  Borrowed funds                           1,553       385       839
                                         ---------------------------
     Total interest expense                9,652     7,698     8,178
                                         ---------------------------
     Net interest income                   6,289     6,516     6,712
Provision for loan losses (Note 5)            --        27       120
                                         ---------------------------
     Net interest income after
       provision for loan losses           6,289     6,489     6,592
                                         ---------------------------
Noninterest Income
  Gain on sale of loans                      166       188       434
  Gain on sale of securities, net            122        --        --
  Loan origination and commitment fees       211       295       965
  Loan servicing fees                        401       397       267
  Insurance commissions                      387       346       334
  Fees and service charges                   442       450       381
  Other                                       52        33        24
                                         ---------------------------
     Total noninterest income              1,781     1,709     2,405
                                         ---------------------------
Noninterest Expenses
  Compensation and benefits (Note 14)      2,619     2,493     2,521
  Occupancy and equipment (Note 15)          819       788       735
  Data processing                            357       340       281
  Advertising                                224       214       190
  Other                                    1,036     1,219     1,042
                                         ---------------------------
     Total noninterest expenses            5,055     5,054     4,769
                                         ---------------------------
     Income before income taxes            3,015     3,144     4,228
Income tax expense (Note 11)               1,250     1,270     1,752
                                         ---------------------------
     Net income                          $ 1,765   $ 1,874   $ 2,476
                                         ===========================
Earnings per share (Note 13):
  Basic                                  $  1.41   $  1.26   $  1.42
                                         ===========================
  Diluted                                $  1.39   $  1.23   $  1.38
                                         ===========================


See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2000, 1999 and 1998
(dollars in thousands)

                                                                      Unearned
                                                             Accumu-  Employee  Unearned
                                                             lated     Stock    Compen-
                                                             Other     Owner-    sation
                       Compre-          Additional           Compre-   ship    Restricted                 Total
                       hensive   Common  Paid-In   Retained  hensive   Plan      Stock     Treasury    Stockholders'
                       Income    Stock   Capital   Earnings  Income    Shares    Awards     Stock         Equity
-----------------------------------------------------------------------------------------------------------------------
Balances,
  December 31, 1997              $  219  $16,694    $15,736   $ 584   $ (757)  $   (151)  $ (2,684)        $ 29,641
Comprehensive Income:
Net income             $ 2,476        -        -      2,476       -        -          -          -            2,476
Other comprehensive
income, net of tax:
Unrealized gains on
  securities, net
  of related taxes         317        -        -          -     317        -          -          -              317
                       -------
Comprehensive income   $ 2,793
                       =======
Treasury stock
  purchases, 307,200
  shares (Note 12)                    -        -          -       -        -          -     (5,937)          (5,937)
Cash dividends
  declared
  ($.57 per share)                    -        -     (1,001)      -        -          -          -           (1,001)
Amortization of
  unearned
  compensation                        -        -          -       -        -         84          -               84
Allocated ESOP
  shares                              -      146          -       -      166          -          -              312
                                 ----------------------------------------------------------------------------------
Balances,
  December 31, 1998                 219   16,840     17,211     901     (591)       (67)    (8,621)          25,892
Comprehensive Income:
Net income              $1,874        -        -      1,874       -        -          -          -            1,874
Other comprehensive
income, net of tax:
Unrealized losses
  on securities, net
  of related taxes        (246)       -        -          -    (246)       -          -          -             (246)
                        ------
Comprehensive income    $1,628
                        ======
Treasury stock
  purchases, 223,003
  shares (Note 12)                    -        -          -       -        -          -     (3,462)          (3,462)
Cash dividends
  declared
  ($.60 per share)                    -        -       (896)      -        -          -          -             (896)
Amortization of
  unearned
  compensation                        -        -          -       -        -         40          -               40
Allocated ESOP
  shares                              -       99          -       -      156          -          -              255
                                 ----------------------------------------------------------------------------------
Balances,
  December 31, 1999                 219   16,939     18,189     655     (435)       (27)   (12,083)          23,457
Comprehensive Income:
Net income              $1,765        -        -      1,765       -        -          -          -            1,765
Other comprehensive
income, net of tax:
Unrealized gains on
  securities, net
  of related taxes          43        -        -          -      43        -          -          -               43
                        ------
Comprehensive income    $1,808
                        ======
Treasury stock
  purchases, 198,100
  shares (Note 12)                    -        -          -       -        -          -     (2,410)          (2,410)
Cash dividends
  declared
  ($.61 per share)                    -        -       (772)      -        -          -          -             (772)
Amortization of
  unearned
  compensation                        -        -          -       -        -         39          -               39
Options exercised,
  700 options,
  (Note 14)                           -       (3)         -       -        -          -         10                7
Award of management
  stock bonus plan
  shares, 24,335
  shares, (Note 14)                   -        8          -       -        -       (249)       241                -
Allocated ESOP
  shares                              -       67          -       -      145          -          -              212
                                 ----------------------------------------------------------------------------------
Balances,
  December 31, 2000              $  219  $17,011    $19,182   $ 698   $ (290)  $   (237)  $(14,242)        $ 22,341
                                 ==================================================================================

See Notes to Consolidated Financial Statements.


                                                              20 - 21

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000, 1999 and 1998
(dollars in thousands)

                                                           2000        1999        1998
-----------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                            $  1,765    $  1,874    $  2,476
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
    Provision for loan losses                                  -          27         120
    Gain on sale of loans                                   (166)       (188)       (434)
    (Gain) on sale of securities                            (122)          -           -
    Amortization of mortgage servicing rights                152         212         125
    Compensation on allocation of ESOP shares                212         255         312
    Amortization of unearned compensation                     39          40          84
    (Gain) loss on sale of foreclosed real estate              1         (11)          2
    Unrealized gain on loans held for sale                     -           -         (14)
    Gain on premises and equipment                           (12)          -         (28)
    Deferred income taxes                                     62          49         188
    Depreciation and amortization on premises
      and equipment                                          278         247         279
    Amortization of deferred loan origination fees          (116)       (154)       (245)
    Amortization of excess servicing fees                     10          12          13
    Amortization of securities premiums and discounts          -           -           9
    Loans originated for sale                            (21,067)    (30,485)    (89,160)
    Proceeds from the sale of loans held for sale         19,573      36,061      85,089
    Changes in assets and liabilities:
      Accrued interest receivable                           (560)       (507)        263
      Other assets                                          (177)       (208)       (678)
      Income taxes payable, current                           68        (144)         17
      Accrued expenses and other liabilities                 (80)         60          58
                                                        --------------------------------
  Net cash provided by (used in)
        operating activities                                (140)      7,140      (1,524)
                                                        --------------------------------

                                   (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2000, 1999 and 1998
(dollars in thousands)

                                                              2000        1999        1998
--------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
  Net (increase) decrease in loans                        $(18,175)   $(18,238)   $ 28,945
  Certificates of deposit:
    Maturities                                                 400         500       6,650
    Purchases                                                 (200)       (400)     (5,300)
  Purchase of securities available for sale                 (7,177)          -           -
  Proceeds from sales of securities available for sale       8,118           -         212
  Securities held to maturity:
  Maturities and calls                                       1,139       1,210       4,491
  Purchases                                                      -     (11,230)     (6,841)
  Proceeds from principal repayments of
    mortgage-backed securities available for sale                -           -          86
  Proceeds from the disposal of leasehold improvements           -           -          75
  Purchase of premises and equipment                          (553)       (556)       (150)
  Proceeds from the disposal of premises and equipment          12           -           -
  Proceeds from the sale and redemption of
    foreclosed real estate                                      93         108          69
  Investment in foreclosed real estate                           -         (7)          (3)
                                                          --------------------------------
    Net cash provided by (used in) investing activities    (16,343)    (28,613)     28,234
                                                          --------------------------------
Cash Flows From Financing Activities
  Net increase (decrease) in deposits                        6,598      (1,457)     13,063
  Net increase from advances from
    borrowers for taxes and insurance                          (34)         42         140
  Options exercised                                              7           -           -
  Proceeds from borrowed funds                              46,600      15,000       5,000
  Repayments on borrowed funds                             (30,100)     (3,000)    (24,500)
  Purchase of treasury stock                                (2,410)     (3,462)     (5,937)
  Dividends paid                                              (772)       (896)     (1,001)
                                                          --------------------------------
    Net cash provided by (used in)
      financing activities                                  19,889       6,227     (13,235)
                                                          --------------------------------
    Net increase (decrease) in cash                          3,406     (15,246)     13,475

Cash
  Beginning                                                  4,200      19,446       5,971
                                                          --------------------------------
  Ending                                                  $  7,606    $  4,200    $ 19,446
                                                          ================================

                                   (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2000, 1999 and 1998
(dollars in thousands)

                                                            2000      1999       1998
--------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest on deposits                                  $ 8,101   $ 7,313    $ 7,348
    Interest on borrowed funds                              1,538       369        869
    Income taxes                                            1,119     1,365      1,547
                                                          ============================
Supplemental Schedule of Noncash Investing and
  Financing Activities:
  Other real estate acquired in settlement of loans       $    93   $   145    $    33
  Transfer of securities classified as held to maturity
    to available for sale                                  12,601         -          -
  Allocation of ESOP shares to participants                   145       156        166
  Net change in unrealized gains (losses) on securities
    available for sale                                         43      (246)       317
                                                          ============================

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

Comprehensive income: Comprehensive income is the total of reported net income and all other revenues, expenses, gains and losses that under generally accepted accounting principles bypass reported net income. The Company includes unrealized gains or losses, net of tax on securities available for sale in other comprehensive income.

Segment disclosures: Operating segments are components of a business about which separate financial information is available and that are evaluated regularly by the Company in deciding how to allocate resources and assessing performance. Public companies are required to report certain financial information about operating segments in interim and annual financial statements. Management evaluates the operations of the Company as one operating segment, community banking, due to the materiality of the community banking operation to the Company's financial condition and results of operations, taken as a whole, and as a result separate segment disclosures are not required. The Company offers the following products and services to customers: deposits, loans and mortgage banking. Revenues for each of these products and services are disclosed separately in the Consolidated Statements of Income.

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


Cash, cash equivalents and cash flows: For the purpose of reporting cash flows, cash includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from loans and deposits are reported net.

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

Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as a net amount in accumulated other comprehensive income. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is recognized in interest income.

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

Loans held for sale: Loans held for sale are those loans that the Company may sell or intends to sell prior to maturity. They are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans after allocating cost to servicing rights retained. All sales are made without recourse.

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


Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. Accrual of interest is discontinued when management believes, after considering economics, business conditions, and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest on these loans is recognized only when actually paid by the borrower if collection of principal is likely to occur. Accrual of interest is generally resumed when, in management's judgment, the borrower has demonstrated the ability to make all periodic interest and principal payments.

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

Premises and equipment: Land is carried at cost. Bank premises, leasehold improvements, and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Bank premises and furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets ranging from 10 to 40 years for bank premises and 3 to 7 years for furniture, fixtures and equipment. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases, generally 7 to 10 years.

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

Earnings per share: Earnings per basic common share are computed based upon the weighted average number of common shares outstanding during each year. Dilutive per share amounts assume conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce a loss or increase income per common share.

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


     Borrowed funds: The fair value of long term fixed rate borrowed funds is estimated by using a discounted cash flow analysis based on current incremental borrowing rates for similar types of borrowing arrangements. The fair value of variable rate borrowed funds approximates carrying value as these borrowings reprice monthly.

     Off-statement of financial condition instruments: Since the majority of the Company's off-statement of financial condition instruments consist of non fee-producing, variable rate commitments, the Company has determined they do not have a distinguishable fair value.

Note 2.  Certificates of Deposit


Certificates of deposit with a carrying value of $200 and $400 at December 31, 2000 and 1999, respectively, had weighted average yields of 6.83% and 5.19%, respectively, and contractual maturities of less than one year.

Note 3.  Securities Available for Sale

                                                                          December 31, 2000
                                                 ------------------------------------------------------------------
                                                                       Gross           Gross
                                                    Amortized       Unrealized       Unrealized
                                                       Cost            Gains           Losses        Fair Value
-------------------------------------------------------------------------------------------------------------------
U.S. Government corporations and
  agencies                                               $ 12,925          $  127          $  (40)        $ 13,012
Obligations of states and political
  subdivisions                                                231               5                -             236
Stock in Federal Home Loan Bank                             1,875               -                -           1,875
FHLMC stock                                                    16           1,086                -           1,102
                                                 ------------------------------------------------------------------
                                                         $ 15,047         $ 1,218          $  (40)        $ 16,225
                                                 ==================================================================

                                                                        December 31, 1999
                                                 ------------------------------------------------------------------
                                                                       Gross           Gross
                                                    Amortized       Unrealized       Unrealized
                                                       Cost            Gains           Losses        Fair Value
-------------------------------------------------------------------------------------------------------------------
Stock in Federal Home Loan Bank                          $  1,421          $    -           $    -        $  1,421
FHLMC stock                                                    24           1,106                -           1,130
                                                 ------------------------------------------------------------------
                                                         $  1,445        $  1,106           $    -        $  2,551
                                                 ==================================================================

Wells Financial Corp. and Subsidiary

Notes to consolidated financial statements
(dollars in thousands)
--------------------------------------------------------------------------------
Note 3. Securities Available for Sale (Continued)


Contractual maturities: The scheduled maturities of securities available for sale at December 31, 2000 were as follows:

                                              Amortized Cost         Fair Value
--------------------------------------------------------------------------------
Due in one year or less                             $    593           $    589
Due in one to five years                              12,563             12,659
                                            ------------------------------------
                                                      13,156             13,248
Equity securities                                      1,891              2,977
                                            ------------------------------------
                                                   $  15,047          $  16,225
                                            ====================================

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

Realized gains and losses: Gross realized gains and losses from the sale of securities available for sale for the year ended December 31, 2000 amounted to $262 of realized losses and $384 of realized gains. There were no realized gains or losses from the sale of securities during the years ended December 31, 1999 and 1998.

Changes in other comprehensive income - unrealized gains on securities available for sale:


                                                                                Years Ended December 31,
                                                                 --------------------------------------------------
                                                                        2000               1999               1998
-------------------------------------------------------------------------------------------------------------------
Balance, beginning                                                   $   655           $    901           $    584
Unrealized gains (losses) during the year                                194               (417)               540
Reclassification adjustment for net (gain)
  realized in net income                                                (122)                 -                  -
Deferred tax effect relating to unrealized
  appreciation                                                           (29)               171               (223)
                                                          ---------------------------------------------------------
Balance, ending                                                      $   698           $    655           $    901
                                                          =========================================================

Securities with a carrying value of $1,600 and $1,100 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------
Note 4.  Securities Held to Maturity

                                                                         December 31, 1999
                                                 ------------------------------------------------------------------
                                                                       Gross           Gross
                                                    Amortized       Unrealized       Unrealized
                                                       Cost            Gains           Losses        Fair Value
-------------------------------------------------------------------------------------------------------------------
Debt securities:
U.S. Government corporations and
  agencies                                          $ 15,559          $    -          $   469         $ 15,090
                                                 ==================================================================

On August 17, 2000, the Company transferred all securities classified as held to maturity to available for sale. The securities were transferred to allow more flexibility in managing the Company's assets. The carrying value and fair value of the securities on the date of transfer was $12,601 and $12,193 respectively. Immediately following the transfer, securities with a fair value of $7,989 were sold at a loss of $262.

Note 5.  Loans Receivable and Loans Held for Sale


Composition of loans receivable:

                                                                                              December 31,
                                                                             --------------------------------------
                                                                                         2000               1999
-------------------------------------------------------------------------------------------------------------------
First mortgage loans (principally conventional):
  Secured primarily by one-to-four family residences                                    $ 111,922         $  105,570
  Secured by other properties, primarily agricultural real estate                          39,037             32,582
  Construction                                                                              2,043              2,957
                                                                             ---------------------------------------
     Total first mortgage loans                                                           153,002            141,109
                                                                             ---------------------------------------
Consumer and other loans:
  Home equity, home improvement and second mortgages                                       26,155             21,315
  Agricultural operating loans                                                              2,967              2,988
  Vehicle loans                                                                             5,333              4,914
  Other                                                                                     5,007              3,722
                                                                             ---------------------------------------
     Total consumer and other loans                                                        39,462             32,939
                                                                             ---------------------------------------
     Total loans                                                                          192,464            174,048
Less:
  Net deferred loan origination fees                                                         (494)              (478)
  Allowance for loan losses                                                                  (833)              (857)
                                                                             ---------------------------------------
     Loan receivable, net                                                               $ 191,137         $  172,713
                                                                             =======================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------
Note 5. Loans Receivable and Loans Held for Sale (Continued)


Allowance for loan losses:

                                                                              Years Ended December 31,
                                                          ---------------------------------------------------------
                                                                       2000               1999               1998
-------------------------------------------------------------------------------------------------------------------
Balance, beginning                                                   $   857           $    853           $    763
Provision for loan losses                                                  -                 27                120
Loans charged off                                                        (49)               (43)               (46)
Recoveries                                                                25                 20                 16
                                                          ---------------------------------------------------------
Balance, ending                                                      $   833           $    857           $    853
                                                          =========================================================

Nonaccrual loans: Loans on which the accrual of interest has been discontinued totaled $363, $111 and $260 at December 31, 2000, 1999 and 1998, respectively. The effect of nonaccrual loans was not significant to the results of operations.

The Company includes all loans considered impaired in nonaccrual loans. The amount of impaired loans was not material at December 31, 2000 and 1999.

Related party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amounts of loans to such related parties at December 31, 2000 and 1999 were $349 and $321, respectively. During 2000, new loans to such related parties were $65 and repayments were $37.

Loans held for sale: As of December 31, 2000 and 1999, the Company's loans held for sale were $1,955 and $521, respectively, and consisted of one-to-four family residential real estate loans. Outstanding commitments to sell loans at December 31, 2000 were $1,955.

Note 6.  Loan Servicing


Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans as of December 31, 2000 and 1999 were $157,762 and $155,157, respectively, and consist of one-to-four family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers for taxes and insurance, were $697 and $708 at December 31, 2000 and 1999, respectively.

Mortgage servicing rights in the amounts of $226 and $281 were capitalized during the years ended December 31, 2000 and 1999, respectively. The fair values of capitalized mortgage servicing rights were $888 and $815 at December 31, 2000 and 1999, respectively. The fair values of the mortgage servicing rights were estimated as the present value of the expected future cash flows using a discount rate of 12%. The Company recognized amortization of the cost of mortgage servicing rights in the amounts of $152, $212 and $125 for the years ended December 31, 2000, 1999 and 1998, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------
Note 6. Loan Servicing (Continued)


No valuation allowances were provided for mortgage servicing rights during the years ended December 31, 2000 and 1999.

Note 7.  Foreclosed Real Estate


The Company had investment in real estate acquired through foreclosure or deeded to the Company in lieu of foreclosure of $54 and $55 as of December 31, 2000 and 1999, respectively. No allowances for losses on foreclosed real estate were required at these dates.

Note 8.  Premises and Equipment

Premises and equipment are summarized as follows:

                                                                                               December 31,
                                                                                      ----------------------------
                                                                                         2000               1999
------------------------------------------------------------------------------------------------------------------
Cost:
  Land                                                                                 $     79          $      79
  Buildings and improvements                                                              1,864              1,461
  Leasehold improvements                                                                     98                365
  Furniture, fixtures and equipment                                                       1,301              2,132
                                                                                      ----------------------------
                                                                                          3,342              4,037
  Less accumulated depreciation and amortization                                          1,509              2,479
                                                                                      ----------------------------
                                                                                       $  1,833          $   1,558
                                                                                      ============================

Note 9.  Deposits

Composition of deposits:

                                                                                              December 31,
                                                                                     ------------------------------
                                                                                          2000               1999
-------------------------------------------------------------------------------------------------------------------
Demand deposits, noninterest bearing                                                  $   2,433         $    3,587
NOW and money market accounts                                                            23,083             21,858
Savings accounts                                                                         18,979             19,050
Certificates of deposit                                                                 119,087            112,489
                                                                                     ------------------------------
                                                                                      $ 163,582         $  156,984
                                                                                     ==============================

The aggregate amount of certificates of deposit over $100 was $10,841 and $8,326 at December 31, 2000 and 1999, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------
Note 9. Deposits (Continued)


A summary of scheduled maturities of certificates of deposits is as follows:

Years Ending December 31,
-------------------------------------------------------------------------------
2001                                                                 $  73,465
2002                                                                    27,966
2003                                                                    16,792
2004                                                                       836
2005                                                                        28
                                                                  -------------
                                                                    $  119,087
                                                                  =============

Note 10. Borrowed Funds


Maturities of advances from the Federal Home Loan Bank (FHLB) at December 31 are as follows:

                                                                                  2000              1999
----------------------------------------------------------------------------------------------------------
Fixed-rate advances (with rates ranging from 4.77% to 5.93%)
  Due in one year or less                                                       $     -           $ 3,000
  Due from one through five years                                                     -                 -
  Due from five to ten years                                                     23,000            10,000
                                                                      ------------------------------------
     Total fixed-rate advances                                                   23,000            13,000
                                                                      ------------------------------------

Variable-rate advances (with rates ranging from 5.02% to 6.79%)
  Due in one year or less                                                        10,500             4,000
  Due from one through five years                                                     -                 -
  Due from five to ten years                                                          -                 -
                                                                      ------------------------------------
     Total variable-rate advances                                                10,500             4,000
                                                                      ------------------------------------
                                                                                $33,500           $17,000
                                                                      ====================================

All advances are subject to various prepayment provisions. Fixed-rate advances are subject to various call and conversion provisions.

The advances are collateralized by FHLB stock and first mortgage loans with balances exceeding 130% of the amount of the advances.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------
Note 11. Income Tax Matters


The Company and its subsidiary file consolidated federal income tax returns. The Company is allowed bad debt deductions based on actual charge-offs.

The components of income tax expense are as follows:

                                                                                 Years Ended December 31,
                                                          ---------------------------------------------------------
                                                                        2000               1999               1998
-------------------------------------------------------------------------------------------------------------------
Federal:
  Current                                                            $   886           $    940          $   1,181
  Deferred                                                                47                 37                143
                                                          ---------------------------------------------------------
                                                                         933                977              1,324
                                                          ---------------------------------------------------------
State:
  Current                                                                302                281                383
  Deferred                                                                15                 12                 45
                                                          ---------------------------------------------------------
                                                                         317                293                428
                                                          ---------------------------------------------------------
     Total                                                          $  1,250          $   1,270          $   1,752
                                                          =========================================================

Total income tax expense differed from the amounts computed by applying the statutory U.S. Federal income tax rates to income before income taxes as a result of the following:

                                                                                Years Ended December 31,
                                                          ---------------------------------------------------------
                                                                        2000               1999               1998
-------------------------------------------------------------------------------------------------------------------
Computed "expected" tax expense                                     $  1,055          $   1,100          $   1,480
State income taxes, net of federal benefit                               195                203                273
Effect of graduated rates                                                (30)               (31)               (42)
Other                                                                     30                 (2)                41
                                                          ---------------------------------------------------------
     Income tax expense                                             $  1,250          $   1,270          $   1,752
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


The net deferred tax liability included in liabilities in the accompanying statements of financial condition includes the following amounts of deferred tax assets and liabilities:


                                                          December 31,
                                        --------------------------------------
                                                      2000               1999
------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                        $   325           $    323
  Management stock bonus plan                           12                 36
  Accrued vacation                                      11                 16
  Other                                                 34                 28
                                        --------------------------------------
                                                       382                403
  Less valuation allowance                               -                  -
                                        --------------------------------------
                                                       382                403
                                        --------------------------------------
Deferred tax liabilities:
  Premises and equipment                               128                141
  Securities available for sale                        480                450
  FHLB stock dividends                                 189                189
  Mortgage servicing rights                            332                313
  Deferred loan origination fees                       101                 64
  Other                                                  7                  9
                                        --------------------------------------
                                                     1,237              1,166
                                        --------------------------------------
                                                 $    (855)         $    (763)
                                        ======================================

Retained earnings at December 31, 2000 and 1999 include approximately $1,839 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. If the Bank no longer qualifies as a bank or in the event of a liquidation of the Bank, income would be created for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $736 at December 31, 2000 and 1999.

Note 12. Stockholders' Equity, Regulatory Capital and Dividend Restrictions


The Company has initiated several stock buy back programs. Shares totaling 198,100, 223,003 and 307,200 were purchased during the years ended December 31, 2000, 1999 and 1998, respectively. From January 1, 2001 through February 12, 2001, the Company purchased 24,700 additional shares under this program.

On January 16, 2001, the Company declared a dividend of $.16 per common share payable on February 12, 2001 to stockholders of record as of January 31, 2001. The scheduled dividend is approximately $198.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

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


The following table summarizes the Bank's compliance with its regulatory capital requirements:

                                                                                                To Be Well Capitalized
                                                                            For Capital         Under Prompt Corrective
                                                    Actual               Adequacy Purposes         Action Provisions
                                            ---------------------------------------------------------------------------
As of December 31, 2000:                      Amount      Percent        Amount     Percent         Amount      Percent
                                            ---------------------------------------------------------------------------
  Tier 1  (core) capital (to
    adjusted total assets)                   $17,812        8.17%        $8,715       4.00%         $10,894       5.00%
  Risk-based capital (to risk-
    weighted assets)                          18,645       12.89         11,572       8.00           14,465      10.00
  Tangible (capital  to
    tangible assets)                          17,812        8.17          3,268       1.50              N/A        N/A
  Tier 1 (core) capital (to
    risk-weighted assets)                     17,812       12.31            N/A        N/A            8,679       6.00

As of December 31, 1999:
  Tier 1 (core) capital (to
    adjusted total assets)                   $16,865        8.70%        $7,754       4.00%         $ 9,693       5.00%
  Risk-based capital (to risk-
    weighted assets)                          17,722       13.96         10,154       8.00           12,693      10.00
  Tangible capital (to
    tangible assets)                          16,865        8.70          2,907       1.50              N/A        N/A
  Tier 1 (core) capital (to
    risk-weighted assets)                     16,865       13.29            N/A        N/A            7,616       6.00

Under current regulations, the Bank is not permitted to pay dividends on its stock if its regulatory capital would reduce below (i) the amount required for the liquidation account established to provide a limited priority claim to the assets of the bank to certain qualifying depositors who had deposits at the Bank and who continue to maintain those deposits after its conversion from a Federal mutual savings and loan association to a Federal stock savings bank pursuant to its Plan of Conversion (Plan) adopted October 19, 1994, or (ii) the Bank's regulatory capital requirements. As a "Tier 1" institution (an institution with capital in excess of its capital requirements, both immediately before the proposed capital distribution and after giving effect to such distribution), after a 30 day notice the Bank may make capital distributions without the prior consent of the Office of Thrift Supervision in any calendar year. However, without consent, capital distributions during a calendar year must not exceed the net income of the Bank during the calendar year plus retained net income for the preceding two years. The Bank paid dividends of $965 and $975 to the Company during the years ended December 31, 2000 and 1999, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------
Note 13. Earnings Per Share (dollars in thousands, except per share data)


A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted earnings per share follows:

                                                                        For the Year Ended December 31, 2000
                                                          ----------------------------------------------------------
                                                                                                           Per Share
                                                                        Income           Shares             Amount
--------------------------------------------------------------------------------------------------------------------
Basic EPS
  Net income                                                          $  1,765          1,252,008           $   1.41
                                                                                                 ===================
Effect of Dilutive Securities
  Stock options                                                              -             18,058
                                                           --------------------------------------
Diluted EPS
  Net income plus assumed conversions                                 $  1,765          1,270,066           $   1.39
                                                           =========================================================

                                                                        For the Year Ended December 31, 1999
                                                          ----------------------------------------------------------
                                                                                                           Per Share
                                                                        Income           Shares             Amount
--------------------------------------------------------------------------------------------------------------------
Basic EPS
  Net income                                                         $   1,874          1,485,301           $   1.26
                                                                                                 ===================
Effect of Dilutive Securities
  Stock options                                                              -             33,165
                                                            --------------------------------------
Diluted EPS
  Net income plus assumed conversions                                $   1,874          1,518,466           $   1.23
                                                            =========================================================

                                                                        For the Year Ended December 31, 1998
                                                          ----------------------------------------------------------
                                                                                                           Per Share
                                                                        Income           Shares             Amount
--------------------------------------------------------------------------------------------------------------------
Basic EPS
  Net income                                                         $   2,476          1,747,325           $   1.42
                                                                                                 ===================
Effect of Dilutive Securities
  Stock options                                                              -             49,966
                                                           --------------------------------------
Diluted EPS
  Net income plus assumed conversions                                $   2,476          1,797,291           $   1.38
                                                           =========================================================

Note 14. Employee Benefit Plans


Defined Contribution 401(k) Plan: The Bank provides a 401(k) plan which covers substantially all of the Bank's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual compensation. At the discretion of the Board of Directors, the Bank may make matching contributions of up to 4 percent of each participant's contribution. No contributions were made by the Bank for the years ended December 31, 2000, 1999 and 1998.

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

Compensation expense for the ESOP was $212, $255 and $312 for the years ended December 31, 2000, 1999 and 1998, respectively.

Shares of the Company held by the ESOP at December 31, 2000 and 1999 are as follows:

                                                     2000               1999
-------------------------------------------------------------------------------
Shares released for allocation                       99,823             81,833
Unreleased (unearned) shares                         36,210             54,355
                                               --------------------------------
                                                    136,033            136,188
                                               ================================
Fair value of unreleased (unearned) shares          $   575           $    629
                                               ================================

Stock Option Plan: The Company, effective November 15, 1995, adopted a stock option plan (Plan). Pursuant to the Plan, stock options for 218,750 common shares may be granted to directors, officers and key employees of the Bank. The options have a maximum term of 10 years, at the market price on the grant date. The options vest at the rate of 20% per year. Options granted under the Plan may be either options that qualify as Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify.

Stock option awards of 125,405 were made to directors, officers, and key employees at an exercise price of $11.00 per share on November 15, 1995. Additional awards of 32,805 and 12,780 were made on September 7, 2000 and September 19, 2000 respectively. The exercise price for awards made on September 7, 2000 and September 19, 2000 is $12.88 and $13.38 respectively. At each award date, the exercise price is equal to the fair market price on the date of the award. Under APB Opinion No. 25, no expense has been recorded for these options for the years ended December 31, 2000, 1999 and 1998 as the option price is the quoted market price of the shares at the date of the award.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------
Note 14. Employee Benefit Plans (Continued)


Grants under the Plan are accounted for following APB Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized, as noted above, for this Plan. Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), additional compensation cost charged to income would have been $38, $34, $61 for the years ended December 31, 2000, 1999 and 1998, respectively. Reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                             Years Ended December 31,
                              -----------------------------------------------
                                   2000               1999               1998
-----------------------------------------------------------------------------
Net income:
  As reported                   $  1,765          $   1,874          $   2,476
  Pro forma                        1,742              1,854              2,440

Basic earnings per share:
  As reported                   $   1.41           $   1.26           $   1.42
  Pro forma                         1.39               1.25               1.40

Diluted earnings per share:
  As reported                   $   1.39           $   1.23           $   1.38
  Pro forma                         1.38               1.22               1.36



The fair value of the 125,405 options, granted on November 15, 1995, was estimated at the grant date using the Black-Scholes option-pricing model using a dividend rate of 0%, price volatility of 10%, a risk-free interest rate of 5.65%, and an estimated life of 6 years. The estimated fair value was $408 at November 15, 1995, the grant date.

The fair value of the 32,805 options, granted on September 7, 2000, was estimated at the grant date using the Black-Scholes option-pricing model using a dividend rate of 4.97%, price volatility of 10%, a risk-free interest rate of 5.58%, and an estimated life of 10 years. The estimated fair value was $134 at September 7, 2000, the grant date.

The fair value of the 12,780 options, granted on September 19, 2000, was estimated at the grant date using the Black-Scholes option-pricing model using a dividend rate of 4.79%, price volatility of 10%, a risk-free interest rate of 5.97%, and an estimated life of 10 years. The estimated fair value was $40 at September 19, 2000, the grant date.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------
Note 14. Employee Benefit Plans (Continued)


The status of the Company's fixed stock option plan as of December 31, 2000 and 1999, and changes during the years ended on those dates are presented below:

                                                                          Years Ended December 31,
                                                 --------------------------------------------------------------------
                                                                  2000                           1999
                                                 --------------------------------------------------------------------
                                                                          Weighted                      Weighted
Fixed Options                                              Shares      Exercise Price       Shares   Exercise Price
---------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                          125,405         $ 11.00          125,405        $  11.00
Granted                                                    45,585           13.02                -               -
Exercised                                                    (700)          11.00                -               -
                                                 --------------------------------------------------------------------
Outstanding at end of year                                170,290         $ 11.54          125,405        $  11.00
                                                 ====================================================================

The status of the 170,290 options outstanding at December 31, 2000 is presented below:

                                                     Contractural     Number
Date of award                  Shares       Price       Life        Exercisable
--------------------------------------------------------------------------------
November 15, 1995             125,405   $    11.00     4.9 years      123,705
September 7, 2000              32,805        12.88     9.7 years            -
September 19, 2000             12,780        13.38     9.7 years            -

Management  Stock Bonus Plan:  The Bank  adopted a  Management  Stock Bonus Plan
(Plan) which was approved by the Company's stockholders on November 15, 1995. Restricted stock awards covering shares representing an aggregate of up to 4% (87,500 shares) of the common stock issued by the Company in the mutual to stock conversion may be granted to directors and employees of the Bank. These awards vest at the rate of 20% per year of continuous service with the Bank. The status of shares awarded as of December 31, 2000 and 1999 and the changes during the years ended on those dates is presented below:

                                                    Years Ended December 31,
                                                -------------------------------
                                                      2000               1999
-------------------------------------------------------------------------------
Outstanding at beginning of year                      8,720             17,440
Granted                                              24,335                  -
Vested                                               (8,720)            (8,720)
Forfeited                                               (23)                 -
                                                -------------------------------
Outstanding at end of year                           24,312              8,720
                                                ===============================

The Bank recorded expense of $39, $40 and $84 relating to this Plan for the years ended December 31, 2000, 1999 and 1998, respectively.

The Company contributed funds to the Plan's trust to allow the trust to purchase all 87,500 shares on the open market. The trust purchased these shares in 1996. 49,735 shares were purchased for outstanding awards and the remaining 37,765 shares are recorded as treasury stock. In September 2000, 24,335 of the shares held as treasury stock were granted. Unearned compensation cost, recognized in an amount equal to the fair value of the awarded shares at the award date, is recorded in stockholders' equity and amortized to operations as the shares vest.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 15. Lease Commitments


The Company leases certain branch facilities under operating leases. Some leases require the Company to pay related insurance, maintenance and repairs, and real estate taxes. Future minimum rental commitments under operating leases as of December 31, 2000 are as follows:

Years Ending
------------------------------------------------------------------------------
2001                                                                 $    171
2002                                                                      118
2003                                                                       80
2004                                                                       76
2005                                                                       76
                                                           -------------------
                                                                     $    521
                                                           ===================

Total rental expense related to operating leases was approximately $222, $213 and $206 for the years ended December 31, 2000, 1999 and 1998, respectively.

As of December 31, 2000, the Company had signed a letter of intent to lease property for a new branch facility in St. Peter, Minnesota beginning on or near June 1, 2001.

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

Commitments to extend credit on loans totaled approximately $24,163 and $20,200 at December 31, 2000 and 1999, respectively. The portion of commitments to extend credit that related to fixed rate loans is $2,454 and $2,661 as of December 31, 2000 and 1999, respectively.

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


Concentration by institution: As of December 31, 2000 the Company had $6,553 on deposit with the FHLB of Des Moines.

Note 18. Fair Values of Financial Instruments


The estimated fair values of the Company's financial instruments are as follows:

                                                                                 December 31,
                                                 ------------------------------------------------------------------
                                                                      2000                             1999
--------------------------------------------------------------------------------------------------------------------
                                                            Carrying          Fair           Carrying          Fair
                                                             Amount           Value           Amount           Value
                                                 -------------------------------------------------------------------
Financial assets
  Cash                                                      $ 7,606         $ 7,606         $  4,200        $  4,200
  Certificates of deposit                                       200             200              400             400
  Securities available for sale                              16,225          16,225            2,551           2,551
  Securities held to maturity                                     -               -           15,559          15,090
  Loans held for sale                                         1,955           1,955              521             521
  Loans receivable, net                                     191,137         190,788          172,713         172,198
  Accrued interest receivable                                 1,910           1,910            1,350           1,350
  Mortgage servicing rights                                     821             888              772             815

Financial liabilities
  Deposits                                                  163,582         163,457          156,984         157,039
  Borrowed funds                                             33,500          33,930           17,000          16,292
  Advances from borrowers for
    taxes and insurance                                       1,228           1,228            1,262           1,262
  Accrued interest payable                                      129             129              116             116
                                                 ===================================================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------
Note 19. Financial Information of Wells Financial Corp. (Parent Only)


The Company's condensed statements of financial condition as of December 31, 2000 and 1999 and related condensed statements of income and cash flows for each of the years in the three year period ended December 31, 2000 are as follows:

Condensed Statements of Financial Condition                                                  2000               1999
--------------------------------------------------------------------------------------------------------------------
Assets
  Cash, including deposits with Wells Federal
    Bank, fsb 2000 $263; 1999 $131                                                      $     771          $     623
  Certificates of deposit                                                                       -                200
  Securities held to maturity                                                                   -              3,747
  Securities available for sale                                                             1,887                  -
  Investment in Wells Federal Bank, fsb                                                    19,629             18,733
  Accrued interest receivable and other assets                                                 54                154
                                                                             ---------------------------------------
     Total assets                                                                       $  22,341          $  23,457
                                                                             =======================================
Liabilities and Stockholders' Equity
  Liabilities                                                                           $       -          $       -
  Stockholders' equity                                                                     22,341             23,457
                                                                             ---------------------------------------
     Total liabilities and stockholders' equity                                         $  22,341          $  23,457
                                                                             =======================================


Condensed Statements of Income                                         2000               1999               1998
-------------------------------------------------------------------------------------------------------------------
Interest income                                                     $    202          $     392          $     261
Other expenses                                                           100                142                125
                                                          ---------------------------------------------------------
     Income before income taxes                                          102                250                136
Income tax expense                                                        41                101                 55
                                                          ---------------------------------------------------------
     Net income before equity in net
       income of subsidiary                                               61                149                 81
Equity in net income of subsidiary                                     1,704              1,725              2,395
                                                          ---------------------------------------------------------
     Net income                                                     $  1,765          $   1,874          $   2,476
                                                          =========================================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------
Note 19.   Financial   Information  of  Wells  Financial  Corp.   (Parent  Only)
           (Continued)

Condensed Statements of Cash Flows                            2000        1999        1998
-------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                              $  1,765    $  1,874    $  2,476
  Adjustment to reconcile net income to net cash
    provided by operating activities:
  Equity in undistributed net income
    of subsidiary                                           (1,704)     (1,725)     (2,395)
  (Increase) decrease in accrued interest receivable           104        (132)        (10)
  Decrease in other liabilities                                  -           -          (6)
                                                          ---------------------------------
  Net cash provided by operating activities                    165          17          65
                                                          ---------------------------------
Cash Flows From Investing Activities
  Purchase of certificates of deposit                            -        (200)       (100)
  Purchase of securities held to maturity                        -      (3,747)     (2,499)
  Proceeds from the maturities of
    certificates of deposit                                    200         200         250
  Proceeds from maturity of securities
    held to maturity                                             -       2,499         750
  Proceeds from sale of securities
    available for sale                                       1,848           -           -
  Dividends from subsidiaries                                  965         975       9,000
  Decrease in loan to Wells Federal Bank, fsb                    -           -       4,000
                                                          ---------------------------------
    Net cash provided by (used in)
      investing activities                                   3,013        (273)     11,401
                                                          ---------------------------------
Cash Flows From Financing Activities
  Payments relating to ESOP stock                              145         156         166
  Exercised stock options                                        7           -           -
  Purchase of treasury stock                                (2,410)     (3,462)     (5,937)
  Dividends paid                                              (772)       (896)     (1,001)
                                                          ---------------------------------
    Net cash (used in) financing activities                 (3,030)     (4,202)     (6,772)
                                                          ---------------------------------
    Net (decrease) increase in cash                            148      (4,458)      4,694
Cash:
  Beginning of year                                            623       5,081         387
                                                          ---------------------------------
  End of year                                             $    771    $    623    $  5,081
                                                          =================================
Supplemental Schedule of Noncash Investing
  Activities:
  Transfer of securities classified as held to maturity
    maturity to available for sale classification         $  1,900    $      -    $      -
  Net change in unrealized loss in securities
    available for sale                                          43        (246)        317
                                                          =================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 20. Selected Quarterly Financial Data (Unaudited) (dollars in thousands, except per share data)

                                                                         Year Ended December 31, 2000
                                                 ------------------------------------------------------------------
                                                            First          Second            Third          Fourth
                                                 ------------------------------------------------------------------
Interest income                                           $ 3,721         $ 3,906          $ 4,094         $ 4,220
Net interest income                                         1,621           1,566            1,520           1,582
Provision for loan losses
                                                                -               -                -               -
Net income                                                    410             399              426             530
Earnings per share
  Basic                                                      0.30            0.32             0.36            0.44
  Diluted                                                    0.30            0.32             0.35            0.43


                                                                         Year Ended December 31, 1999
---------------------------------------------------------------------------------------------------------------------
                                                              First         Second             Third         Fourth
                                                 --------------------------------------------------------------------
Interest income                                            $  3,509        $  3,489         $  3,556        $  3,660
Net interest income                                           1,611           1,604            1,650           1,651
Provision for loan losses                                        23               4                -               -
Net income                                                      541             473              444             416
Earnings per share
  Basic                                                        0.34            0.31             0.31            0.30
  Diluted                                                      0.34            0.30             0.30            0.29

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

 Dale E. Stallkamp                                    Richard Mueller
 Dale E. Stallkamp, CPA                               Pharmacist, Wells Drug, Co


                   Executive Officers of Wells Financial Corp.

 Lawrence H. Kruse                                    James D. Moll, CPA
   President and Chief                                 Treasurer and Principal Financial
    Executive Officer                                   and Accounting Officer

 Gerald D. Bastian                                    Richard Mueller
   Vice President                                      Secretary

                              [GRAPHIC OMITTED]

 Corporate Counsel:                                   Independent Auditors:
 Randel I. Bichler, Esq.                              McGladrey & Pullen, LLP
   28 South Broadway                                    Suite 400
   Wells, Minnesota  56097                              102 South Broadway
                                                        Rochester, Minnesota  55904

 Special Counsel:                                     Transfer Agent and Registrar:
 Malizia Spidi & Fisch, PC                            Registrar and Transfer Company
   1100 New York Avenue, N.W.                           10 Commerce Drive
   Suite 340 West                                       Cranford, New Jersey  07016
   Washington, D.C.  20005

                              [GRAPHIC OMITTED]


The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write to the Secretary of the Company, at the Company's corporate office in Wells, Minnesota. The annual meeting of stockholders will be held on April 18, 2001 at 4:00 p.m. at the Wells Community Building, 189 Second Street S.E., Wells, Minnesota.