Form 10KSB, Exhibit 13
period 2001-12-31
WELLS FINANCIAL CORP
filed 2002-03-28
CIK 934739

[** LOGO **]

Wells
Financial
 Corp.

ANNUAL REPORT


Wells Financial Corp.
Annual Report

Wells Federal Bank,  fsb                                       TABLE OF CONTENTS


MAIN OFFICE:                                               Profile and Stock Market Information.....................  1-2

Wells                                                      Selected Consolidated Financial and Other Data...........    3
53 First Street SW
Wells, Minnesota 56097                                     Letter to Stockholders...................................    4

BRANCH OFFICES:                                            Management's Discussion and Analysis of Financial
                                                             Condition and Results of Operations.................... 5-17
Blue Earth
303 South Main Street                                      Independent Auditor's Report.............................   19
Blue Earth, Minnesota 56013                                Consolidated Statements of Financial Condition...........   20
                                                           Consolidated Statements of Income........................   21
Mankato - Madison East
Madison East Center                                        Consolidated Statements of Stockholders' Equity..........22-23
1400 Madison Avenue
Mankato, Minnesota 56001                                   Consolidated Statements of Cash Flows....................24-26

North Mankato                                              Notes to Consolidated Financial Statements...............27-50
1800 Commerce Drive
North Mankato, Minnesota  56003                            Office Location and Other Corporate Information..........   51

Fairmont
Five Lakes Centre
300 South State Street
Fairmont, Minnesota  56031

Albert Lea
Skyline Mall
1710 West Main Street
Albert Lea, Minnesota  56007

St. Peter
1618 South Minnesota Avenue
St. Peter, Minnesota  56082

Owatonna
496 North Street
Owatonna, Minnesota  55060


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

                                                         HIGH         LOW
                                                     ------------ -----------

             January 1, 2000 - March 31, 2000           $12.75       $11.13
             April 1, 2000 - June 30, 2000              $13.00       $11.06
             July 1, 2000 - September 30, 2000          $16.00       $12.38
             October 1, 2000 - December 31, 2000        $17.00       $12.75
             January 1, 2001 - March 31, 2001           $18.50       $15.75
             April 1, 2001 - June 30, 2001              $17.60       $16.41
             July 1, 2001 - September 30, 2001          $18.74       $16.70
             October 1, 2001 - December 31, 2001        $19.50       $16.78


         The number of stockholders of record of common stock as of the record date of March 1, 2002, was approximately 507. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 1, 2002, there were 1,189,435 shares outstanding.

         The Company declared quarterly cash dividends of $0.16 per share on January 16, 2001, April 17, 2001, July 24, 2001 and October 16, 2001. The
Company declared quarterly cash dividends of $0.15 per share on January 18, 2000, April 19, 2000 and July 18, 2000. The Company declared a quarterly cash dividend of $0.16 per share on October 17, 2000. The Company declared quarterly cash dividends of $0.15 per share on January 20, 1999, April 21, 1999, July 21, 1999 and October 19, 1999.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Minnesota law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). During 2001, 2000 and 1999 the Bank paid $2,186,000, $965,000 and $975,000 in cash dividends, respectively, to the Company.

WELLS FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

 Financial Condition
------------------------------------------------ ------------ ---------- ---------- ---------- ----------
 December 31,                                         2001        2000       1999       1998       1997
------------------------------------------------ ------------ ---------- ---------- ---------- ----------

Total assets                                        $230,408   $221,848   $199,836   $191,876   $201,436
Loans held for sale                                   10,155      1,955        521      6,097      2,012
Loans receivable, net                                160,513    191,137    172,713    154,305    182,724
Mortgage-backed securities available for sale              -          -          -          -         86
Securities available for sale                         15,863     16,225      2,551      2,968      2,640
Securities held to maturity                                -          -     15,559      5,539      3,198
Certificates of deposit                                  200        200        400        500      1,850
Cash and cash equivalents                             38,070      7,606      4,200     19,446      5,971
Deposits                                             180,999    163,582    156,984    158,441    145,378
Borrowed funds                                        23,000     33,500     17,000      5,000     24,500
Equity                                                23,572     22,341     23,457     25,892     29,641

Summary of Operations
------------------------------------------------ ------------ ---------- ---------- ---------- ----------
Years Ended December 31,                              2001        2000       1999       1998       1997
------------------------------------------------ ------------ ---------- ---------- ---------- ----------

Interest income                                      $16,376    $15,941    $14,214    $14,890    $15,325
Interest expense                                       8,609      9,652      7,698      8,178      8,522
Net interest income                                    7,767      6,289      6,516      6,712      6,803
Provision for loan losses                                180          -         27        120        180
Noninterest income                                     4,290      1,781      1,709      2,405      1,109
Noninterest expense                                    6,175      5,055      5,054      4,769      3,987
Net income                                             3,345      1,765      1,874      2,476      2,220

Other Selected Data
------------------------------------------------ ------------ ---------- ---------- ---------- ----------
Years Ended December 31,                                2001        2000       1999       1998       1997
------------------------------------------------ ------------ ---------- ---------- ---------- ----------

Return on average assets                                 1.51%      0.84%      0.97%      1.26%      1.10%
Return on average equity                                15.06%      7.92%      7.57%      8.85%      7.71%
Average equity to average assets                        10.03%     10.57%     12.77%     14.25%     14.24%
Equity to assets                                        10.23%     10.07%     11.74%     13.49%     14.71%
Net interest rate spread (1)                             3.22%      2.57%      2.89%      2.81%      2.75%
Nonperforming assets to  total loans (2)                 0.55%      0.35%      0.10%      0.23%      0.26%
Allowance for loan losses to total loans                 0.59%      0.43%      0.49%      0.53%      0.41%
Allowance for loan losses to nonperforming             107.90%     134.1%    702.46%    236.94%    172.62%
loans (2)
Basic earnings per share                              $  2.91     $  1.41    $ 1.26    $  1.42    $  1.18
Diluted earnings per share                            $  2.79     $  1.39    $ 1.23    $  1.38    $  1.16



(1) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Nonperforming loans are loans over 90 days past due. Nonperforming assets include nonperforming loans and foreclosed real estate.

To Our Stockholders:

On behalf of our Board of Directors I am pleased to present our annual report for 2001. I urge you to take a few minutes to review the performance of your company as we continue to work to enhance stockholder value through stock buybacks, cash dividends and increased book value per share.

As noted in the annual report the major activity of Wells Financial Corp. is the ownership of Wells Federal Bank and its wholly owned subsidiaries. It has been my pleasure to be an employee of Wells Federal Bank for over 44 years, the last 38 years serving as its chief executive officer. During those years we have gone through many business cycles with broad fluctuations in interest rates. We have had periods of high inflation with the prime rate exceeding 21% and periods of rapidly decreasing interest rates such as we experienced in 2001. Every business and interest rate cycle presents different challenges. Management and the board of directors of your company have one thing in common and that is to continuously review, modify and enhance our operations so that the negative effects of extreme cycles are minimized.

As previously announced, I retired as president and CEO of Wells Financial Corp. and Wells Federal Bank on February 28, 2002. Since last summer the executive search committee of the board of directors has spent many hours in the process of selecting my replacement.

On March 1, 2002, Mr. Lonnie R. Trasamar became president and CEO of Wells Financial Corp. and Wells Federal Bank. Mr. Trasamar has a background in community banking having served as the president and CEO of a commercial bank in southern Minnesota. Mr. Trasamar also has experience in real estate and insurance sales and in commercial real estate development. As a long time resident of our area he is very familiar with Wells Federal Bank. His executive experience in community banking and experience in commercial lending will enhance and expand the solid foundation on which we operate.

Thank you for the confidence you have shown by your investment in Wells Financial Corp. We ask for and look forward to your continued support.

Best regards,


/s/Lawrence H. Kruse
--------------------

Lawrence H. Kruse
Chairman of the Board

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

(dollars in thousands)

         The Bank's lending strategy is focused on the origination of traditional one-to-four family mortgage loans primarily secured by single family residences in the Bank's primary market area. During recent periods, the Bank has utilized borrowings as a way of accommodating loan demand, consistent with its goal of maintaining asset quality. The Bank also invests a portion of its assets in consumer, agricultural real estate and agricultural operating loans, commercial business and commercial real estate loans and investment securities as a method of reducing interest rate risk. These loans typically have adjustable interest rates and are for shorter terms than residential first mortgage loans. The Bank's entire commercial business loan portfolio and most of the commercial real estate portfolio are secured by equipment or real estate used for farming. These loans typically have higher interest rates than one-to-four family loans but have not historically resulted in greater losses for the Bank. Historically, the Bank sells higher loan to value ratio fixed rate mortgage loans and mortgage loans with original maturities of twenty years or less into the secondary market and retains adjustable rate mortgage loans and lower loan to value ratios fixed rate loans with original maturities greater than twenty years. Due to the lower than normal interest rate environment during the first half of 1999, the last half of 2000 and all of 2001 the Bank elected to sell the majority of the fixed rate loans it originated during those time periods, regardless of the loan to value ratio or the contractual maturity. In addition, the Bank retains servicing on most of the loans that it sells, enabling it to generate additional income and maintain certain economies of scale in loan servicing.

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

(dollars in thousands)

Net Portfolio Value

         To encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. This rule is not yet in effect. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in the NPV ratio of more than 2% (200 bp) will require the institution to deduct from its capital 50% of the amount of change in NPV. The rule provides that the OTS will calculate the IRR component quarterly for each institution. The OTS has informed the Bank, based on asset size and risk-based capital, that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at December 31, 2001, as calculated by the OTS, based on information provided to the OTS by the Bank.


                                                     Percent of              Change in
     Change Interest     Estimated      Amount of    Estimated     NPV       NPV Ratio(4)
   Rates (basis points)     NPV         Change(1)     NPV(2)     Ratio(3)   (basis points)
   --------------------     ---         ---------     ------     --------   --------------
                         (Dollars in thousands)

            +300          $16,210       $(11,775)         (42)%     7.22%          -450 bp
            +200           20,305         (7,680)         (27)%     8.85%          -287 bp
            +100           24,336         (3,648)         (13)%    10.39%          -133 bp
              --           27,985                                  11.72%
            -100           30,667          2,682           10%     12.65%            92 bp




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

(dollars in thousands)

                                                                 At
                                                            December 31,
                                                                2001
                                                         -------------------

*** Risk Measures: 200 bp rate shock ***
Pre-Shock NPV Ratio: NPV as % of PV of Assets                  11.72%
Exposure Measure: Post-Shock NPV Ratio                          8.85%
Sensitivity Measure: Change in NPV Ratio                         287 bp


         Although the OTS has informed the Bank that it is not subject to the IRR component discussed above, the Bank is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Bank's NPV. If the Bank were subject to the IRR component at December 31, 2001, a deduction from capital would have been required.

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


                                                                         Year Ended December 31,
                                      ----------------------------------------------------------------------------------------------
                                                    2001                           2000                           1999
                                      ----------------------------------------------------------------------------------------------
                                        Average               Average    Average            Average     Average            Average
                                        Balance   Interest  Yield/Cost   Balance  Interest Yield/Cost   Balance  Interest Yield/Cost
                                        -------   --------  ----------   -------  -------- ----------   -------  -------- ----------
Interest-earning assets:
   Loans receivable (1)               $ 186,772    $15,239      8.16%  $ 184,773  $ 14,814     8.02%  $ 161,444  $ 12,831   7.95%
   Investments (2)                       28,524      1,137      3.99%     20,280     1,127     5.56%     27,442     1,383   5.04%
                                      ---------- ---------- ---------- ---------- ------------------- ---------- --------- -------
      Total interest-earning assets     215,296     16,376      7.61%    205,053    15,941     7.77%    188,886    14,214   7.53%

Noninterest earning assets                6,217                            5,692                          4,994
                                      ----------                       ----------                     ----------
      Total assets                    $ 221,513                        $ 210,745                      $ 193,880
                                      ==========                       ==========                     ==========

Interest bearing liabilities:
   Savings, NOW and money
      Market accounts                    46,932      1,024      2.18%     45,037     1,136     2.52%     45,352     1,153   2.54%
   Certificates of deposit              123,809      6,234      5.04%    114,980     6,963     6.06%    113,337     6,160   5.44%
   Borrowed funds                        25,192      1,351      5.36%     25,538     1,553     6.08%      7,462       385   5.16%
                                      ---------- ---------- ---------- ---------- -------------------  --------- --------- -------
      Total interest bearing
         liabilities                    195,933      8,609      4.39%    185,555     9,652     5.20%    166,151     7,698   4.64%

Noninterest bearing liabilities           3,373                            2,910                          2,975
                                      ----------                       ----------                     ----------
      Total liabilities                 199,306                          188,465                        169,126
Equity                                   22,207                           22,280                         24,754
                                      ----------                       ----------                     ----------
      Total liabilities and equity    $ 221,513                        $ 210,745                      $ 193,880
                                      ==========                       ==========                     ==========
Net interest income                              $   7,767                        $  6,289                       $  6,516
                                                 ==========                       ========                       =========
Interest rate spread (3)                                        3.22%                          2.57%                        2.89%
Net yield on interest earning assets                            3.61%                          3.07%                        3.45%
(4)
Ratio of average interest earning
  assets to average interest bearing
  liabilities                              1.10X                            1.11X                          1.14X
                                      ==========                       ==========                     ==========


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

(dollars in thousands)

Rate/Volume Analysis

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

                                                                 Years Ended December 31,
                                     ------------------------------------------------------------------------------------
                                                 2001 vs. 2000                                2000 vs. 1999
                                     ---------------------------------------     ----------------------------------------
                                           Increase (Decrease) Due to                  Increase (Decrease) Due to
                                     ---------------------------------------     ----------------------------------------
                                                         Rate/                                        Rate/
                                      Volume    Rate     Volume      Net         Volume      Rate     Volume      Net
                                     --------- -------- --------- ----------     ---------- -------- --------- ----------
Interest Income:
  Loans receivable                  $   160    $   262    $     3    $   425    $ 1,854    $   113    $    16    $ 1,983
  Investments                           458       (319)      (129)        10       (362)       143        (37)      (256)
                                    -------    -------    -------    -------    -------    -------    -------    -------
    Total interest-earning assets       618        (57)      (126)       435      1,492        256        (21)     1,727
                                    -------    -------    -------    -------    -------    -------    -------    -------

Interest expense:
  Deposit accounts                      583     (1,327)       (97)      (841)        61        719          6        786
  Borrowed funds                        (21)      (183)         2       (202)       933         69        166      1,168
                                    -------    -------    -------    -------    -------    -------    -------    -------
     Total interest-bearing
       liabilities                      562     (1,510)       (95)    (1,043)       994        788        172      1,954
                                    -------    -------    -------    -------    -------    -------    -------    -------

Change in net interest income       $    56    $ 1,453    $   (31)   $ 1,478    $   498    $  (532)   $  (193)   $  (227)
                                    =======    =======    =======    =======    =======    =======    =======    =======

(dollars in thousands)

Financial Condition

         Total assets increased by $8,560 from $221,848 at December 31, 2000 to $230,408 at December 31, 2001. Loans receivable and loans held for sale decreased by $22,424 from December 31, 2000 to December 31, 2001. Due to lower interest rates on residential mortgages, management elected to sell the majority of the residential loans originated during 2001 to the secondary market. Included in the loans that were originated and sold during 2001 were loans from the Company's mortgage loan portfolio that were refinanced resulting in the decrease in loans receivable and loans held for sale. Cash, including interest-bearing accounts, increased by $30,464. This increase resulted from the refinancing activity of the Company's loan portfolio described above, from an increase in deposits and from cash provided by operations.

         In accordance with the Bank's internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of December 31, 2001 and December 31, 2000, the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans were $952 and $833 and 0.59% and 0.43%, respectively.

         Loans on which the accrual of interest had been discontinued amounted to $408 and $363 at December 31, 2001 and 2000, respectively. The effect of nonaccrual loans was not significant to the results of operations. The Company includes all loans considered impaired under FASB Statement No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 2001 and 2000.

         Liabilities increased by $7,329, from $199,507 at December 31, 2000 to $206,836 at December 31, 2001. This increase is primarily due to an increase of $17,417 in deposits being partially offset by a $10,500 decrease in borrowed funds.

         Stockholders' equity increased by $1,231 from $22,341 at December 31, 2000 to $23,572 at December 31, 2001. The increase in stockholders' equity was primarily the result of net income for 2001 of $3,345 being partially offset by the payment of $735 in cash dividends and the repurchase of 116,140 shares of treasury stock at a total cost of $2,006. Also affecting stockholders' equity was the allocation of $267 of employee stock ownership plan shares, the amortization of $109 of unearned compensation and an increase of $204 from the exercise of stock options.

Comparison of Operating Results for the Years Ended December 31, 2001 and 2000

         General. Net income increased by $1,580, or 89.5% for 2001 when compared to 2000. The increase in net income was primarily due to an increase of $2,509 in noninterest income and an increase of $1,478 in net interest income for 2001 when compared to 2000. Partially offsetting the increases in noninterest income and net interest income were increases of $1,120 and $1,107 in noninterest expense and income tax expense, respectively.

         Interest Income. Interest income increased by $435, or 2.7%, for the year ended December 31, 2001 when compared to the year ended December 31, 2000 primarily due to an increase of $425 in interest income from the Company's loan portfolio. The increase in interest income from loans was primarily the result of an increase in the average yield of the loan portfolio during 2001 when compared to 2000. To a lesser extent, an increase in the average amount of the loan portfolio also contributed to the increase in interest income from the loan portfolio. Also contributing to the increase in interest income was an increase in interest income from investments which was due to an increase in the average amount of the investment portfolio during 2001 when compared to 2000.

(dollars in thousands)

         Interest Expense. Total interest expense decreased by $1,043, or 10.8%, for the year ended December 31, 2001 when compared to the year ended December 31, 2000. Interest expense on deposits decreased by $841, or 10.4%, during 2001 when compared to 2000 primarily due to a decrease in the average rate paid on deposits. Interest expense on borrowed funds decreased by $202 during 2001 when compared to 2000 primarily due to a decrease in the average cost of borrowed funds during 2001 when compared to 2000.

         Net Interest Income. Net interest income increased by $1,478, or 23.5%, for the year ended December 31, 2001 when compared to the year ended December 31, 2000 due to the changes in interest income and interest expense described above.

         Provision for Loan Losses. The provision for loan loss was increased by $180 for the year ended December 31, 2001. There was no increase in the provision for loan loss for the year ended December 31, 2000. Net loans charged off were $61 and $24 in the years ended December 31, 2001 and 2000, respectively, primarily from the Company's installment loan portfolio. Classified loans were 1.08% and 0.67% of total loans at December 31, 2001 and 2000, respectively. Nonaccrual loans were $408 and $363 at December 31, 2001 and 2000, respectively. The provision reflects management's monitoring of the allowance for loan losses in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. Management determines the amounts of the allowance for loan losses in a systematic manner that includes self-correcting policies that adjust loss estimation methods on a periodic basis. While the Company maintains its allowance for loan losses at a level that is considered to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowance and that losses will not exceed estimated amounts.

         Noninterest Income. Noninterest income increased by $2,509, or 140.9%, for 2001 when compared to 2000 primarily due to increases in the gain on sale of loans originated for sale and loan origination and commitment fees. Due to low interest rates on residential mortgage loans during 2001, the Company sold to the secondary market a larger volume of loans during 2001 when compared to 2000, resulting in increases in the gain on sale of loans originated for sale and loan origination and commitment fees recognized immediately in income.

         Noninterest Expense. Noninterest expense increased by $1,120, or 22.2%, for the year ended December 31, 2001 when compared to the year ended December 31, 2000 primarily due to an increase in compensation and benefits and to an increase in other noninterest expense. The increase in compensation and benefits resulted from annual compensation adjustments and increases in commissions paid to loan officers for the origination of loans. Also affecting compensation and benefits was an increase in the Employee Stock Ownership Plan expense that resulted from the appreciation of the Company's stock and an increase in the amortization of Management Stock Bonus Plan awards. The increase in other noninterest expense resulted primarily from an increase in the amortization of mortgage servicing rights.

         Income Tax Expense. Income tax expense increased by $1,107 for 2001 when compared to 2000. This increase is proportionate to the increase in income before income taxes for 2001 when compared to 2000.

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

(dollars in thousands)

Liquidity and Capital Resources

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

         The Bank's most liquid asset is cash, including investments in interest bearing accounts at the FHLB of Des Moines that have no withdrawal restrictions. The levels of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 2001 and 2000, the Bank's noninterest bearing cash was $1,240 and $1,053, respectively.

         Also available to the Bank to meet liquidity requirements are borrowings from the Federal Home Loan Bank. At December 31, 2001, the Bank had $23,000 in outstanding advances from the FHLB of Des Moines, which have been used to fund loan originations. At December 31, 2001, the Bank had the ability to borrow approximately 2.75 times its then outstanding advances.

         In 1996, 1998, 1999 and 2000, the Company approved stock buy back programs in which up to 955,606 shares of the common stock of the Company could be acquired. During 1998, 1999 and 2000, the Company bought 307,200 shares, 223,003 shares and 198,100 shares, respectively, which completed these buy back programs. On December 21, 2000, the Company approved a stock buy back program in which up to 125,000 shares of the common stock of the Company could be acquired. During 2001 the Company bought 116,140 shares of its common stock under this buy back program.

         The Bank is required to maintain specified amounts of capital. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 2001, the Bank's tangible capital totaled $18,474, or 8.16% of adjusted total assets, and core capital totaled $18,474, or 8.16% of adjusted total assets, which substantially exceeded the respective 1.5% tangible capital and 4.0% core capital requirements at that date by $15,079 and $9,422, respectively, or 6.66% and 4.16% of adjusted total assets, respectively. The Bank's risk-based capital totaled $19,425 at December 31, 2001 or 13.63% of risk-weighted assets, which exceeded the current requirements of 8.0% of risk-weighted assets by $8,022 or 5.63% of risk-weighted assets.

Impact of Inflation and Changing Prices

         The consolidated financial statements and notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

(dollars in thousands)

Impact of New Accounting Standards

         In September 2000, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which revises the standards for accounting for securitizations and other transfers of financial assets and collateral  and  requires  certain  disclosures,  but  carries  over most of the provisions of SFAS No. 125 without  reconsiderations.  SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Management adopted SFAS No. 140 effective April 1, 2001, as required, without material effect on the Company's financial position or results of operations.

         In June 2001, the FASB issued SFAS No. 141 "Business Combinations," which requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The pooling-of-interest method of accounting is prohibited except for combinations initiated before June 30, 2001. The remaining provisions of SFAS No. 141 relating to business combinations accounted for by the purchase method, including identification of intangible assets, accounting for negative goodwill, financial statement presentation and disclosure, are effective for combinations completed after June 30, 2001.

         In June 2001, the FASB issued SFAS No. 142 "Goodwill and Intangible Assets," which prescribes accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually and whenever an impairment indicator arises. All goodwill should be assigned to reporting units that are expected to benefit from the goodwill. Goodwill impairment should be tested with a two-step approach. First, the fair value of the reporting unit should be compared to its carrying value, including goodwill. If the reporting unit's carrying value exceeds its fair value, then any goodwill impairment should be measured as the excess of the goodwill's carrying value over its implied fair value. The implied fair value of goodwill should be calculated in the same manner as goodwill is calculated for a business combination, using the reporting unit's fair value as the "purchase price". Therefore, the goodwill's implied fair value will be the excess of the "purchase price" over the amounts allocated to assets, including unrecognized intangible assets, and liabilities of the reporting unit. Goodwill impairment losses should be reported in the income statement as a separate line item within operations, except for such losses included in the calculation of a gain or loss from discontinued operations.

         An acquired intangible asset, other than goodwill, should be amortized over its useful economic life. The useful life of an intangible asset is indefinite if it extends beyond the foreseeable horizon. If an asset's life is indefinite, the asset should not be amortized until the life is determined to be finite. Intangible assets being amortized should be tested for impairment annually and whenever there are indicators of impairment, by comparing the asset's fair value to its carrying amount.

         SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for companies with fiscal years beginning after March 15, 2001, but only if the first quarter financial statements have not previously been issued. SFAS No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

(dollars in thousands)

         In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Statement supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. This Statement also amends ARB No. 51 "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. SFAS No. 144 is not expected to have a material effect on the Company's financial position or results of operations.

                          Independent Auditor's Report



To the Board of Directors and Stockholders
Wells Financial Corp. and Subsidiary
Wells, Minnesota

We have audited the accompanying consolidated statements of financial condition of Wells Financial Corp. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Financial Corp. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


                                        /s/McGladrey & Pullen, LLP
                                        ----------------------------------------

Rochester, Minnesota
February 7, 2002

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2001 and 2000
(dollars in thousands)

ASSETS                                                                                    2001               2000
-------------------------------------------------------------------------------------------------------------------
Cash, including interest-bearing accounts
  2001 $36,830; 2000 $6,553                                                           $  38,070          $   7,606
Certificates of deposit (Note 2)                                                            200                200
Securities available for sale (Notes 3 and 10)                                           15,863             16,225
Loans held for sale (Note 5)                                                             10,155              1,955
Loans receivable, net (Notes 5, 10, 16 and 17)                                          160,513            191,137
Accrued interest receivable                                                               1,529              1,910
Premises and equipment (Note 8)                                                           1,801              1,833
Foreclosed real estate (Note 7)                                                             252                 54
Other assets (Note 6)                                                                     2,025                928
                                                                             --------------------------------------
   Total assets                                                                       $ 230,408          $ 221,848
                                                                             ======================================

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------
Liabilities
  Deposits (Note 9)                                                                   $ 180,999          $ 163,582
  Borrowed funds (Note 10)                                                               23,000             33,500
  Advances from borrowers for taxes and insurance (Note 6)                                1,371              1,228
  Deferred income taxes (Note 11)                                                         1,224                855
  Accrued interest payable                                                                   75                129
  Accrued expenses and other liabilities                                                    167                213
                                                                             --------------------------------------
    Total liabilities                                                                   206,836            199,507
                                                                             --------------------------------------

Commitments, contingencies and credit risk (Notes 15, 16, and 17)

Stockholders' Equity (Notes 12 and 14)
  Preferred stock, no par value; 500,000 shares authorized;
    none outstanding                                                                          -                  -
  Common stock, $.10 par value; 7,000,000 shares
   authorized; 2,187,500 shares issued                                                      219                219
  Additional paid-in capital                                                             16,932             17,011
  Retained earnings, substantially restricted                                            21,792             19,182
  Accumulated other comprehensive income                                                    745                698
  Unearned Employee Stock Ownership Plan shares                                            (155)              (290)
  Unearned compensation-restricted stock awards                                            (128)              (237)
  Less cost of treasury stock, 2001 1,022,399 shares;
   2000 933,168 shares                                                                  (15,833)           (14,242)
                                                                             --------------------------------------
   Total stockholders' equity                                                            23,572             22,341
                                                                             --------------------------------------
   Total liabilities and stockholders' equity                                         $ 230,408          $ 221,848
                                                                             ======================================

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2001, 2000 and 1999
(dollars in thousands, except per share data)

                                                                       2001               2000               1999
-------------------------------------------------------------------------------------------------------------------
Interest and Dividend Income
  Loans receivable:
   First mortgage loans                                             $ 11,658           $ 11,532           $ 10,112
   Consumer and other loans                                            3,581              3,282              2,719
  Investment securities and interest-
    bearing deposits                                                   1,137              1,127              1,383
                                                          ---------------------------------------------------------
    Total interest income                                             16,376             15,941             14,214
                                                          ---------------------------------------------------------
Interest Expense
  Deposits                                                             7,258              8,099              7,313
  Borrowed funds                                                       1,351              1,553                385
                                                          ---------------------------------------------------------
    Total interest expense                                             8,609              9,652              7,698
                                                          ---------------------------------------------------------
    Net interest income                                                7,767              6,289              6,516
Provision for loan losses (Note 5)                                       180                  -                 27
                                                          ---------------------------------------------------------
    Net interest income after
     provision for loan losses                                         7,587              6,289              6,489
                                                          ---------------------------------------------------------
Noninterest Income
  Gain on sale of loans                                                1,150                166                188
  Gain on sale of securities, net                                          -                122                  -
  Loan origination and commitment fees                                 1,457                211                295
  Loan servicing fees                                                    464                401                397
  Insurance commissions                                                  410                387                346
  Fees and service charges                                               774                442                450
  Other                                                                   35                 52                 33
                                                          ---------------------------------------------------------
    Total noninterest income                                           4,290              1,781              1,709
                                                          ---------------------------------------------------------
Noninterest Expenses
  Compensation and benefits (Note 14)                                  3,025              2,619              2,493
  Occupancy and equipment (Note 15)                                      856                819                788
  Data processing                                                        403                357                340
  Advertising                                                            213                224                214
  Other                                                                1,678              1,036              1,219
                                                          ---------------------------------------------------------
    Total noninterest expenses                                         6,175              5,055              5,054
                                                          ---------------------------------------------------------
    Income before income taxes                                         5,702              3,015              3,144
Income tax expense (Note 11)                                           2,357              1,250              1,270
                                                          ---------------------------------------------------------
  Net income                                                         $ 3,345            $ 1,765            $ 1,874
                                                          =========================================================

Earnings per share (Note 13):
  Basic                                                               $ 2.91             $ 1.41             $ 1.26
                                                          =========================================================
  Diluted                                                             $ 2.79             $ 1.39             $ 1.23
                                                          =========================================================

See Notes to Consolidated Financial Statements

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2001, 2000 and 1999
(dollars in thousands)




                                                                                                               Additional
                                                                             Comprehensive        Common         Paid-In
                                                                                 Income            Stock         Capital
-------------------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1998                                                                        $ 219        $ 16,840
 Comprehensive Income:
 Net income                                                                        $ 1,874             -               -
  Other comprehensive income, net of tax:
   Unrealized gains on securities, net of related taxes                               (246)            -               -
                                                                      ---------------------
  Comprehensive income                                                             $ 1,628
                                                                      =====================
 Treasury stock purchases, 223,003 shares (Note 12)                                                    -               -
 Cash dividends declared ($.60 per share)                                                              -               -
 Amortization of unearned compensation                                                                 -               -
 Allocated ESOP shares                                                                                 -              99
                                                                                           ------------------------------------
Balances, December 31, 1999                                                                          219          16,939
 Comprehensive Income:
 Net income                                                                        $ 1,765             -               -
  Other comprehensive income, net of tax:
   Unrealized gains on securities, net of related taxes                                 43             -               -
                                                                      ---------------------
  Comprehensive income                                                             $ 1,808
                                                                      =====================
 Treasury stock purchases, 198,100 shares (Note 12)                                                    -               -
 Cash dividends declared ($.61 per share)                                                              -               -
 Amortization of unearned compensation                                                                 -               -
 Options exercised, 700 options, (Note 14)                                                             -              (3)
 Award of management stock bonus
  plan shares, 24,335 shares, (Note 14)                                                                -               8
 Allocated ESOP shares                                                                                 -              67
                                                                                           ------------------------------------
Balances, December 31, 2000                                                                          219          17,011
 Comprehensive Income:
 Net income                                                                        $ 3,345             -               -
  Other comprehensive income, net of tax:
   Unrealized gains on securities, net of related taxes                                 47             -               -
                                                                      ---------------------
  Comprehensive income                                                             $ 3,392
                                                                      =====================
 Treasury stock purchases, 116,140 shares                                                              -               -
 Cash dividends declared $0.64 per share                                                               -               -
 Amortization of unearned compensation                                                                 -               -
 Options exercised, 41,192 options                                                                     -            (211)
 Allocated ESOP shares                                                                                 -             132
                                                                                           ------------------------------------
Balances, December 31, 2001                                                                        $ 219         $16,932
                                                                                           ====================================

See Notes to Consolidated Financial Statements


                                   Unearned
                                   Employee         Unearned
                 Accumulated         Stock       Compensation -
                    Other          Ownership       Restricted                            Total
 Retained       Comprehensive        Plan            Stock            Treasury       Stockholders'
 Earnings           Income          Shares           Awards             Stock            Equity
-------------------------------------------------------------------------------------------------

 $ 17,211              $ 901        $ (591)             $ (67)         $ (8,621)        $ 25,892

    1,874                  -             -                  -                 -            1,874

        -               (246)            -                  -                 -             (246)



        -                  -             -                  -            (3,462)          (3,462)
     (896)                 -             -                  -                 -             (896)
        -                  -             -                 40                 -               40
        -                  -           156                  -                 -              255
-------------------------------------------------------------------------------------------------
   18,189                655          (435)               (27)          (12,083)          23,457

    1,765                  -             -                  -                 -            1,765

        -                 43             -                  -                 -               43



        -                  -             -                  -            (2,410)          (2,410)
     (772)                 -             -                  -                 -             (772)
        -                  -             -                 39                 -               39
        -                  -             -                  -                10                7

        -                  -             -               (249)              241                -
        -                  -           145                  -                 -              212
-------------------------------------------------------------------------------------------------
   19,182                698          (290)              (237)          (14,242)          22,341

    3,345                  -             -                  -                 -            3,345

        -                 47             -                  -                 -               47



        -                  -             -                  -            (2,006)          (2,006)
     (735)                 -             -                  -                 -             (735)
        -                  -             -                109                 -              109
        -                  -             -                  -               415              204
        -                  -           135                  -                 -              267
-------------------------------------------------------------------------------------------------
  $21,792              $ 745        $ (155)            $ (128)        $ (15,833)        $ 23,572
=================================================================================================

   WELLS FINANCIAL CORP. AND SUBSIDIARY


   CONSOLIDATED STATEMENTS OF CASH FLOWS
   Years Ended December 31, 2001, 2000 and 1999
   (dollars in thousands)

                                                                                  2001           2000            1999
   --------------------------------------------------------------------------------------------------------------------

   Cash Flows From Operating Activities
    Net income                                                                  $ 3,345         $ 1,765        $ 1,874
    Adjustments to reconcile net income to net
     cash provided by (used in) operating activities:
     Provision for loan losses                                                      180               -             27
     Gain on sale of loans                                                       (1,150)           (166)          (188)
     Gain on sale of securities                                                       -            (122)             -
     Amortization of mortgage servicing rights                                      383             152            212
     Compensation on allocation of ESOP shares                                      267             212            255
     Amortization of unearned compensation                                          109              39             40
     (Gain) loss on sale of foreclosed real estate                                    -               1            (11)
     Gain on premises and equipment                                                   -             (12)             -
     Deferred income taxes                                                          338              62             49
     Depreciation and amortization on premises
      and equipment                                                                 237             278            247
     Amortization of deferred loan origination fees                                (240)           (116)          (154)
     Amortization of excess servicing fees                                            7              10             12
     Amortization of securities premiums and discounts                                1               -              -
     Loans originated for sale                                                 (123,439)        (21,067)       (30,485)
     Proceeds from the sale of loans held for sale                              114,978          19,573         36,061
     Changes in assets and liabilities:
        Accrued interest receivable                                                 381            (560)          (507)
        Other assets                                                                (76)           (161)          (224)
        Accrued expenses and other liabilities                                     (100)            (28)           (68)
                                                                         ----------------------------------------------
   Net cash provided by (used in)
   operating activities                                                          (4,779)           (140)         7,140
                                                                         ----------------------------------------------


                                (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2001, 2000 and 1999
(dollars in thousands)


                                                                               2001           2000            1999
--------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
 Net (increase) decrease in loans                                           $ 30,492        $(18,175)     $ (18,238)
 Certificates of deposit:
  Maturities                                                                   1,500             400            500
  Purchases                                                                   (1,500)           (200)          (400)
 Purchase of securities available for sale                                   (8,944)         (7,177)             -
 Proceeds from sales, maturities and calls of
  securities available for sale                                                9,383           8,118              -
 Securities held to maturity:
  Maturities and calls                                                             -           1,139          1,210
  Purchases                                                                        -               -        (11,230)
 Purchase of premises and equipment                                             (205)           (553)          (556)
 Proceeds from the disposal of premises and equipment                              -              12              -
 Proceeds from the sale and redemption of
  foreclosed real estate                                                           -              93            108
 Investment in foreclosed real estate                                             (6)              -             (7)
                                                                      ----------------------------------------------
    Net cash provided by (used in) investing activities                       30,720         (16,343)       (28,613)
                                                                      ----------------------------------------------
Cash Flows From Financing Activities
 Net increase (decrease) in deposits                                          17,417           6,598         (1,457)
 Net increase from advances from
   borrowers for taxes and insurance                                             143             (34)            42
 Options exercised                                                               204               7              -
 Proceeds from borrowed funds                                                      -          46,600         15,000
 Repayments on borrowed funds                                                (10,500)        (30,100)        (3,000)
 Purchase of treasury stock                                                   (2,006)         (2,410)        (3,462)
 Dividends paid                                                                 (735)           (772)          (896)
                                                                      ----------------------------------------------
   Net cash provided by financing activities                                   4,523          19,889          6,227
                                                                      ----------------------------------------------
   Net increase (decrease) in cash                                            30,464           3,406        (15,246)

Cash
 Beginning                                                                     7,606           4,200         19,446
                                                                      ----------------------------------------------
 Ending                                                                     $ 38,070         $ 7,606        $ 4,200
                                                                      ==============================================



                             (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2001, 2000 and 1999
(dollars in thousands)


                                                                              2001           2000            1999
--------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
 Cash payments for:
  Interest on deposits                                                       $ 7,281         $ 8,101        $ 7,313
  Interest on borrowed funds                                                   1,382           1,538            369
  Income taxes                                                                 2,100           1,119          1,365
                                                                      ==============================================

Supplemental Schedule of Noncash Investing and
 Financing Activities:
 Other real estate acquired in settlement of loans                             $ 192            $ 93          $ 145
 Transfer of securities classified as held to maturity
  to available for sale                                                            -          12,601              -
 Allocation of ESOP shares to participants                                       135             145            156
 Net change in unrealized gains (losses) on securities
  available for sale                                                              47              43           (246)
                                                                      ==============================================

See Notes to Consolidated Financial Statements

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

Basis of financial statement presentation: In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the reporting period. Actual results could differ from those estimates. Two material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of mortgage servicing rights.

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

Management believes that the mortgage servicing rights recorded in the balance sheets are properly valued based on current market conditions. Mortgage servicing rights are subject to change based primarily on changes in market interest rates for fixed rate mortgages.

Comprehensive income: Comprehensive income is the total of reported net income and all other revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America bypass reported net income. The Company includes unrealized gains or losses, net of tax, on securities available for sale in other comprehensive income.

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

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Wells Financial Corp., its wholly owned subsidiary, Wells Federal Bank, fsb., and the Bank's wholly owned subsidiaries, Wells Insurance Agency, Inc. and Greater Minnesota Mortgage, Inc. All significant intercompany transactions and balances are eliminated in consolidation.

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

Declines in the fair value of individual securities below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

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

     Deposits and other liabilities: The fair values disclosed for demand deposits and savings accounts are, by definition, equal to their carrying amounts, which represent the amounts payable on demand. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on those certificates. The carrying amounts of advances by borrowers for taxes and insurance and accrued interest payable approximate their fair values.

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

Note 2.  Certificates of Deposit


Certificates of deposit with a carrying value of $200 at December 31, 2001 and 2000, had weighted average yields of 3.97% and 6.83%, respectively, and contractual maturities of less than one year.

Note 3.  Securities Available for Sale

                                                                        December 31, 2001
                                                 ------------------------------------------------------------------
                                                                           Gross           Gross
                                                        Amortized       Unrealized       Unrealized
                                                           Cost            Gains           Losses        Fair Value
-------------------------------------------------------------------------------------------------------------------
U.S. Government corporations and
 agencies                                                $ 12,295         $   265            $ (57)       $ 12,503
Obligations of states and political
 subdivisions                                                 421              17                -             438
Stock in Federal Home Loan Bank                             1,875               -                -           1,875
FHLMC stock                                                    16           1,031                -           1,047
                                                 ------------------------------------------------------------------
                                                         $ 14,607         $ 1,313            $ (57)       $ 15,863
                                                 ==================================================================


                                                                       December 31, 2000
                                                 ------------------------------------------------------------------
                                                                           Gross           Gross
                                                         Amortized       Unrealized       Unrealized
                                                           Cost            Gains           Losses        Fair Value
-------------------------------------------------------------------------------------------------------------------
U.S. Government corporations and
 agencies                                                $ 12,925         %   127            $ (40)       $ 13,012
Obligations of states and political
 subdivisions                                                 231               5                -             236
Stock in Federal Home Loan Bank                             1,875               -                -           1,875
FHLMC stock                                                    16           1,086                -           1,102
                                                 ------------------------------------------------------------------
                                                         $ 15,047         $ 1,218            $ (40)       $ 16,225
                                                 ==================================================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 3.       Securities Available for Sale (Continued)


Contractual maturities: The scheduled maturities of securities available for sale at December 31, 2001 were as follows:


                                                                                   Amortized Cost       Fair Value
-------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                                 $     -           $      -
Due in one to five years                                                                 12,716             12,941
                                                                             --------------------------------------
                                                                                         12,716             12,941
Equity securities                                                                         1,891              2,922
                                                                             --------------------------------------
                                                                                       $ 14,607           $ 15,863
                                                                             ======================================


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

Realized gains and losses: Sales of securities available for sale for the year ended December 31, 2000 of $8,118 resulted in $262 of gross realized losses and $384 of gross realized gains. There were no realized gains or losses from the sale of securities during the years ended December 31, 2001 and 1999.

Changes in other comprehensive income - unrealized gains on securities available for sale:

                                                                                 Years Ended December 31,
                                                          ---------------------------------------------------------
                                                                        2001               2000               1999
-------------------------------------------------------------------------------------------------------------------
Balance, beginning                                                     $ 698              $ 655              $ 901
 Unrealized gains (losses) during the year                                78                194               (417)
 Reclassification adjustment for net (gain)
  realized in net income                                                   -               (122)                 -
 Deferred tax effect relating to unrealized
  appreciation                                                           (31)               (29)               171
                                                          ---------------------------------------------------------
Balance, ending                                                        $ 745              $ 698              $ 655
                                                          =========================================================


Securities with a carrying value of $1,998 and $1,600 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

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

Note 5.  Loans Receivable and Loans Held for Sale


Composition of loans receivable:

                                                                                               December 31,
                                                                             --------------------------------------
                                                                                          2001               2000
-------------------------------------------------------------------------------------------------------------------
First mortgage loans (principally conventional):
 Secured primarily by one-to-four family residences                                    $ 77,919          $ 111,922
 Secured by other properties, primarily agricultural real estate                         41,994             39,037
 Construction                                                                             2,185              2,043
                                                                             --------------------------------------
  Total first mortgage loans                                                            122,098            153,002
                                                                             --------------------------------------
Consumer and other loans:
 Home equity, home improvement and second mortgages                                      26,228             26,155
 Agricultural operating loans                                                             3,591              2,967
 Vehicle loans                                                                            4,914              5,333
 Other                                                                                    4,949              5,007
                                                                             --------------------------------------
  Total consumer and other loans                                                         39,682             39,462
                                                                             --------------------------------------
  Total loans                                                                           161,780            192,464
Less:
 Net deferred loan origination fees                                                        (315)              (494)
 Allowance for loan losses                                                                 (952)              (833)
                                                                             --------------------------------------
  Loan receivable, net                                                                $ 160,513          $ 191,137
                                                                             ======================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 5.       Loans Receivable and Loans Held for Sale (Continued)


Allowance for loan losses:

                                                                                 Years Ended December 31,
                                                          ---------------------------------------------------------
                                                                        2001               2000               1999
-------------------------------------------------------------------------------------------------------------------
Balance, beginning                                                     $ 833              $ 857              $ 853
 Provision for loan losses                                               180                  -                 27
 Loans charged off                                                       (89)               (49)               (43)
 Recoveries                                                               28                 25                 20
                                                          ---------------------------------------------------------
Balance, ending                                                        $ 952              $ 833              $ 857
                                                          =========================================================

Nonaccrual loans: Loans on which the accrual of interest has been discontinued totaled $408, $363, and $111 at December 31, 2001, 2000 and 1999, respectively. The effect of nonaccrual loans was not significant to the results of operations.

The Company includes all loans considered impaired in nonaccrual loans. The amount of impaired loans was not material during the years ended December 31, 2001, 2000 and 1999.

Related party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amounts of loans to such related parties at December 31, 2001 and 2000 were $428 and $349, respectively. During 2001, new loans to such related parties were $114 and repayments were $35.

Loans held for sale: As of December 31, 2001 and 2000, the Company's loans held for sale were $10,155 and $1,955, respectively, and consisted of one-to-four family residential real estate loans. Outstanding commitments to sell loans at December 31, 2001 were $9,734.

Note 6.  Loan Servicing


Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans as of December 31, 2001 and 2000 were $229,870 and $157,762, respectively, and consist of one-to-four family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers for taxes and insurance, were $943 and $697 at December 31, 2001 and 2000, respectively.

Mortgage servicing rights in the amounts of $1,411 and $226 were capitalized during the years ended December 31, 2001 and 2000, respectively. The carrying amounts of capitalized mortgage servicing rights were $1,850 and $821 at December 31, 2001 and 2000, respectively. The fair values of capitalized mortgage servicing rights were $1,868 and $888 at December 31, 2001 and 2000, respectively. The fair values of the mortgage servicing rights were estimated as the present value of the expected future cash flows using a discount rate of 7% and 12% in 2001 and 2000, respectively. The Company recognized amortization of the cost of mortgage servicing rights in the amounts of $383, $152 and $212 for the years ended December 31, 2001, 2000 and 1999, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 6.       Loan Servicing (Continued)


No valuation allowances were provided for mortgage servicing rights during the years ended December 31, 2001 and 2000.

Note 7.  Foreclosed Real Estate


The Company had investments in real estate acquired through foreclosure or deeded to the Company in lieu of foreclosure of $252 and $54 as of December 31, 2001 and 2000, respectively. No allowances for losses on foreclosed real estate were required at these dates.

Note 8.  Premises and Equipment


Premises and equipment are summarized as follows:

                                                                                                December 31,
                                                                             --------------------------------------
                                                                                           2001               2000
-------------------------------------------------------------------------------------------------------------------
Cost:
 Land                                                                                   $    79           $     79
 Buildings and improvements                                                               1,918              1,864
 Leasehold improvements                                                                     107                 98
 Furniture, fixtures and equipment                                                        1,443              1,301
                                                                             --------------------------------------
                                                                                          3,547              3,342
 Less accumulated depreciation and amortization                                           1,746              1,509
                                                                             --------------------------------------
                                                                                        $ 1,801           $  1,833
                                                                             =====================================

Note 9.  Deposits


Composition of deposits:

                                                                                               December 31,
                                                                             --------------------------------------
                                                                                         2001               2000
-------------------------------------------------------------------------------------------------------------------
Demand deposits, noninterest bearing                                                  $   3,889          $   2,433
NOW and money market accounts                                                            28,984             23,083
Savings accounts                                                                         20,237             18,979
Certificates of deposit                                                                 127,889            119,087
                                                                             --------------------------------------
                                                                                      $ 180,999          $ 163,582
                                                                             ======================================

The aggregate amount of certificates of deposit over $100 was $12,788 and $10,841 at December 31, 2001 and 2000, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 9.       Deposits (Continued)


A summary of scheduled maturities of certificates of deposit is as follows:

Years Ending December 31,
--------------------------------------------------------------------------------
2002                                                                  $  94,327
2003                                                                     21,986
2004                                                                      7,922
2005                                                                      3,654
                                                             -------------------
                                                                      $ 127,889
                                                             ===================

Note 10.  Borrowed Funds


Maturities of advances from the Federal Home Loan Bank (FHLB) at December 31 are as follows:

                                                                                            2001               2000
---------------------------------------------------------------------------------------------------------------------
Fixed-rate advances (with rates ranging from 4.77% to 5.71%)
  Due from five to ten years                                                             $ 23,000           $ 23,000
Variable-rate advances
  Due in one year or less                                                                       -             10,500
                                                                              ---------------------------------------
                                                                                         $ 23,000           $ 33,500
                                                                              =======================================

All advances are subject to various prepayment provisions. Fixed-rate advances are subject to various call and conversion provisions.

The advances are collateralized by FHLB stock and first mortgage loans with balances exceeding 135% of the amount of the advances.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------


Note 11.  Income Tax Matters


The Company and its subsidiary file consolidated federal income tax returns. The Company is allowed bad debt deductions based on actual charge-offs.

The components of income tax expense are as follows:

                                                                                Years Ended December 31,
                                                          ---------------------------------------------------------
                                                                        2001               2000               1999
-------------------------------------------------------------------------------------------------------------------
Federal:
 Current                                                             $ 1,530            $   886            $   940
 Deferred                                                                256                 47                 37
                                                          ---------------------------------------------------------
                                                                       1,786                933                977
                                                          ---------------------------------------------------------
State:
 Current                                                                 489                302                281
 Deferred                                                                 82                 15                 12
                                                          ---------------------------------------------------------
                                                                         571                317                293
                                                          ---------------------------------------------------------
  Total                                                              $ 2,357            $ 1,250            $ 1,270
                                                          =========================================================


Total income tax expense differed from the amounts computed by applying the statutory U.S. Federal income tax rates to income before income taxes as a result of the following:

                                                                                  Years Ended December 31,
                                                          ---------------------------------------------------------
                                                                        2001               2000               1999
-------------------------------------------------------------------------------------------------------------------
Computed "expected" tax expense                                      $ 1,996            $ 1,055            $ 1,100
State income taxes, net of federal benefit                               368                195                203
Effect of graduated rates                                                (57)               (30)               (31)
Other                                                                     50                 30                 (2)
                                                          ---------------------------------------------------------
   Income tax expense                                                $ 2,357            $ 1,250            $ 1,270
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

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 11.      Income Tax Matters (Continued)


The net deferred tax liability included in liabilities in the accompanying statements of financial condition includes the following amounts of deferred tax assets and liabilities:

                                                                                                December 31,
                                                                             --------------------------------------
                                                                                           2001               2000
-------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
 Allowance for loan losses                                                             $    385             $  325
 Management stock bonus plan                                                                 35                 12
 Accrued vacation                                                                            12                 11
 Other                                                                                       34                 34
                                                                             --------------------------------------
                                                                                            466                382
 Less valuation allowance                                                                     -                  -
                                                                             --------------------------------------
  Total deferred tax assets                                                                 466                382
                                                                             --------------------------------------
Deferred tax liabilities:
 Premises and equipment                                                                     125                128
 Securities available for sale                                                              511                480
 FHLB stock dividends                                                                       189                189
 Mortgage servicing rights                                                                  749                332
 Deferred loan origination fees                                                             102                101
 Other                                                                                       14                  7
                                                                             --------------------------------------
  Total deferred tax liabilities                                                          1,690              1,237
                                                                             --------------------------------------
  Net deferred tax liability                                                           $ (1,224)            $ (855)
                                                                             ======================================

Retained earnings at December 31, 2001 and 2000 include approximately $1,839 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. If the Bank no longer qualifies as a bank or in the event of a liquidation of the Bank, income would be created for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $736 at December 31, 2001 and 2000.

Note 12.  Stockholders' Equity, Regulatory Capital and Dividend Restrictions


The Company has initiated several stock buy back programs. Shares totaling 116,140, 198,100 and 223,003 were purchased during the years ended December 31, 2001, 2000 and 1999, respectively.

On January 22, 2002, the Company declared a dividend of $.18 per common share payable on February 15, 2002 to stockholders of record as of February 4, 2002. The scheduled dividend is approximately $211.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent examination by the Office of Thrift Supervision, as of June 11, 2001, categorized the Bank as "well capitalized" under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 12. Stockholders' Equity, Regulatory Capital and Dividend Restrictions (Continued)


The following table summarizes the Bank's compliance with its regulatory capital requirements:

                                                                                                 Minimum
                                                                 Minimum                  To Be Well Capitalized
                                                               For Capital                Under Prompt Corrective
                                             Actual            Adequacy Purposes             Action Provisions
                                   ---------------------------------------------------------------------------------
As of December 31, 2001:               Amount      Percent        Amount      Percent        Amount       Percent
                                   ---------------------------------------------------------------------------------
 Tier 1  (core) capital (to
  adjusted total assets)                  $18,474       8.16%        $9,052        4.00%        $11,316        5.00%
 Risk-based capital (to risk-
  weighted assets)                         19,425      13.63         11,403        8.00          14,254       10.00
 Tangible (capital  to
  tangible assets)                         18,474       8.16          3,395        1.50             N/A         N/A
 Tier 1 (core) capital (to
  risk-weighted assets)                    18,474      12.96            N/A         N/A           8,552        6.00


As of December 31, 2000:
 Tier 1 (core) capital (to
  adjusted total assets)                  $17,812       8.17%        $8,715        4.00%        $10,894        5.00%
 Risk-based capital (to risk-
  weighted assets)                         18,645      12.89         11,572        8.00          14,465       10.00
 Tangible capital (to
  tangible assets)                         17,812       8.17          3,268        1.50             N/A         N/A
 Tier 1 (core) capital (to
  risk-weighted assets)                    17,812      12.31            N/A         N/A           8,679        6.00

Under current regulations, the Bank is not permitted to pay dividends on its stock if its regulatory capital would reduce below (i) the amount required for the liquidation account established to provide a limited priority claim to the assets of the bank to certain qualifying depositors who had deposits at the Bank and who continue to maintain those deposits after its conversion from a Federal mutual savings and loan association to a Federal stock savings bank pursuant to its Plan of Conversion (Plan) adopted October 19, 1994, or (ii) the Bank's regulatory capital requirements. As a "Tier 1" institution (an institution with capital in excess of its capital requirements, both immediately before the proposed capital distribution and after giving effect to such distribution), after a 30 day notice the Bank may make capital distributions without the prior consent of the Office of Thrift Supervision in any calendar year. However, without consent, capital distributions during a calendar year must not exceed the net income of the Bank during the calendar year plus retained net income for the preceding two years. The Bank paid dividends of $2,186 and $965 to the Company during the years ended December 31, 2001 and 2000, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 13.  Earnings Per Share (dollars in thousands, except per share data)


A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted earnings per share follows:

                                                                    For the Year Ended December 31, 2001
                                                          ---------------------------------------------------------
                                                                                                    Per Share
                                                                Income             Shares             Amount
-------------------------------------------------------------------------------------------------------------------
Basic EPS
 Net income                                                          $ 3,345          1,150,640             $ 2.91
                                                                                                ===================
Effect of Dilutive Securities
 Stock options                                                             -             47,766
                                                          --------------------------------------
Diluted EPS
 Net income plus assumed conversions                                 $ 3,345          1,198,406             $ 2.79
                                                          =========================================================


                                                                    For the Year Ended December 31, 2000
                                                          ---------------------------------------------------------
                                                                                                    Per Share
                                                                Income             Shares             Amount
-------------------------------------------------------------------------------------------------------------------
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
                                                          =========================================================

Note 14.  Employee Benefit Plans


Defined Contribution 401(k) Plan: The Bank provides a 401(k) plan which covers substantially all of the Bank's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual compensation. At the discretion of the Board of Directors, the Bank may make matching and other contributions to the plan. No contributions were made by the Bank for the years ended December 31, 2001, 2000 and 1999.

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

Compensation expense for the ESOP was $267, $212 and $255 for the years ended December 31, 2001, 2000 and 1999, respectively.

Shares of Company stock held by the ESOP at December 31, 2001 and 2000 are as follows:

                                                                                          2001               2000
-------------------------------------------------------------------------------------------------------------------
Shares released for allocation                                                          108,959             99,823
Unreleased (unearned) shares                                                             19,313             36,210
                                                                             --------------------------------------
                                                                                        128,272            136,033
                                                                             ======================================

Fair value of unreleased (unearned) shares                                            $     362          $     575
                                                                             ======================================


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

Stock option awards of 125,405 were made to directors, officers, and key employees at an exercise price of $11.00 per share on November 15, 1995. Additional awards of 32,805 and 12,780 were made on September 7, 2000 and September 19, 2000 respectively. The exercise price for awards made on September 7, 2000 and September 19, 2000 is $12.88 and $13.38 respectively. At each award date, the exercise price is equal to the fair market price on the date of the award. Under APB Opinion No. 25, no expense has been recorded for these options for the years ended December 31, 2001, 2000 and 1999 as the option price is the quoted market price of the shares at the date of the award.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 14.      Employee Benefit Plans (Continued)


Grants under the Plan are accounted for following APB Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized, as noted above, for this Plan. Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), additional compensation cost charged to income would have been $69, $38, and $34 for the years ended December 31, 2001, 2000 and 1999, respectively. Reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                                                Years Ended December 31,
                                                          ---------------------------------------------------------
                                                                        2001               2000               1999
-------------------------------------------------------------------------------------------------------------------
Net income:
 As reported                                                         $ 3,345            $ 1,765            $ 1,874
 Pro forma                                                             3,303              1,742              1,854

Basic earnings per share:
 As reported                                                          $ 2.91             $ 1.41             $ 1.26
 Pro forma                                                              2.87               1.39               1.25

Diluted earnings per share:
 As reported                                                          $ 2.79             $ 1.39             $ 1.23
 Pro forma                                                              2.78               1.38               1.22


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

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 14.      Employee Benefit Plans (Continued)


The status of the Company's fixed stock option plan as of December 31, 2001 and 2000, and changes during the years ended on those dates are presented below:

                                                                       Years Ended December 31,
                                                 ------------------------------------------------------------------
                                                                   2001                          2000
                                                 ------------------------------------------------------------------
                                                                       Weighted-Average            Weighted-Average
Fixed Options                                              Shares       Exercise Price      Shares  Exercise Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                          170,290         $ 11.54          125,405         $ 11.00
Granted                                                         -               -           45,585           13.02
Exercised                                                 (41,192)          11.00             (700)          11.00
Forfeited                                                    (840)          13.38                -               -
                                                 ------------------------------------------------------------------
Outstanding at end of year                                128,258         $ 11.70          170,290         $ 11.54
                                                 ==================================================================


The status of the 128,258 options outstanding at December 31, 2001 is presented below:

                                                    Contractual    Number
Date of award               Shares        Price       Life       Exercisable
--------------------------------------------------------------------------------
November 15, 1995           83,513      $  11.00     3.9 years      83,513
September 7, 2000           32,805         12.88     8.7 years       6,561
September 19, 2000          11,940         13.38     8.7 years       2,388



Management  Stock Bonus Plan:  The Bank  adopted a  Management  Stock Bonus Plan
(Plan) which was approved by the Company's stockholders on November 15, 1995. Restricted stock awards covering shares representing an aggregate of up to 4% (87,500 shares) of the common stock issued by the Company in the mutual to stock conversion may be granted to directors and employees of the Bank. These awards vest at the rate of 20% per year of continuous service with the Bank. The status of shares awarded as of December 31, 2001 and 2000 and the changes during the years ended on those dates is presented below:

                                                       Years Ended December 31,
                                                      -------------------------
                                                        2001             2000
--------------------------------------------------------------------------------
Outstanding at beginning of year                        24,312            8,720
Granted                                                      -           24,335
Vested                                                  (4,862)          (8,720)
Forfeited                                                 (635)             (23)
                                                  -------------     ------------
Outstanding at end of year                              18,815            24,312
                                                  =============     ============


The Bank recorded expense of $109, $39 and $40 relating to this Plan for the years ended December 31, 2001, 2000 and 1999, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 14.      Employee Benefit Plans (Continued)


The Company contributed funds to the Plan's trust to allow the trust to purchase all 87,500 shares on the open market. The trust purchased these shares in 1996. 49,735 shares were purchased for outstanding awards and the remaining 37,765 shares were recorded as treasury stock. In September 2000, 24,335 of the shares held as treasury stock were granted. Unearned compensation cost, recognized in an amount equal to the fair value of the awarded shares at the award date, is recorded in stockholders' equity and amortized to operations as the shares vest.

Note 15.  Lease Commitments


The Company leases certain branch facilities under operating leases. Some leases require the Company to pay related insurance, maintenance and repairs, and real estate taxes. Future minimum rental commitments under operating leases as of December 31, 2001 are as follows:

Years Ending
---------------------------------------------------
2002                                         $ 186
2003                                           116
2004                                           110
2005                                           108
2006                                           108
                                -------------------
                                             $ 628
                                ===================

Total rental expense related to operating leases was approximately $221, $222 and $213 for the years ended December 31, 2001, 2000 and 1999, respectively.

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

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 16. Financial Instruments with Off-Statement of Financial Condition Risk (Continued)


Commitments to extend credit on loans totaled approximately $43,447 and $24,163 at December 31, 2001 and 2000, respectively. The portion of commitments to extend credit that related to fixed rate loans is $20,909 and $2,454 as of December 31, 2001 and 2000, respectively.

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

Concentration by institution: As of December 31, 2001 the Company had $36,930 on deposit with the FHLB of Des Moines.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 18.  Fair Values of Financial Instruments


The estimated fair values of the Company's financial instruments are as follows:

                                                                              December 31,
                                                 ------------------------------------------------------------------
                                                                   2001                             2000
-------------------------------------------------------------------------------------------------------------------
                                                         Carrying          Fair           Carrying          Fair
                                                          Amount           Value           Amount           Value
                                                 ------------------------------------------------------------------
Financial assets
 Cash                                                    $ 38,070        $ 38,070          $ 7,606         $ 7,606
 Certificates of deposit                                      200             200              200             200
 Securities available for sale                             15,863          15,863           16,225          16,225
 Loans held for sale                                       10,155          10,155            1,955           1,955
 Loans receivable, net                                    160,513         162,817          191,137         190,788
 Accrued interest receivable                                1,529           1,529            1,910           1,910
 Mortgage servicing rights                                  1,850           1,868              821             888

Financial liabilities
 Deposits                                                 180,999         181,710          163,582         163,457
 Borrowed funds                                            23,000          24,451           33,500          33,930
 Advances from borrowers for
  taxes and insurance                                       1,371           1,371            1,228           1,228
 Accrued interest payable                                      75              75              129             129
                                                 ==================================================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 19.  Financial Information of Wells Financial Corp. (Parent Only)


The Company's condensed statements of financial condition as of December 31, 2001 and 2000 and related condensed statements of income and cash flows for each of the years in the three year period ended December 31, 2001 are as follows:

Condensed Statements of Financial Condition                                               2001               2000
-------------------------------------------------------------------------------------------------------------------
Assets
 Cash, including deposits with Wells Federal
  Bank, fsb 2001 $594; 2000 $263                                                       $  2,068           $    771
 Securities available for sale                                                                -              1,887
 Investment in Wells Federal Bank, fsb                                                   21,223             19,629
 Accrued interest receivable and other assets                                               281                 54
                                                                             --------------------------------------
  Total assets                                                                         $ 23,572           $ 22,341
                                                                             ======================================

Liabilities and Stockholders' Equity
 Liabilities                                                                           $      -           $      -
 Stockholders' equity                                                                    23,572             22,341
                                                                             --------------------------------------
  Total liabilities and stockholders' equity                                            $ 23,572           $ 22,341
                                                                             ======================================

Condensed Statements of Income                                          2001               2000               1999
-------------------------------------------------------------------------------------------------------------------

Interest income                                                      $    85            $   202            $   392
Other expenses                                                           348                100                142
                                                          ---------------------------------------------------------
  Income (loss) before income taxes                                     (263)               102                250
Income tax expense (benefit)                                            (107)                41                101
                                                          ---------------------------------------------------------
  Net income (loss) before equity in net
   income of subsidiary                                                 (156)                61                149
Equity in net income of subsidiary                                     3,501              1,704              1,725
                                                          ---------------------------------------------------------
  Net income                                                         $ 3,345            $ 1,765            $ 1,874
                                                          =========================================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 19.      Financial Information of Wells Corp. (Parent Only) (Continued)


Condensed Statements of Cash Flows                                      2001               2000               1999
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
 Net income                                                          $ 3,345            $ 1,765            $ 1,874
 Adjustment to reconcile net income to net cash
  provided by (used in) operating activities:
  Equity in undistributed net income
   of subsidiary                                                      (3,501)            (1,704)            (1,725)
  Dividends from subsidiary                                            2,186                965                975
  (Increase) decrease in accrued interest
   receivable and other assets                                          (218)               104               (132)
                                                          ---------------------------------------------------------
  Net cash provided by (used in)
   operating activities                                                1,812              1,130                992
                                                          ---------------------------------------------------------
Cash Flows From Investing Activities
 Purchase of certificates of deposit                                       -                  -               (200)
 Purchase of securities held to maturity                                   -                  -             (3,747)
 Proceeds from the maturities of
  certificates of deposit                                                  -                200                200
 Proceeds from maturity of securities
  held to maturity                                                         -                  -              2,499
 Proceeds from sales, maturities and calls
  of securities available for sale                                     1,887              1,848                  -
                                                          ---------------------------------------------------------
  Net cash provided by (used in)
   investing activities                                                1,887              2,048             (1,248)
                                                          ---------------------------------------------------------
Cash Flows From Financing Activities
 Payments relating to ESOP stock                                         135                145                156
 Exercise of stock options                                               204                  7                  -
 Purchase of treasury stock                                           (2,006)            (2,410)            (3,462)
 Dividends paid                                                         (735)              (772)              (896)
                                                          ---------------------------------------------------------
  Net cash (used in) financing activities                             (2,402)            (3,030)            (4,202)
                                                          ---------------------------------------------------------
  Net (decrease) increase in cash                                      1,297                148             (4,458)
Cash:
 Beginning of year                                                       771                623              5,081
                                                          ---------------------------------------------------------
 End of year                                                         $ 2,068            $   771            $   623
                                                          =========================================================

Supplemental Schedule of Noncash Investing
 Activities:
 Transfer of securities classified as held to maturity
  to available for sale classification                               $     -            $ 1,900            $     -
 Net change in unrealized loss in securities
  available for sale                                                      47                 43               (246)
                                                          =========================================================

WELLS FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 20. Selected Quarterly Financial Data (Unaudited) (dollars in thousands, except per share data)


                                                                        Year Ended December 31, 2001
                                                 ------------------------------------------------------------------
                                                            First          Second            Third          Fourth
                                                 ------------------------------------------------------------------
Interest income                                           $ 4,200         $ 4,095          $ 4,129         $ 3,952
Net interest income                                         1,751           1,899            2,022           2,095
Provision for loan losses                                      15              45               45              75
Net income                                                    529             715              959           1,142
Earnings per share
 Basic                                                       0.45            0.63             0.85            1.01
 Diluted                                                     0.43            0.60             0.81            0.97

                                                                         Year Ended December 31, 2000
                                                 ------------------------------------------------------------------
                                                            First          Second            Third          Fourth
                                                 ------------------------------------------------------------------
Interest income                                           $ 3,721         $ 3,906          $ 4,094         $ 4,220
Net interest income                                         1,621           1,566            1,520           1,582
Provision for loan losses                                       -               -                -               -
Net income                                                    410             399              426             530
Earnings per share
 Basic                                                       0.30            0.32             0.36            0.44
 Diluted                                                     0.30            0.32             0.35            0.43



                 OFFICE LOCATION AND OTHER CORPORATE INFORMATION

                                CORPORATE OFFICE
                              Wells Financial Corp.
                              53 First Street, S.W.
                             Wells, Minnesota 56097


                   Board of Directors of Wells Financial Corp.

Lawrence H. Kruse                                    David Buesing
Chairman of the Board                                President, Wells Concrete Products, Inc.
Wells Financial Corp.

Gerald D. Bastian                                    Randel I. Bichler
Branch Manager, Wells Federal Bank                   Attorney,  Bichler Law Office

Dale E. Stallkamp                                    Richard Mueller
Dale E. Stallkamp, CPA                               Pharmacist, Wells Drug, Co


 Executive Officers of Wells Financial Corp.

Lonnie R. Trasamar                                   James D. Moll, CPA
  President and Chief                                Treasurer and Principal Financial
   Executive Officer                                 and Accounting Officer

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
                               [GRAPHIC OMITTED]

The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write to the Secretary of the Company, at the Company's corporate office in Wells, Minnesota. The annual meeting of stockholders will be held on April 17, 2002 at 4:00 p.m. at the Wells Community Building, 189 Second Street S.E., Wells, Minnesota.