Form 10KSB, Exhibit 13
period 2002-12-31
WELLS FINANCIAL CORP
filed 2003-03-26
CIK 934739

WELLS FINANCIAL CORP.
2002 ANNUAL REPORT

Wells Federal Bank,  fsb                    TABLE OF CONTENTS


MAIN OFFICE:                            Profile and Stock Market Information.................1-2

Wells                                   Selected Consolidated Financial and Other Data.......3
53 First Street SW
Wells, Minnesota 56097                  Letter to Stockholders...............................4

BRANCH OFFICES:                         Management's Discussion and Analysis of Financial
                                          Condition and Results of Operations................5-16
Blue Earth
303 South Main Street                   Independent Auditor's Report.........................17
Blue Earth, Minnesota 56013
                                        Consolidated Statements of Financial Condition.......18
Mankato
1601 Adams Street                       Consolidated Statements of Income....................19
Mankato, MN  56002-4068
                                        Consolidated Statements of Stockholders' Equity......20-21
North Mankato
1800 Commerce Drive                     Consolidated Statements of Cash Flows............... 22-24
North Mankato, Minnesota  56003
                                        Notes to Consolidated Financial Statements...........25-50
Fairmont
Five Lakes Centre
300 South State Street
Fairmont, Minnesota  56031

Albert Lea
Skyline Mall
1710 West Main Street
Albert Lea, Minnesota  56007

St. Peter
1618 South Minnesota Avenue
St. Peter, Minnesota  56082

Owatonna
496 North Street
Owatonna, Minnesota  55060

Farmington
115 Elm Street Suite I
Farmington, MN  55024


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

         The Bank is a federally chartered stock savings bank headquartered in Wells, Minnesota. The Bank has eight full service offices located in Faribault, Martin, Blue Earth, Nicollet, Freeborn and Steele Counties, Minnesota and one loan origination office in Dakota County, Minnesota. The Bank was founded in 1934 and its deposits have been federally insured by the Savings Association Insurance Fund ("SAIF") and its predecessor, the Federal Savings and Loan Insurance Corporation ("FSLIC"), since 1934. The Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank is a community oriented, full-service retail savings institution. The Bank attracts deposits from the general public and uses such deposits primarily to invest in residential lending on owner occupied properties, home equity loans and other consumer loans. Other lending activities include agricultural real estate, agricultural operating, multi-family residential and commercial real estate loans. Cash in excess of what is needed for lending operations is used to purchase investment securities and to maintain required liquidity. The Bank has two subsidiaries, Greater Minnesota Mortgage (GMM) and Wells Insurance Agency (WIA). GMM originates loans through referrals from community commercial banks and, primarily, sells these loans to the secondary market. WIA is a full service insurance agency that sells property, casualty, life, health and investment products, including mutual funds.

Stock Market Information

         Since its issuance on April 11, 1995, the Company's common stock has been traded on the Nasdaq National Market under the symbol "WEFC." The following table reflects high and low bid information during the periods shown. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.

                                                        HIGH            LOW
                                                    --------------- ------------

             January 1, 2001 - March 31, 2001          $18.50          $15.75
             April 1, 2001 - June 30, 2001             $17.60          $16.41
             July 1, 2001 - September 30, 2001         $18.74          $16.70
             October 1, 2001 - December 31, 2001       $19.50          $16.78
             January 1, 2002 - March 31, 2002          $21.38          $17.55
             April 1, 2002 - June 30, 2002             $23.04          $19.65
             July 1, 2002 - September 30, 2002         $22.75          $17.68
             October 1, 2002 - December 31, 2002       $20.64          $17.19


         The number of stockholders of record of common stock as of the record date of March 3, 2003, was approximately 500. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 3, 2003, there were 1,128,277 shares outstanding.

         The Company declared quarterly cash dividends of $0.18 per share on January 22, 2002, April 16, 2002, July 23, 2002 and October 22, 2002. The
Company declared quarterly cash dividends of $0.16 per share on January 16, 2001, April 17, 2001, July 24, 2001 and October 16, 2001. The Company declared quarterly cash dividends of $0.15 per share on January 18, 2000, April 19, 2000 and July 18, 2000. The Company declared a quarterly cash dividend of $0.16 per share on October 17, 2000.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Minnesota law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). During 2002, 2001 and 2000 the Bank paid $2,020,000, $2,186,000 and $965,000 in cash dividends, respectively, to the Company.

WELLS FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

 Financial Condition
------------------------------------------------ ------------ ------------ ---------- ---------- ----------
 December 31,                                         2002         2001        2000       1999       1998
------------------------------------------------ ------------ ------------ ---------- ---------- ----------
Total assets                                        $220,616     $230,408   $221,848   $199,836   $191,876
Loans held for sale                                    9,695       10,155      1,955        521      6,097
Loans receivable, net                                145,586      160,513    191,137    172,713    154,305
Securities available for sale                         19,856       15,863     16,225      2,551      2,968
Securities held to maturity                                -            -          -     15,559      5,539
Certificates of deposit                                  200          200        200        400        500
Cash and cash equivalents                             36,571       38,070      7,606      4,200     19,446
Deposits                                             169,126      180,999    163,582    156,984    158,441
Borrowed funds                                        23,000       23,000     33,500     17,000      5,000
Equity                                                25,223       23,572     22,341     23,457     25,892

Summary of Operations
------------------------------------------------ ------------ ------------ ---------- ---------- ----------
Years Ended December 31,                              2002         2001        2000       1999       1998
------------------------------------------------ ------------ ------------ ---------- ---------- ----------

Interest income                                      $13,865      $16,376    $15,941    $14,214    $14,890
Interest expense                                       6,247        8,609      9,652      7,698      8,178
Net interest income                                    7,618        7,767      6,289      6,516      6,712
Provision for loan losses                                 23          180          -         27        120
Noninterest income                                     5,957        4,290      1,781      1,709      2,405
Noninterest expense                                    7,849        6,175      5,055      5,054      4,769
Net income                                             3,340        3,345      1,765      1,874      2,476

Other Selected Data
------------------------------------------------ ------------ ------------ ---------- ---------- ----------
Years Ended December 31,                              2002         2001        2000       1999       1998
------------------------------------------------ ------------ ------------ ---------- ---------- ----------

Return on average assets                                1.47%        1.51%      0.84%      0.97%      1.26%
Return on average equity                               13.31%       15.06%      7.92%      7.57%      8.85%
Average equity to average assets                       11.06%       10.03%     10.57%     12.77%     14.25%
Equity to assets                                       11.43%       10.23%     10.07%     11.74%     13.49%
Net interest rate spread (1)                            3.16%        3.22%      2.57%      2.89%      2.81%
Nonperforming assets to  total loans (2)                0.61%        0.55%      0.35%      0.10%      0.23%
Allowance for loan losses to total loans                0.62%        0.59%      0.43%      0.49%      0.53%
Allowance for loan losses to nonperforming            102.37%      107.90%     134.1%    702.46%    236.94%
loans (2)
Basic earnings per share                            $   2.84     $   2.91    $  1.41    $  1.26    $  1.42
Diluted earnings per share                          $   2.75     $   2.79    $  1.39    $  1.23    $  1.38


(1) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Nonperforming loans are loans over 90 days past due. Nonperforming assets include nonperforming loans and foreclosed real estate.

[LOGO]  WELLS           =====================================================================
        Financial       53 FIRST ST. S.W., PO BOX 310 - WELLS, MN 56097-0310 - 507/553-3151
        CORP.

To Our Stockholders:

         On behalf of the Board of Directors of Wells Financial Corp., I am pleased to present our annual report for 2002. The Company's results for 2002 in many respects mirrored the financial data of 2001. The current business cycle continued to show a decreasing long-term interest rate environment that was conducive for robust mortgage refinance activity. However, the Company made great strides to diversify its base and prepare for the future in the financial industry.

         Historically, Wells Financial Corp. was primarily a lender on single family mortgage loans. As part of management's strategic plan to diversify the Company's assets, a commercial loan department was added during 2002. While retaining a strong residential loan origination program is important to the Company, the commercial loan department and a renewed emphasis on consumer loan originations will help shift the Company's dependence away from single family mortgage loans. Cross selling of products and services to create a full financial concept is also being emphasized.

         In addition to enhancing the Company's products and services we opened a loan origination office in Farmington, Minnesota, one of the fastest growing areas in the State. Also during 2002 construction began on a new facility for our Mankato office. This modern facility opened for business in February 2003.

         It was a pleasure to lead the Bank during 2002 with continued success in profitability and earnings. It will be a continuing challenge to develop opportunities and niches for 2003 and beyond as we expand into a wider base in the financial services network.

         The Board of Directors and the management of the company request your continued support of their efforts to maximize the value of your company. Thank you for your investment in Wells Financial Corp., and we look forward to your continued support.

Best Regards,

/s/Lonnie R. Trasamar

Lonnie R. Trasamar
President and CEO

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollars in thousands)

General

         The Company's business activities to date have been limited to its investment in and loan to the Bank and a loan made to the Bank's Employee Stock Ownership Plan ("ESOP") to enable the ESOP to purchase shares of the Company's common stock and, to a lesser degree, investing in securities and deposits in other financial institutions. As a result of the limited operations of the Company, this discussion primarily relates to the Bank. The principal business of the Bank consists of attracting deposits from the general public and using such deposits, together with borrowings to invest in loans and investment securities. Historically the Bank primarily invested in residential loans on owner occupied properties and, to a lesser extent, in consumer and agricultural related loans. Recently, the Bank developed commercial real estate and commercial operating and term loan products and began marketing these products. These loans, along with the consumer and agricultural related loans, typically have adjustable interest rates and are for shorter terms than residential loans. The Bank's investment securities consist of U.S. government and agency obligations, mortgage-backed securities, equity securities and FHLB stock.

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

Critical Accounting Estimates

         The consolidated financial statements include amounts that are based on informed judgments of management. These estimates and judgments are the result of management's need to estimate the effect of matters that are inherently uncertain. Therefore, actual results could vary significantly from the estimates used. Management considers the following items to be the critical accounting estimates contained in the consolidated financial statements.

         Allowance for Loan Loss. The allowance for loan loss is based on management's periodic review of the loan portfolio. In evaluating the adequacy of the allowance for loan loss, management considers factors including, but not limited to, specific loan impairment, historical loss experience, the size and composition of the loan portfolio and current economic conditions. Although management believes that the allowance for loan loss is maintained at an adequate level, there can be no assurance that further additions will not exceed the estimated amounts.

         Mortgage Servicing Rights. Mortgage servicing rights are capitalized and then amortized over the period of estimated servicing income. Management periodically evaluates its capitalized mortgage servicing rights for impairment. The valuation of mortgage servicing rights is based on estimated prepayment speeds, average life, estimated ancillary income, estimated costs and the discount rate. Changes in any of these factors from the estimates used may have a material effect on the valuation of the mortgage servicing rights. Although management believes that the assumptions used to determine the value of the mortgage servicing rights are reasonable, future material adjustments may be necessary if economic conditions vary from those used to estimate the value of the mortgage servicing rights.

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

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Bank's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The Bank's policy has been to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates. These strategies include obtaining longer term fixed rate borrowings at favorable rates and, in periods of lower interest rates, the sale of all qualifying newly originated fixed rate mortgage loans to the secondary market.

         The Bank's lending strategy is focused on the origination of traditional one-to-four family mortgage loans primarily secured by single family residences in the Bank's primary market area. The Bank also invests a portion of its assets in consumer, agricultural real estate and agricultural operating loans, commercial business and commercial real estate loans and investment securities as a method of reducing interest rate risk. These loans typically have higher interest rates than one-to- four family loans but have not historically resulted in greater losses for the Bank. Historically, the Bank sells higher loan to value ratio fixed rate mortgage loans and mortgage loans with original maturities of twenty years or less into the secondary market and retains adjustable rate mortgage loans and lower loan to value ratios fixed rate loans with original maturities greater than twenty years. Due to the lower than normal interest rate environment during the first half of 1999, the last half of 2000 and all of 2001 and 2002 the Bank elected to sell the majority of the fixed rate loans it originated during those time periods, regardless of the loan to value ratio or the contractual maturity. In addition, the Bank retains servicing on most of the loans that it sells, enabling it to generate additional income and maintain certain economies of scale in loan servicing.

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

(dollars in thousands)

Net Portfolio Value

         The Company measures its sensitivity to interest rate risk by using the net portfolio value (NPV) provided by the Office of Thrift Supervision (OTS). NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. The following table presents the Bank's NPV at December 31, 2002, as calculated by the OTS, based on information provided to the OTS by the Bank.

                                                    Percent of              Change in
  Change Interest        Estimated      Amount of   Estimated     NPV      NPV Ratio(4)
Rates (basis points)        NPV         Change(1)    NPV(2)     Ratio(3)  (basis points)
--------------------        ---         ---------    ------     --------  --------------
                          (Dollars in thousands)

       +300              $18,383       $(13,240)      (42)%       8.35%       -538 bp
       +200               23,216         (8,407)      (27)%      10.37%       -336 bp
       +100               27,790         (3,832)      (12)%      12.22%       -151 bp
         --               31,623                                 13.73%
       -100               34,158          2,535         8%       14.63%         90 bp


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

(dollars in thousands)


                                                                 At
                                                            December 31,
                                                                2002
                                                         -------------------

*** Risk Measures: 200 bp rate shock ***
Pre-Shock NPV Ratio: NPV as % of PV of Assets                13.73%
Exposure Measure: Post-Shock NPV Ratio                       10.37%
Sensitivity Measure: Change in NPV Ratio                     336 bp


         The Bank is subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Bank's NPV. During periods of increasing interest rates, the Bank's interest rate sensitive liabilities would reprice faster than its interest rate sensitive assets (repricing periods on adjustable-rate loans affect the repricing of interest rate sensitive assets, with longer repricing periods delaying the repricing of such assets more than shorter repricing periods would delay the repricing of such assets), causing a decline in the Bank's interest rate spread and margin. In times of decreasing interest rates, the value of fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank.

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

                                                                      Years Ended December 31,
                                ----------------------------------------------------------------------------------------------
                                                2002                            2001                         2000
                                ----------------------------------------------------------------------------------------------
                                                         Average                         Average                       Average
                                  Average                Yield/    Average               Yield/   Average              Yield/
                                  Balance     Interest    Cost     Balance    Interest    Cost    Balance   Interest    Cost
------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans receivable (1)         $ 162,622     $ 12,339    7.59%  $ 186,772  $   15,239    8.16%  $ 184,773  $ 14,814    8.02%
   Investments (2)                 56,843        1,526    2.68%     28,524       1,137    3.99%     20,280     1,127    5.56%
                                ---------- ------------ -------- ---------- ----------- -------- ---------- --------- --------
      Total interest-earning
        assets                    219,465       13,865    6.32%    215,296      16,376    7.61%    205,053    15,941    7.77%

Noninterest earning assets          7,324                            6,217                           5,692
                                ----------                       ----------                      ----------
      Total assets              $ 226,789                        $ 221,513                       $ 210,745
                                ==========                       ==========                      ==========
Interest bearing liabilities:
   Savings, NOW and money
      Market accounts              57,183          783    1.37%     46,932       1,024    2.18%     45,037     1,136    2.52%
   Certificates of deposit        117,748        4,219    3.58%    123,809       6,234    5.04%    114,980     6,963    6.06%
   Borrowed funds                  23,000        1,245    5.41%     25,192       1,351    5.36%     25,538     1,553    6.08%
                                ---------- ------------ -------- ---------- ----------- -------- ---------- --------- --------
      Total interest bearing
        liabilities               197,931        6,247    3.16%    195,933       8,609    4.39%    185,555     9,652    5.20%


Noninterest bearing
  liabilities                       3,760                            3,373                           2,910
                                ----------                       ----------                      ----------
      Total liabilities           201,691                          199,306                         188,465
Equity                             25,098                           22,207                          22,280
                                ----------                       ----------                      ----------
      Total liabilities and
        equity                  $ 226,789                        $ 221,513                       $ 210,745
                                ==========                       ==========                      ==========
Net interest income                           $  7,618                       $   7,767                      $  6,289
                                           ============                     ===========                     =========
Interest rate spread (3)                                   3.16%                           3.22%                         2.57%
Net yield on interest
  earning assets (4)                                       3.47%                           3.61%                         3.07%
Ratio of average interest
  earning assets to average
  interest bearing liabilities       1.11X                           1.10X                           1.11X
                                ===========                      ==========                     ===========

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

                                                                  Years Ended December 31,
                                    ------------------------------------------------------------------------------------
                                                  2002 vs. 2001                                2001 vs. 2000
                                    ----------------------------------------    ----------------------------------------
                                            Increase (Decrease) Due to                   Increase (Decrease) Due to
                                    ----------------------------------------    ----------------------------------------
                                                            Rate/                                       Rate/
                                     Volume      Rate      Volume       Net      Volume     Rate       Volume       Net
                                    -------    -------    -------    -------    -------    -------    -------    -------
Interest Income:
  Loans receivable                  $(1,970)   $(1,068)   $   138    $(2,900)   $   160    $   262    $     3    $   425
  Investments                         1,129       (371)      (369)       389        458       (319)      (129)        10
                                    -------    -------    -------    -------    -------    -------    -------    -------
    Total interest-earning assets      (841)    (1,439)      (231)    (2,511)       618        (57)      (126)       435
                                    -------    -------    -------    -------    -------    -------    -------    -------

Interest expense:
  Deposit accounts                      (81)    (2,180)         5     (2,256)       583     (1,327)       (97)      (841)
  Borrowed funds                       (118)        13         (1)      (106)       (21)      (183)         2       (202)
                                    -------    -------    -------    -------    -------    -------    -------    -------
    Total interest-bearing
      liabilities                      (199)    (2,167)         4     (2,362)       562     (1,510)       (95)    (1,043)
                                    -------    -------    -------    -------    -------    -------    -------    -------

Change in net interest income       $  (642)   $   728    $  (235)   $  (149)   $    56    $ 1,453    $   (31)   $ 1,478
                                    =======    =======    =======    =======    =======    =======    =======    =======

(dollars in thousands)

Financial Condition

         Total assets decreased by $9,792 from $230,408 at December 31, 2001 to $220,616 at December 31, 2002. Loans receivable and loans held for sale decreased by $15,387 from December 31, 2001 to December 31, 2002. Due to lower interest rates on residential mortgages, management elected to sell the majority of the residential loans originated during 2002 to the secondary market. Included in the loans that were originated and sold during 2002 were loans from the Company's mortgage loan portfolio that were refinanced resulting in the decrease in loans receivable. Securities available for sale increased by $5,868 as the Company used some of the funds it received from the refinancing of its loan portfolio to purchase additional securities.

         In accordance with the Bank's internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. As of December 31, 2002 and December 31, 2001, the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans were $908 and $952 and 0.62% and 0.59%, respectively.

         Loans on which the accrual of interest had been discontinued amounted to $428 and $408 at December 31, 2002 and 2001, respectively. The effect of nonaccrual loans was not significant to the results of operations. The Company includes all loans considered impaired under FASB Statement No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 2002 and 2001.

         Liabilities decreased by $11,443, from $206,836 at December 31, 2001 to $195,393 at December 31, 2002. This increase is primarily due to a decrease of $11,873 in deposits.

         Stockholders' equity increased by $1,651 from $23,572 at December 31, 2001 to $25,223 at December 31, 2002. The increase in stockholders' equity was primarily the result of net income for 2002 of $3,340 being partially offset by the payment of $845 in cash dividends and the repurchase of 88,860 shares of treasury stock at a total cost of $1,771. Also affecting stockholders' equity was the allocation of $297 of employee stock ownership plan shares, the amortization of $81 of unearned compensation and an increase of $396 from the exercise of stock options.

Comparison of Operating Results for the Years Ended December 31, 2002 and 2001

         General. Net income decreased by $5, or 0.15% for 2002 when compared to 2001. The decrease in net income was due primarily to an in noninterest expense of $1,674 for 2002 when compared to 2001 which was not fully offset by the $1,667 increase in noninterest income.

         Interest Income. Interest income decreased by $2,511, or 15.3%, for 2002 when compared to 2001. The decrease in interest income resulted from a $2,900 decrease in interest income from the Company's loan portfolio which was the result of a decrease in the average balance of the Company's loan portfolio during 2002 when compared to 2001 and, to a lesser extent, due to a general decrease in the yield on the Company's loan portfolio. Partially offsetting the decrease in interest income on the Company's loan portfolio was a $389 increase in interest income on securities and interest bearing accounts. The increase in interest income from investment securities and interest-bearing accounts was the result of an increase in the average balance of the Company's securities and interest-bearing accounts during 2002 when compared to 2001.

(dollars in thousands)

         Interest Expense. Total interest expense decreased by $2,362, or 27.4%, for the year ended December 31, 2002 when compared to the year ended December 31, 2001. Interest expense on deposits decreased by $2,256, or 31.1%, during 2002 when compared to 2001 due, primarily, to a decrease in the average rate paid on deposits and, to a lesser extent, to a decrease in the average balance of deposits. Interest expense on borrowed funds decreased by $106, or 7.8%, due to a decrease in the average balance of borrowed funds during 2002 when compared to 2001.

         Net Interest Income. Net interest income decreased by $149, or 1.9%, for the year ended December 31, 2002 when compared to the year ended December 31, 2001 due to the changes in interest income and interest expense described above.

         Provision for Loan Losses. The provision for loan loss decreased by $157 for the year ended December 31, 2002 when compared to the year ended December 31, 2001 due, primarily, to the decrease in the Company's loan portfolio. The provision reflects management's monitoring of the allowance for loan losses in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. Management determines the amounts of the allowance for loan losses in a systematic manner that includes self-correcting policies that adjust loss estimation methods on a periodic basis. While the Company maintains its allowance for loan losses at a level that is considered to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowance and that losses will not exceed estimated amounts.

         Noninterest Income. Noninterest income increased by $1,667, or 38.9%, for 2002 when compared to 2001 primarily due to an increase in the gain on sale of loans originated for sale and, to a lesser extent, loan origination and commitment fees. Market conditions during 2002 when compared to 2001 allowed the Company to obtain a more favorable price on the loans sold to the secondary market. These increased prices and an increase in the volume of loans sold to the secondary market are the primary reasons for the increase in the gain on sale of loans originated for sale.

         Noninterest Expense. Noninterest expense increased by $1,674, or 27.1%, for the year ended December 31, 2002 when compared to the year ended December 31, 2001 primarily due to increases in the amortization and valuation adjustments for mortgage servicing rights and compensation and benefits. The amortization and valuation adjustments for mortgage servicing rights increased by $1,070 primarily due to a $660 valuation adjustment that the Company realized during 2002. The increase in compensation and benefits resulted from annual compensation adjustments and increases in commissions paid to loan officers for the origination of loans.

         Income Tax Expense. Income tax expense remained relatively constant for 2002 when compared to 2001.

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

(dollars in thousands)

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

         The Bank's most liquid asset is cash, including investments in interest bearing accounts at the FHLB of Des Moines that have no withdrawal restrictions. The levels of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 2002 and 2001, the Bank's noninterest bearing cash was $1,393 and $1,240, respectively.

         Also available to the Bank to meet liquidity requirements are borrowings from the Federal Home Loan Bank. At December 31, 2002, the Bank had $23,000 in outstanding advances from the FHLB of Des Moines, which have been used to fund loan originations. At December 31, 2002, the Bank had the ability to borrow approximately 2.04 times its then outstanding advances.

         On December 21, 2000, the Company approved a stock buy back program in which up to 125,000 shares of the common stock of the Company could be acquired. During 2001 and 2002 the Company bought 116,140 shares and 8,860 shares, respectively, which completed this buy back program. During 2002 the Company approved stock buy back programs in which up to 120,000 shares of the common stock of the Company could be acquired. During 2002 the Company bought 80,000 shares of its common stock under these buy back programs.

         The Bank is required to maintain specified amounts of capital. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 2002, the Bank's tangible capital totaled $19,245, or 8.92% of adjusted total assets, and core capital totaled $19,245, or 8.92% of adjusted total assets, which substantially exceeded the respective 1.5% tangible capital and 4.0% core capital requirements at that date by $16,009 and $10,616, respectively, or 7.42% and 4.92% of adjusted total assets, respectively. The Bank's risk-based capital totaled $20,153 at December 31, 2002 or 14.72% of risk-weighted assets, which exceeded the current requirements of 8.0% of risk-weighted assets by $9,197 or 6.72% of risk-weighted assets.

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

(dollars in thousands)

Off Balance Sheet Arrangements and Contractual Obligations

         The Company has no off balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Impact of New Accounting Standards

         In December 2002, the Financial Accounting Standards Board issued SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123". SFAS 148 amends SASF 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The transition guidance and annual disclosure requirements are effective for fiscal years ending after December 15, 2002. The Company accounts for its stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 - "Accounting for Stock Issued to Employees". Accordingly, the adoption of SFAS 148 had no material effect on the Company's financial position, results of operations, or cash flows.

McGladrey & Pullen
Certified Public Accountants




                          Independent Auditor's Report



To the Board of Directors and Stockholders
Wells Financial Corp. and Subsidiary
Wells, Minnesota

We have audited the accompanying consolidated statements of financial condition of Wells Financial Corp. and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Financial Corp. and Subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


                                        /s/McGladrey & Pullen, LLP


Rochester, Minnesota
January 31, 2003


[Text Omitted]

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2002 and 2001
(dollars in thousands)

ASSETS                                                                         2002               2001
---------------------------------------------------------------------------------------------------------
Cash, including interest-bearing accounts
  2002 $35,178; 2001 $36,830                                                 $ 36,571           $ 38,070
Certificates of deposit (Note 2)                                                  200                200
Securities available for sale (Note 3)                                         19,856             13,988
Federal Home Loan Bank Stock, at cost (Note 10)                                 1,875              1,875
Loans held for sale (Note 5)                                                    9,695             10,155
Loans receivable, net of allowance for loan losses of $908 in 2002
  and $952 in 2001 (Notes 5, 10, 16 and 17)                                   145,586            160,513
Accrued interest receivable                                                     1,387              1,529
Premises and equipment (Note 8)                                                 2,975              1,801
Foreclosed real estate (Note 7)                                                   209                252
Mortgage servicing rights, net (Note 6)                                         2,179              1,850
Other assets                                                                       83                175
                                                                            -----------------------------
    Total assets                                                            $ 220,616          $ 230,408
                                                                            =============================

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------
Liabilities
  Deposits (Note 9)                                                         $ 169,126          $ 180,999
  Borrowed funds (Note 10)                                                     23,000             23,000
  Advances from borrowers for taxes and insurance (Note 6)                      1,347              1,371
  Deferred income taxes (Note 11)                                               1,376              1,224
  Accrued interest payable                                                         50                 75
  Accrued expenses and other liabilities                                          494                167
                                                                            -----------------------------
    Total liabilities                                                         195,393            206,836
                                                                            -----------------------------

Commitments, contingencies and credit risk (Notes 15, 16, and 17)

Stockholders' Equity (Notes 12 and 14)
  Preferred stock, no par value; 500,000 shares authorized;
    none outstanding                                                                -                  -
  Common stock, $.10 par value; 7,000,000 shares
    authorized; 2,187,500 shares issued                                           219                219
  Additional paid-in capital                                                   16,985             16,932
  Retained earnings, substantially restricted                                  24,287             21,792
  Accumulated other comprehensive income                                          746                745
  Unearned Employee Stock Ownership Plan shares                                   (29)              (155)
  Unearned compensation-restricted stock awards                                  (138)              (128)
  Less cost of treasury stock, 2002 1,062,435 shares;
    2001 1,022,399 shares                                                     (16,847)           (15,833)
                                                                            -----------------------------
    Total stockholders' equity                                                 25,223             23,572
                                                                            -----------------------------
    Total liabilities and stockholders' equity                              $ 220,616          $ 230,408
                                                                            =============================

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2002, 2001 and 2000
(dollars in thousands, except per share data)

                                                           2002               2001               2000
-------------------------------------------------------------------------------------------------------
Interest and Dividend Income
  Loans receivable:
    First mortgage loans                                 $ 9,153           $ 11,658           $ 11,532
    Consumer and other loans                               3,186              3,581              3,282
    Investment securities and interest-
      bearing deposits                                     1,526              1,137              1,127
                                                         ----------------------------------------------
      Total interest income                               13,865             16,376             15,941
                                                         ----------------------------------------------
Interest Expense
  Deposits                                                 5,002              7,258              8,099
  Borrowed funds                                           1,245              1,351              1,553
                                                         ----------------------------------------------
      Total interest expense                               6,247              8,609              9,652
                                                         ----------------------------------------------
      Net interest income                                  7,618              7,767              6,289
Provision for loan losses (Note 5)                            23                180                  -
                                                         ----------------------------------------------
      Net interest income after
        provision for loan losses                          7,595              7,587              6,289
                                                         ----------------------------------------------
Noninterest Income
  Gain on sale of loans                                    2,229              1,150                166
  Loan origination and commitment fees                     1,696              1,457                211
  Loan servicing fees                                        661                464                401
  Insurance commissions                                      405                410                387
  Fees and service charges                                   892                774                442
  Gain on sale of securities, net (Note 3)                     -                  -                122
  Other                                                       74                 35                 52
                                                         ------------------------------------------------
      Total noninterest income                             5,957              4,290              1,781
                                                         ----------------------------------------------
Noninterest Expenses
  Compensation and benefits (Note 14)                      3,540              3,025              2,619
  Occupancy and equipment (Note 15)                          885                856                819
  Data processing                                            446                403                357
  Advertising                                                236                213                224
  Amortization and valuation adjustments for
    mortgage servicing rights (Note 6)                     1,453                383                152
  Other                                                    1,289              1,295                884
                                                         ----------------------------------------------
      Total noninterest expenses                           7,849              6,175              5,055
                                                         ----------------------------------------------
      Income before income taxes                           5,703              5,702              3,015
Income tax expense (Note 11)                               2,363              2,357              1,250
                                                         ----------------------------------------------
      Net income                                         $ 3,340            $ 3,345            $ 1,765
                                                         ==============================================

Earnings per share (Note 13):
  Basic                                                  $  2.84            $  2.91            $  1.41
                                                         ==============================================
  Diluted                                                $  2.75            $  2.79            $  1.39
                                                         ==============================================

See Notes to Consolidated Financial Statements.

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2002, 2001 and 2000
(dollars in thousands)

                                                                                 Accumu-  Unearned   Unearned
                                                                                 lated    Employee   Compen-
                                                                                 Other     Stock     sation                Total
                                            Compre-         Additional           Compre-  Ownership Restricted             Stock-
                                            hensive  Common  Paid-In   Retained  hensive   Plan       Stock      Treasury  holders'
                                            Income    Stock  Capital   Earnings  Income    Shares     Awards       Stock   Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1999                          $ 219   $ 16,939  $ 18,189    $ 655  $ (435)      $ (27)  $ (12,083) $ 23,457
  Comprehensive Income:
  Net income                                $ 1,765      -          -     1,765        -       -           -           -     1,765
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of
        related taxes                            43      -          -         -       43       -           -           -        43
                                            --------
    Comprehensive income                    $ 1,808
                                            ========
  Treasury stock purchases, 198,100 shares
    (Note 12)                                            -          -         -        -       -           -      (2,410)   (2,410)
  Cash dividends declared ($.61 per share)               -          -      (772)       -       -           -           -      (772)
  Amortization of unearned compensation                  -          -         -        -       -          39           -        39
  Options exercised, 700 options, (Note 14)              -         (3)        -        -       -           -          10         7
  Award of management stock bonus
    plan shares, 24,335 shares, (Note 14)                -          8         -        -       -        (249)        241         -
  Allocated ESOP shares                                  -         67         -        -     145           -           -       212
                                                     ------------------------------------------------------------------------------
Balances, December 31, 2000                            219     17,011    19,182      698    (290)       (237)    (14,242)   22,341
  Comprehensive Income:
  Net income                                 $ 3,345     -          -     3,345        -       -           -           -     3,345
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of
        related taxes                             47     -          -         -       47       -           -           -        47
                                            --------
    Comprehensive income                     $ 3,392
                                            ========
  Treasury stock purchases, 116,140 shares
    (Note 12)                                            -          -         -        -       -           -      (2,006)   (2,006)
  Cash dividends declared ($0.64 per share)              -          -      (735)       -       -           -           -      (735)
  Amortization of unearned compensation                  -          -         -        -       -         109           -       109
  Options exercised, 41,192 options (Note 14)            -       (211)        -        -       -           -         415       204
  Allocated ESOP shares                                  -        132         -        -     135           -           -       267
                                                     ------------------------------------------------------------------------------
Balances, December 31, 2001                          $ 219   $ 16,932  $ 21,792    $ 745  $ (155)     $ (128)  $ (15,833) $ 23,572
  Comprehensive Income:
  Net income                                 $ 3,340     -          -     3,340        -       -           -           -     3,340
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of
        related taxes                              1     -          -         -        1       -           -           -         1
                                            --------
    Comprehensive income                     $ 3,341
                                            ========
  Treasury stock purchases, 88,860 shares
    (Note 12)                                            -          -         -        -       -           -      (1,771)   (1,771)
  Cash dividends declared ($0.72 per share)              -          -      (845)       -       -           -           -      (845)
  Amortization of unearned compensation                  -          -         -        -       -          81           -        81
  Options exercised, 54,364 options (Note 14)            -       (293)        -        -       -           -         689       396
  Award of management stock bonus
    plan shares, 4,375 shares (Note 14)                  -         23         -        -       -         (91)         68         -
  Tax benefit related to exercised options               -        152         -        -       -           -           -       152
  Allocated ESOP shares                                  -        171         -        -     126           -           -       297
                                                     ------------------------------------------------------------------------------
Balances, December 31, 2002                          $ 219   $ 16,985  $ 24,287    $ 746   $ (29)     $ (138)  $ (16,847) $ 25,223
                                                     ==============================================================================

See Notes to Consolidated Financial Statements.

                                       20 - 21

WELLS FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001 and 2000
(dollars in thousands)

                                                             2002         2001         2000
--------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                            $   3,340    $   3,345    $   1,765
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
    Provision for loan losses                                  23          180            -
    Gain on sale of loans                                  (2,229)      (1,150)        (166)
    Gain on sale of securities                                  -            -         (122)
    Amortization and valuation adjustments for
      mortgage servicing rights                             1,453          383          152
    Compensation on allocation of ESOP shares                 297          267          212
    Amortization of unearned compensation                      81          109           39
    Tax benefit from exercised options                        152            -            -
    Loss on sale of foreclosed real estate                      6            -            1
    Write-down of foreclosed real estate                       30            -            -
    Gain on premises and equipment                              -            -          (12)
    Deferred income taxes                                     151          338           62
    Depreciation and amortization on premises
      and equipment                                           244          237          278
    Amortization of deferred loan origination fees           (165)        (240)        (116)
    Amortization of excess servicing fees                      16            7           10
    Amortization of securities premiums and discounts          27            1            -
    Loans originated for sale                            (151,422)    (123,439)     (21,067)
    Proceeds from the sale of loans held for sale         152,329      114,978       19,573
    Changes in assets and liabilities:
      Accrued interest receivable                             142          381         (560)
      Other assets                                             76          (76)        (161)
      Accrued expenses and other liabilities                  302         (100)         (28)
                                                       ------------------------------------
    Net cash provided by (used in)
      operating activities                                  4,853       (4,779)        (140)
                                                       ------------------------------------

                           (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2002, 2001 and 2000
(dollars in thousands)

                                                              2002        2001        2000
------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
  Net (increase) decrease in loans                        $ 14,792    $ 30,492    $(18,175)
  Certificates of deposit:
    Maturities                                                 200       1,500         400
    Purchases                                                 (200)     (1,500)       (200)
  Purchase of securities available for sale                (18,286)     (8,944)     (7,177)
  Proceeds from sales, maturities and calls of
    securities available for sale                           12,393       9,383       8,118
  Securities held to maturity:
    Maturities and calls                                         -           -       1,139
  Purchase of premises and equipment                        (1,418)       (205)       (553)
  Proceeds from the disposal of premises and equipment           -           -          12
  Proceeds from the sale and redemption of
    foreclosed real estate                                     292           -          93
  Investment in foreclosed real estate                          (8)         (6)          -
                                                          --------------------------------
    Net cash provided by (used in) investing activities      7,765      30,720     (16,343)
                                                          --------------------------------

Cash Flows From Financing Activities
  Net increase (decrease) in deposits                      (11,873)     17,417       6,598
  Net increase (decrease) in advances from
    borrowers for taxes and insurance                          (24)        143         (34)
  Options exercised                                            396         204           7
  Proceeds from borrowed funds                                   -           -      46,600
  Repayments on borrowed funds                                   -     (10,500)    (30,100)
  Purchase of treasury stock                                (1,771)     (2,006)     (2,410)
  Dividends paid                                              (845)       (735)       (772)
                                                          --------------------------------
    Net cash provided by (used in) financing activities    (14,117)      4,523      19,889
                                                          --------------------------------
    Net increase (decrease) in cash                         (1,499)     30,464       3,406

Cash
  Beginning                                                 38,070       7,606       4,200
                                                          --------------------------------
  Ending                                                  $ 36,571    $ 38,070    $  7,606
                                                          ================================

                           (Continued)

WELLS FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2002, 2001 and 2000
(dollars in thousands)

                                                           2002      2001      2000
-----------------------------------------------------------------------------------

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest on deposits                                  $ 5,027   $ 7,281   $ 8,101
    Interest on borrowed funds                              1,245     1,382     1,538
    Income taxes                                            1,942     2,100     1,119
                                                          ===========================

Supplemental Schedule of Noncash Investing and
  Financing Activities:
  Other real estate acquired in settlement of loans       $   277   $   192   $    93
  Transfer of securities classified as held to maturity
    to available for sale                                       -         -    12,601
  Allocation of ESOP shares to participants                   126       135       145
  Net change in unrealized gains on securities
    available for sale                                          1        47        43
                                                          ===========================

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

Nature of operations: Operations of Wells Financial Corp. (Company) primarily consist of banking services through Wells Federal Bank, fsb (Bank). Wells Insurance Agency, Inc., is a property and casualty insurance agency. Greater Minnesota Mortgage, Inc., is a mortgage banking company that originates loans through referrals from commercial banks. The Company serves its customers through the Bank's eight locations in South Central Minnesota.

Use of estimates: In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the reporting period. Actual results could differ from those estimates. Two material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of mortgage servicing rights.

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

Mortgage servicing rights are subject to change based primarily on changes in the mix of loans, interest rates, prepayment speeds, or default rates from the estimates used in the valuation of the mortgage servicing rights. Such changes may have a material effect on the amortization and valuation of mortgage servicing rights. Although management believes that the assumptions used to evaluate the mortgage servicing rights for impairment are reasonable, future adjustment may be necessary if future economic conditions differ substantially from the economic assumptions used to determine the value of the mortgage servicing rights.

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

Federal Home Loan Bank stock: The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

Securities available for sale: Securities classified as available for sale includes all equity securities, except for FHLB stock, and those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as a net amount in accumulated other comprehensive income. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Declines in the fair value of individual securities below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Loans held for sale: Loans held for sale are those loans the Company has the intent to sell in the foreseeable future. They are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans after allocating cost to servicing rights retained. All sales are made without recourse.

Loans receivable: The Company generally originates single-family residential loans within its primary lending area of South Central Minnesota. These loans are secured by the underlying properties. The Company is also active in originating agricultural real estate, commercial real estate, commercial operating and secured consumer loans, primarily automobile and home equity loans.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, reduced by an allowance for loan losses and net deferred origination fees. Interest is accrued daily on the outstanding balances.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life of the related loans, adjusted for estimated prepayments based on the Company's historical prepayment experience.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1. Summary of Significant Accounting Policies (Continued)


The Company determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. Accrual of interest is discontinued when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Interest on these loans is recognized only when actually paid by the borrower if collection of principal is likely to occur. Accrual of interest is generally resumed when, in management's judgment, the borrower has demonstrated the ability to make all periodic interest and principal payments.


Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is impaired when it is probable, based on current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured on an individual basis for commercial and construction loans based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

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

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1. Summary of Significant Accounting Policies (Continued)


Loan servicing: The Company generally retains the right to service mortgage loans sold to others. The cost allocated to the mortgage servicing rights retained has been recognized as a separate asset and is being amortized in proportion to and over the period of estimated net servicing income. Mortgage servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market rates of interest. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Company stratifies its capitalized mortgage servicing rights based on the term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceeds their fair value.

Foreclosed real estate: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value less estimated costs to sell at the date of foreclosure. Costs relating to improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management and charge-offs to operations are made if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

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

Employee Stock Plans: At December 31, 2002, the Company has three stock-based compensation plans, which are described more fully in Note 14. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no stock-based employee compensation cost has been recognized, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123, Accounting for Stock-Based Compensation):

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1. Summary of Significant Accounting Policies (Continued)


                                                     Years Ended December 31,
                                                    ---------------------------
                                                     2002      2001      2000
-------------------------------------------------------------------------------
Net income:
  As reported                                        $3,340   $ 3,345   $ 1,765
  Deduct total stock-based employee compensation
    expense determined under fair value based
    method for all awards, net of related tax effects   (28)      (42)      (23)
                                                     --------------------------
  Pro forma                                          $3,312   $ 3,303   $ 1,742
                                                     ==========================

Basic earnings per share:
  As reported                                        $ 2.84   $  2.91   $  1.41
  Pro forma                                            2.81      2.87      1.39

Diluted earnings per share:
  As reported                                        $ 2.75   $  2.79   $  1.39
  Pro forma                                            2.74      2.78      1.38


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

     Federal Home Loan Bank stock:  The carrying amount approximates fair value.

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

     Mortgage servicing rights: Fair values are estimated using discounted cash flows based on current market rates and conditions.

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

Note 2.  Certificates of Deposit


Certificates  of deposit with a carrying  value of $200 at December 31, 2002 and
2001,  had  weighted  average  yields  of  1.6%  and  3.3%,  respectively,   and
contractual maturities of less than one year.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 3.  Securities Available for Sale

                                                                     December 31, 2002
                                                 ----------------------------------------------------------
                                                                  Gross            Gross
                                                 Amortized      Unrealized       Unrealized
                                                   Cost           Gains            Losses        Fair Value
-----------------------------------------------------------------------------------------------------------
U.S. Government corporations and
  agencies                                       $ 18,188       $   289             $ (4)         $ 18,473
Obligations of states and political
  subdivisions                                        393            45                -               438
FHLMC stock                                            16           929                -               945
                                                 ----------------------------------------------------------
                                                 $ 18,597       $ 1,263             $ (4)         $ 19,856
                                                 ==========================================================

                                                                     December 31, 2001
                                                 ----------------------------------------------------------
                                                                  Gross            Gross
                                                 Amortized      Unrealized       Unrealized
                                                   Cost           Gains            Losses        Fair Value
-----------------------------------------------------------------------------------------------------------
U.S. Government corporations and
  agencies                                       $ 12,295       $   265            $(57)         $ 12,503
Obligations of states and political
  subdivisions                                        421            17               -               438
FHLMC stock                                            16         1,031               -             1,047
                                                 ----------------------------------------------------------
                                                 $ 12,732       $ 1,313            $(57)         $ 13,988
                                                 ==========================================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 3. Securities Available for Sale (Continued)


Contractual maturities: The scheduled maturities of securities available for sale at December 31, 2002 were as follows:

                                                   Amortized
                                                      Cost           Fair Value
--------------------------------------------------------------------------------
Due in one year or less                            $     24           $     20
Due in one to five years                             18,557             18,891
                                                   ----------------------------
                                                     18,581             18,911
Equity securities                                        16                945
                                                   ----------------------------
                                                   $ 18,597           $ 19,856
                                                   ============================

Equity securities do not have contractual maturities.

Realized gains and losses: Sales of securities available for sale for the year ended December 31, 2000 of $8,118 resulted in $262 of gross realized losses and $384 of gross realized gains. There were no sales of securities during the years ended December 31, 2002 and 2001.

Changes in other comprehensive income - unrealized gains on securities available for sale:


                                                      Years Ended December 31,
                                                   -----------------------------
                                                    2002       2001        2000
--------------------------------------------------------------------------------
Balance, beginning                                 $ 745      $ 698       $ 655
  Unrealized gains during the year                     2         78         194
  Reclassification adjustment for net (gain)
    realized in net income                             -          -        (122)
  Deferred tax effect relating to unrealized
    appreciation                                      (1)       (31)        (29)
                                                   -----------------------------
Balance, ending                                    $ 746      $ 745       $ 698
                                                   =============================

Securities with a carrying value of $2,016 and $1,998 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

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

Note 5. Loans Receivable and Loans Held for Sale


Composition of loans receivable:

                                                                             December 31,
                                                                    -----------------------------
                                                                         2002               2001
-------------------------------------------------------------------------------------------------
First mortgage loans (principally conventional):
  Secured primarily by one-to-four family residences                 $  50,765          $  77,919
  Secured by other properties, primarily agricultural real estate       52,397             41,994
  Construction                                                           4,830              2,185
                                                                     ----------------------------
    Total first mortgage loans                                         107,992            122,098
                                                                     ----------------------------
  Consumer and other loans:
  Home equity, home improvement and second mortgages                    22,826             26,228
  Agricultural and commercial operating loans                            5,917              3,591
  Vehicle loans                                                          5,687              4,914
  Other                                                                  4,292              4,949
                                                                     ----------------------------
    Total consumer and other loans                                      38,722             39,682
                                                                     ----------------------------
    Total loans                                                        146,714            161,780
Less:
  Net deferred loan origination fees                                      (220)              (315)
  Allowance for loan losses                                               (908)              (952)
                                                                     ----------------------------
    Loan receivable, net                                             $ 145,586          $ 160,513
                                                                     ============================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 5. Loans Receivable and Loans Held for Sale (Continued)


Allowance for loan losses:

                                                  Years Ended December 31,
                                              --------------------------------
                                               2002         2001         2000
------------------------------------------------------------------------------
Balance, beginning                            $ 952        $ 833        $ 857
  Provision for loan losses                      23          180            -
  Loans charged off                             (86)         (89)         (49)
  Recoveries                                     19           28           25
                                              --------------------------------
Balance, ending                               $ 908        $ 952        $ 833
                                              ================================

Nonaccrual and impaired loans: Loans on which the accrual of interest has been discontinued totaled $428, $408, and $363 at December 31, 2002, 2001 and 2000, respectively. The effect of nonaccrual loans was not significant to the results of operations. The amount of impaired loans was not material during the years ended December 31, 2002, 2001 and 2000.

Past due loans: The amount of loans past due ninety days or more and still accruing interest amounted to $250 and $224 at December 31, 2002 and 2001, respectively.

Related party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amounts of loans to such related parties at December 31, 2002 and 2001 were $367 and $428, respectively. During 2002, new loans to such related parties were $113 and repayments were $174.

Loans held for sale: As of December 31, 2002 and 2001, the Company's loans held for sale were $9,695 and $10,155, respectively, and consisted of one-to-four family residential real estate loans. Outstanding commitments to sell loans at December 31, 2002 were $9,695.

Note 6.  Loan Servicing


Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans as of December 31, 2002 and 2001 were $307,324 and $229,870, respectively, and consist of one-to-four family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers for taxes and insurance, were $1,054 and $943 at December 31, 2002 and 2001, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 6.  Loan Servicing (Continued)

Mortgage servicing rights, net of valuation allowance, are summarized as follows:

                                                    2002               2001
----------------------------------------------------------------------------
Balance at beginning of year, net                $ 1,850              $ 822
  Mortgage servicing rights capitalized            1,782              1,411
  Amortization expense                              (793)              (383)
  Valuation allowance                               (660)                 -
                                                 ---------------------------
Balance at end of year, net                      $ 2,179            $ 1,850
                                                 ===========================

The fair values of capitalized mortgage servicing rights were $2,179 and $1,868 at December 31, 2002 and 2001, respectively. The key economic assumptions used in determining the fair value of mortgage servicing rights at December 31, 2002 are as follows:

Prepayment speed (annual CPR)                                         19.6%
Weighted average life (years)                                          4.6
Discount rate                                                          8.0%
                                                                    ======

Note 7. Foreclosed Real Estate


The Company had investments in real estate acquired through foreclosure or deeded to the Company in lieu of foreclosure of $209 and $252 as of December 31, 2002 and 2001, respectively. No allowances for losses on foreclosed real estate were required at these dates.

Note 8.  Premises and Equipment


Premises and equipment are summarized as follows:

                                                               December 31,
                                                       -----------------------
                                                          2002            2001
------------------------------------------------------------------------------
Land                                                   $   244         $  $ 79
Buildings and improvements                               2,868           1,918
Leasehold improvements                                     111             107
Furniture, fixtures and equipment                        1,671           1,443
                                                       -----------------------
                                                         4,894           3,547
Less accumulated depreciation and amortization           1,919           1,746
                                                       -----------------------
                                                       $ 2,975         $ 1,801
                                                       =======================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 9.  Deposits


Composition of deposits:

                                                         December 31,
                                                -----------------------------
                                                     2002               2001
-----------------------------------------------------------------------------
Demand deposits, noninterest bearing            $   4,319          $   3,889
NOW and money market accounts                      34,744             28,984
Savings accounts                                   22,355             20,237
Certificates of deposit                           107,708            127,889
                                                -----------------------------
                                                $ 169,126          $ 180,999
                                                =============================

The aggregate amount of certificates of deposit over $100 was $9,564 and $12,788 at December 31, 2002 and 2001, respectively.

A summary of scheduled maturities of certificates of deposit is as follows:

Years Ending December 31,
------------------------------------------------------------------------------
2003                                                                 $  79,472
2004                                                                    13,211
2005                                                                    10,241
2006                                                                     4,784
                                                                     ---------
                                                                     $ 107,708
                                                                     =========

Note 10. Borrowed Funds


Maturities of advances from the Federal Home Loan Bank (FHLB) at December 31 are as follows:

                                                                2002      2001
--------------------------------------------------------------------------------
Fixed-rate advances (with rates ranging from 4.77% to 5.71%)
  Due from five to ten years                                  $ 23,000  $ 23,000
                                                            ====================

All advances are subject to various prepayment, call, and conversion provisions.

The advances are collateralized by FHLB stock and first mortgage loans with balances exceeding 120% of the amount of the advances.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 11. Income Tax Matters


The Company and its subsidiary file consolidated federal income tax returns. The Company is allowed bad debt deductions based on actual charge-offs.

The components of income tax expense are as follows:

                                         Years Ended December 31,
                               ----------------------------------------------
                                 2002               2001               2000
-----------------------------------------------------------------------------
Federal:
  Current                      $ 1,659            $ 1,530              $ 886
  Deferred                         115                256                 47
                               ----------------------------------------------
                                 1,774              1,786                933
                               ----------------------------------------------
State:
  Current                          553                489                302
  Deferred                          36                 82                 15
                               ----------------------------------------------
                                   589                571                317
                               ----------------------------------------------
Total                          $ 2,363            $ 2,357            $ 1,250
                               ==============================================

Total income tax expense differed from the amounts computed by applying the statutory U.S. Federal income tax rates to income before income taxes as a result of the following:

                                                   Years Ended December 31,
                                             -----------------------------------
                                                2002         2001          2000
--------------------------------------------------------------------------------
Computed "expected" tax expense              $ 1,996      $ 1,996       $ 1,055
State income taxes, net of federal benefit       369          368           195
Effect of graduated rates                        (57)         (57)          (30)
Other                                             55           50            30
                                             -----------------------------------
    Income tax expense                       $ 2,363      $ 2,357       $ 1,250
                                             ===================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 11.      Income Tax Matters (Continued)


The net deferred tax liability included in liabilities in the accompanying statements of financial condition includes the following amounts of deferred tax assets and liabilities:

                                                             December 31,
                                                      --------------------------
                                                          2002             2001
-------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                           $    367         $    385
  Management stock bonus plan                               46               35
  Accrued compensation                                      16               12
  Other                                                     23               34
                                                      -------------------------
                                                           452              466
  Less valuation allowance                                   -                -
                                                      -------------------------
    Total deferred tax assets                              452              466
                                                      -------------------------

Deferred tax liabilities:
  Premises and equipment                                   149              125
  Securities available for sale                            513              511
  FHLB stock dividends                                     189              189
  Mortgage servicing rights                                882              749
  Deferred loan origination fees                            49              102
  Other                                                     46               14
                                                      -------------------------
    Total deferred tax liabilities                       1,828            1,690
                                                      -------------------------
    Net deferred tax liability                        $ (1,376)        $ (1,224)
                                                      =========================

Retained earnings at December 31, 2002 and 2001 include approximately $1,839 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. If the Bank no longer qualifies as a bank or in the event of a liquidation of the Bank, income would be created for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $736 at December 31, 2002 and 2001.

Note 12. Stockholders' Equity, Regulatory Capital and Dividend Restrictions


The Company has initiated several stock buy back programs. Shares totaling 88,860, 116,140, and 198,100 were purchased during the years ended December 31, 2002, 2001 and 2000, respectively.

On January 28, 2003, the Company declared a dividend of $.20 per common share payable on February 24, 2003 to stockholders of record as of February 10, 2003. The scheduled dividend is approximately $225.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 12. Stockholders' Equity, Regulatory Capital and Dividend Restrictions (Continued)


The following table summarizes the Bank's compliance with its regulatory capital requirements:


                                                                                                    Minimum
                                                                      Minimum                To Be Well Capitalized
                                                                     For Capital            Under Prompt Corrective
                                             Actual               Adequacy Purposes            Action Provisions
                                   ---------------------------------------------------------------------------------
                                        Amount     Percent        Amount      Percent        Amount       Percent
                                   ---------------------------------------------------------------------------------
As of December 31, 2002:
  Tier 1  (core) capital (to
    adjusted total assets)            $ 19,245       8.92%       $ 8,629        4.00%       $ 10,786        5.00%
  Risk-based capital (to risk-
    weighted assets)                    20,153      14.72         10,956        8.00          13,696       10.00
  Tangible (capital  to
    tangible assets)                    19,245       8.92          3,236        1.50             N/A         N/A
  Tier 1 (core) capital (to
    risk-weighted assets)               19,245      14.05            N/A         N/A           8,217        6.00


As of December 31, 2001:
  Tier 1 (core) capital (to
    adjusted total assets)            $ 18,474       8.16%       $ 9,052        4.00%       $ 11,316        5.00%
  Risk-based capital (to risk-
    weighted assets)                    19,425      13.63         11,403        8.00          14,254       10.00
  Tangible capital (to
    tangible assets)                    18,474       8.16          3,395        1.50             N/A         N/A
  Tier 1 (core) capital (to
    risk-weighted assets)               18,474      12.96            N/A         N/A           8,552        6.00


Under current regulations, the Bank is not permitted to pay dividends on its stock if its regulatory capital would reduce below (i) the amount required for the liquidation account established to provide a limited priority claim to the assets of the bank to certain qualifying depositors who had deposits at the Bank and who continue to maintain those deposits after its conversion from a Federal mutual savings and loan association to a Federal stock savings bank pursuant to its Plan of Conversion (Plan) adopted October 19, 1994, or (ii) the Bank's regulatory capital requirements. As a "Tier 1" institution (an institution with capital in excess of its capital requirements, both immediately before the proposed capital distribution and after giving effect to such distribution), after a 30 day notice the Bank may make capital distributions without the prior consent of the Office of Thrift Supervision in any calendar year. However, without consent, capital distributions during a calendar year must not exceed the net income of the Bank during the calendar year plus retained net income for the preceding two years. The Bank declared dividends of $2,020 and $2,186 to the Company during the years ended December 31, 2002 and 2001, respectively.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 13. Earnings Per Share (dollars in thousands, except per share data)


A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted earnings per share follows:


                                                                            For the Year Ended December 31, 2002
                                                                       ---------------------------------------------
                                                                                                           Per Share
                                                                        Income             Shares             Amount
--------------------------------------------------------------------------------------------------------------------
Basic EPS
  Net income                                                           $ 3,340          1,177,027             $ 2.84
                                                                                                       =============
Effect of Dilutive Securities
  Stock options                                                              -             36,099
                                                                       --------------------------
Diluted EPS
  Net income plus assumed conversions                                  $ 3,340          1,213,126             $ 2.75
                                                                       =============================================

                                                                            For the Year Ended December 31, 2001
                                                                       ---------------------------------------------
                                                                                                           Per Share
                                                                        Income             Shares             Amount
-------------------------------------------------------------------------------------------------------------------

Basic EPS
  Net income                                                           $ 3,345          1,150,640             $ 2.91
                                                                                                       =============
Effect of Dilutive Securities
  Stock options                                                              -             47,766
                                                                       --------------------------
Diluted EPS
  Net income plus assumed conversions                                  $ 3,345          1,198,406             $ 2.79
                                                                       ============================================


                                                                             For the Year Ended December 31, 2000
                                                                       ---------------------------------------------
                                                                                                           Per Share
                                                                        Income             Shares             Amount
--------------------------------------------------------------------------------------------------------------------
Basic EPS
  Net income                                                           $ 1,765          1,252,008             $ 1.41
                                                                                                       =============
Effect of Dilutive Securities
  Stock options                                                              -             18,058
                                                                        -------------------------
Diluted EPS
  Net income plus assumed conversions                                  $ 1,765          1,270,066             $ 1.39
                                                                       =============================================

Note 14. Employee Benefit Plans


Defined Contribution 401(k) Plan: The Bank provides a 401(k) plan which covers substantially all of the Bank's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual compensation. At the discretion of the Board of Directors, the Bank may make matching and other contributions to the plan. No contributions were made by the Bank for the years ended December 31, 2002, 2001 and 2000.

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

Compensation expense for the ESOP was $297, $267 and $212 for the years ended December 31, 2002, 2001 and 2000, respectively.

Shares of Company stock held by the ESOP at December 31, 2002 and 2001 are as follows:

                                                      2002               2001
------------------------------------------------------------------------------
Shares released for allocation                     118,610            108,959
Unreleased (unearned) shares                         3,575             19,313
                                                   ---------------------------
                                                   122,185            128,272
                                                   ===========================

Fair value of unreleased (unearned) shares            $ 75              $ 362
                                                   ===========================

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

Stock option awards of 125,405 were made to directors, officers, and key employees at an exercise price of $11.00 per share on November 15, 1995. Additional awards of 32,805, 12,780, and 10,935 were made on September 7, 2000, September 19, 2000, and July 23, 2002, respectively. The exercise price for awards made on September 7, 2000, September 19, 2000, and July 23, 2002 were $12.88, $13.38, and $20.90, respectively. At each award date, the exercise price is equal to the fair market price on the date of the award.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 14. Employee Benefit Plans (Continued)


Grants under the Plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for this Plan. Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), additional compensation cost charged to income would have been $46, $69, and $38 for the years ended December 31, 2002, 2001 and 2000, respectively.

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

The fair value of the 10,935 options, granted on July 23, 2002, was estimated at the grant date using the Black-Scholes option-pricing model using a dividend rate of 3.45%, price volatility of 10%, a risk-free interest rate of 3.56%, and an estimated life of 10 years. The estimated fair value was $35 at July 23, 2002, the grant date.

The status of the Company's fixed stock option plan as of December 31, 2002 and 2001, and changes during the years ended on those dates are presented below:

                                                     Years Ended December 31,
                                        ------------------------------------------------------
                                                2002                          2001
                                        ------------------------------------------------------
                                                   Weighted-Average           Weighted-Average
Fixed Options                            Shares     Exercise Price     Shares  Exercise Price
----------------------------------------------------------------------------------------------
Outstanding at beginning of year        128,258         $ 11.70       170,290       $ 11.54
Granted                                  10,935           20.90             -             -
Exercised                               (54,364)          11.31       (41,192)        11.00
Forfeited                                (3,710)          11.00          (840)        13.38
                                        ------------------------------------------------------
Outstanding at end of year               81,119         $ 13.18       128,258       $ 11.70
                                        ======================================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 14. Employee Benefit Plans (Continued)



The status of the 81,119 options outstanding at December 31, 2001 is presented below:

                                                      Contractual      Number
Date of award               Shares           Price       Life        Exercisable
--------------------------------------------------------------------------------
November 15, 1995           29,813          $ 11.00       2.9           29,813
September 7, 2000           28,431          $ 12.88       7.7           11,372
September 19, 2000          11,940          $ 13.38       7.7            4,776
July 23, 2002               10,935          $ 20.90       9.5                -


Management  Stock Bonus Plan:  The Bank  adopted a  Management  Stock Bonus Plan
(Plan) which was approved by the Company's stockholders on November 15, 1995. Restricted stock awards covering shares representing an aggregate of up to 4% (87,500 shares) of the common stock issued by the Company in the mutual to stock conversion may be granted to directors and employees of the Bank. These awards vest at the rate of 20% per year of continuous service with the Bank. The status of shares awarded as of December 31, 2002 and 2001 and the changes during the years ended on those dates is presented below:

                                                  Years Ended December 31,
                                               -----------------------------
                                                    2002               2001
----------------------------------------------------------------------------
Outstanding at beginning of year                  18,815             24,312
Granted                                            4,375                  -
Vested                                            (4,740)            (4,862)
Forfeited                                              -               (635)
                                               -----------------------------
Outstanding at end of year                        18,450             18,815
                                               =============================

The Bank recorded expense of $81, $109 and $39 relating to this Plan for the years ended December 31, 2002, 2001 and 2000, respectively.

The Company contributed funds to the Plan's trust to allow the trust to purchase all 87,500 shares on the open market. The trust purchased these shares in 1996. 49,735 shares were purchased for outstanding awards and the remaining 37,765 shares were recorded as treasury stock. In September 2000, 24,335 of the shares held as treasury stock were granted. In July 2002, 4,375 of the shares held as treasury stock were granted. Unearned compensation cost, recognized in an amount equal to the fair value of the awarded shares at the award date, is recorded in stockholders' equity and amortized to operations as the shares vest.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 15. Lease Commitments


The Company leases certain branch facilities under operating leases. Some leases require the Company to pay related insurance, maintenance and repairs, and real estate taxes. Future minimum rental commitments under operating leases as of December 31, 2002 are as follows:

Years Ending
--------------------------------------------------------------------------------
2003                                                                      $ 225
2004                                                                        189
2005                                                                        145
2006                                                                        140
2007                                                                        132
                                                                          ------
                                                                          $ 831
                                                                          ======

Total rental expense related to operating leases was approximately $229, $221 and $222 for the years ended December 31, 2002, 2001 and 2000, respectively.

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

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 16. Financial Instruments with Off-Statement of Financial Condition Risk (Continued)


Commitments to extend credit on loans totaled approximately $53,717 and $43,447 at December 31, 2002 and 2001, respectively. The portion of commitments to extend credit that related to fixed rate loans is $48,539 and $39,594 as of December 31, 2002 and 2001, respectively.

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

Concentration by institution: The nature of the Company's business requires that it maintain amounts due from banks, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such amounts. As of December 31, 2002 and 2001, the Company had $33,304 and $36,930 respectively on deposit with the FHLB of Des Moines.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 17. Fair Values of Financial Instruments and Interest Rate Risk


The estimated fair values of the Company's financial instruments are as follows:


                                                   December 31,
                                   -------------------------------------------
                                             2002                  2001
------------------------------------------------------------------------------
                                   Carrying      Fair      Carrying     Fair
                                    Amount       Value      Amount      Value
                                   -------------------------------------------
Financial assets
  Cash                             $ 36,571    $ 36,571    $ 38,070   $ 38,070
  Certificates of deposit               200         200         200        200
  Securities available for sale      19,856      19,856      13,988     13,988
  Federal Home Loan Bank stock        1,875       1,875       1,875      1,875
  Loans held for sale                 9,695       9,695      10,155     10,155
  Loans receivable, net             145,586     147,685     160,513    162,817
  Accrued interest receivable         1,387       1,387       1,529      1,529
  Mortgage servicing rights           2,179       2,179       1,850      1,868

Financial liabilities
  Deposits                          169,126     169,824     180,999    181,710
  Borrowed funds                     23,000      26,081      23,000     24,451
  Advances from borrowers for
    taxes and insurance               1,347       1,347       1,371      1,371
  Accrued interest payable               50          50          75         75
                                   ===========================================


Interest rate risk: The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company's financial instruments will change when interest rate levels change, and that change may be either favorable of unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to manage interest rate risk. However, borrowers with fixed-rate obligations are more likely to prepay in a falling-rate environment and less likely to prepay in a rising-rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising-rate environment and less likely to do so in a falling-rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 18. Financial Information of Wells Financial Corp. (Parent Only)


The Company's condensed statements of financial condition as of December 31, 2002 and 2001 and related condensed statements of income and cash flows for each of the years in the three year period ended December 31, 2002 are as follows:

Condensed Statements of Financial Condition               2002           2001
-------------------------------------------------------------------------------

Assets
  Cash, including deposits with Wells Federal
    Bank, fsb 2002 $6; 2001 $594                        $  1,980        $ 2,068
  Dividend receivable                                        630              -
  Investment in Wells Federal Bank, fsb                   22,202         21,223
  Accrued interest receivable and other assets               411            281
                                                   ----------------------------
      Total assets                                      $ 25,223       $ 23,572
                                                   ============================

Liabilities and Stockholders' Equity
  Liabilities                                           $      -       $      -
  Stockholders' equity                                    25,223         23,572
                                                   ----------------------------
      Total liabilities and stockholders' equity        $ 25,223       $ 23,572
                                                   ============================



Condensed Statements of Income             2002           2001           2000
------------------------------------------------------------------------------

Interest income                         $    47        $    85        $   202
Other expenses                              104            348            100
                                        --------------------------------------
    Income (loss) before income taxes       (57)          (263)           102
Income tax expense (benefit)                (23)          (107)            41
                                        --------------------------------------
    Net income (loss) before equity in
      net income of subsidiary              (34)          (156)            61
Equity in net income of subsidiary        3,374          3,501          1,704
                                        --------------------------------------
    Net income                          $ 3,340        $ 3,345        $ 1,765
                                        ======================================

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 19. Financial Information of Wells Corp. (Parent Only) (Continued)



Condensed Statements of Cash Flows                           2002       2001       2000
---------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                              $ 3,340    $ 3,345    $ 1,765
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Equity in undistributed net income
      of subsidiary                                        (3,374)    (3,501)    (1,704)
    Dividends from subsidiary                               2,020      2,186        965
    Tax benefit from exercised options                        152          -          -
    (Increase) decrease in accrued interest
      receivable and other assets                            (132)      (218)       104
                                                          -----------------------------
    Net cash provided by
      operating activities                                  2,006      1,812      1,130
                                                          -----------------------------
Cash Flows From Investing Activities
  Proceeds from the maturities of
    certificates of deposit                                     -          -        200
  Proceeds from sales, maturities and calls
    of securities available for sale                            -      1,887      1,848
                                                          -----------------------------
    Net cash provided by
      investing activities                                      -      1,887      2,048
                                                          -----------------------------
Cash Flows From Financing Activities
  Payments relating to ESOP stock                             126        135        145
  Exercise of stock options                                   396        204          7
  Purchase of treasury stock                               (1,771)    (2,006)    (2,410)
  Dividends paid                                             (845)      (735)      (772)
                                                          -----------------------------
    Net cash (used in) financing activities                (2,094)    (2,402)    (3,030)
                                                          -----------------------------
    Net (decrease) increase in cash                           (88)     1,297        148
Cash:
  Beginning of year                                         2,068        771        623
                                                          -----------------------------
  End of year                                             $ 1,980    $ 2,068    $   771
                                                          =============================

Supplemental Schedule of Noncash Investing
  Activities:
  Transfer of securities classified as held to
    maturity to available for sale classification         $     -    $     -    $ 1,900
  Net change in unrealized loss in securities
    available for sale                                          -         47         43
                                                          =============================

                                       49

WELLS FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)
--------------------------------------------------------------------------------

Note 19. Selected Quarterly Financial Data (Unaudited) (dollars in thousands, except per share data)

                                        Year Ended December 31, 2002
                            ----------------------------------------------------
                              First          Second          Third        Fourth
                            ----------------------------------------------------
Interest income             $ 3,552         $ 3,523        $ 3,469       $ 3,321
Net interest income           1,856           1,923          1,944         1,895
Provision for loan losses        23               -              -             -
Net income                      853             684            846           957
Earnings per share
  Basic                        0.73            0.58           0.72          0.81
  Diluted                      0.71            0.56           0.70          0.78


                                        Year Ended December 31, 2001
                            ----------------------------------------------------
                              First          Second          Third        Fourth
                            ----------------------------------------------------
Interest income             $ 4,200         $ 4,095        $ 4,129       $ 3,952
Net interest income           1,751           1,899          2,022         2,095
Provision for loan losses        15              45             45            75
Net income                      529             715            959         1,142
Earnings per share
  Basic                        0.45            0.63           0.85          1.01
  Diluted                      0.43            0.60           0.81          0.97


                                       50