Form 10KSB, Exhibit 13
period 2003-12-31
WELLS FINANCIAL CORP
filed 2004-03-19
CIK 934739

WELLS FINANCIAL CORP.
                               2003 ANNUAL REPORT

     Table of Contents
==============================================================================


     Profile and Stock Market Information............................ 1-2

     Selected Consolidated Financial and Other Data.....................3

     Letter to Stockholders.............................................4

     Management's Discussion and Analysis of Financial
       Condition and Results of Operations...........................5-18

     Independent Auditor's Report......................................19

     Consolidated Statements of Financial Condition....................20

     Consolidated Statements of Income.................................21

     Consolidated Statements of Stockholders' Equity................22-23

     Consolidated Statements of Cash Flows..........................24-26

     Notes to Consolidated Financial Statements.....................27-51

     Office Locations................................................. 52

     Other Corporate Information...................................... 53

==============================================================================

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

         The Bank is a federally chartered stock savings bank headquartered in Wells, Minnesota. The Bank has eight full service offices located in Faribault, Martin, Blue Earth, Nicollet, Freeborn and Steele Counties, Minnesota, one loan origination office in Dakota County, Minnesota and one loan origination office located in Cerro Gordo County, Iowa. The Bank was founded in 1934 and its deposits have been federally insured by the Savings Association Insurance Fund ("SAIF") and its predecessor, the Federal Savings and Loan Insurance Corporation ("FSLIC"), since 1934. The Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank is a community oriented, full-service retail savings institution. The Bank attracts deposits from the general public and uses such deposits primarily to invest in residential lending on owner occupied properties, home equity loans and other consumer loans. Other lending activities include agricultural real estate, agricultural operating, multi-family residential and commercial real estate loans. Cash in excess of what is needed for lending operations is used to purchase investment securities and to maintain required liquidity. The Bank has three subsidiaries, Greater Minnesota Mortgage
(GMM), Wells Insurance Agency (WIA) and Wells REIT Holding, LLC. GMM originates loans through referrals from community commercial banks and, primarily, sells these loans to the secondary market. WIA is a full service insurance agency that sells property, casualty, life, health and investment products, including mutual funds. Wells REIT Holding, LLC is the holding company of Wells Real Estate Investment Trust, LLC, which invests in real estate loans acquired from the Bank.

Stock Market Information

         Since its issuance on April 11, 1995, the Company's common stock has been traded on the Nasdaq National Market under the symbol "WEFC." The following table reflects high and low bid information during the periods shown. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.

                                                                Dividends Paid
                                            High         Low       per Share
                                         ---------- ---------- -----------------

   January 1, 2002 - March 31, 2002        $21.38      $17.55        $0.18
   April 1, 2002 - June 30, 2002           $23.04      $19.65        $0.18
   July 1, 2002 - September 30, 2002       $22.75      $17.68        $0.18
   October 1, 2002 - December 31, 2002     $20.64      $17.19        $0.18
   January 1, 2003 - March 31, 2003        $23.33      $20.63        $0.20
   April 1, 2003 - June 30, 2003           $26.78      $22.35        $0.20
   July 1, 2003 - September 30, 2003       $27.75      $24.38        $0.20
   October 1, 2003 - December 31, 2003     $31.72      $26.80        $0.20

         The number of stockholders of record of common stock as of the record date of March 1, 2004, was approximately 490. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 1, 2004, there were 1,159,751 shares outstanding.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Minnesota law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). During 2003, 2002 and 2001 the Bank paid $3,009,000, $2,020,000 and $2,186,000 in cash dividends, respectively, to the Company.

WELLS FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

 Financial Condition
---------------------------------------------- ------------ ------------ ------------ ----------- ----------
 December 31,                                     2003         2002         2001         2000       1999
---------------------------------------------- ------------ ------------ ------------ ----------- ----------

Total assets                                      $223,805     $220,616     $230,408    $221,848   $199,836
Loans held for sale                                  1,997        9,695       10,155       1,955        521
Loans receivable, net                              160,049      145,586      160,513     191,137    172,713
Securities available for sale                       27,410       19,856       15,863      16,225      2,551
Securities held to maturity                              -            -            -           -     15,559
Certificates of deposit                                200          200          200         200        400
Cash and cash equivalents                           25,318       36,571       38,070       7,606      4,200
Deposits                                           169,662      169,126      180,999     163,582    156,984
Borrowed funds                                      23,000       23,000       23,000      33,500     17,000
Stockholders' equity                                27,868       25,223       23,572      22,341     23,457

Summary of Operations
---------------------------------------------- ------------ ------------ ------------ ----------- ----------
Years Ended December 31,                          2003         2002         2001         2000       1999
---------------------------------------------- ------------ ------------ ------------ ----------- ----------

Interest income                                    $11,514      $13,865      $16,376     $15,941    $14,214
Interest expense                                     4,595        6,247        8,609       9,652      7,698
Net interest income                                  6,919        7,618        7,767       6,289      6,516
Provision for loan losses                                -           23          180           -         27
Noninterest income                                   7,750        5,957        4,290       1,781      1,709
Noninterest expense                                  8,899        7,849        6,175       5,055      5,054
Net income                                           3,540        3,340        3,345       1,765      1,874

Other Selected Data
---------------------------------------------- ------------ ------------ ------------ ----------- ----------
Years Ended December 31,                          2003         2002         2001         2000       1999
---------------------------------------------- ------------ ------------ ------------ ----------- ----------

Return on average assets                             1.58%        1.47%        1.51%       0.84%      0.97%
Return on average equity                            13.30%       13.31%       15.06%       7.92%      7.57%
Average equity to average assets                    11.89%       11.06%       10.03%      10.57%     12.77%
Equity to assets                                    12.45%       11.43%       10.23%      10.07%     11.74%
Net interest rate spread (1)                         3.16%        3.16%        3.22%       2.57%      2.89%
Nonperforming assets to  total loans (2)             0.63%        0.61%        0.55%       0.35%      0.10%
Allowance for loan losses to total loans             0.56%        0.62%        0.59%       0.43%      0.49%
Allowance for loan losses to nonperforming          90.31%      102.37%      107.90%      134.1%    702.46%
loans (2)
Basic earnings per share                          $   3.12     $   2.84     $   2.91     $  1.41    $  1.26
Diluted earnings per share                        $   3.05     $   2.75     $   2.79     $  1.39    $  1.23
Cash dividends declared per share                 $   0.80     $   0.72     $   0.64     $  0.61    $  0.60



(1) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Nonperforming loans are loans over 90 days past due. Nonperforming assets include nonperforming loans and foreclosed real estate.

[LOGO]  WELLS       ============================================================
        FINANCIAL          53 FIRST ST. S.W., PO BOX 310 o WELLS, MN  56097-0310
        CORP.                                                     o 507/553-3151


To Our Stockholders:

         On behalf of the Board of Directors of Wells Financial Corp, I am pleased to present our annual report for 2003. For 2003, the Company's basic earnings per share and diluted earnings per share were $3.12 and $3.05, respectively, both record earnings for the Company. The Company's return on average assets was 1.58% and return on average equity was 13.30% for 2003.

         During 2003, the primary source of income for the Company was from the origination and sale of mortgage loans to the secondary market by the Company's subsidiary, Wells Federal Bank. Due to lower interest rates on residential mortgage loans, the Bank and its subsidiary Greater Minnesota Mortgage, originated and sold to the secondary market a record amount of residential mortgages which resulted in increased fee income.

         The secondary source of income during 2003 was net interest income. In order to maintain interest rate spread and reduce interest rate risk, the Bank began to diversify its loan portfolio with a lesser emphasis on residential mortgages and a greater emphasis on consumer, commercial and agricultural real estate loans and commercial and agricultural operating loans. The Company's loan portfolio increased by $14,463,000 from $145,586,000 at December 31, 2002 to $160,049,000 at December 31, 2003 which resulted, primarily, from an increase in commercial real estate loans. The asset quality of the Company's loan portfolio remained high with only $4,000 in net charge-offs during 2003.

         We continually search for new markets and products to enhance our Company. During 2003, the Bank opened a loan origination office in Mason City, Iowa, its first office outside the State of Minnesota. In order to obtain greater efficiencies and customer convenience the Bank will be updating three of its offices during 2004.

         It was a pleasure to lead the Company in 2003, a time of record volume and profitability and I look forward to meeting the challenges of 2004.

         Thank you for your confidence and investment in Wells Financial Corp. We hope that you use our many products and services. Your referrals and testimonies as satisfied customers are our best sales tools.


Sincerely,

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

         During 2003, the primary source of income for the Company was from the origination and sale of mortgage loans to the secondary market. Due to lower interest rates on residential mortgages during 2003, the Bank originated and sold to the secondary market a record amount of residential mortgages. Included in the loans that were originated and sold to the secondary market during 2003 were loans from the Bank's mortgage loan portfolio that were refinanced. In order to maintain interest rate spread and reduce interest rate risk, management has elected to diversify the Bank's loan portfolio by decreasing its investment in residential mortgages and increasing its investment in agriculture and commercial mortgages, commercial operating and term loans and consumer loans. Using this strategy, the Bank was able to increase its loan portfolio during 2003, primarily during the fourth quarter.

         The increased volume of originations and sales to the secondary market, along with improved market pricing during 2003, resulted in increases in the gain on sale of loans and loan origination and commitment fees. Increases in interest rates on residential mortgages and changes in market pricing could negatively impact the gain on sale of loans and loan origination and commitment fees in future periods.

         The Company's secondary source of income for 2003 was the Bank's net interest income. The Bank's net interest income, which is the difference between interest income earned on its investment and loan portfolios and interest paid on interest-bearing liabilities, decreased during 2003 when compared to 2002. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's interest rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. As stated above, management believes that the diversification of the loan portfolio will help to maintain the interest rate spread.

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

         Allowance for Loan Loss. The allowance for loan loss is based on management's periodic review of the loan portfolio. In evaluating the adequacy of the allowance for loan loss, management considers factors including, but not limited to, specific loan impairment, historical loss experience, the size and composition of the loan portfolio and current economic conditions. Although management believes that the allowance for loan loss is maintained at an adequate level, there can be no assurance that further additions will not be made to the allowance and that losses will not exceed the estimated amounts.

         Mortgage Servicing Rights. Mortgage servicing rights are capitalized and then amortized over the period of estimated servicing income. Management periodically evaluates its capitalized mortgage servicing rights for impairment. The valuation of mortgage servicing rights is based on estimated prepayment speeds, ancillary income received from servicing the loans and current interest rates. Changes in these estimates may have a material effect on the valuation of the mortgage servicing rights. Although management believes that the estimates used to determine the value of the mortgage servicing rights are reasonable, future material adjustments may be necessary if economic conditions vary from those used to estimate the value of the mortgage servicing rights.

(dollars in thousands)

Asset/Liability Management

         Net interest income, a primary component of the Bank's net earnings, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. The Bank has sought to reduce its exposure to changes in interest rates by matching more closely the effective maturities or repricing characteristics of its interest-earning assets and interest-bearing liabilities. The matching of the Bank's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on its net portfolio value.

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

         Historically the Bank's lending strategy was focused on the origination of traditional one-to-four family mortgage loans primarily secured by single family residences and consumer, agricultural real estate and agricultural operating loans in the Bank's primary market area. As a method to reduce interest rate risk the Bank has modified the composition of its loan portfolio to have less of an emphasis on mortgage loans on single family residences and a greater emphasis on consumer, agricultural real estate, agricultural operating loans and, over the past few years, commercial real estate and commercial operating loans. Mortgage loans on one-to-four family residences decreased from 36.00% of the Bank's loan portfolio at December 31, 2002 to 26.08% at December 31, 2003 while commercial real estate loans, including mortgages on agricultural real estate, increased from 34.66% of the loan portfolio to 40.03%. Due to the lower than normal interest rate environment during 2001, 2002 and 2003, the Bank elected to sell the majority of the one-to-four family fixed rate loans it originated during those time periods. In addition, the Bank retains servicing on most of the loans that it sells, enabling it to generate additional income and maintain certain economies of scale in loan servicing.

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

(dollars in thousands)

Net Portfolio Value

         The Company measures its sensitivity to interest rate risk (IRR) by using the net portfolio value (NPV) provided by the Office of Thrift Supervision
(OTS). NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. The Bank's interest rate risk policy requires a minimum NPV ratio of 6%. The Bank's NPV ratio at December 31, 2003, as calculated by the OTS using information provided by the Bank, exceeds the Bank's interest rate risk policy as outlined in the following table.

                                                     Percent of              Change in
     Change Interest     Estimated  Amount of         Estimated     NPV     NPV Ratio(4)
   Rates (basis points)     NPV     Change(1)          NPV(2)     Ratio(3) (basis points)
   --------------------     ---     ---------          ------     -------- --------------
                        (Dollars in thousands)

             +300          $26,794   $(8,241)            (24)%    12.05%        -287 bp
             +200           30,148    (4,887)            (14)%    13.29%        -164 bp
             +100           33,041    (1,994)             (6)%    14.29%         -63 bp
               --           35,035        --              --      14.93%          --
             -100           36,218     1,183               3 %    15.24%          32 bp


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

(dollars in thousands)

                                                                 At
                                                            December 31,
                                                                2003
                                                         -------------------

*** Risk Measures: 200 bp rate shock ***

Pre-Shock NPV Ratio: NPV as % of PV of Assets                   14.93%

Exposure Measure: Post-Shock NPV Ratio                          13.29%

Sensitivity Measure: Change in NPV Ratio                         164bp




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

Average Balance Sheet (dollars in thousands)

         The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. The yields for the periods presented include deferred loan origination fees that are considered adjustments to yield. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

                                                                         Years Ended December 31,
                                        --------------------------------------------------------------------------------------
                                                    2003                          2002                        2001
                                        --------------------------------------------------------------------------------------
                                                              Average                      Average                     Average
                                          Average             Yield/    Average            Yield/   Average            Yield\
                                          Balance  Interest    Cost     Balance  Interest   Cost    Balance  Interest   Cost
                                          -------  --------    ----     -------  --------   ----    -------  --------   ----
Interest-earning assets:
   Loans receivable (1)                 $ 152,279  $ 10,295    6.76%  $ 162,622  $ 12,339   7.59% $ 186,772  $15,239   8.16%
   Investments (2)                         55,704     1,219    2.19%     56,843     1,526   2.68%    28,524    1,137   3.99%
                                        ---------- --------- -------- ---------- --------- ----------------- -------- -------
      Total interest-earning assets       207,983    11,514    5.54%    219,465    13,865   6.32%   215,296   16,376   7.61%

Noninterest earning assets                 15,808                         7,324                       6,217
                                        ----------                    ----------                  ----------
      Total assets                      $ 223,791                     $ 226,789                   $ 221,513
                                        ==========                    ==========                  ==========

Interest bearing liabilities:
   Savings, NOW and money
      Market accounts                      69,256       604    0.87%     57,183       783   1.37%    46,932    1,024   2.18%
   Certificates of deposit                100,699     2,746    2.73%    117,748     4,219   3.58%   123,809    6,234   5.04%
   Borrowed funds                          23,000     1,245    5.41%     23,000     1,245   5.41%    25,192    1,351   5.36%
                                        ---------- --------- -------- ---------- --------- ----------------- -------- -------
      Total interest bearing liabilities  192,955     4,595    2.38%    197,931     6,247   3.16%   195,933    8,609   4.39%

Noninterest bearing liabilities             4,217                         3,760                       3,373
                                        ----------                    ----------                  ----------

      Total liabilities                   197,172                       201,691                     199,306
Equity                                     26,619                        25,098                      22,207
                                        ----------                    ----------                  ----------
      Total liabilities and equity      $ 223,791                     $ 226,789                   $ 221,513
                                        ==========                    ==========                  ==========
Net interest income                                $  6,919                      $  7,618                    $ 7,767
                                                   =========                     =========                   ========
Interest rate spread (3)                                       3.16%                        3.16%                      3.22%
Net yield on interest earning assets (4)                       3.33%                        3.47%                      3.61%
Ratio of average interest earning assets
  to average interest bearing liabilities   1.08X                         1.11X                       1.10X
                                         =========                    ==========                  ==========



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

(dollars in thousands)

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume). The combined effects of changes in both rate and volume that cannot be separately identified have been allocated proportionately to the change due to rate and the change due to volume.

                                                      Years Ended December 31,
                                    --------------------------------------------------------------
                                             2003 vs. 2002                   2002 vs. 2001
                                    ------------------------------   -----------------------------
                                     Increase (Decrease) Due to        Increase (Decrease) Due to
                                    ------------------------------   -----------------------------
                                     Volume      Rate        Net     Volume       Rate       Net
                                    -------    -------    -------    -------    -------    -------
Interest Income:
  Loans receivable                  $  (753)   $(1,291)   $(2,044)   $(1,881)   $(1,019)   $(2,900)
  Investments                           (30)      (277)      (307)       580       (191)       389
                                    -------    -------    -------    -------    -------    -------
    Total interest-earning assets      (783)    (1,568)    (2,351)    (1,301)    (1,210)    (2,511)
                                    -------    -------    -------    -------    -------    -------

Interest expense:
  Deposit accounts                     (424)    (1,228)    (1,652)       (81)    (2,175)    (2,256)
  Borrowed funds                          -          -          -       (119)        13       (106)
                                    -------    -------    -------    -------    -------    -------
     Total interest-bearing
       liabilities                     (424)    (1,228)    (1,652)      (200)    (2,162)    (2,362)
                                    -------    -------    -------    -------    -------    -------

Change in net interest income       $  (359)   $  (340)   $  (699)   $(1,101)   $   952    $  (149)
                                    =======    =======    =======    =======    =======    =======


(dollars in thousands)

Financial Condition

         Total assets increased by $3,189 from $220,616 at December 31, 2002 to $223,805 at December 31, 2003. This increase was primarily the result of increases in total loans and securities available for sale, partially offset by a decrease in cash and loans held for sale.

         Securities available for sale increased by $7,554 as the Company used cash to purchase securities, primarily mortgage-backed securities that have balloon payments.

         Loans held for sale decreased from $9,695 at December 31, 2002 to $1,997 at December 31, 2003 due to a decrease in the amount of residential loans originated for sale to the secondary market during the last quarter of 2003 when compared to the last quarter of 2002. On December 31, 2002 and December 31, 2003, the Company had firm commitments to sell the loans that were classified as held for sale. Loans receivable increased by $14,463 from $145,586 at December 31, 2002 to $160,049 at December 31, 2003. The increase in loans receivable resulted from increases in commercial and agricultural mortgage and operating loans, partially offset by a decrease in one-to-four family real estate loans. In order to improve interest rate spreads, the Company has changed the composition of the loan portfolio. Since December 31, 1999, one- to-four family real estate loans decreased from 60.82% of the Company's loan portfolio to 26.08% of the loan portfolio while commercial real estate loans increased from 18.27% to 40.03% of the loan portfolio and commercial business loans increased from 1.71% to 5.79% of the loan portfolio.

         In accordance with the Bank's internal classification of assets policy, management evaluates the loan portfolio on a quarterly basis to identify and determine the adequacy of the allowance for loan losses. The increase in the percentage and volume of commercial loans in the Bank's loan portfolio mentioned above could require an increase in the allowance for loan losses in future periods. As of December 31, 2003 and December 31, 2002, the balance in the allowance for loan losses and the allowance for loan losses as a percentage of total loans were $904 and $908 and 0.56% and 0.62%, respectively.

         Loans on which the accrual of interest had been discontinued amounted to $829 and $428 at December 31, 2003 and 2002, respectively. The effect of nonaccrual loans was not significant to the results of operations. The Company includes all loans considered impaired under FASB Statement No. 114 in nonaccrual loans. The amount of impaired loans at December 31, 2003 and 2002 was $791 and $149, respectively.

         Liabilities increased by $544, from $195,393 at December 31, 2002 to $195,937 at December 31, 2003. This increase is primarily due to an increase of $536 in deposits.

         Stockholders' equity increased by $2,645 from $25,223 at December 31, 2002 to $27,868 at December 31, 2003. The increase in stockholders' equity was primarily the result of net income for 2003 of $3,540 being partially offset by the payment of $905 in cash dividends. Accumulated other comprehensive income decreased by $221 due to a decrease in the net unrealized gain on securities available for sale which resulted from changes in interest rates. Unearned compensation-restricted stock awards increased by $423 due to the awarding of shares under the Wells Federal Bank 2003 Stock Bonus Plan that was approved by stockholders on November 18, 2003.

(dollars in thousands)

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

         General. Net income increased by $200, or 5.99% for 2003 when compared to 2002. The increase in net income was due primarily to an increase in noninterest income of $1,793 being partially offset by a $699 decrease in net interest income and a $1,050 increase in noninterest expense.

         Interest Income. Total interest income decreased by $2,351 from $13,865 for the year ended December 31, 2002 to $11,514 for the year ended December 31, 2003. Interest income on loans decreased by $2,044 for 2003 when compared to 2002 due primarily to a decrease in the yield on the loan portfolio due to market conditions. Also contributing to the decrease in interest income from the loan portfolio was a decrease in the average balance of the loan portfolio during 2003 when compared to 2002. The Bank's loan portfolio increased during the fourth quarter of 2003 which may result in an improvement in interest income from the loan portfolio in future periods. The average yield on the loan portfolio decreased by 0.83% from 7.59% for 2002 to 6.76% for 2003. Interest income and the average yield on investments decreased by $307 and 0.49%, respectively, for 2003 when compared to 2002.

         Interest Expense. Total interest expense decreased by $1,652, or 26.4%, for the year ended December 31, 2003 when compared to the year ended December 31, 2002. Interest expense on deposits decreased by $1,652, or 33.0%, during 2003 when compared to 2002 due, primarily, to a decrease in the average rate paid on deposits from 2.86% for 2002 to 1.97% for 2003. Also affecting interest expense on deposits was a decrease in the average balance of deposits. Interest expense on borrowed funds remained constant for 2003 when compared to 2002.

         Net Interest Income. Net interest income decreased by $699, or 9.2%, for the year ended December 31, 2003 when compared to the year ended December 31, 2002 due to the changes in interest income and interest expense described above.

         Provision for Loan Losses. The provision for loan loss decreased by $23 for the year ended December 31, 2003 when compared to the year ended December 31, 2002. The provision reflects management's monitoring of the allowance for loan losses in relation to the size and quality of the loan portfolio and adjusts the provision for loan losses to adequately provide for loan losses. Management determines the amounts of the allowance for loan losses in a systematic manner that includes self-correcting policies that adjust loss estimation methods on a periodic basis. Due to the increase in the loan portfolio and the changes in the composition of the loan portfolio, it is likely that the provision for loan losses will increase in future periods.

         Noninterest Income. Noninterest income increased by $1,793, or 30.1%, for 2003 when compared to 2002 primarily due to an increase of $611 in the gain on sale of loans originated for sale and an increase of $554 in loan origination and commitment fees. Due to low interest rates on residential mortgage loans during 2003, the Company originated and sold to the secondary market a larger volume of loans during 2003 when compared to 2002. Market conditions during 2003 when compared to 2002 allowed the Company to obtain a more favorable price on the loans sold to the secondary market. These increased prices and an increase in the volume of loans sold to the secondary market are the primary reasons for the increases in the gain on sale of loans originated for sale and loan origination and commitment fees. Changes in interest rates and the amount of loan originations and sales to the secondary market will impact the gain on sale of loans originated for sale and loan origination and commitment fees in future periods.

(dollars in thousands)

         Noninterest Expense. Noninterest expense increased by $1,050, or 13.4%, for the year ended December 31, 2003 when compared to the year ended December 31, 2002 primarily due to a $619 increase in compensation and benefits which resulted from annual compensation adjustments and increases in commissions paid to loan officers for the origination of loans. If loan originations decrease in future periods, it is expected that commissions paid to loan officers will also decrease. Also affecting noninterest expense was a $463 increase in other noninterest expense which resulted primarily from increased costs associated with the increase in loan originations during 2003.

         Income Tax Expense. Income tax expense decreased by $133 for 2003 when compared to 2002. During 2003 the Company was able to reduce its effective income tax rate by using certain tax strategies to reduce its taxable income. The Company expects its current tax rate to remain relatively constant in future periods.


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

Liquidity and Capital Resources

         The Bank's primary sources of funds are deposits, amortization and prepayment of loans, maturities of investment securities and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are significantly influenced by general interest rates, economic conditions and competition. Due to the amount of the Bank's mortgage loans that were refinanced during the past two years, it is expected that cash flows from the prepayments of mortgage loans will be less than during 2003 and 2002. If needed, the Bank's primary source of funds can be supplemented by wholesale funds obtained through additional advances from the Federal Home Loan Bank system. The Bank invests excess funds in overnight deposits, which not only serve as liquidity, but also earn interest income until funds are needed to meet required loan funding.

         The Bank's most liquid asset is cash, including investments in interest bearing accounts at United Bankers Bank and the FHLB of Des Moines that have no withdrawal restrictions. The levels of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 2003 and 2002, the Bank's noninterest bearing cash was $7,663 and $1,393, respectively.

         At December 31, 2003, the Bank had $23,000 in outstanding advances from the FHLB of Des Moines, which have been used to fund loan originations. At December 31, 2003, the Bank had the ability to borrow an additional $6 million based upon the pledged collateral. The Bank has the option of pledging additional collateral which will increase the amount available to borrow.

         During 2002 the Company approved stock buy back programs in which up to 120,000 shares of the common stock of the Company could be acquired. During 2002 the Company bought 80,000 shares of its common stock under this buy back program. No shares were purchased under this program during 2003.

(dollars in thousands)

         The Bank is required to maintain specified amounts of capital. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 2003, the Bank's tangible capital totaled $19,516, or 9.01% of adjusted total assets, and core capital totaled $19,516, or 9.01% of adjusted total assets, which substantially exceeded the respective 1.5% tangible capital and 4.0% core capital requirements at that date by $16,266 and $10,850, respectively, or 7.51% and 5.01% of adjusted total assets, respectively. The Bank's risk-based capital totaled $20,420 at December 31, 2003 or 12.86% of risk-weighted assets, which exceeded the current requirements of 8.0% of risk-weighted assets by $7,720 or 4.86% of risk-weighted assets.

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

Off Balance Sheet Arrangements

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

         Commitments to extend credit on loans totaled approximately $39,440 and $53,717 at December 31, 2003 and 2002, respectively. The portion of commitments to extend credit that related to fixed rate loans is $32,432 and $48,539 as of December 31, 2003 and 2002, respectively.

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

Impact of New Accounting Standards

         In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51. It establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003. In December 2003, the FASB issued a revision to FIN 46 (FIN46R) which clarified certain implementation issues and revised implementation dates for VIE's created before January 31, 2003. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of the revised Interpretation. Otherwise, application of FIN 46R (or FIN 46) is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. The Company adopted FIN 46 in connection with its consolidated financial statements for the year ending December 31, 2003. The adoption had no significant impact on its financial condition.

         In April 2003, the Financial Accounting Standards Board issued Statement 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under Statement 133. In addition, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This statement is effective for contracts entered into or modified after June 30, 2003. The Company adopted the provisions of SFAS No. 149 effective July 1, 2003, with no significant effect to the consolidated financial statements. The Company's derivative instruments outstanding during the year ended December 31, 2003 include commitments to fund loans originated for sale and forward loan sale agreements.

         In accordance with SFAS No. 133 and SFAS No. 149, derivative instruments are recognized in the balance sheet at fair value and changes in the fair value thereof are recognized in the statement of income. The Company originates single-family residential loans for sale pursuant to programs with FHLMC. Under the structure of the programs, at the time the Company initially issues a loan commitment in connection with such programs, it does not lock in a specific interest rate. At the time the interest rate is locked in by the borrower, the Company concurrently enters into a forward loan sale agreement with respect to the sale of such loan at a set price in an effort to manage the interest rate risk inherent in the locked loan commitment.

         The forward loan sale agreement also meets the definition of a derivative instrument under SFAS No. 133. Any change in the fair value of the loan commitment after the borrower locks in the interest rate is substantially offset by the corresponding change in the fair value of the forward loan sale agreement related to such loan. The period from the time the borrower locks in the interest rate to the time the Company funds the loan and sells it to FHLMC is generally 60 days. The fair value of each instrument will rise or fall in response to changes in market interest rates subsequent to the dates the interest rate locks and forward loan sale agreements are entered into. In the event that interest rates rise after the Company enters into an interest rate lock, the fair value of the loan commitment will decline. However, the fair value of the forward loan sale agreement related to such loan commitment should increase by substantially the same amount, effectively eliminating the Company's interest rate and price risk.

         At December 31, 2003, the Company had $2.9 million of loan commitments outstanding related to loans being originated for sale all of which were subject to interest rate locks forward loan sale agreements as described above.

         In May 2003, the Financial Accounting Standards Board issued Statement 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. For the Company, the Statement is effective for the fiscal year beginning January 1, 2005 and implementation is not expected to have a significant impact on the consolidated financial statements.

McGladrey & Pullen
Certified Public Accountants





Independent Auditor's Report



To the Board of Directors and Stockholders
Wells Financial Corp. and Subsidiary
Wells, Minnesota

We have audited the accompanying consolidated statements of financial condition of Wells Financial Corp. and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Financial Corp. and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


                                       /s/ McGladrey & Pullen, LLP
Rochester, Minnesota
January 29, 2004

Wells Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition
December 31, 2003 and 2002
(dollars in thousands)


Assets                                                                  2003         2002
-------------------------------------------------------------------------------------------

Cash, including interest-bearing accounts
  2003 $17,655; 2002 $35,178 (Note 16)                               $  25,318    $  36,571
Certificates of deposit (Note 2)                                           200          200
Securities available for sale (Note 3)                                  27,410       19,856
Federal Home Loan Bank Stock, at cost (Note 9)                           1,303        1,875
Loans held for sale (Note 4)                                             1,997        9,695
Loans receivable, net of allowance for loan losses of $904 in 2003
  and $908 in 2002 (Notes 4, 9, 15 and 16)                             160,049      145,586
Accrued interest receivable                                              1,209        1,387
Premises and equipment (Note 7)                                          3,585        2,975
Mortgage servicing rights, net (Note 5)                                  2,681        2,179
Other assets (Note 6)                                                       53          292
                                                                     ----------------------
    Total assets                                                     $ 223,805    $ 220,616
                                                                     ======================

Liabilities and Stockholders' Equity
-------------------------------------------------------------------------------------------
Liabilities
  Deposits (Note 8)                                                  $ 169,662    $ 169,126
  Borrowed funds (Note 9)                                               23,000       23,000
  Advances from borrowers for taxes and insurance (Note 5)               1,585        1,347
  Deferred income taxes (Note 10)                                        1,456        1,376
  Accrued interest payable                                                  34           50
  Accrued expenses and other liabilities                                   200          494
                                                                     ----------------------
    Total liabilities                                                  195,937      195,393
                                                                     ======================

Commitments, contingencies and credit risk (Notes 14, 15, and 16)

Stockholders' Equity (Notes 11 and 13)
  Preferred stock, no par value; 500,000 shares authorized;
    none outstanding                                                        --           --
  Common stock, $.10 par value; 7,000,000 shares
    authorized; 2,187,500 shares issued                                    219          219
  Additional paid-in capital                                            17,154       16,985
  Retained earnings, substantially restricted                           26,922       24,287
  Accumulated other comprehensive income                                   525          746
  Unearned Employee Stock Ownership Plan shares                             --          (29)
  Unearned compensation-restricted stock awards                           (561)        (138)
  Less cost of treasury stock, 2003 1,033,673 shares;
    2002 1,062,435 shares                                              (16,391)     (16,847)
                                                                   ------------------------
    Total stockholders' equity                                          27,868       25,223
                                                                   ------------------------
    Total liabilities and stockholders' equity                       $ 223,805    $ 220,616
                                                                   ========================


See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Income
Years Ended December 31, 2003, 2002 and 2001
(dollars in thousands, except per share data)

                                                 2003      2002      2001
---------------------------------------------------------------------------

Interest and Dividend Income
  Loans receivable:
    First mortgage loans                       $ 7,447   $ 9,153   $11,658
    Consumer and other loans                     2,848     3,186     3,581
  Investment securities and interest-
    bearing deposits                             1,219     1,526     1,137
                                               ----------------------------
    Total interest income                       11,514    13,865    16,376
                                               ----------------------------
Interest Expense
  Deposits                                       3,350     5,002     7,258
  Borrowed funds                                 1,245     1,245     1,351
                                               ----------------------------
    Total interest expense                       4,595     6,247     8,609
                                               ----------------------------
    Net interest income                          6,919     7,618     7,767
Provision for loan losses (Note 4)                  --        23       180
                                               ----------------------------
    Net interest income after
      provision for loan losses                  6,919     7,595     7,587
                                               ----------------------------
Noninterest Income
  Gain on sale of loans                          2,840     2,229     1,150
  Loan origination and commitment fees           2,250     1,696     1,457
  Loan servicing fees                              947       661       464
  Insurance commissions                            459       405       410
  Fees and service charges                       1,058       892       774
  Other                                            196        74        35
                                               ----------------------------
    Total noninterest income                     7,750     5,957     4,290
                                               ----------------------------
Noninterest Expenses
  Compensation and benefits (Note 13)            4,159     3,540     3,025
  Occupancy (Note 14)                            1,153       885       856
  Data processing (Note 14)                        471       446       403
  Advertising                                      293       236       213
  Amortization and valuation adjustments for
    mortgage servicing rights (Note 5)           1,071     1,453       383
  Other                                          1,752     1,289     1,295
                                               ----------------------------
    Total noninterest expenses                   8,899     7,849     6,175
                                               ----------------------------
    Income before income taxes                   5,770     5,703     5,702
Income tax expense (Note 10)                     2,230     2,363     2,357
                                               ----------------------------
    Net income                                 $ 3,540   $ 3,340   $ 3,345
                                               ============================

Cash dividends declared per share              $  0.80   $  0.72   $  0.64
                                               ============================

Earnings per share (Note 12):
  Basic                                        $  3.12   $  2.84   $  2.91
                                               ============================
  Diluted                                      $  3.05   $  2.75   $  2.79
                                               ============================


See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2003, 2002 and 2001
(dollars in thousands)

                                                                                                Additional
                                                                 Comprehensive      Common       Paid-In
                                                                    Income          Stock        Capital
----------------------------------------------------------------------------------------------------------
Balances, December 31, 2000                                                         $  219       $ 17,011
  Comprehensive Income:
  Net income                                                     $      3,345           --             --
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of related taxes                 47           --             --
                                                                 ------------
    Comprehensive income                                         $      3,392
                                                                 ============
  Treasury stock purchases, 116,140 shares (Note 11)                                    --             --
  Cash dividends declared ($0.64 per share)                                             --             --
  Amortization of unearned compensation                                                 --             --
  Options exercised, 41,192 options (Note 13)                                           --           (211)
  Allocated ESOP shares                                                                 --            132
                                                                                    ----------------------
Balances, December 31, 2001                                                            219         16,932
  Comprehensive Income:
  Net income                                                     $      3,340           --             --
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of related taxes                  1           --             --
                                                                 ------------
    Comprehensive income                                         $      3,341
                                                                 ============
  Treasury stock purchases, 88,860 shares (Note 11)                                     --             --
  Cash dividends declared ($0.72 per share)                                             --             --
  Amortization of unearned compensation                                                 --              -
  Options exercised, 54,364 options (Note 13)                                           --           (293)
  Award of management stock bonus
    plan shares, 4,375 shares (Note 13)                                                 --             23
  Tax benefit related to exercised options                                              --            152
  Allocated ESOP shares                                                                 --            171
                                                                                    ----------------------
Balances, December 31, 2002                                                            219         16,985
  Comprehensive Income:
  Net income                                                     $      3,540           --             --
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of related taxes               (221)          --             --
                                                                 ------------
    Comprehensive income                                         $      3,319
                                                                 ============
  Cash dividends declared ($0.80 per share)                                             --             --
  Amortization of unearned compensation                                                 --              -
  Options exercised, 19,569 options (Note 13)                                           --           (146)
  Award of management stock bonus
    plan shares, 17,500 shares (Note 13)                                                --            251
  Tax benefit related to exercised options                                              --             14
  Allocated ESOP shares                                                                 --             50
                                                                                    ----------------------
Balances, December 31, 2003                                                         $  219       $ 17,154
                                                                                    ======================

                                  (Continued)

Wells Financial Corp. and Subsidiary

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2003, 2002 and 2001 (Continued)
(dollars in thousands)

                                                                                      Unearned
                                                                                      Employee    Unearned
                                                                         Accumulated    Stock   Compensation-
                                                                            Other     Ownership  Restricted               Total
                                                              Retained  Comprehensive   Plan       Stock      Treasury Stockholders'
                                                              Earnings      Income     Shares      Awards      Stock      Equity
                                                              ----------------------------------------------------------------------
Balances, December 31, 2000                                   $ 19,182      $ 698      $ (290)    $ (237)     $(14,242)  $ 22,341
  Comprehensive Income:
  Net income                                                     3,345         --          --         --            --      3,345
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of related taxes          --         47          --         --            --         47

    Comprehensive income

  Treasury stock purchases, 116,140 shares (Note 11)                --         --          --         --        (2,006)    (2,006)
  Cash dividends declared ($0.64 per share)                       (735)        --          --         --            --       (735)
  Amortization of unearned compensation                             --         --          --        109            --        109
  Options exercised, 41,192 options (Note 13)                       --         --          --         --           415        204
  Allocated ESOP shares                                             --         --         135         --            --        267
                                                              ----------------------------------------------------------------------
Balances, December 31, 2001                                     21,792        745        (155)      (128)      (15,833)    23,572
  Comprehensive Income:
  Net income                                                     3,340         --          --         --            --      3,340
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of related taxes          --          1          --         --            --          1

    Comprehensive income

  Treasury stock purchases, 88,860 shares (Note 11)                 --         --          --         --        (1,771)    (1,771)
  Cash dividends declared ($0.72 per share)                       (845)        --          --         --            --       (845)
  Amortization of unearned compensation                             --         --          --         81            --         81
  Options exercised, 54,364 options (Note 13)                       --         --          --         --           689        396
  Award of management stock bonus
    plan shares, 4,375 shares (Note 13)                             --         --          --        (91)           68         --
  Tax benefit related to exercised options                          --         --          --         --            --        152
  Allocated ESOP shares                                             --         --         126         --            --        297
                                                              ----------------------------------------------------------------------
Balances, December 31, 2002                                     24,287        746         (29)      (138)      (16,847)    25,223
  Comprehensive Income:
  Net income                                                     3,540         --          --         --            --      3,540
    Other comprehensive income, net of tax:
      Unrealized gains on securities, net of related taxes          --       (221)         --         --            --       (221)

    Comprehensive income

  Cash dividends declared ($0.80 per share)                       (905)        --          --         --            --       (905)
  Amortization of unearned compensation                             --         --          --        105            --        105
  Options exercised, 19,569 options (Note 13)                       --         --          --         --           179         33
  Award of management stock bonus
    plan shares, 17,500 shares (Note 13)                            --         --          --       (528)          277         --
  Tax benefit related to exercised options                          --         --          --         --            --         14
  Allocated ESOP shares                                             --         --          29         --            --         79
                                                              ----------------------------------------------------------------------
Balances, December 31, 2003                                   $ 26,922      $ 525       $  --     $ (561)     $(16,391)  $ 27,868
                                                              ======================================================================

See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows
Years Ended December 31, 2003, 2002 and 2001
(dollars in thousands)

                                                            2003          2002        2001
---------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                             $   3,540    $   3,340    $   3,345
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
    Provision for loan losses                                   --           23          180
    Gain on sale of loans                                   (2,840)      (2,229)      (1,150)
    Amortization and valuation adjustments for
      mortgage servicing rights                              1,071        1,453          383
    Compensation on allocation of ESOP shares                   79          297          267
    Amortization of unearned compensation                      105           81          109
    Tax benefit from exercised options                          14          152           --
    (Gain) loss on sale of foreclosed real estate              (23)           6           --
    Write-down of foreclosed real estate                         3           30           --
    Deferred income taxes                                      234          151          338
    Depreciation and amortization on premises
      and equipment                                            357          244          237
    Amortization of net deferred loan origination fees        (117)        (165)        (240)
    Amortization of excess servicing fees                       --           16            7
    Amortization of securities premiums and discounts          158           27            1
    Loans originated for sale                             (211,650)    (151,422)    (123,439)
    Proceeds from the sale of loans held for sale          220,615      152,329      114,978
    Changes in assets and liabilities:
      Accrued interest receivable                              178          142          381
      Other assets                                              30           76          (76)
      Accrued expenses and other liabilities                  (310)         302         (100)
                                                         ------------------------------------
    Net cash provided by (used in)
        operating activities                                11,444        4,853       (4,779)
                                                         ------------------------------------

                                  (Continued)

Wells Financial Corp. and Subsidiary

Years Ended December 31, 2003, 2002 and 2001
(dollars in thousands)

                                                            2003       2002        2001
-------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
  Net (increase) decrease in loans                        $(14,437)   $ 14,792    $ 30,492
  Certificates of deposit:
    Maturities                                                 200         200       1,500
    Purchases                                                 (200)       (200)     (1,500)
  Purchase of Federal Home Loan Bank Stock                     (16)         --          --
  Proceeds from sale of Federal Home Loan Bank Stock           588          --          --
  Purchase of securities available for sale                (27,465)    (18,286)     (8,944)
  Proceeds from maturities and calls of
    securities available for sale                           19,378      12,393       9,383
  Purchase of premises and equipment                          (967)     (1,418)       (205)
  Proceeds from the sale and redemption of
    foreclosed real estate                                     325         292          --
  Investment in foreclosed real estate                          (5)         (8)         (6)
                                                          --------------------------------
    Net cash provided by (used in) investing activities    (22,599)      7,765      30,720
                                                          --------------------------------

Cash Flows From Financing Activities
  Net increase (decrease) in deposits                          536     (11,873)     17,417
  Net increase (decrease) in advances from
    borrowers for taxes and insurance                          238         (24)        143
  Stock options exercised                                       33         396         204
  Dividends paid                                              (905)       (845)       (735)
  Repayments on borrowed funds                                  --          --     (10,500)
  Purchase of treasury stock                                    --      (1,771)     (2,006)
                                                          --------------------------------
    Net cash provided by (used in) financing activities        (98)    (14,117)      4,523
                                                          --------------------------------
    Net increase (decrease) in cash                        (11,253)     (1,499)     30,464

  Cash
    Beginning                                               36,571      38,070       7,606
                                                          --------------------------------
    Ending                                                $ 25,318    $ 36,571    $ 38,070
                                                          ================================

                                  (Continued)

Wells Financial Corp. and Subsidiary

Years Ended December 31, 2003, 2002 and 2001
(dollars in thousands)

                                                         2003       2002      2001
-----------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest on deposits                               $ 3,366    $ 5,027   $ 7,281
    Interest on borrowed funds                           1,245      1,245     1,382
    Income taxes                                         1,980      1,942     2,100
                                                       ============================

Supplemental Schedule of Noncash Investing and
  Financing Activities:
  Other real estate acquired in settlement of loans    $    91    $   277   $   192
  Allocation of ESOP shares to participants                 29        126       135
  Net change in unrealized gain (loss) on securities
  available for sale                                      (221)         1        47
                                                       ============================




See Notes to Consolidated Financial Statements.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Wells Financial Corp., its wholly owned subsidiary, Wells Federal Bank, fsb., and the Bank's wholly owned subsidiaries, Wells Insurance Agency, Inc., Greater Minnesota Mortgage, Inc. and Wells REIT Holding, LLC. All significant intercompany transactions and balances are eliminated in consolidation.

Nature of operations: Operations of Wells Financial Corp. (Company) primarily consist of banking services through Wells Federal Bank, fsb (Bank). Wells Insurance Agency, Inc., is a property and casualty insurance agency. Greater Minnesota Mortgage, Inc., is a mortgage banking company that originates loans through referrals from commercial banks. Wells REIT Holding, LLC is the holding company for the Wells Real Estate Investment Trust which invests in real estate loans acquired from the Bank. The Company serves its customers through the Bank's nine locations in South Central Minnesota and one location in Northern Iowa.

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

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

Cash and cash flows: For the purpose of reporting cash flows, cash includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from loans and deposits are reported net.

Federal Home Loan Bank stock: The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB. The FHLB stock requirement is related to the asset size of the Bank and the amount of advances the Bank has with the FHLB. No ready market exists for the FHLB stock and it has no quoted market value.

Securities available for sale: Securities classified as available for sale includes all equity securities and those debt securities the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

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

Loans receivable: The Company generally originates single-family residential loans within its primary lending area of South Central Minnesota and Northern Iowa. These loans are secured by the underlying properties. The Company is also active in originating agricultural real estate, commercial real estate, commercial operating and secured consumer loans, primarily automobile and home equity loans.

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

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

The Company determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. Accrual of interest is discontinued for all loans at the time the loan is 120 days delinquent for first mortgage loans or 90 days delinquent for consumer/other loans. All interest accrued but not collected for loans that are placed on nonaccrual status is reversed against interest income. Accrual of interest is generally resumed when the borrower has demonstrated the ability to make all periodic interest and principal payments.


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

Mortgage servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated based upon estimated prepayment speeds, ancillary income received from servicing the loans and current interest rates. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Company stratifies its capitalized mortgage servicing rights based on interest rates and the term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceeds their fair value.

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

Employee Stock Plans: The Company has three types of stock-based compensation plans, which are described in more detail in Note 13. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no stock-based employee compensation cost has been recognized, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123, Accounting for Stock-Based Compensation):

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

                                                          Years Ended December 31,
                                                    ------------------------------------
                                                        2003          2002         2001
----------------------------------------------------------------------------------------
Net income:
  As reported                                         $   3,540    $   3,340    $   3,345
  Deduct total stock-based employee compensation
    expense determined under fair value based
    method for all awards, net of related tax effects      (153)         (28)         (42)
                                                      ------------------------------------
  Pro forma                                           $   3,387    $   3,312    $   3,303
                                                      ====================================

Basic earnings per share:
  As reported                                         $    3.12    $    2.84    $    2.91
  Pro forma                                                2.99         2.81         2.87

Diluted earnings per share:
  As reported                                         $    3.05    $    2.75    $    2.79
  Pro forma                                                2.92         2.74         2.78



Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

     Cash: The carrying amounts reported for cash and interest-bearing accounts approximate their fair values.

     Certificates of deposit: The carrying amounts reported for certificate of deposits approximate their fair values.

     Securities available for sale: Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

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

     Off-statement of financial condition instruments: Since the majority of the Company's off-statement of financial condition instruments consist of non fee-producing commitments to originate and sell loans, the Company has determined they do not have a significant fair value.

Recent accounting pronouncements: In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51. It establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003. In December 2003, the FASB issued a revision to FIN 46 (FIN46R) which clarified certain implementation issues and revised implementation dates for VIE's created before January 31, 2003. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of the revised Interpretation. Otherwise, application of FIN 46R (or FIN 46) is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. The Company adopted FIN 46 in connection with its consolidated financial statements for the year ending December 31, 2003. The adoption had no significant impact on its financial condition.

In April 2003, the Financial Accounting Standards Board issued Statement 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under Statement 133. In addition, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This statement is effective for contracts entered into or modified after June 30, 2003. The Company adopted the provisions of SFAS No. 149 effective July 1, 2003, with no significant effect to the consolidated financial statements. The Company's derivative instruments outstanding during the year ended December 31, 2003 include commitments to fund loans originated for sale and forward loan sale agreements.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies (Continued)

In accordance with SFAS No. 133 and SFAS No. 149, derivative instruments are recognized in the balance sheet at fair value and changes in the fair value thereof are recognized in the statement of income. The Company originates single-family residential loans for sale pursuant to programs with FHLMC. Under the structure of the programs, at the time the Company initially issues a loan commitment in connection with such programs, it does not lock in a specific interest rate. At the time the interest rate is locked in by the borrower, the Company concurrently enters into a forward loan sale agreement with respect to the sale of such loan at a set price in an effort to manage the interest rate risk inherent in the locked loan commitment.

The forward loan sale agreement also meets the definition of a derivative instrument under SFAS No. 133. Any change in the fair value of the loan commitment after the borrower locks in the interest rate is substantially offset by the corresponding change in the fair value of the forward loan sale agreement related to such loan. The period from the time the borrower locks in the interest rate to the time the Company funds the loan and sells it to FHLMC is generally 60 days. The fair value of each instrument will rise or fall in response to changes in market interest rates subsequent to the dates the interest rate locks and forward loan sale agreements are entered into. In the event that interest rates rise after the Company enters into an interest rate lock, the fair value of the loan commitment will decline. However, the fair value of the forward loan sale agreement related to such loan commitment should increase by substantially the same amount, effectively eliminating the Company's interest rate and price risk.

At December 31, 2003, the Company had $2.9 million of loan commitments outstanding related to loans being originated for sale all of which were subject to interest rate locks forward loan sale agreements as described above.

In May 2003, the Financial Accounting Standards Board issued Statement 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. For the Company, the Statement is effective for the fiscal year beginning January 1, 2005 and implementation is not expected to have a significant impact on the consolidated financial statements.


Note 2.     Certificates of Deposit

Certificates  of deposit with a carrying  value of $200 at December 31, 2003 and
2002,  had  weighted  average  yields  of  1.1%  and  1.6%,  respectively,   and
contractual maturities of less than one year.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 3.     Securities Available for Sale


                                                         December 31, 2003
                                       -------------------------------------------------------
                                                       Gross          Gross
                                       Amortized     Unrealized     Unrealized
                                         Cost          Gains          Losses       Fair Value
---------------------------------------------------------------------------------------------
Mortgage backed securities             $ 19,121      $     43       $   (129)      $ 19,035
U.S. Government corporations and
  agencies                                5,549            37            (10)         5,576
Obligations of states and political
  subdivisions                            1,861             5             --          1,866
FHLMC stock                                  16           917             --            933
                                       ------------------------------------------------------
                                       $ 26,547      $  1,002       $   (139)      $ 27,410
                                       ======================================================

                                                         December 31, 2002
                                       -------------------------------------------------------
                                                       Gross          Gross
                                       Amortized     Unrealized     Unrealized
                                         Cost          Gains          Losses       Fair Value
---------------------------------------------------------------------------------------------
Mortgage backed securities             $  3,691      $     86       $     (4)      $  3,773
U.S. Government corporations and
  agencies                               14,497           203             --         14,700
Obligations of states and political
  subdivisions                              393            45             --            438
FHLMC stock                                  16           929             --            945
                                       ------------------------------------------------------
                                       $ 18,597      $  1,263       $     (4)      $ 19,856
                                       ======================================================


Contractual maturities: The amortized cost and fair value of securities available for sale as of December 31, 2003 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. In addition, FHLMC stock has no maturity. Therefore, these securities are not included in the maturity categories in the following maturity summary.


                                         Amortized Cost        Fair Value
----------------------------------------------------------------------------
Due in one year or less                    $    365            $    365
Due in one to five years                      5,686               5,724
Due in over five years                        1,359               1,353
                                         -----------------------------------
                                              7,410               7,442
Equity securities                                16                 933
Mortgage backed securities                   19,121              19,035
                                         -----------------------------------
                                           $ 26,547            $ 27,410
                                         ===================================

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 3.     Securities Available for Sale (Continued)

Changes in other comprehensive income - unrealized gains on securities available for sale:

                                                   Years Ended December 31,
                                                 ----------------------------
                                                  2003       2002       2001
-----------------------------------------------------------------------------
Balance, beginning                               $ 746      $ 745      $ 698
  Unrealized gains (losses) during the year       (375)         2         78
  Deferred tax effect relating to unrealized
    appreciation                                   154         (1)       (31)
                                                 ----------------------------
Balance, ending                                  $ 525      $ 746      $ 745
                                                 ===========================

Unrealized losses are deemed to be temporary and have been in a loss position for less than twelve months. Most of these underlying securities consist of mortgage-backed securities. Market fluctuations are caused primarily by changes in interest rates and prepayments of underlying mortgages. Because management has the ability to hold these securities to maturity, unrealized losses are deemed to be a temporary impairment.

Securities with a carrying value of $1,524 and $2,016 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.


Note 4.     Loans Receivable and Loans Held for Sale

Composition of loans receivable:

                                                                          December 31,
                                                                    -------------------------
                                                                       2003           2002
---------------------------------------------------------------------------------------------
First mortgage loans (principally conventional):
  Secured primarily by one-to-four family residences                $  40,870      $  50,765
  Secured by other properties, primarily agricultural real estate      65,509         52,397
  Construction                                                          9,697          4,830
                                                                    -------------------------
    Total first mortgage loans                                        116,076        107,992
                                                                    -------------------------
Consumer and other loans:
  Home equity, home improvement and second mortgages                   21,755         22,826
  Agricultural and commercial operating and term loans                  9,421          5,917
  Vehicle loans                                                         6,146          5,687
  Other                                                                 7,711          4,292
                                                                    -------------------------
    Total consumer and other loans                                     45,033         38,722
                                                                    -------------------------
    Total loans                                                       161,109        146,714

Less:
  Net deferred loan origination fees                                     (156)          (220)
  Allowance for loan losses                                              (904)          (908)
                                                                    -------------------------
    Loan receivable, net                                            $ 160,049      $ 145,586
                                                                    =========================

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 4.     Loans Receivable and Loans Held for Sale  (Continued)

Allowance for loan losses:

                                        Years Ended December 31,
                                      ----------------------------
                                       2003       2002       2001
------------------------------------------------------------------
Balance, beginning                    $ 908      $ 952      $ 833
  Provision for loan losses              --         23        180
  Loans charged off                     (23)       (86)       (89)
  Recoveries                             19         19         28
                                      ----------------------------
Balance, ending                       $ 904      $ 908      $ 952
                                      ============================

Nonaccrual and impaired loans: Loans on which the accrual of interest has been discontinued totaled $829, $428, and $408 at December 31, 2003, 2002 and 2001, respectively. The effect of nonaccrual loans was not significant to the results of operations.

Information about impaired and delinquent loans as of and for the years ended December 31, 2003 and 2002 is as follows:


                                                                    2003    2002
--------------------------------------------------------------------------------
Total impaired loans                                                $791    $149
                                                                    ============

Related allowance for loan losses                                   $179    $ 75
                                                                    ============

Loans past due ninety days or more still accruing interest          $172    $250
                                                                    ============

Related party loans: The Company has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). The aggregate amounts of loans to such related parties at December 31, 2003 and 2002 were $448 and $367, respectively. During 2003, new loans to such related parties were $268 and repayments were $187.

Loans held for sale: As of December 31, 2003 and 2002, the Company's loans held for sale were $1,997 and $9,695, respectively, and consisted of one-to-four family residential real estate loans.

Note 5.     Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans as of December 31, 2003 and 2002 were $380,445 and $307,324, respectively, and consist of one-to-four family residential real estate loans. These loans are serviced primarily for the Federal Home Loan Mortgage Corporation.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advances from borrowers for taxes and insurance, were $1,409 and $1,054 at December 31, 2003 and 2002, respectively.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 5.     Loan Servicing (Continued)

Mortgage servicing rights, net of valuation allowance, are summarized as follows:

                                                    2003               2002
----------------------------------------------------------------------------
Balance at beginning of year, net                 $ 2,179            $ 1,850
Mortgage servicing rights capitalized               1,573              1,782
Amortization expense and valuation adjustments     (1,071)            (1,453)
                                                  --------------------------
Balance at end of year, net                       $ 2,681            $ 2,179
                                                  ==========================

The estimated fair value of mortgage servicing rights was $2,921 and $2,179 at December 31, 2003 and 2002, respectively. For 2003, the fair value of mortgage servicing rights was determined using a prepayment speed assigned at the loan level. The weighted average prepayment speed on the loan portfolio was 279, which converts to a constant prepayment rate (CPR) of approximately 16.7%. The average life of the portfolio was 4.6 years and the discount rate used was 9% on 15 and 30-year mortgages and 9.75% on mortgages with a balloon payment upon maturity. For 2002, the fair value of mortgage servicing rights was determined using a CPR of 19.6%, an average life of 4.6 years and a discount rate of 8.0% on the entire portfolio.

Changes in the Company's valuation allowance for servicing assets for the years ended December 31 are as follows:


                                                   2003                2002
----------------------------------------------------------------------------
Balance at beginning of year                      $   660            $    --
Provisions for impairment                              --                660
Less:  Recoveries                                    (445)                --
                                                  --------------------------
Balance at end of year                            $   215            $   660
                                                  ==========================


The amortized cost of mortgage servicing rights was $2,896 at December 31, 2003. The following table indicates the estimated future amortization expense for mortgage servicing rights. The estimated amortization expense is based on existing asset balances. Actual amortization expense recognized in future periods may differ significantly depending upon economic conditions, mortgage interest rates, and other matters.

Years ending December 31,
----------------------------------------------------------------------------
2004                                                                 $   922
2005                                                                     695
2006                                                                     518
2007                                                                     380
2008                                                                     275
Thereafter                                                               106
                                                                     -------
                                                                     $ 2,896
                                                                     =======

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 6.      Foreclosed Real Estate

The Company had investments in real estate acquired through foreclosure or deeded to the Company in lieu of foreclosure of $-0- and $209 as of December 31, 2003 and 2002, respectively. No allowances for losses on foreclosed real estate were required at these dates. The amount of foreclosed real estate is included in other assets in the consolidated statements of financial condition.

Note 7.     Premises and Equipment

Premises and equipment are summarized as follows:

                                                             December 31,
                                                      -----------------------
                                                        2003           2002
-----------------------------------------------------------------------------
Land                                                  $   244        $   244
Buildings and improvements                              3,279          2,868
Leasehold improvements                                    111            111
Furniture, fixtures and equipment                       2,228          1,671
                                                      -----------------------
                                                        5,862          4,894
Less accumulated depreciation and amortization          2,277          1,919
                                                      -----------------------
                                                      $ 3,585        $ 2,975
                                                      =======================


Note 8.     Deposits

Composition of deposits:

                                                             December 31,
                                                      -----------------------
                                                        2003           2002
-----------------------------------------------------------------------------
Demand deposits, noninterest bearing                  $   5,969     $   4,319
NOW and money market accounts                            40,619        34,744
Savings accounts                                         30,014        22,355
Certificates of deposit                                  93,060       107,708
                                                      -----------------------
                                                      $ 169,662     $ 169,126
                                                      =======================



The aggregate amount of certificates of deposit over $100 was $7,892 and $9,564 at December 31, 2003 and 2002, respectively.

A summary of scheduled maturities of certificates of deposit is as follows:

Years Ending December 31,
-----------------------------------------------------------------------------
2004                                                                   64,108
2005                                                                   15,167
2006                                                                    9,557
2007                                                                    4,228
                                                                    ---------
                                                                    $  93,060
                                                                    =========

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 9.     Borrowed Funds

Maturities of advances from the Federal Home Loan Bank (FHLB) at December 31 are as follows:

                                                  2003             2002
--------------------------------------------------------------------------
Fixed-rate advances (with rates ranging
 from 4.77% to 5.71%)
  Due from one to five years                   $   5,000        $      --
  Due from five to ten years                      18,000           23,000
                                               ---------------------------
                                               $  23,000        $  23,000
                                               ===========================

All advances are subject to various prepayment, call, and conversion provisions.

The advances are collateralized by FHLB stock and first mortgage loans with balances exceeding 120% of the amount of the advances.

Note 10.     Income Tax Matters

The Company and its subsidiary file consolidated federal income tax returns. The Company is allowed bad debt deductions based on actual charge-offs.

The components of income tax expense are as follows:

                                                Years Ended December 31,
                                             -----------------------------------
                                                2003         2002        2001
--------------------------------------------------------------------------------
Federal:
  Current                                     $ 1,641      $ 1,659      $ 1,530
  Deferred                                        167          115          256
                                             -----------------------------------
                                                1,808        1,774        1,786
                                             -----------------------------------
State:
  Current                                         355          553          489
  Deferred                                         67           36           82
                                             -----------------------------------
                                                  422          589          571
                                             -----------------------------------
    Total                                     $ 2,230      $ 2,363      $ 2,357
                                             ===================================

Total income tax expense differed from the amounts computed by applying the statutory U.S. Federal income tax rates to income before income taxes as a result of the following:

                                                Years Ended December 31,
                                             -----------------------------------
                                                2003         2002        2001
--------------------------------------------------------------------------------
Computed "expected" tax expense               $ 2,020      $ 1,996      $ 1,996
State income taxes, net of federal benefit        373          369          368
Effect of graduated rates                         (58)         (57)         (57)
Other                                            (105)          55           50
                                             -----------------------------------
  Income tax expense                          $ 2,230      $ 2,363      $ 2,357
                                             ===================================

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 10.     Income Tax Matters (Continued)

The net deferred tax liability included in liabilities in the accompanying consolidated statements of financial condition includes the following amounts of deferred tax assets and liabilities:

                                             December 31,
                                       -----------------------
                                         2003           2002
--------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses            $   366        $   367
  Management stock bonus plan               65             46
  Accrued compensation                      14             16
  Other                                     22             23
                                       -----------------------
                                           467            452
  Less valuation allowance                  --             --
                                       -----------------------
    Total deferred tax assets              467            452
                                       -----------------------

Deferred tax liabilities:
  Premises and equipment                   210            149
  Securities available for sale            359            513
  FHLB stock dividends                     189            189
  Mortgage servicing rights              1,085            882
  Deferred loan origination fees            39             49
  Other                                     41             46
                                       -----------------------
    Total deferred tax liabilities       1,923          1,828
                                       -----------------------
    Net deferred tax liability         $(1,456)       $(1,376)
                                       =======================

Retained earnings at December 31, 2003 and 2002 include approximately $1,839 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. If the Bank no longer qualifies as a bank or in the event of a liquidation of the Bank, income would be created for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $736 at December 31, 2003 and 2002.


Note 11.     Stockholders' Equity, Regulatory Capital and Dividend Restrictions

The Company has initiated several stock buy back programs. Shares totaling -0-, 88,860, and 116,140 were purchased during the years ended December 31, 2003, 2002 and 2001, respectively.

On January 20, 2004, the Company declared a dividend of $0.22 per common share payable on February 16, 2004 to stockholders of record as of February 2, 2004. The scheduled dividend is approximately $254.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table summarizes the Bank's compliance with its regulatory capital requirements:

                                                                                                 Minimum
                                                                    Minimum              To Be Well Capitalized
                                                                   For Capital           Under Prompt Corrective
                                           Actual               Adequacy Purposes           Action Provisions
                                   -----------------------------------------------------------------------------
                                     Amount     Percent        Amount      Percent        Amount       Percent
                                   -----------------------------------------------------------------------------
As of December 31, 2003:
  Tier 1  (core) capital (to
    adjusted total assets)         $ 19,516       9.01%       $ 8,666        4.00%        $ 10,833       5.00%
  Risk-based capital (to risk-
    weighted assets)                 20,420      12.86         12,700        8.00           15,875      10.00
  Tangible (capital  to
    tangible assets)                 19,516       9.01          3,250        1.50              N/A        N/A
  Tier 1 (core) capital (to
    risk-weighted assets)            19,516      12.29            N/A         N/A            9,525       6.00

As of December 31, 2002:
  Tier 1 (core) capital (to
    adjusted total assets)         $ 19,245       8.92%       $ 8,629        4.00%        $ 10,786       5.00%
  Risk-based capital (to risk-
    weighted assets)                 20,153      14.72         10,956        8.00           13,696      10.00
  Tangible capital (to
    tangible assets)                 19,245       8.92          3,236        1.50              N/A        N/A
  Tier 1 (core) capital (to
    risk-weighted assets)            19,245      14.05            N/A         N/A            8,217       6.00


Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 11. Stockholders' Equity, Regulatory Capital and Dividend Restrictions (Continued)

Under current regulations, the Bank is not permitted to pay dividends on its stock if its regulatory capital would reduce below (i) the amount required for the liquidation account established to provide a limited priority claim to the assets of the bank to certain qualifying depositors who had deposits at the Bank and who continue to maintain those deposits after its conversion from a Federal mutual savings and loan association to a Federal stock savings bank pursuant to its Plan of Conversion (Plan) adopted October 19, 1994, or (ii) the Bank's regulatory capital requirements. As a "Tier 1" institution (an institution with capital in excess of its capital requirements, both immediately before the proposed capital distribution and after giving effect to such distribution), after a 30 day notice the Bank may make capital distributions without the prior consent of the Office of Thrift Supervision in any calendar year. However, without consent, capital distributions during a calendar year must not exceed the net income of the Bank during the calendar year plus retained net income for the preceding two years. The Bank declared dividends of $3,009 and $2,020 to the Company during the years ended December 31, 2003 and 2002, respectively.


Note 12.     Earnings Per Share (dollars in thousands, except per share data)

A reconciliation of the income and common stock share amounts used in the calculation of basic and diluted earnings per share follows:

                                          For the Year Ended December 31, 2003
                                          ------------------------------------
                                                                     Per Share
                                           Income      Shares          Amount
------------------------------------------------------------------------------
Basic EPS
Net income                                $ 3,540     1,133,320       $ 3.12
                                                                    ==========
Effect of Dilutive Securities
Stock options                                  --        27,623
                                          ---------------------
Diluted EPS
Net income plus assumed conversions       $ 3,540     1,160,943       $ 3.05
                                          ====================================

                                          For the Year Ended December 31, 2002
                                          ------------------------------------
                                                                     Per Share
                                           Income      Shares          Amount
------------------------------------------------------------------------------
Basic EPS
Net income                                $ 3,340     1,177,027       $  2.84
                                                                    ==========
Effect of Dilutive Securities
Stock options                                  --        36,099
                                          ---------------------
Diluted EPS
Net income plus assumed conversions       $ 3,340     1,213,126       $  2.75
                                          ====================================

                                          For the Year Ended December 31, 2001
                                          ------------------------------------
                                                                     Per Share
                                           Income      Shares          Amount
------------------------------------------------------------------------------
Basic EPS
Net income                                $ 3,345     1,150,640       $  2.91
                                                                    ==========
Effect of Dilutive Securities
Stock options                                  --        47,766
                                          ---------------------
Diluted EPS
Net income plus assumed conversions       $ 3,345     1,198,406       $  2.79
                                          ====================================

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 13.     Employee Benefit Plans

Defined Contribution 401(k) Plan: The Bank provides a 401(k) plan which covers substantially all of the Bank's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual compensation. At the discretion of the Board of Directors, the Bank may make matching and other contributions to the plan. Discretionary matching contributions of $45 (up to 3% of participant annual compensation) were made for the year-ended 2003. No contributions were made by the Bank for the years ended December 31, 2002 and 2001.

Employee Stock Ownership Plan: An Employee Stock Ownership Plan (ESOP) was adopted on April 11, 1995 covering all full-time employees of the Company who have attained age 21 and completed one year of service during which they work at least 1,500 hours.

The Company makes annual contributions to the ESOP equal to the ESOP's debt service. The ESOP's debt was incurred when the Company loaned the ESOP $1,120 which was used by the ESOP to purchase common stock of the Company. All dividends received by the ESOP on unallocated shares are used to pay additional principal on the debt. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral based on the proportion of debt service paid in the year and allocated to employees. The shares pledged as collateral are deducted from stockholders' equity as unearned ESOP shares in the accompanying statement of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation expense. In 2003, the remaining ESOP's debt was retired and an additional 1,600 shares were purchased and allocated to ESOP participants at a cost of approximately $48, which was charged to compensation expense.

Compensation expense for the ESOP was $127, $297 and $267 for the years ended December 31, 2003, 2002 and 2001, respectively.

Shares of Company stock held by the ESOP at December 31, 2003 and 2002 are as follows:


                                                    2003               2002
--------------------------------------------------------------------------------
Shares released for allocation                       110,948            118,610
Unreleased (unearned) shares                              --              3,575
                                               ---------------------------------
                                                     110,948            122,185
                                               =================================

Fair value of unreleased (unearned) shares          $     --           $     75
                                               =================================

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 13.     Employee Benefit Plans (Continued)

Stock Option Plans: The Company, effective November 15, 1995, adopted a stock option plan (1995 Plan). Pursuant to the 1995 Plan, stock options for 218,750 common shares may be granted to directors, officers and key employees of the Bank. The options have a maximum term of 10 years, at the market price on the grant date. Awarded options vest at the rate of 20% per year.

Effective November 18, 2003, the Company approved the Wells Financial Corp. 2003 Stock Option Plan (2003 Plan). Pursuant to the 2003 Plan, stock options for 120,000 common shares may be granted to officers, directors, employees and other persons providing services to the Company. Upon approval of the Plan, the Company reduced the share reserve under the 1995 Plan by 41,375 shares, thereby eliminating any future awards under the 1995 plan. The 2003 Plan options have a maximum term of 10 years, at the market price on the grant date. Awards to non-employee directors are exercisable on the grant date. Awards to employees are generally exercisable on the grant date subject to employment conditions. On November 18, 2003, 36,000 shares were awarded to non-employee directors.

Options granted under either Plan may be options that qualify as Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify.

The following is a summary of grants made under the plans:

                                                                       Black-Scholes Assumptions
                                                           -------------------------------------------------
                                               Estimated                           Risk-Free
                                  Exercise   Fair Value on  Dividend     Price     Interest     Estimated
Grant Date               Award     Price      Grant Date      Rate    Volatility     rate     Life (years)
------------------------------------------------------------------------------------------------------------
1995 Plan
  November 15, 1995     125,405     11.00       $ 408        0.00%       10.0%       5.65%          6
  September 7, 2000      32,805     12.88       $ 134        4.97%       43.6%       5.58%         10
  September 19, 2000     12,780     13.38       $  40        4.79%       18.3%       5.97%         10
  July 23, 2002          10,935     20.90       $  35        3.45%       17.4%       3.56%         10

2003 Plan
  November 18, 2003      36,000     30.15       $ 221        2.70%       15.3%       4.50%         10


The status of the Company's fixed stock option plans as of December 31, 2003 and 2002, and changes during the years ended on those dates, are presented below:

                                                              Years Ended December 31,
                                        -------------------------------------------------------------------
                                                    2003                                2002
                                        -------------------------------------------------------------------
                                                        Weighted-Average                   Weighted-Average
Fixed Options                              Shares        Exercise Price       Shares        Exercise Price
-----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year           81,116          $ 13.18            128,258           $ 11.70
Granted                                    36,000            30.15             10,935             20.90
Exercised                                 (19,569)           12.19            (54,367)            11.31
Forfeited                                      --               --             (3,710)            11.00
                                        -------------------------------------------------------------------
Outstanding at end of year                 97,547          $ 19.78             81,116           $ 13.18
                                        ===================================================================

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 13.     Employee Benefit Plans (Continued)

The status of the 97,547 options outstanding at December 31, 2003 is presented below:

                                                    Contractual        Number
Date of award              Shares       Price          Life         Exercisable
-------------------------------------------------------------------------------
November 15, 1995          16,119      $ 11.00         1.9            16,119
September 7, 2000          28,431        12.88         6.7            17,059
September 19, 2000          7,305        13.38         6.7             5,635
July 23, 2002               9,692        20.90         8.5               944
November 18, 2003          36,000        30.15         10                 --


Management Stock Bonus Plan: The Bank adopted a Management Stock Bonus Plan (1995 Plan) which was approved by the Company's stockholders on November 15, 1995. Restricted stock awards covering shares representing an aggregate of up to 4% (87,500 shares) of the common stock issued by the Company in the mutual to stock conversion may be granted to directors and employees of the Bank. These awards vest at the rate of 20% per year of continuous service with the Bank.

The Bank adopted the Wells Federal Bank 2003 Stock Bonus Plan (2003 Plan), which was approved by the Company's stockholders on November 18, 2003. The Company authorized restricted stock awards of up to 50,000 shares to directors, officers and employees of the Bank. Approval of the 2003 Plan reduced the 1995 Plan reserve by 11,473 shares, thereby eliminating any future awards under the 1995 plan. These awards vest at the rate of 25% per year of continuous service with the Bank.

The status of shares awarded as of December 31, 2003 and 2002 and the changes during the years ended on those dates is presented below:

                                            Years Ended December 31,
                                           ---------------------------
                                             2003               2002
----------------------------------------------------------------------
Outstanding at beginning of year            18,450             18,815
Granted                                     17,500              4,375
Vested                                      (5,615)            (4,740)
                                           ---------------------------
Outstanding at end of year                  30,335             18,450
                                           ===========================


Unearned compensation cost, recognized in an amount equal to the fair value of the awarded shares at the award date, is recorded in stockholders' equity and amortized to operations as the shares vest. The Bank recorded expense of $105, $81 and $109 relating to this Plan for the years ended December 31, 2003, 2002 and 2001, respectively.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 14.     Commitments

The Company leases certain branch facilities under operating leases. Some leases require the Company to pay related insurance, maintenance and repairs, and real estate taxes. The Company also has an agreement with its data processor whereby the processor agrees to provide certain data processing services. This agreement expires in 2006. The agreement automatically renews in five-year intervals unless terminated by either party. Future minimum rental and data processing commitments under these agreements as of December 31, 2003 are as follows:

Years Ending                    Rental           Data Processing
----------------------------------------------------------------
2004                             $ 210              $ 408
2005                               165                408
2006                               160                136
2007                               160                  -
2008                               146                  -
                             -----------------------------------
                                 $ 841              $ 952
                             ===================================



Total rental expense related to operating leases was approximately $222, $229 and $221 for the years ended December 31, 2003, 2002 and 2001, respectively. Total data processing expense related to operating leases was approximately $471, $446 and $403 for the years ended December 31, 2003, 2002 and 2001, respectively.


Note 15.    Financial Instruments with Off-Statement of Financial Condition Risk

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

Commitments to extend credit on loans totaled approximately $39,440 and $53,717 at December 31, 2003 and 2002, respectively. The portion of commitments to extend credit that related to fixed rate loans is $32,432 and $48,539 as of December 31, 2003 and 2002, respectively.

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

Concentration by institution: The nature of the Company's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such amounts. As of December 31, 2003 and 2002, the Company had $7,409 and $33,304, respectively, on deposit with the FHLB of Des Moines. At December 31, 2003, the Company had $17,977 on deposit with United Bankers Bank.

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 17.     Fair Values of Financial Instruments and Interest Rate Risk

The estimated fair values of the Company's financial instruments are as follows:


                                                December 31,
                                  -----------------------------------------
                                          2003                 2002
---------------------------------------------------------------------------
                                  Carrying     Fair     Carrying     Fair
                                   Amount      Value     Amount      Value
                                  -----------------------------------------
Financial assets
  Cash                            $ 25,318   $ 25,318   $ 36,571   $ 36,571
  Certificates of deposit              200        200        200        200
  Securities available for sale     27,410     27,410     19,856     19,856
  Federal Home Loan Bank stock       1,303      1,303      1,875      1,875
  Loans held for sale                1,997      1,997      9,695      9,695
  Loans receivable, net            160,049    162,896    145,586    147,685
  Accrued interest receivable        1,209      1,209      1,387      1,387
  Mortgage servicing rights          2,681      2,921      2,179      2,179

Financial liabilities
  Deposits                         169,662    170,425    169,126    169,824
  Borrowed funds                    23,000     25,496     23,000     26,081
  Advances from borrowers for
    taxes and insurance              1,585      1,585      1,347      1,347
  Accrued interest payable              34         34         50         50
                                  =========================================



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

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 18.     Financial Information of Wells Financial Corp. (Parent Only)

The Company's condensed statements of financial condition as of December 31, 2003 and 2002 and related condensed statements of income and cash flows for each of the years in the three year period ended December 31, 2003 are as follows:

Condensed Statements of Financial Condition          2003         2002
------------------------------------------------------------------------

Assets
  Cash, including deposits with Wells Federal
    Bank, fsb 2003 $867; 2002 $6                   $ 5,112       $ 1,980
  Dividend receivable                                   --           630
  Investment in Wells Federal Bank, fsb             22,722        22,202
  Accrued interest receivable and other assets          34           411
                                                   ---------------------
    Total assets                                   $27,868       $25,223
                                                   =====================

Liabilities and Stockholders' Equity
  Liabilities                                      $    --       $    --
  Stockholders' equity                              27,868        25,223
                                                   ---------------------
    Total liabilities and stockholders' equity     $27,868       $25,223
                                                   =====================


Condensed Statements of Income                     2003       2002        2001
--------------------------------------------------------------------------------

Interest income                                 $    22     $    47     $    85
Other expenses                                     (131)       (104)       (348)
                                                --------------------------------
    (Loss) before income taxes                     (109)        (57)       (263)
Income tax expense (benefit)                        (52)        (23)       (107)
                                                --------------------------------
    Net (loss) before dividends
      and equity in undistributed income            (57)        (34)       (156)
      of subsidiary
Dividends received from subsidiary                3,009       2,020       2,186
Equity in undistributed income of subsidiary        588       1,354       1,315
                                                --------------------------------
    Net income                                  $ 3,540     $ 3,340     $ 3,345
                                                ================================

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 18.          Financial Information of Wells Corp. (Parent Only) (Continued)

Condensed Statements of Cash Flows                     2003         2002         2001
---------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                         $ 3,540      $ 3,340      $ 3,345
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Equity in undistributed net income
      of subsidiary                                     (588)      (1,354)      (1,315)
    Tax benefit from exercised options                    14          152           --
    (Increase) decrease in
      receivables and other assets                     1,009         (132)        (218)
                                                     ----------------------------------
    Net cash provided by
      operating activities                             3,975        2,006        1,812
                                                     ----------------------------------
Cash Flows From Investing Activities
  Proceeds from sales, maturities and calls
    of securities available for sale                      --           --        1,887
                                                     ----------------------------------
    Net cash provided by
      investing activities                                --           --        1,887
                                                     ----------------------------------
Cash Flows From Financing Activities
  Payments relating to ESOP stock                         29          126          135
  Exercise of stock options                               33          396          204
  Purchase of treasury stock                              --       (1,771)      (2,006)
  Dividends paid                                        (905)        (845)        (735)
                                                     ----------------------------------
    Net cash (used in) financing activities             (843)      (2,094)      (2,402)
                                                     ----------------------------------
    Net increase (decrease) increase in cash           3,132          (88)       1,297
Cash:
  Beginning of year                                    1,980        2,068          771
                                                     ----------------------------------
  End of year                                        $ 5,112      $ 1,980      $ 2,068
                                                     ==================================

Wells Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements
(dollars in thousands)
--------------------------------------------------------------------------------

Note 19. Selected Quarterly Financial Data (Unaudited) (dollars in thousands, except per share data)


                                          Year Ended December 31, 2003
                                 ---------------------------------------------
                                   First      Second       Third       Fourth
                                 ---------------------------------------------
Interest income                  $ 3,000     $ 2,901      $ 2,647     $ 2,966
Net interest income                1,707       1,694        1,570       1,948
Provision for loan losses             --          --           --          --
Net income                           888       1,004        1,135         513
Earnings per share
  Basic                             0.79        0.89         1.00        0.44
  Diluted                           0.77        0.87         0.98        0.43

                                          Year Ended December 31, 2002
                                 ---------------------------------------------
                                   First      Second       Third       Fourth
                                 ---------------------------------------------
Interest income                  $ 3,552     $ 3,523      $ 3,469     $ 3,321
Net interest income                1,856       1,923        1,944       1,895
Provision for loan losses             23          --           --          --
Net income                           853         684          846         957
Earnings per share
  Basic                             0.73        0.58         0.72        0.81
  Diluted                           0.71        0.56         0.70        0.78

                              Wells Financial Corp.

                                Corporate Office
                               53 First Street SW
                                 Wells, MN 56097
                                 (507) 553-3151


                               Wells Federal Bank
                                Office Locations

        Wells, MN Office                             Blue Earth, MN Office
       53 First Street SW                            303 South Main Street
        Wells, MN 56097                              Blue Earth, MN 56013
         (507) 553-3151                                  (507) 526-2163

       Mankato, MN Office                            Fairmont, MN Office
       1601 Adams Street                             300 South State Street
     Mankato, MN 56002-4068                          Fairmont, MN 56031
         (507) 345-4558                                  (507) 238-4479

     North Mankato, MN Office                        Albert Lea, MN Office
       1800 Commerce Drive                           1710 West Main Street
     North Mankato, MN 56003                         Albert Lea, MN 56007
         (507) 625-1300                                  (507) 373-7227

     St. Peter, MN Office                            Owatonna,  MN Office
  1618 South Minnesota Avenue                          496 North Street
      St. Peter, MN 56082                             Owatonna, MN 55060
         (507) 931-6100                                  (507) 444-0010

    Farmington, MN Office                             Mason City, IA Office
    115 Elm Street Suite I                          4700 4th Street SW Suite F
     Farmington, MN 55024                              Mason City, IA 50401
         (651) 463-4883                                  (641) 424-6691

                           Other Corporate Information


                   Board of Directors of Wells Financial Corp.

Randel I. Bichler, Chairman of the Board     David Buesing


Lonnie R. Trasamar                           Gerald D. Bastian

Dale E. Stallkamp                            Richard Mueller



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

                       -----------------------------------

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


                       -----------------------------------

The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission, is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write to the Secretary of the Company, at the Company's corporate office in Wells, Minnesota. The annual meeting of stockholders will be held on April 21, 2004 at 4:00 p.m. at the Wells Community Center, 189 2nd Street SE, Wells, Minnesota.